As filed with the Securities and Exchange Commission on April 18, 2000
Securities Exchange Act Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective

Amendment No. 1 to

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
VISUAL NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	3576	52-1837515
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2092 Gaither Road

Rockville, Maryland 20850
(301) 296-2300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott E. Stouffer

President and Chief Executive Officer
Visual Networks, Inc.
2092 Gaither Road
Rockville, Maryland 20850
(301) 296-2300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Nancy A. Spangler Piper Marbury Rudnick & Wolfe LLP 1850 Centennial Park Drive, Suite 610 Reston, Virginia 20191 (703) 391-7100	Richard D. Pritz Dewey Ballantine LLP 1301 Avenue of the Americas New York, New York 10019 (212) 259-8000

     Approximate date of commencement of proposed sale of the securities to the public: Upon consummation of the Merger described herein.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  [   ]

     If this form is filed to register additional securities for an offering by Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)

Common stock $0.01 par value	8,532,554	Not applicable	$11,691,000	$3,086.42

(1)	Based upon the maximum number of the Registrant’s securities that may be issued in connection with the Merger.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) of the Securities Act on the basis of the book value of the shares of Avesta Technologies common stock to be exchanged in the merger, calculated as of December 31, 1999.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 4, 2000

VISUAL NETWORKS, INC. AVESTA TECHNOLOGIES, INC.

VISUALNETWORKS,INC.LOGO	AVESTATECHNOLOGIES,INC.LOGO

         We are sending you this document to describe a proposed merger transaction in which Visual Networks, Inc. will acquire Avesta Technologies, Inc. In the merger, Avesta Technologies stockholders will exchange their shares of Avesta Technologies common stock and preferred stock for shares of Visual Networks common stock according to formulas specified in the merger agreement and described in the attached materials. Cash will be paid in lieu of fractional shares.

      This document is a proxy statement to solicit the vote of Visual Networks’ stockholders to approve the issuance of shares in the merger and to approve other proposals described in this document.

      Holders of over 90% of the outstanding voting power of Avesta Technologies have already approved the merger by signing a written consent of stockholders. No further vote of Avesta Technologies stockholders is necessary to approve the merger. We are not asking Avesta stockholders for a proxy and they are requested not to send us a proxy. This document is an information statement for the Avesta Technologies stockholders.

      This document is also Visual Networks’ prospectus for the issuance of shares of Visual Networks common stock to Avesta Technologies stockholders in the merger. Visual Networks will list the shares of its common stock to be issued in this merger on The Nasdaq National Market. Visual Networks will issue 8,532,554 shares of common stock in respect of the outstanding common stock, preferred stock, options and warrants of Avesta Technologies. Up to 2,489,935 of these shares are subject to return to Visual Networks under certain circumstances, as described in this document.

      This document provides you with detailed information about the proposed merger and the scheduled Visual Networks stockholders’ meeting. We encourage you to read this entire document carefully.

       See the section entitled “Risk Factors” beginning on page 20 for a discussion of risks associated with the merger .

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

      The date of this document is April      , 2000, and it is being mailed or otherwise delivered to stockholders on or about April      , 2000.

VISUALNETWORKS,INC.LOGO
[Not to be included in document distributed to Avesta stockholders]

YOUR VOTE ON OUR PROPOSED MERGER IS VERY IMPORTANT

Dear Visual Networks Stockholders:

      Visual Networks, Inc. and Avesta Technologies, Inc. have entered into a merger agreement dated as of February 7, 2000. Under the agreement, Visual Networks will acquire Avesta Technologies. Your board of directors is giving this document to you to solicit your vote to approve a proposal to issue shares in the merger and for other proposals described in this document.

      We believe the merger is a very positive development for both Avesta Technologies and Visual Networks. We are therefore asking for your support in voting for the merger.

      Your board of directors unanimously recommends that you vote “FOR” the approval of the issuance of shares in the merger. Please take the time to vote by completing and mailing the enclosed proxy card. If you do not vote, the effect will be the same as voting against the merger.

      The attached document describes the terms and conditions of the merger agreement and includes, as Appendix A, a complete text of the merger agreement. We urge you to read the enclosed materials carefully for a complete description of the merger.

      At the meeting, you will also be asked to approve proposals to increase the number of authorized shares of Visual Networks common stock, to approve a new stock incentive plan, to elect three directors and to ratify the selection of auditors. Your board of directors unanimously recommends that you vote “FOR” these proposals.

Very truly yours,

/s/ Scott E. Stouffer

Scott E. Stouffer
Chairman of the Board,
President and Chief Executive Officer
Visual Networks, Inc.

VISUAL NETWORKS, INC.
2092 GAITHER ROAD
ROCKVILLE, MARYLAND 20850

NOTICE OF MEETING OF STOCKHOLDERS

TO BE HELD        , 2000

      A meeting of stockholders of Visual Networks, Inc. will be held on        , 2000 at the offices of Piper Marbury Rudnick & Wolfe LLP, 1200 19th Street, N.W., Washington, DC 20036, beginning at 10:00 a.m. local time, for the following purposes:

1.	To approve the issuance of Visual Networks common stock pursuant to the Agreement and Plan of Merger dated as of February 7, 2000 among Avesta Technologies, Inc., Visual Networks and a subsidiary of Visual Networks;

2.	To amend the certificate of incorporation of Visual Networks to increase the number of authorized shares of Visual Networks common stock from 50,000,000 to 200,000,000;

3.	To approve the 2000 Stock Incentive Plan and to authorize the issuance of 7,000,000 shares of common stock under the plan;

4.	To elect three directors to serve for a term of three years and until their respective successors are elected and duly qualified;

5.	To ratify the selection of Arthur Andersen LLP as Visual Networks’ independent auditors for the fiscal year ending December 31, 2000; and

6.	To transact such other business as may properly be brought before the meeting or any adjournment or postponement of the meeting including potential adjournments for the purpose of soliciting additional proxies.

      The Visual Networks board of directors has unanimously recommend that you vote “FOR” approval of each of the proposals listed above.

      Stockholders of record at the close of business on March 20, 2000 are entitled to notice of, and to vote at, the stockholder meeting or any adjournments or postponements thereof.

      All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend, please sign and date the enclosed proxy card and return it promptly in the envelope provided.

By Order of the Board of Directors

/s/ NANCY A. SPANGLER
Nancy A. Spangler
Secretary

Rockville, Maryland

                         , 2000

      To ensure your representation at the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the return envelope enclosed, whether or not you plan to attend the stockholder meeting. You can revoke your proxy at any time before it is voted. Your vote is important.

i

ii

Page

Appendix F: AVESTA TECHNOLOGIES FINANCIAL STATEMENTS	F

Appendix G: VOTING AGREEMENT	G

Appendix H: SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW	H

Appendix I: REGISTRATION RIGHTS AGREEMENT	I

Appendix J: CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION	J

Appendix K: VISUAL NETWORKS 2000 STOCK INCENTIVE PLAN	K

iii

QUESTIONS AND ANSWERS ABOUT

THE MERGER

Q:	When do you expect to complete the merger?

A.	We are working to complete the merger as quickly as possible. We hope to complete the merger shortly after the Visual Networks stockholder meeting.

Q:	As an Avesta stockholder, what will I receive in the merger?

A:	Common stockholders: You will receive 0.2486 of a share of Visual Networks common stock for each share of Avesta Technologies common stock that you own.

Series A or B preferred stockholders: You will receive 0.7458 of a share of Visual Networks common stock for each share of Avesta Technologies Series A or B preferred stock that you own.

Series C or D preferred stockholders: You will receive 0.3729 of a share of Visual Networks common stock for each share of Avesta Technologies Series C or D preferred stock that you own.

Option and warrant holders: Your option or warrant will be converted into an option or warrant to purchase 0.2486 of a share of Visual Networks common stock, multiplied by the number of shares issuable upon exercise of the option or warrant, and will no longer represent a right to acquire shares of Avesta Technologies common stock.

These exchange ratios are based on the number of Avesta Technologies’ shares, options and warrants outstanding on February 7, 2000. If any of these numbers change, these ratios may also change.

Q:	How many shares will Visual Networks issue in the merger?

A:	Visual Networks will issue 8,532,554 shares for all of Avesta Technologies’ outstanding common stock, preferred stock, and, upon exercise, options and warrants. Of these shares, 2,489,935 will be placed into escrow on behalf and at the direction of the Avesta Technologies stockholders and may be returned to Visual Networks if Avesta Technologies does not meet specified revenue targets for 2000 or to satisfy indemnification claims Visual Networks may make. Including the shares placed in escrow, Avesta Technologies stockholders will hold approximately 25.4% of Visual Networks outstanding shares following the merger, assuming the exercise of all Avesta Technologies options and warrants and based on the number of Visual Networks shares outstanding on March 20, 2000.

Q:	What vote of Visual Networks stockholders is required to approve the merger?

A:	Approval of the issuance of Visual Networks common stock in the merger requires the approval of the holders of a majority of the votes cast on such proposal, provided that the total votes cast on the proposal represent a quorum of over 50% of all Visual Networks common stock entitled to vote on such proposal.

Q:	As a Visual Networks stockholder, will I receive additional shares of Visual Networks common stock in the merger?

A:	No, you will continue to hold the same number of shares of Visual Networks common stock after the merger. We will issue Visual Networks common stock only to Avesta Technologies stockholders in the merger.

Q:	Why is there no Avesta Technologies stockholder vote?

A.	After the merger agreement was signed, holders of over 90% of Avesta Technologies voting power approved the merger by written consent. No additional stockholder vote is necessary.

Q:	If I am not going to attend the Visual Networks stockholder meeting, should I return my proxy card instead?

A:	Yes. If you are a Visual Networks stockholder, please complete and sign your proxy card and return it in the enclosed envelope. This will enable your shares to be represented at the Visual Networks stockholder meeting. If you fail to return a proxy card or abstain from voting, the effect will be a vote against the merger.

If you are an Avesta Technologies stockholder, you need not return anything.

Q:	If my Visual Networks shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. Your broker will not be able to vote your shares regarding the issuance of shares in the merger without instructions from you. You should instruct your broker to vote your shares and then follow the directions your broker provides. Without instructions, your shares will not be voted and the effect will be a vote against the merger.

Your broker will be able to vote your shares regarding the election of directors and ratification of auditors without instructions from you.

Q:	Can I change my vote after I have submitted my proxy with voting instructions?

A:	Yes. There are three ways you can change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card by mail with new voting instructions. The proxy card dated latest and actually received by Visual Networks prior to the stockholders’ meeting will be your vote. Any earlier proxies or votes will be revoked. Third, you may attend the Visual Networks meeting and vote in person. Any earlier votes will be revoked. Simply attending the meeting without voting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions you will receive from your broker to change or revoke your proxy.

Q:	Should I send in my Avesta Technologies stock certificates now?

A:	No. After the merger, Visual Networks will send Avesta Technologies stockholders written instructions for exchanging their stock certificates. Avesta Technologies stockholders should not send in their stock certificates now.

Visual Networks stockholders should keep their current certificates and will not exchange their certificates in the merger.

Q:	Who can answer my questions?

A:	Visual Networks stockholders should call Peter J. Minihane, Chief Financial Officer, at (301) 296-2300 with any questions about the merger and the related transactions.

Avesta Technologies stockholders should call Kam M. Saifi, Chief Executive Officer, at (212) 209-1500.

Q:	Where can I find more information about the companies?

A.	Visual Networks files reports and other information with the Securities and Exchange Commission. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov. You can also request copies of these documents from us. See “Where You Can Find More Information” on page 92.

For information regarding Avesta Technologies see page 36.

SUMMARY

      This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully, you should read carefully the entire document, including appendices, and the documents to which Visual Networks and Avesta Technologies have incorporated by reference. The merger agreement is attached as Appendix A to this document.

The Companies

Visual Networks, Inc.

2092 Gaither Road
Rockville, Maryland 20850
(301) 296-2300

      Visual Networks designs, manufactures and sells service management systems for corporate networks based on the internet protocol, or IP, and the Internet. Visual Networks’ systems combine purpose-built software agents placed at key demarcation points in the network with centralized software applications for performance monitoring, troubleshooting and network capacity planning. The Visual UpTime, Visual IP Insight and Visual Internet Benchmark software products provide instrumentation for network performance measurement and analysis that allows service providers to achieve the service levels required by their customers and to lower operating costs associated with IP networks and the Internet. The availability of performance monitoring and troubleshooting instrumentation also allows subscribers to verify service levels being supplied by their service provider and monitor traffic traversing networks, a requirement for many subscribers wishing to use public services to carry mission-critical data traffic.

      As of March 20, 2000, there were 25,035,454 shares of Visual Networks common stock issued and outstanding. Visual Networks common stock is quoted on The Nasdaq National Market under the symbol “VNWK.” For additional information about Visual Networks, its business, financial condition and operations, see page 93.

Avesta Technologies, Inc.

Two Rector Street
New York, New York 10006
(212) 285-1500

      Avesta Technologies provides software that manages the infrastructure of e-business. This infrastructure consists of interdependent network systems applications and telecommunication resources, including the Web, that together enable and support e-business activities. The Trinity and eWatcher software products enhance the availability and performance of an organization’s e-business infrastructure, which is fundamental to its ability to generate revenue, attract and retain customers, and maintain its competitive position.

Visual Networks’ Reasons for the Merger (page 49)

      We believe that the merger will enhance stockholder value by, among other things:

•	providing a critical piece of our articulated strategy to become one of the largest service management vendors with one of the industry’s broadest portfolios of products and functionality;

•	bringing us closer to providing a single-vendor solution to the internet infrastructure management needs of customers, especially the integration of networks, systems and applications into a unified service view for service providers and their enterprise subscribers;

•	expanding our product portfolio in service management to include event-based fault management, server/ mainframe performance management and application performance management;

•	expanding our addressable market to include Application Service Provider, enterprise, and “.com” customer segments; and

•	providing us with next generation technology in the areas of architectural scalability, integration of network, system and application analysis, business impact analysis, auto topology discovery and root-cause analysis.

      Please note that achieving these benefits is subject to important factors that could affect the future results of Visual Networks and Avesta Technologies. For a discussion of these factors, please see “Forward-Looking Statements” on page 19 and “Risk Factors” on page 20.

Visual Networks’ Board Recommends Stockholder Approval

      The Visual Networks’ board (i) believes that the merger is advisable, fair and in the best interests of Visual Networks and the Visual Networks stockholders, (ii) unanimously approved the merger agreement and the merger and (iii) recommends that Visual Networks stockholders vote “FOR” the proposal to approve the issuance of Visual Networks common stock in the merger.

Opinion of Visual Networks’ Financial Advisor (page 51)

      In deciding to approve the merger, one of the factors that the Visual Networks board of directors considered was the opinion of its financial advisor, Goldman, Sachs & Co., that as of the date of the opinion and subject to the considerations set forth in the opinion, the exchange ratio of a fraction of a share of Visual Networks common stock equal to the share conversion ratio to be paid for each share of common stock of Avesta pursuant to the merger agreement was fair from a financial point of view to Visual Networks. Goldman Sachs’ opinion was provided for the information and assistance of the Visual Networks board of directors in connection with its consideration of the transaction contemplated by the merger agreement and its opinion does not constitute a recommendation as to how any holder of Visual Networks common stock should vote with respect to the merger agreement. The full text of the Goldman Sachs opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken by Goldman Sachs in connection with the opinion, is attached as Appendix B to this document. Visual Networks urges you to read the opinion carefully.

Visual Networks Stockholder Meeting is on        , 2000

      The Visual Networks stockholder meeting will be held at 10:00 a.m. on        , 2000, at the office of Piper Marbury Rudnick & Wolfe LLP, 1200 19th Street, NW, Washington, D.C. 20036-2412. At the meeting, Visual Networks stockholders will be asked to consider and vote on proposals to approve the issuance of Visual Networks common stock in the merger, to approve an amendment to the Visual Networks certificate of incorporation, to approve a new stock incentive plan, to elect three directors to serve for a term of three years and to approve Arthur Andersen LLP as Visual Networks’ independent auditors for the fiscal year ending December 31, 2000. Visual Networks stockholders may also consider and vote upon other matters properly brought before the stockholders meeting.

Visual Networks Record Date

      You are entitled to vote at the Visual Networks stockholders meeting if you held shares of Visual Networks common stock at the close of business on March 20, 2000.

Required Visual Networks Vote

      Approval of the issuance of Visual Networks common stock in the merger, the approval of a new stock incentive plan and the ratification of Visual Networks auditors requires the approval of the holders of a majority of the votes cast on such proposal, provided that the total votes cast on the proposal represent over 50% of the interest of all Visual Networks common stock entitled to vote on such proposal.

      The affirmative vote of a majority of the outstanding shares of Visual Networks common stock is required to approve the amendment of the Visual Networks certificate of incorporation.

      Visual Networks directors will be elected by a plurality vote.

      Each share of Visual Networks common stock is entitled to one vote on each matter to be voted on at the meeting.

The Merger (page 47)

General

      As a result of the merger, Avesta Technologies will become a wholly-owned subsidiary of Visual Networks. Avesta Technologies stockholders will receive Visual Networks common stock in exchange for their shares of Avesta Technologies common stock and preferred stock.

The Merger Agreement (page 66)

      The merger agreement is the legal document that governs the merger. It is attached as Appendix A to this document.

What Avesta Technologies Stockholders Will Receive in the Merger (page 57)

      In the merger, each share of Avesta Technologies common stock and preferred stock will be converted into shares of Visual Networks common stock. You will receive 0.2486 of a share of Visual Networks common stock for each share of Avesta Technologies common stock that you own. You will receive 0.7458 of a share of Visual Networks common stock for each share of Avesta Technologies Series A or Series B preferred stock that you own. You will receive 0.3729 of a share of Visual Networks common stock for each share of Avesta Technologies Series C or Series D preferred stock that you own.

      The table below sets forth an example of the exchange of shares of Avesta Technologies common stock and preferred stock into shares of Visual Networks common stock as a result of the merger.

      Example of exchange values:

			The Indemnity	The Revenue	The Revenue
	You will		Escrow Agent	Escrow Agent	Escrow Agent
	directly receive	You will	will receive on	will receive on	will receive on
	this many	receive this	your behalf this	your behalf this	your behalf
	shares of	amount of cash	many shares of	many shares of	this amount of
	Visual	in lieu of	Visual	Visual	cash in lieu of
If you own 1,000 shares of	Networks	fractional	Networks	Networks	fractional
Avesta Technologies:	common stock	shares	common stock	common stock	shares

Common stock	176	$23.28	14	58	$17.76

Series A or B preferred stock	528	$9.19	43	174	$52.68

Series C or D preferred stock	264	$34.91	21	87	$26.34

      The example above was calculated on a fully-diluted basis, assuming the exercise of all outstanding options and warrants and the conversion of all shares of Avesta Technologies preferred stock into shares of Avesta Technologies common stock prior to the merger, resulting in approximately 34,312,900 shares of Avesta Technologies common stock being exchanged in the merger. If the total amount of Avesta Technologies stock outstanding as of the merger is greater or less than 34,312,900, on a fully-diluted basis, the conversion ratios will be adjusted accordingly. However, the aggregate number of Visual Networks common stock issuable to holders of Avesta Technologies stock as a result of the merger will not change. The amount of cash in lieu of fractional shares was calculated based on the closing price per share of Visual Networks common stock on March 20, 2000, or $61.25 per share.

Escrow Funds (page 58)

Indemnity Escrow Fund

      Under the merger agreement, 7.5% of the merger consideration will be placed into an indemnity escrow on behalf and at the direction of the Avesta Technologies stockholders to indemnify Visual Networks and its affiliates against any losses that may arise in the event of a breach by Avesta Technologies of its warranties, covenants or obligations in the merger agreement. The number of Visual Networks shares to be returned to Visual Networks in the event of such a breach will be based upon the shares’ initial negotiated value. The indemnity escrow fund will be governed by a separate escrow agreement, which is attached as Appendix C.

      The escrow agent generally will distribute to the former Avesta Technologies stockholders any dividend distribution with respect to the Visual Networks shares held in the indemnity escrow fund. Each former Avesta Technologies stockholder will, individually, be able to direct the voting of the Visual Networks shares beneficially owned by it that are held in the indemnity escrow fund, but neither the shares held in escrow nor the stockholder’s interest in the escrow fund will be transferable other than by operation of law.

      The indemnity escrow fund and indemnification obligations will end by March 31, 2001, except with respect to any pending or outstanding indemnity claims. At that time, all shares not subject to indemnity claims will be released to former Avesta Technologies stockholders. Any Visual Networks shares held in the indemnity escrow fund that are subject to unresolved indemnity claims on the date which is five years after the closing date will be released to the former Avesta Technologies stockholders on such date, but such stockholders will continue to be liable with respect to the unresolved claims to the full extent of their respective interests in the indemnity escrow fund.

      The indemnification obligations of Avesta Technologies stockholders are limited to the indemnity escrow.

Revenue Escrow Fund

      Under the merger agreement, 1,610,714 of the shares issued to Avesta Technologies stockholders will be placed into an escrow fund separate from the indemnity escrow fund on behalf and at the direction of the former Avesta Technologies stockholders. If Avesta Technologies does not attain certain revenue goals described in Exhibit A to the merger agreement for the period beginning on January 1, 2000 and ending on December 31, 2000, some or all of these shares will be returned to Visual Networks based on their initial negotiated value. The revenue escrow fund will be governed by a separate escrow agreement, which is attached as Appendix D.

      The escrow agent will generally distribute to the former Avesta Technologies stockholders any dividend distribution with respect to the Visual Networks shares held in the revenue escrow fund. Each former Avesta Technologies stockholder will, individually, be able to direct the voting of the Visual Networks shares beneficially owned by it that are held in the revenue escrow fund, but neither the shares held in escrow nor the stockholder’s interest in the escrow fund will be transferable other than by operation of law.

      The revenue escrow fund will end on March 31, 2001, except with respect to up to 7.5% of any Visual Networks shares in such escrow fund, which the escrow agent may hold in the indemnity escrow fund to secure any pending or outstanding indemnity claims. At that time, if no indemnity claim has been made, the shares of Visual Networks common stock in the revenue escrow fund will be released to former Avesta Technologies stockholders.

Option Escrow Fund

      Under the merger agreement, 389,194 of the shares issued to holders of Avesta Technologies options and warrants will be placed into an escrow fund separate from the indemnity and revenue escrow funds on behalf and at the direction of Visual Networks. If Avesta Technologies does not attain certain revenue goals described in Exhibit A to the merger agreement for the period beginning on January 1, 2000 and ending on December 31, 2000, some or all of these shares will be returned to Visual Networks based on their initial negotiated value. The option escrow fund will be governed by a separate escrow agreement, which is attached as Appendix E.

      The escrow agent generally will not distribute to the former holder of any Avesta Technologies option or warrant any dividend distribution (but excluding any shares of Visual Networks capital stock to be received upon a stock split or nontaxable stock dividend of such common stock) with respect to the Visual Networks shares held in the option escrow fund. Each former Avesta Technologies option and warrant holder may not direct the voting of the Visual Networks shares that represent the option or warrants that such holder owns. Neither the shares that are held in the option escrow fund nor the stockholder’s interest in the escrow fund will be transferable other than by operation of law.

      The option escrow fund will end on March 31, 2001, except with respect to up to 7.5% of any Visual Networks shares in such escrow fund, which the escrow agent may hold in the indemnity escrow fund to secure any pending or outstanding indemnity claims. At that time, if no indemnity claim has been made, the shares of Visual Networks common stock in the option escrow fund will be released to the holders of Avesta Technologies options and warrants as of the effective time of the merger.

Conditions to the Merger (page 69)

      The merger will not be completed unless several conditions are satisfied, including:

•	approval of the merger by Visual Networks stockholders;

•	the absence of legal restraints that prevent the completion of the merger;

•	receipt of an opinion by Visual Networks from its tax counsel and receipt of an opinion by Avesta Technologies from its tax counsel to the effect that the merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Visual Networks and Avesta Technologies will be a party to the reorganization within the meaning of Section 368(b) of the Code;

•	the continuing accuracy of the representations in the merger agreement; and

•	the continuing effectiveness of the registration statement filed with the SEC.

Termination and Amendment (pages 70 and 71)

      We can mutually agree at any time to terminate the merger agreement without completing the merger. Either company can also terminate the merger agreement if, among other reasons:

•	the merger has not been completed by June 30, 2000, unless the failure to complete the merger is the result of a breach of the merger agreement by the party seeking to terminate the merger agreement; or

•	any government or court issues an order or takes another action enjoining or prohibiting the merger.

      Each party may terminate the merger agreement if the other party materially breaches any of its representations, warranties or agreements under the merger agreement or the merger, and such breach is not cured within 10 days after notice of the breach and fails to satisfy a closing condition.

      The merger agreement may be terminated by Avesta if Visual Networks stockholders do not approve the issuance of Visual Networks shares in the transaction.

Voting Agreements

      Avesta Technologies has entered into separate voting agreements with Scott Stouffer, Michael Watters, Peter Minihane and the Visual Networks directors who own stock in Visual Networks, all of whom hold approximately 6.4% of the outstanding shares of Visual Networks common stock in the aggregate as of February 29, 2000. These stockholders have agreed, without any additional consideration being paid to them, to vote all of their shares of Visual Networks common stock in favor of the merger.

Material Federal Income Tax Consequences (page 62)

      As a condition to Visual Networks’ obligation to consummate the merger, Visual Networks will receive an opinion of its tax counsel and, as a condition to Avesta Technologies’ obligation to consummate the merger, Avesta Technologies will receive an opinion of its tax counsel, in each case, to the effect that the merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Visual Networks and Avesta Technologies will be a party to the reorganization within the meaning of Section 368(b) of the Code.

      Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your particular situation. You are urged to consult your own tax advisor as to the specific tax consequences to you of the merger, including the applicable federal, state, local and foreign tax consequences.

Accounting Treatment (page 61)

      The merger will be accounted for as a purchase.

Board of Visual Networks After the Merger (page 57)

      After the merger, Mr. Kam M. Saifi will be appointed as a member of Visual Networks’ board of directors. Mr. Saifi is the Chairman, Chief Executive Officer and President of Avesta Technologies.

Benefits to Avesta Technologies Officers and Directors in the Merger (page 56)

      Some of Avesta Technologies’ directors and officers have interests in the merger that are different from the interests of stockholders generally.

      These interests include, among other things:

•	Visual Networks will enter into employment agreements with eight Avesta Technologies employees; and

•	Mr. Kam M. Saifi will be appointed to the Visual Networks board of directors.

As a result, these people may have a conflict of interest that influenced their support of the merger.

Dissenters’ Rights of Appraisal (page 64)

      Avesta Technologies stockholders will have dissenters’ rights of appraisal in the merger.

      Visual Networks stockholders will not have dissenters’ rights of appraisal in the merger.

Effects of the Merger on the Rights of Avesta Technologies Stockholders (page 73)

      As a result of the merger, Avesta Technologies stockholders will become stockholders of Visual Networks. Visual Networks is governed by Delaware corporate law, like Avesta Technologies, and by its certificate of incorporation and bylaws. Your rights under these provisions will differ in certain respects from your rights as a stockholder of Avesta Technologies.

Listing of Visual Networks Common Shares (page 64)

      Visual Networks will list the shares of common stock to be issued in the merger on The Nasdaq National Market.

SUMMARY SELECTED FINANCIAL DATA

Selected Historical Financial Data of Avesta Technologies

      Avesta Technologies is providing the following financial information to help you in your analysis of the financial aspects of the merger. The selected historical financial data presented below has been derived from Avesta Technologies’ audited financial statements and notes thereto. As this information is only a summary, it should be read in conjunction with Avesta Technologies’ historical financial statements. See “Avesta Technologies Financial Statements” which are attached as Appendix F to this document.

	February 9, 1996
	(inception) to
	December 31,	Year Ended December 31,

	1996	1997	1998	1999

	(in thousands)

Consolidated Statement of Operations Data:

Revenue	$83	$1,554	$1,457	$6,970

Cost of revenue	16	553	1,160	1,797

Gross profit	67	1,001	297	5,173

Operating expenses:

Research and development	—	1,863	2,745	3,627

Sales and marketing	—	562	2,596	11,805

General and administrative	90	1,835	3,453	7,633

Total operating expenses	90	4,260	8,794	23,065

Loss from operations	(23)	(3,259)	(8,497)	(17,892)

Interest income, net	3	119	133	441

Net loss	$(20)	$(3,140)	$(8,364)	$(17,451)

Consolidated Balance Sheet Data:

Cash and cash equivalents	$2,984	$2,202	$3,667	$6,281

Working capital	2,875	1,996	2,637	4,543

Total assets	3,094	3,306	6,770	22,676

Long-term debt, net of current portion	—	75	64	28

Redeemable convertible preferred stock	3,006	4,296	13,063	35,386

Stockholders’ deficit	(26)	(3,252)	(11,250)	(23,695)

Selected Historical Financial Data of Visual Networks

      Visual Networks is providing the following financial information to help you in your analysis of the financial aspects of the merger. The selected historical financial data presented below has been derived from Visual Networks’ audited consolidated financial statements and notes thereto. As this information is only a summary, it should be read in conjunction with Visual Networks’ historical financial statements contained in the annual reports and other information that Visual Networks has filed with the SEC, and that are incorporated by reference into this document.

	Year Ended December 31,

	1995	1996	1997	1998	1999

	(in thousands, except per share data)

Consolidated Statement of Operations Data:

Revenue	$567	$8,762	$29,300	$56,088	$91,719

Cost of revenue	242	3,715	11,179	20,829	30,888

Gross profit	325	5,047	18,121	35,259	60,831

Operating expenses:

Research and development	2,038	5,880	9,148	13,771	16,677

Sales and marketing	1,187	9,605	14,555	19,759	24,447

General and administrative	566	2,281	3,798	5,528	7,928

Merger-related costs	—	—	—	5,069	6,776

Total operating expenses	3,791	17,766	27,501	44,127	55,828

Income (loss) from operations	(3,466)	(12,719)	(9,380)	(8,868)	5,003

Interest income, net	63	217	165	2,413	2,270

Income (loss) before income taxes	(3,403)	(12,502)	(9,215)	(6,455)	7,273

Provision for income taxes	—	—	—	—	(3,722)

Net income (loss)	(3,403)	(12,502)	(9,215)	(6,455)	3,551

Dividends and accretion on preferred stock	(250)	(1,012)	(1,457)	(171)	—

Net income (loss) attributable to common stockholders	$(3,653)	$(13,514)	$(10,672)	$(6,626)	$3,551

Basic income (loss) per share	$(1.04)	$(2.36)	$(1.44)	$(0.30)	$0.14

Diluted income (loss) per share	$(1.04)	$(2.36)	$(1.44)	$(0.30)	$0.13

Basic weighted-average shares	3,525	5,715	7,431	21,946	24,583

Diluted weighted-average shares	3,525	5,715	7,431	21,946	26,547

Pro forma basic and diluted loss per share			$(0.51)	$(0.28)

Pro forma basic and diluted weighted-average shares			18,037	23,166

Consolidated Balance Sheet Data:

Cash and cash equivalents	$3,548	$7,551	$9,601	$51,655	$54,629

Working capital	3,632	3,458	(782)	43,146	50,353

Total assets	5,091	13,253	21,036	71,780	83,154

Long-term debt, net of current portion	86	286	138	1,011	782

Redeemable convertible preferred stock	3,385	13,398	14,855	—	—

Stockholders’ equity (deficit)	678	(8,563)	(13,251)	48,322	58,252

Unaudited Pro Forma Condensed Combined Financial Statements of

Visual Networks and Avesta Technologies

      Visual Networks and Avesta Technologies have entered into a merger agreement whereby all the issued and outstanding common and preferred stock of Avesta Technologies will be exchanged for shares of Visual Networks common stock, and the outstanding stock options and warrants of Avesta Technologies will be converted into options and warrants to purchase shares of Visual Networks common stock. Visual Networks will issue an aggregate of 8,532,554 shares of common stock for all of Avesta Technologies’ outstanding common stock, preferred stock, and, upon exercise, stock options and warrants. Up to 2,000,000 of these shares may be returned to Visual Networks if Avesta Technologies does not meet specified revenue targets during 2000.

      The following unaudited pro forma condensed combined financial statements combine the historical consolidated balance sheets and historical statements of operations of Visual Networks and Avesta Technologies, including their respective subsidiaries, after giving effect to the merger. The unaudited pro forma condensed combined balance sheet as of December 31, 1999 set forth below gives effect to the merger as if it occurred on December 31, 1999. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 gives effect to the merger as if it occurred on January 1, 1999. These statements are prepared on the basis of accounting for the merger as a purchase business combination.

      The pro forma adjustments are based upon currently available information and assumptions that Visual Networks management believes are reasonable and certain information provided by Avesta Technologies management. The adjustments included in the unaudited pro forma condensed combined financial statements represent the preliminary determination of these adjustments based upon available information. Visual Networks cannot assure you that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the unaudited pro forma condensed combined financial statements.

      The following unaudited pro forma condensed combined financial information has been prepared from, and should be read in conjunction with, the audited historical consolidated statements and notes thereto of Visual Networks and Avesta Technologies. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the financial position or operating results that would have occurred had the merger been completed on December 31, 1999 or at the beginning of the period for which the merger is being given effect, nor is it necessarily indicative of future financial position or operating results.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 1999

(in thousands)

	Historical	Historical	Pro Forma		Pro Forma
	Visual	Avesta	Adjustments	Note	Combined

Assets

Current assets:

Cash and short-term investments	$54,629	$12,058	$—		$66,687

Accounts receivable	9,374	2,228	—		11,602

Inventory	7,998	—	—		7,998

Other current assets	2,472	770	—		3,242

Total current assets	74,473	15,056	—		89,529

Property and equipment, net	8,566	1,015	—		9,581

Intangible assets	—	6,025	449,823	(c)	455,848

Other assets	115	580	—		695

Total assets	$83,154	$22,676	$449,823		$555,653

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities:

Accounts payable and accrued expenses	$11,754	$5,184	$9,936	(a)	$26,874

Deferred revenue	11,798	3,729	—		15,527

Line of credit	—	1,540	—		1,540

Current portion of long-term debt	568	60	—		628

Total current liabilities	24,120	10,513	9,936		44,569

Long-term debt, net of current portion	782	28	—		810

Other long-term liabilities	—	444	92,988	(c)	93,432

Total liabilities	24,902	10,985	102,924		138,811

Redeemable convertible preferred stock	—	35,386	(35,386)	(b)	—

Stockholders’ equity (deficit):

Common stock	248	93	(40)	(b)	301

Warrants	—	1,721	(1,721)	(b)	—

Additional paid-in capital	90,169	8,666	388,871	(b)	487,706

Deferred compensation	(705)	(3,260)	3,260	(b)	(705)

Other accumulated comprehensive loss	—	(135)	135	(b)	—

Accumulated deficit	(31,460)	(30,780)	(8,220)	(b)	(70,460)

Total stockholders’ equity (deficit)	58,252	(23,695)	382,285		416,842

Total liabilities and stockholders’ equity (deficit)	$83,154	$22,676	$449,823		$555,653

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 1999

(in thousands, except per share data)

	Historical	Historical	Pro Forma		Pro Forma
	Visual	Avesta(g)	Adjustments	Note	Combined

Revenue	$91,719	$6,970	$—		$98,689

Cost of revenue	30,888	1,882	—		32,770

Gross profit	60,831	5,088	—		65,919

Operating expenses:

Research and development	16,677	4,099	—		20,776

Sales and marketing	24,447	12,187	—		36,634

General and administrative	7,928	6,694	103,212	(d)	117,834

Merger-related costs	6,776	—	—		6,776

Total operating expenses	55,828	22,980	103,212		182,020

Income (loss) from operations	5,003	(17,892)	(103,212)		(116,101)

Interest income, net	2,270	441	—		2,711

Income (loss) before income taxes	7,273	(17,451)	(103,212)		(113,390)

Provision for income taxes	(3,722)	—	3,722	(e)	—

Net income (loss)	$3,551	$(17,451)	$(99,490)		$(113,390)

Basic income (loss) per share	$0.14				$(3.80)

Diluted income (loss) per share	$0.13				$(3.80)

Basic weighted-average shares outstanding	24,583		5,261	(f)	29,844

Diluted weighted-average shares outstanding	26,547		3,297	(f)	29,844

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

      The merger will result in an allocation of purchase price to the net tangible and intangible assets of Avesta Technologies, as well as a write-off of the portion of the purchase price allocated to in-process technology. For illustrative purposes, Visual Networks has made a preliminary allocation of the initial purchase price. The final allocation of the initial purchase price to the assets and liabilities acquired will depend upon the final purchase price and final estimates of the fair values of the assets and the liabilities of Avesta Technologies at the closing date. Visual Networks will undertake a study to determine the fair values of the assets and the liabilities acquired and will allocate the purchase price accordingly. However, there can be no assurance that the actual allocation will not differ significantly from the pro forma allocation.

      The determination of the aggregate initial purchase price includes the fair value of the equity securities that will be issued by Visual Networks upon consummation of the merger and that are not subject to return based upon the future revenue of Avesta Technologies. The fair value of the revenue and option escrow shares has not been included in the determination of the initial purchase price as such shares may be returned to Visual Networks if Avesta Technologies fails to achieve certain revenue goals in 2000. Such shares will be included as additional purchase price when and if Avesta Technologies achieves the specified revenue targets. The shares of Visual Networks common stock to be issued as consideration have been valued at $59.30 per share based upon the average closing price of Visual Networks common stock surrounding and including the date the merger was agreed to and announced.

      Avesta Technologies’ outstanding options and warrants will be converted to equivalent options and warrants of Visual Networks. The number of options and warrants and the exercise prices will be adjusted such that Visual Networks options and warrants issued for Avesta Technologies options and warrants will have an equivalent intrinsic value per option and warrant. The terms and vesting periods of the options and warrants will not be modified. Accordingly, the estimated fair value of these options and warrants, based upon the Black-Scholes valuation model, has been included in the determination of the purchase price.

      The aggregate purchase price was determined as follows (in thousands):

Fair value of common stock	$311,997

Fair value of options and warrants	85,593

Estimated transaction costs	9,936

Aggregate purchase price	$407,526

      The aggregate purchase price was allocated on a preliminary basis to the net tangible and intangible assets of Avesta Technologies as follows (in thousands):

Net assets acquired	$5,666

Completed technology	129,000

In-process technology	39,000

Assembled workforce	4,000

Trademarks	19,000

Goodwill	303,848

Deferred tax liability	(92,988)

$407,526

(a)	Reflects the accrual of estimated transaction costs related to the merger and consists primarily of investment banking, legal and accounting fees.

(b)	Reflects (i) the write-off of in-process technology, (ii) the issuance of shares of Visual Networks common stock, (iii) the conversion of the outstanding stock options and warrants of Avesta Technologies to options and warrants to purchase shares of Visual Networks common stock and (iv) the elimination of the historical equity balances of Avesta Technologies including the conversion of Avesta Technologies preferred stock into Avesta Technologies common stock prior to the merger.

(c)	Reflects the excess of the aggregate purchase price over the net tangible assets acquired. Such amount has been allocated to goodwill, the identifiable intangible assets and the related deferred tax liability.

(d)	Reflects the amortization of goodwill and identifiable intangible assets resulting from the merger on a straight-line basis. For amortization purposes, the assembled workforce, trademarks and goodwill have been assigned a four-year life, and the completed technology has been assigned a six-year life. These useful lives represent management’s estimates of the expected useful lives. Visual Networks will undertake a study to determine the final useful lives to be used. Management’s estimates are based upon currently available information and assumptions that it believes are reasonable. However, there can be no assurance that the actual useful lives will not differ significantly from the pro forma estimates.

(e)	Reflects the reduction in the provision for income taxes resulting from the effect of the Avesta Technologies operating losses.

(f)	The pro forma weighted-average shares outstanding include Visual Networks’ weighted-average shares outstanding plus the shares to be issued to Avesta Technologies stockholders in the merger, excluding the revenue and option escrow shares. The treasury stock effect of options and warrants to purchase Visual Networks stock has been excluded from the calculation of diluted weighted-average shares outstanding as such effect would be anti-dilutive.

(g)	Certain historical amounts have been reclassified to conform to the pro forma condensed combined presentation.

Comparative Per Share Data

      The following table presents historical and pro forma per share data of Visual Networks and Avesta Technologies. The data presented below should be read in conjunction with the historical financial statements of Visual Networks, which are incorporated by reference in this document, and of Avesta Technologies, which are attached as Appendix F. Earnings per share data are calculated using the diluted weighted average shares outstanding during the period, while book value per share is calculated using the outstanding shares at period end.

December 31, 1999

Visual Networks Historical:

Diluted income per common share	$0.13

Book value per common share	2.35

Avesta Technologies Historical:

Diluted loss per common share(1)	(3.23)

Book deficit per common share	(2.55)

Visual Networks and Avesta Technologies Pro Forma Combined:

Diluted loss per common share(2)	(3.80)

Book value per common share(2)	13.85

Pro Forma Equivalent:

Diluted loss per common share(3)	(0.72)

Book value per common share(3)	2.64

(1)	The Avesta Technologies diluted loss per common share excludes the effect of unvested common stock. The effect of outstanding convertible preferred stock, stock options and warrants has also been excluded because such effect would be antidilutive.

(2)	The pro forma combined per share data assumes the conversion of all Avesta Technologies preferred stock into Avesta Technologies common stock at the applicable conversion ratios and the exchange of shares of Avesta Technologies common stock into shares of Visual Networks common stock. The pro forma combined net loss per share for the year ended December 31, 1999 assumes that the merger occurred on the first day of the period presented. The pro forma book value per common share assumes that the merger occurred on December 31, 1999. The pro forma combined per share data has been included for illustrative purposes only and does not reflect any cost savings and other synergies anticipated by Visual Networks’ management as a result of the merger. The pro forma combined per share data are not necessarily indicative of the results of operations or financial position that would have occurred had the merger been consummated at the dates indicated, nor are they necessarily indicative of future results of operations or financial position of the combined company. The pro forma combined per share data should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Statements of Visual Networks and Avesta Technologies included elsewhere in this document.

(3)	The pro forma equivalent per share data is calculated by multiplying the Visual Networks and Avesta Technologies pro forma combined per share data by the assumed exchange ratio of 0.1903, which excludes the revenue and option escrow shares.

Comparative Market Price Data

      Visual Networks. Visual Networks common stock is traded on The Nasdaq National Market under the symbol “VNWK.” Visual Networks has never paid cash dividends and has no plans to do so in the future. The following table presents certain historical trading and dividend declaration information for Visual Networks common stock.

	Visual Networks
	Common Stock
	Closing Price

	High	Low

2000

First Quarter (through March 31, 2000)	$83.500	$50.313

1999

Fourth Quarter	80.000	32.250

Third Quarter	44.500	31.000

Second Quarter	39.500	26.250

First Quarter	43.500	31.500

1998

Fourth Quarter	37.875	22.125

Third Quarter	37.750	17.500

Second Quarter	37.250	28.250

First Quarter (from February 6, 1998 to March 31, 1998)	26.000	16.813

      On February 4, 2000, the last trading day prior to the public announcement of the merger agreement, the last sale price of Visual Networks common stock, as reported by Nasdaq, was $63.375. On April 3, 2000, the last trading date prior to the date of this document, the last sale price of Visual Networks common stock, as reported by Nasdaq, was $52.875.

      THE MARKET PRICE OF VISUAL NETWORKS COMMON STOCK FLUCTUATES AND YOU ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR VISUAL NETWORKS COMMON STOCK.

      Avesta Technologies. Because there is no established trading market for shares of any class of Avesta Technologies stock, information with respect to market prices of Avesta Technologies stock has been omitted.

FORWARD-LOOKING STATEMENTS

      This document contains and incorporates by reference statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate, among other things, to information or assumptions about earnings per share, capital and other expenditures, dividends, financing plans, capital structure, cash flows, future economic performance, operating income improvements, cost savings and management’s plans, goals and objectives for future operations. These forward-looking statements generally may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “may,” “will,” “intend,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “continue,” the negatives of those terms or similar expressions. You should understand that forward-looking statements are estimates reflecting the judgment of management of Visual Networks and Avesta Technologies, not guarantees of future performance. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to:

•	combining the businesses of Visual Networks and Avesta Technologies may cost more than we expect;

•	integrating the businesses of Visual Networks and Avesta Technologies and retaining key personnel may be more difficult than we expect;

•	our revenues after the merger may be lower than we expect, or our operating costs may be higher than we expect;

•	expected cost savings from the merger may not be fully realized or may not be realized within the expected time frame;

•	growth in business and/or customers after the merger may be different than we expect;

•	general economic conditions, either nationally or in the region in which the combined company will be doing business, or conditions in securities markets, may be less favorable than we currently anticipate; or

•	other risks and uncertainties described in “Risk Factors” or in the other SEC filings of Visual Networks.

      Should one or more of these risks or uncertainties affect the business of Visual Networks and Avesta Technologies or should underlying assumptions prove incorrect, actual results, performance or achievements in 2000 and beyond could differ materially from those expressed in, or implied by, such forward-looking statements.

RISK FACTORS

      In addition to the other information provided or incorporated by reference in this document, you should consider the following factors carefully in evaluating whether to vote in favor of the merger. You should also refer to “Forward Looking Statements” on page 19. References to “we”, “us” or “our” refer to Visual Networks.

Risks Related to the Merger

We may not successfully integrate and manage the operations of Avesta Technologies, which could adversely effect future earnings.

      We face challenges integrating the Avesta Technologies products and services with our product line and expect that this will continue for some time. There can be no assurance that the integration will be accomplished smoothly or successfully. Coordinating geographically separated organizations and addressing differences in corporate cultures and management philosophies further complicates this process. The integration of certain operations requires the dedication of management resources, which may temporarily distract attention from the day-to-day business of the combined company. The business of the combined company may also be disrupted by employee uncertainty and lack of focus during the integration. If we are unable to successfully integrate the product line, personnel, business and operations of Avesta Technologies in an efficient and effective manner, the advantages that we anticipate from this merger could be undermined and we could experience a material adverse effect on our business, financial condition and results of operations.

Avesta Technologies has incurred losses, we expect to incur future losses and we cannot assure you that Avesta will achieve profitability.

      Avesta Technologies had losses of approximately $3.1 million for 1997, approximately $8.4 million for 1998 and approximately $17.5 million for 1999. On December 31, 1999, Avesta Technologies had an accumulated deficit of approximately $30.8 million. We expect to continue to invest heavily in research and development and sales and marketing for the products of Avesta Technologies, which we expect to result in operating losses for these products through the end of 2001. These increased operating expenses will require us to significantly increase the revenues from Avesta Technologies’ products to achieve and maintain profitability. Although profitability is expected for 2002, we cannot assure you that revenues will increase or that we will achieve profitability in 2002 or ever. If we do not significantly increase revenues from these efforts, we will experience larger losses related to these products that would adversely affect our business, financial condition and results of operations.

Purchase accounting treatment of the merger will result in net losses for Visual Networks in the foreseeable future.

      The merger will be accounted for by Visual Networks applying the purchase method of accounting, whereby Visual Networks will record the estimated fair value of the net tangible assets and intangible assets acquired at the date of the merger. For illustrative purposes, Visual Networks has made a preliminary allocation of the initial purchase price. The final allocation of the initial purchase price and final estimates of the fair values of the assets and liabilities of Avesta Technologies at the closing date may differ substantially therefrom. The preliminary allocation is based upon currently available information and assumptions that Visual Networks management believes are reasonable and certain information provided by Avesta Technologies management. However, there can be no assurance that the actual allocation will not differ significantly from the preliminary allocation. The pro forma purchase price allocation results in $304 million of goodwill, $129 million of completed technology, $39 million of in-process technology, $4 million for the assembled workforce, $19 million for trademarks and $93 million of related tax liability. The in-process technology will be expensed on the date of the merger. Amortization of the identified intangible assets and goodwill will result in total annual expense of approximately $103 million assuming four-year lives for the assembled workforce, trademarks, and goodwill and a six-year life for the completed technology. These useful lives represent management’s estimates of the expected useful lives. Management estimates are based upon currently available information and assumptions that it believes are reasonable. However, there can be no assurance that the actual useful lives will not differ significantly from the estimates. In the event that Avesta Technologies achieves certain revenue goals in 2000, Visual Networks will record additional purchase price related to the shares placed in the revenue and option escrow funds, which will result in additional amortization that may be significant. The amortization of the identified intangible assets and goodwill will result in net losses for the combined company in the foreseeable future which could have a material adverse effect on the market value of Visual Networks common stock following completion of the merger.

Unanticipated costs relating to the merger could reduce our future earnings.

      We believe that we have reasonably estimated the likely costs of integrating the operations of Visual Networks and Avesta Technologies, and the incremental costs of operating as a combined company. It is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs , as well as other types of unanticipated adverse developments, could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to the Combined Company

A decline in the price of or demand for Trinity, which accounts for substantially all of the revenue of Avesta Technologies, would cause a significant decline in revenues.

      Trinity accounted for 83% of Avesta Technologies’ software license revenue in 1999. We anticipate that software license revenue and related services will continue to constitute substantially all of Avesta Technologies’ revenue for the foreseeable future. A decline in the price of or demand for Trinity or our inability to increase revenues from licenses of Trinity would cause a significant decline in their revenues, and thereby adversely affect our business, financial condition and results of operations.

Avesta Technologies has been dependent on a small number of customers for a significant part of its revenue and our inability to find new customers to make large purchases in the future could harm our operating results.

      For 1998, two customers accounted for approximately 43% and 38%, respectively, of Avesta Technologies’ total revenue. For 1999, three customers accounted for approximately 29%, 17% and 11%, respectively, of Avesta Technologies’ total revenue. We anticipate that our operating results in any given period will continue to depend to a significant extent upon revenues from large contracts with a small number of customers. We expect that the composition of that small group of customers will continue to change over time so that the achievement of our long-term revenue goals will require us to obtain additional customers on an ongoing basis. Our failure to enter into a sufficient number of large contracts with new customers during a particular period could adversely affect our business, financial condition and results of operations.

Trinity’s long and variable sales cycle could cause our operating results to fluctuate because the length and variability makes it difficult to determine if and when a sale will occur.

      Trinity’s long and unpredictable sales cycle, which can be over nine months in duration, makes it difficult to determine when sales may occur, which may cause our operating results to vary widely. The reasons for the long sales cycle include the following:

•	potential customers typically must be educated about Trinity’s use and benefits;

•	customer purchase decisions require lengthy budgeting, approval and competitive evaluation processes that typically accompany significant capital expenditures;

•	customers frequently begin by evaluating Trinity on a limited basis, devoting time and resources to testing it before they decide whether or not to purchase a license; and

•	customers may defer orders in anticipation of releases of new or enhanced software by us or our competitors.

Avesta Technologies’ days-sales-outstanding as of December 31, 1999 was 80 days, a relatively high number which could be negatively perceived by investors and which could cause our stock price to decline.

      Avesta Technologies’ days-sales-outstanding as of December 31, 1999 was 80 days. Days-sales-outstanding is a financial indicator that shows both the age, in terms of days, of a company’s accounts receivable and the average time it takes to turn the receivable into cash. Because Avesta Technologies’ sales often close near the end of the quarter, giving it less time during that quarter to collect the accounts receivable, its days-sales-outstanding tends to be higher than other firms in our industry. Investors may perceive our days-sales-outstanding as an indication that we will have difficulty collecting receivables or that the terms of sales we make near the end of a quarter will be unfavorable and, our stock price could be harmed.

Avesta Technologies’ software requires the use of third party software and our business would be seriously harmed if we fail to obtain or embed it effectively into Avesta Technologies’ software.

      Avesta Technologies licenses third-party software, including online analytical processing and reporting software and relational database software, and embeds it into its software. This third-party software may not continue to be available on commercially reasonable terms, if at all, and providers of this software may fail to enhance it or respond to emerging industry standards. In addition, although there are other sources for the third-party software that could be embedded into the software, some reconfiguration and additional development would be necessary to replace it with alternative software. Any of these events could result in shipment delays or reductions in the sale of software and could require us to redesign the software. Furthermore, we might be forced to limit the features available in the current or future software offerings. Either alternative could adversely affect our business, financial condition and operating results.

A competitor has claimed that Avesta Technologies infringes its intellectual property and the defense of this claim is costly, diverts the efforts and attention of management and may be unsuccessful.

      On October 31, 1997, a lawsuit was filed against Avesta Technologies and David Zager by Systems Management ARTS Incorporated in the United States District Court for the Southern District of New York, alleging unfair competition, unjust enrichment and that Avesta Technologies and Mr. Zager infringed two patents held by Systems Management. The complaint also alleges interference with contractual relations against Avesta Technologies, as well as a claim of breach of contract against Mr. Zager. Remedies sought include (i) monetary damages, which may be tripled if the infringement is found to have been willful, and punitive damages, (ii) an accounting of all revenues received from licensing Trinity in its current form, (iii) permanent injunctions requiring Avesta Technologies to stop selling Trinity in its current form and engaging in the other challenged conduct and (iv) Systems Management’s attorneys’ fees and costs in bringing this lawsuit.

      Litigation is subject to inherent uncertainties, especially in cases like this where sophisticated factual issues must be assessed and complex technical issues must be resolved. In addition, these types of cases involve issues of law that are evolving, presenting further uncertainty. The defense of this litigation, regardless of the merits of the complaint, has been, and will likely continue to be, time consuming, extremely costly and a diversion for the technical and management personnel of the combined company. Through December 31, 1999, Avesta Technologies spent approximately $2.1 million in legal fees and expenses on this litigation and we expect to incur substantial additional expenses even if we ultimately prevail. In addition, publicity related to this litigation has in the past, and could likely in the future, have a negative impact on sales of Trinity.

      A failure to prevail in the litigation could result in one or more of the following:

•	our paying substantial monetary damages, which could be tripled if the infringement is found to have been willful, and which may include paying an ongoing significant royalty to Systems Management or compensation for lost profits to Systems Management;

•	our paying substantial punitive damages;

•	our having to provide an accounting of all revenues received from selling Trinity in its current form;

•	the issuance of a preliminary or permanent injunction requiring us to stop selling Trinity in its current form;

•	our having to redesign Trinity, which could be costly and time-consuming and could substantially delay Trinity shipments, assuming that a redesign is feasible;

•	our having to reimburse Systems Management for some or all of its attorneys’ fees and costs, which could be substantial;

•	our having to obtain from Systems Management a license to use its patented technology, which might not be available on reasonable terms, if at all; or

•	our having to indemnify our customers against any losses they may incur due to the alleged infringement.

      If we are enjoined from selling Trinity in its current form, we may be required to redesign Trinity to avoid infringing on the intellectual property rights of others. If we are unable to efficiently redesign commercially acceptable software, our sales will decline significantly, which could adversely affect our business, financial condition and results of operation. We expect to continue to incur substantial costs in defending against this litigation and these costs could increase significantly if this litigation enters a trial phase. It is possible that these costs could substantially exceed our expectations in future periods, thereby adversely affecting our business, financial condition and results of operations.

Our success depends on service provider companies incorporating our product into their infrastructure.

      Network service companies have not typically offered products and services that enable their customers to measure and test the level of service they receive on their communications networks. If these companies do not want to offer this type of service, our future revenues could be significantly lower than anticipated. Our leading sales and marketing strategy depends on sales of Visual UpTime and Visual IP Insight to service provider companies for them to deploy as part of their network infrastructure. Although we expect that for 2000 a significant portion of our revenue will be attributable to sales of Visual UpTime and Visual IP Insight to service providers, we cannot be sure that we will be successful in persuading service provider companies.

      We believe that the success of the provider deployment strategy depends on a number of factors over which we may have little or no control, including:

•	acceptance of and satisfaction with our systems by service provider companies and their customers;

•	the realization of operating cost efficiencies when Visual Uptime and/or Visual IP Insight is deployed;

•	our ability to demonstrate the operational benefits of Visual UpTime and Visual IP Insight;

•	the generation of demand for these systems from customers and support for the systems by the service provider companies’ sales forces;

•	the competitive dynamics between service provider companies that provide communication networks for wide area use and the development of service for IP networks overall;

•	our successful development of systems and products that address the requirements for systems deployed as part of a service provider company’s infrastructure;

•	the timing and successful completion of integration development work by service provider companies to incorporate our service management functionality into their operational infrastructure; and

•	the absence of new technologies that make our products and systems obsolete before they become standardized in network systems.

      The failure of our products to become an accepted part of the service provider companies’ service offerings or a slower than expected increase in the volume of sales by us to these companies would have a material adverse effect on our business, financial condition and results of operations.

Our long sales cycle requires us to expend significant resources on potential sales opportunities that may never be consummated.

      If we do not eventually generate additional revenue from our sales and marketing efforts, the expended resources and lack of increased revenues could have a material adverse affect on our business, financial condition and results of operations. Our future business prospects depend on growing the sales of our products and services. The provider deployment strategy under which we are emphasizing future sales is characterized by a long sales cycle to turn opportunities into sales.

      The risks inherent in the long sales cycle for Visual UpTime and Visual IP Insight, many of which we have little or no control over, include:

•	service provider companies’ internal acceptance reviews;

•	service provider companies’ budgetary constraints and technology assessment;

•	service provider companies’ lengthy decision-making processes;

•	the attendant delays frequently associated with service provider companies’ internal procedures to approve large capital expenditures; and

•	the substantial commitment of capital from service provider companies.

      Sales of Visual UpTime and Visual IP Insight generally involve significant testing by and education of both service provider companies and their customers as well as a substantial commitment of our sales and marketing resources. As a result, we may expend significant resources pursuing potential sales opportunities that will not be consummated. Even if providers deploy our products, curtailment or termination of service provider company marketing programs, decreases in service provider company capital budgets or reduction in the purchasing priority assigned to products such as Visual UpTime and Visual IP Insight, particularly if significant and unanticipated by us, could have a material adverse effect on our business, financial condition and results of operations.

The loss of Sprint, AT&T or MCI as a customer could harm our business.

      Our provider deployment strategy depends predominantly on sales to service provider companies. The loss of either Sprint, AT&T or MCI, which have historically provided a majority of our revenue, would result in a substantial loss of revenue that could have a material adverse effect on our business, financial condition and results of operations. During 1999, Sprint, AT&T and MCI accounted for 25%, 25% and 8%, respectively, of our consolidated revenue. This concentration should continue as our customer base will consist predominantly of service provider companies. The concentration will be further increased upon the consummation of the pending merger between Sprint and MCI.

      Existing service provider company customers are not easily replaced because of the relatively few participants in that market. High barriers to entry due to extraordinary capital requirements and the likelihood that mergers of existing providers may further reduce their number mean that replacing a significant network provider company customer will be even more difficult in the future.

      Furthermore, the small number of customers means that the reduction, delay or cancellation of orders or a delay in shipment of our products to any one service provider company customer could have a material adverse effect on our business, financial condition and results of operations.

      Our anticipated dependence on sizable orders from a limited number of service provider companies will make the relationship between us and each service provider company critically important to our business. As our relationships with these service provider companies evolve over time, we will make adjustments to product specifications, forecasts and delivery timetables in response to service provider company demands and expectations. Further, because none of our agreements contain minimum purchase requirements, there can be no assurance that the issuance of a purchase order will result in significant repeat business. Any inability to manage our service provider company relationships successfully could have a material adverse effect on our business, financial condition and results of operations.

Our industry is characterized by rapid technological change and we must adapt quickly to these changes to compete effectively.

      The market for our products is characterized by rapid changes, including continuing advances in technology, frequent new product introductions, changes in customer requirements and preferences and changes in industry standards. If we are unable to develop and introduce new products and product enhancements in a timely fashion that accommodate these changes, we will likely lose customers and business which could have a material adverse effect on our business, financial condition and results of operations. The introduction of new technologies or advances in techniques for network services or the integration of service level management functionality into other network hardware components could render our products obsolete or unmarketable. There can be no assurance that (i) our existing products will continue to compete successfully; (ii) our future product offerings will keep pace with the technological changes implemented by our competitors; (iii) our products will satisfy evolving industry standards or preferences of existing or prospective customers; or (iv)we will be successful in developing and marketing products for any future technology. Failure to achieve any one of these objectives could have a material adverse effect on our business, financial condition and results of operations.

Our future success depends on continued market acceptance of the IP technology and our ability to adapt to new network technologies that may develop.

      Because Visual UpTime is deployed predominantly on IP networks, our near-term success will depend on the continued market acceptance of IP technology as a preferred networking solution. If services for IP networking do not maintain widespread market acceptance, the market for our products will be substantially reduced which could have a material adverse effect on our business, financial condition and results of operations. Although we are currently devoting significant resources to the development of additional products, there can be no assurance that we will complete the development of these or any future products in a timely fashion, that we will successfully manage the transition from existing products, that our future products will achieve market acceptance, or if market acceptance is achieved, that we will be able to maintain such acceptance for a significant period of time. If we are unable to develop products on a timely basis that address changing customer needs and technologies, we may lose market share to competitors or be required to substantially increase development expenditures. Such an increase in research and development expenditures may have a material adverse effect on our business, financial condition and results of operations. There also can be no assurance that products or technologies developed by others will not adversely affect our competitive position or render our products or technologies noncompetitive or obsolete.

The success of our business depends on the widespread adoption of the Internet by business and consumers for e-commerce and communications.

      Because our Internet service management products and services are based on providing performance measurement and diagnostics for the Internet and corporate IP networks, the Internet must be widely adopted, in a timely manner, as a means of electronic commerce, or e-commerce, and communications. If such adoption should not occur, our business, financial condition and results of operations could be adversely affected. Because e-commerce and communications over the Internet are new and evolving, it is difficult to predict the size of this market and its sustainable growth rate. In addition, we believe that the use of the Internet for conducting business transactions could be hindered for a number of reasons, including, but not limited to:

•	security concerns including the potential for fraud or theft of stored data and information communicated over the Internet;

•	inconsistent quality of service, including well-publicized outages of popular web sites;

•	lack of availability of cost-effective, high-speed service;

•	limited numbers of local access points for corporate users;

•	delay in the development of enabling technologies or adoption of new standards;

•	inability to integrate business applications with the Internet;

•	the need to operate with multiple and frequently incompatible products; and

•	a lack of tools to simplify access to and use of the Internet.

Improvements to the infrastructure of the Internet could reduce or eliminate demand for our Internet performance measurement products and services.

      The demand for our Internet service management products and services could be reduced or eliminated if future improvements to the infrastructure of the Internet lead companies to conclude that measuring and evaluating the performance of their networks is no longer important to their business. The Internet is a complex, heterogeneous network of communications networks with multiple operators and vendors supplying and managing the underlying infrastructure as well as connections to this infrastructure. Because the inherent complexity of the Internet currently causes significant e-commerce quality-of-service problems for companies, the vendors and operators that supply and manage the underlying infrastructure are continuously seeking to improve the speed, availability, reliability and consistency of the Internet. If these vendors and operators succeed in significantly improving the performance of the Internet, which would result in corresponding improvements in the performance of companies’ networks, demand for our products and services would likely decline which would have a material adverse effect on our business, financial condition and results of operations.

Errors in our products or services could discourage customers and damage our reputation.

      If our existing or future products or services contain errors that are not detected before shipment, we could experience a loss of or delay in market acceptance of our products, diversion of development resources, damage to our reputation or increases in service or warranty costs, any of which could have a material adverse effect upon our business, financial condition and results of operations. Products and services as complex as those we offer may contain undetected errors or failures when first introduced or as new versions are released. There can be no assurance that, despite testing by us and by current and potential customers, errors will not be found in new products and services until commercial shipments have commenced.

We face growing competition that could make it difficult for us to acquire and retain customers.

      The market for service management systems for corporate IP networks and the Internet is new and rapidly evolving. We expect competition in this market to intensify in the future. Our competitors vary in size and in the scope and breadth of the products and services that they offer. Many of these competitors have greater financial, technical, marketing and other resources than us, and some have well established relationships with our current and potential customers. As a result, these competitors may be able to respond to new or emerging technologies and changes in customer requirements more effectively than us, or devote greater resources than us to the development, promotion and sale of products. Increased competition may result in price reductions, reduced profitability and loss of market share, any of which could have a material adverse effect on our business, financial condition and results of operations.

      We expect that we may experience competition from less expensive products and services that provide only a portion of the functionality provided by our products and services. In particular, as prices for network equipment components such as data service units/channel service units decrease, customers may decide to purchase these less expensive products even though they lack certain features offered by our products. For example, we expect that participants with strong capabilities in these various segments could partner with each other to offer products that supply functionality approaching that provided by Visual UpTime. We are aware of such arrangements between Digital Link and NetScout, and NetScout and Paradyne. The success of such products could have a material adverse effect on our business, financial condition and results of operations.

      If we expand the scope of our products and services, we may encounter many additional, market-specific competitors. These potential competitors include companies that sell network management software such as Lucent Technologies, Inc. — OneVision Division and Telecordia Technologies, Inc., each of which has announced products that could potentially compete with us in the future. The success of such products could have a material adverse effect on our business, financial condition and results of operations.

We have a history of losses and an accumulated deficit and we may not be profitable in the future.

      Our limited history, operating losses and accumulated deficit make predicting our future operating results difficult. Our company was organized in 1993 and we introduced Visual UpTime in mid-1995. Accordingly, we have only a limited operating history upon which an evaluation of our product and prospects can be based. As of December 31, 1999, we had an accumulated deficit of approximately $31.5 million. Although we reported net income of $3.6 million for 1999, we incurred consolidated net losses in 1997 and 1998 of approximately $9.2 million and $6.5 million, respectively. The loss in 1997 related primarily to our expenditures associated with the development and marketing of the Visual UpTime product, the products of Net2Net, and the products of Inverse. The loss in 1998 related primarily to the effect of the merger-related costs and the effect of the Net2Net and Inverse operating losses prior to the respective dates of acquisition.

      Our revenue may not continue to grow or be sustained in the future. Although we have recently experienced an increase in revenue from service provider companies, such growth should not be considered indicative of future revenue growth, if any, or of future operating results. Our revenue in any period depends primarily on the volume and timing of orders received during the period, which are difficult to predict. Our expense levels are based, in part, on the expectation of future revenue. If revenue levels are below expectations due to delays associated with customers’ decision-making processes or for any other reason, operating results are likely to be materially and adversely affected. Results of operations may be affected disproportionately by a reduction in revenue because a large portion of our expenses are fixed and cannot be easily reduced without adversely affecting our business. In addition, we currently intend to increase funding of research and product development efforts and sales, marketing and customer support operations and to expand distribution channels. To the extent such expenses precede or are not promptly followed by increased revenue, our business, financial condition and results of operations could be adversely affected.

Our dependence on sole and limited source suppliers makes the price we pay for important components in our products more volatile.

      We purchase many key components used in the manufacture of our products only from sole or limited sources. If a sole or limited source supplier raises their prices, delays shipments or becomes unable or unwilling to supply a key component, we may be forced to obtain these components from alternative sources if they are available which could impair our ability to deliver our products to our customers in a timely and cost-effective manner, or could force us to increase our prices or reduce our gross profit margins. Any of these events could have a material adverse effect on our business, financial condition and results of operations and could jeopardize our relationships with those customers.

      The risks associated with being dependant on sole or limited source suppliers of key components include the following:

•	we have not identified alternative suppliers for all of our key components and we may not be able to find alternative suppliers, if necessary, or find alternative components of comparable quality;

•	we will have to qualify alternative suppliers before we purchase components from them which will, even if successful, necessarily delay the process of procuring the replacement components;

•	most of our suppliers do not have long-term agreements with us, so these suppliers could suddenly increase component prices;

•	even minor delays in shipments of key components from suppliers, which we have experienced in the past, could delay the shipment of our products;

•	although all of our sole or limited source suppliers are based in the United States, some of them may manufacture or acquire components from outside of the United States and thus they may be unable to deliver their components if their own supplies are interrupted by events in other countries; and

•	some of the components, including dynamic random access memories and embedded communications processors, are subject to significant price fluctuations.

Sole-source components presently include framers, certain semiconductors, embedded communications processors, communication controllers and line interface components.

We may face difficulties assimilating and may incur costs associated with any future acquisitions.

      As part of our business strategy, we may seek to acquire or invest in businesses, products or technologies that we feel could complement or expand our business, augment our market coverage, enhance our technical capabilities or that may otherwise offer growth opportunities. Acquisitions could create risks for us, including:

•	difficulties in assimilation of acquired personnel, operations and technologies;

•	unanticipated costs associated with the acquisition;

•	diversion of management’s attention from our core business;

•	adverse effects on existing business relationships with channel partners of our products and services and our customers; and

•	use of substantial portions of our available cash to consummate the acquisition.

      Our failure to successfully assimilate companies acquired by us in the future and/ or the occurrence of unanticipated costs that may arise in connection with such acquisitions, could have a material adverse effect on our business, financial condition and results of operations.

If we expand our international activities, our business will be susceptible to additional risks associated with international operations.

      We believe we must expand the sales and marketing activities for our products and services outside the United States and hire additional international personnel. Therefore, we expect to commit significant resources to expand our international sales and marketing activities, which were less than 10% of our consolidated revenue for 1999 and prior periods. With respect to the Visual Internet Benchmark product, we intend to deploy additional measurement computers worldwide, which would require us to maintain and service computers over longer distances.

      Conducting international operations would subject us to risks we do not face in the United States. These include, but are not limited to:

•	currency exchange rate fluctuations;

•	seasonal fluctuations in purchasing patterns;

•	unexpected changes in regulatory requirements;

•	maintaining and servicing computer hardware in distant locations;

•	longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

•	difficulties in managing and staffing international operations;

•	potentially adverse tax consequences, including restrictions on the repatriation of earnings;

•	the burdens complying with a wide variety of foreign laws; and

•	reduced protection for intellectual property rights in some countries.

      The Internet and other IP services, such as Frame Relay and ATM, may not be used as widely in other countries and the adoption of public data service for transporting mission-critical applications may evolve slowly or may not evolve at all. As a result, we may not be successful in selling our products and services to customers in markets outside the United States. Failure to expand our international activities successfully could have a material adverse effect on our business, financial condition and results of operations.

The loss of key people could jeopardize our growth prospects.

      The loss of the services of Scott E. Stouffer, our Chairman, President and Chief Executive Officer, or any other key employee could adversely affect our ability to execute our business plan and could have a material adverse effect on our business, financial condition and results of operations. Our success depends to a significant degree upon the continuing contributions of our key management and technical employees, particularly Mr. Stouffer.

Our inability to hire and retain employees may hurt our growth prospects.

      If we fail to hire and retain personnel, it could damage our ability to grow and expand our business. Our future success depends on our ability to attract and retain highly skilled managerial, sales, marketing, customer support and product development personnel. Intense competition for technically trained sales and product development personnel makes recruiting qualified personnel difficult. There can be no assurance that we will be successful in retaining our key employees or that we can attract or retain additional skilled personnel as required. Failure to attract and retain key personnel could have a material adverse effect on our business, financial condition and results of operations.

Others may claim that we infringe their intellectual property rights.

      If others claim that our products infringe on their intellectual property rights, whether the claims are valid or not, we may be forced to spend significant sums in litigation, pay damages, delay product shipments, reengineer our products or acquire licenses to the claimant’s intellectual property. We expect that these claims may become more common as the number of products in the network management industry increases and the functionality of these products further overlaps. If a claimant is successful in a lawsuit arising from such a claim, it could have a material adverse effect on our business, financial condition and results of operations.

We must protect our own intellectual property rights.

      Our success is dependent on our proprietary technology and intellectual property rights. We hold two patents and also rely on copyright and trade secret laws, trademarks, confidentiality procedures and contractual provisions to protect our proprietary software, documentation and other proprietary information. These protection methods may not be adequate to prevent competitors from developing similar technology. Moreover, in the absence of patent protection, our business may be adversely affected by competitors that develop functionally equivalent technology. Litigation to enforce our intellectual property rights, regardless of its success or failure, could be burdensome and expensive and could involve a high degree of uncertainty. In addition, legal proceedings may divert management’s attention from growing our business.

      We may be subject to additional risk as we enter into transactions in countries where intellectual property laws are not well developed or enforced effectively. Legal protection of our rights may be ineffective in such countries, and technology developed or used in such countries may not be protectable in jurisdictions where protection is ordinarily available. Failure to adequately protect our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

We have anti-takeover protections that may delay or prevent a change in control that could benefit our stockholders.

      Terms of our certificate of incorporation and bylaws make it more difficult for another individual or company to acquire control of our company, even if a change of control would benefit our stockholders. These terms include:

•	our board of directors, without stockholder approval, may issue up to 5,000,000 shares of preferred stock on terms that they determine. This preferred stock could be issued quickly with terms that delay or prevent the change in control of our company, make removal of management more difficult or depress the price of our stock;

•	certain provisions of our certificate of incorporation and bylaws and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest;

•	we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law which prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner;

•	our board of directors is “staggered” so that only a portion of its members are elected each year;

•	only our board of directors, our chairman of the board, our president or stockholders holding a majority of our stock can call special stockholder meetings; and

•	special procedures must be followed in order for stockholders to present proposals at stockholder meetings.

      In addition, our credit facility with Silicon Valley Bank prohibits us from engaging in a merger with or being acquired by another entity without their consent, unless we are the surviving entity.

GENERAL INFORMATION ABOUT THE

VISUAL NETWORKS STOCKHOLDER MEETING

Date, Time and Place of the Meeting

      The annual meeting of the Visual Networks stockholders will be held at 10:00 a.m., local time (EDT), on           , 2000, at the offices of Piper Marbury Rudnick & Wolfe LLP, 1200 19th Street, NW, Washington, DC 20036.

Record Date and Outstanding Shares

      The Visual Networks board of directors has fixed the close of business on March 20, 2000 as the record date for the determination of the holders of Visual Networks common stock entitled to receive notice of and to vote at the Visual Networks meeting. Only stockholders of record on the record date are entitled to receive notice of and to vote at the Visual Networks meeting or any adjournments or postponement of the meetings. As of the Visual Networks record date, there were 25,035,454 shares of Visual Networks common stock issued and outstanding and held by approximately 354 holders of record. Each holder of shares of Visual Networks common stock is entitled to one vote per share held of record on the record date.

      The deadline for submitting stockholder proposals for the Visual Networks 2001 annual stockholder meeting will be December 1, 2000.

Purpose of the Meeting

      Visual Networks is furnishing this document to its stockholders in connection with the solicitation of proxies by the Visual Networks board of directors for use at the meeting. The purpose of the meeting is to consider and vote upon the proposals to:

1. To approve the issuance of Visual Networks common stock pursuant to the Agreement and Plan of Merger dated as of February 7, 2000, among Avesta Technologies, Inc., Visual Networks and a subsidiary of Visual Networks;

2. To amend the certificate of incorporation of Visual Networks to increase the number of authorized shares of Visual Networks common stock from 50,000,000 to 200,000,000;

3. To approve the 2000 Stock Incentive Plan and to authorize the issuance of 7,000,000 shares under the plan;

4. To elect three directors to serve for a term of three years and until their respective successors are elected and duly qualified;

5. To ratify the selection of Arthur Andersen LLP as Visual Networks’ independent auditors for the fiscal year ending December 31, 2000; and

6. To transact such other business as may properly be brought before the meeting or any adjournment or postponement of the meeting including potential adjournments for the purpose of soliciting additional proxies.

      Pursuant to the merger agreement, at the effective time, the former stockholders of Avesta Technologies will receive shares of Visual Networks common stock for their shares of Avesta Technologies common stock and preferred stock.

      No fractional shares will be issued. Instead, Avesta Technologies stockholders will be paid in cash the amount equal to the fractional share multiplied by the average daily high and low trade prices per share of Visual Networks common stock for the three trading days ending one trading day before the effective date.

      In unanimously approving the merger agreement and the transactions contemplated in connection with the merger, the members of the Visual Networks board of directors have determined that the merger is advisable and in the best interests of the Visual Networks stockholders and recommend that the Visual Networks stockholders vote FOR the proposal to approve the issuance of Visual Networks shares in the merger.

Vote Required

      Approval of the issuance of Visual Networks common stock in the merger, approval of the stock plan and the ratification of Visual Networks auditors requires the approval of the holders of a majority of the votes cast on such proposals, provided that the total votes cast on the proposal represent over 50% in interest of all Visual Networks common stock entitled to vote on such proposal. The affirmative vote of a majority of the outstanding shares of Visual Networks common stock is required to approve the amendment of the Visual Networks certificate of incorporation. Visual Networks directors will be elected by a plurality vote.

      Visual Networks stockholders are entitled to one vote for each share of Visual Networks common stock on all matters submitted to a vote of Visual Networks stockholders. The presence at the Visual Networks meeting, either in person or by proxy, of the holders of a majority of the votes entitled to vote at the meeting constitutes a quorum for the transaction of business. For purposes of determining whether there is a quorum at the Visual Networks meeting, abstentions and broker non-votes will not be treated as shares that are present and entitled to vote. Under the rules of The Nasdaq Stock Market, brokers who hold shares in street name for customers will not have the authority to vote on the proposed merger unless they receive specific instructions from the beneficial owners. As required under Delaware law, abstentions and broker non-votes will be counted in determining whether a quorum is present and in determining whether a majority of the outstanding shares have approved the merger, and will, therefore, have the same effect as a vote against the merger and other proposals.

      Each of Messrs. Scott Stouffer, Michael Watters, Peter Minihane and the directors of Visual Networks who own shares of common stock of Visual Networks have entered into a voting agreement to vote all of the shares of Visual Networks common stock which they beneficially own in favor of the merger. As of February 29, 2000, these stockholders and their affiliates beneficially owned and were entitled to vote 1,601,470 shares of Visual Networks common stock, which represented 6.4% of the 24,956,901 shares of Visual Networks common stock outstanding on that date. A form of these voting agreements is attached as Appendix G.

      Visual Networks stockholders do not have dissenters’ rights of appraisal with respect to the issuance of shares of Visual Networks common stock in the merger.

Voting of Proxies

      If the accompanying proxy card is properly signed and returned to Visual Networks and not revoked before a vote is taken at the Visual Networks meeting, it will be voted in accordance with the instructions indicated on the proxy card. If the proxy card is signed and returned without indicating any voting directions, the proxy will be voted “FOR” approval of the issuance of Visual Networks common stock in connection with the merger and the other proposals. Brokers who hold shares in street name for customers do not have authority to vote on the proposed merger and other proposals unless they receive specific instructions from the beneficial owners. If you hold your shares in street name, please see the voting form provided by your broker for additional information regarding the voting of your shares.

      Visual Networks is not aware of any business to be acted on at the Visual Networks meeting, except as described in this document. If any other matters are properly presented to the Visual Networks meeting, or any adjournments or postponements of the meeting, the persons appointed as proxies or their substitutes will have discretion to vote or act on the matter according to their best judgment and applicable law unless the proxy indicates otherwise.

Authorization to Vote on Adjournment and Other Matters

      By signing the proxy, a Visual Networks stockholder authorizes the proxy holder to vote in his discretion regarding any procedural motions which may come before the Visual Networks meeting. For example, this authority could be used to adjourn the meeting if Visual Networks believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a stockholder vote in order to solicit additional proxies or to provide additional information to Visual Networks stockholders. To the extent a Visual Networks stockholder intends to vote against the merger agreement, such stockholder would have no incentive to vote in favor of discretionary adjournment by the Visual Networks board of directors, which would allow Visual Networks to adjourn the meeting in order to solicit additional votes in favor of the merger agreement. Visual Networks has no plans to adjourn the meeting at this time, but it intends to attempt to do so if it believes that doing so would promote stockholder interests.

      The failure to return a proxy or to vote in person will have no effect on the vote on adjournment, except to reduce the total number of votes counted. Brokers who hold shares in street name for customers will not have the authority to vote unless they receive specific instructions from beneficial owners. Under Delaware law, an adjournment proposal requires the affirmative vote of a majority of the votes cast by Visual Networks stockholders present or represented at the meeting. Therefore, broker non-votes and abstentions will have no effect, provided a quorum is present.

Revocation of Proxies

      A stockholder of Visual Networks may revoke a proxy at any time before it is voted by:

•	filing written notice of revocation with the Secretary of Visual Networks which is actually received prior to the vote of stockholders;

•	following the instructions received from their broker for any shares held by the broker in street name;

•	filing a duly executed proxy bearing a later date; or

•	attending the Visual Networks meeting and voting in person. Attendance at the meeting will not by itself revoke the proxy.

      A Visual Networks stockholder should send any such filing to Visual Networks at 2092 Gaither Road, Rockville, Maryland 20850, Attn. Peter J. Minihane.

      If you hold your Visual Networks shares in street name, please see the instructions provided by your broker regarding revocation of your proxy. If you vote your Visual Networks shares through your broker, you may not change or revoke your vote by contacting Visual Networks directly. You will need additional documentation from your broker to vote your Visual Networks shares in person at the meeting if they are held in street name.

Solicitation of Proxies

      We will bear the costs of soliciting proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from our stockholders by telephone or personal communication or by other means. These persons will not receive additional compensation, but they may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation.

      We will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Visual Networks stock held of record by such persons, and we will each reimburse custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with this service.

      We may engage one or more proxy solicitation firms to assist in obtaining proxies from our stockholders on a timely basis. As of the date of this document, we have not engaged a proxy solicitation firm or committed ourselves to pay any fees related to this service.

PROPOSAL NO. 1: THE MERGER

PARTIES TO THE MERGER

Visual Networks

      Visual Networks designs, manufactures and sells service management systems for corporate networks based on the Internet protocol, or IP, and the Internet. Visual Networks’ systems combine purpose-built software agents placed at key demarcation points in the network with centralized software applications for performance monitoring, troubleshooting and network capacity planning. The Visual UpTime, Visual IP Insight and Visual Internet Benchmark software products provide instrumentation for network performance measurement and analysis that allows service providers to achieve the service levels required by their customers and to lower operating costs associated with IP networks and the Internet. The availability of performance monitoring and troubleshooting instrumentation also allows subscribers to verify service levels being supplied by their service provider and monitor traffic traversing networks, a requirement for many subscribers wishing to use public services to carry mission-critical data traffic. Visual Networks believes that its systems are deployed in configurations managing up to 4,500 circuits and 1,500,000 desktop computers.

      Visual Networks believes that it is a worldwide leader in providing service management systems and has shipped systems for deployment on an aggregate of over 80,000 circuits and over 20,000,000 desktops. Visual Networks has developed relationships with major service providers such as AT&T Corporation, Sprint/ United Management Company, MCI Worldcom, Inc., British Telecommunications, Concentric Network Corporation, Earthlink Network, Inc., Prodigy Communications Corporation, Ameritech Corporation, Bell Atlantic, Inc., BellSouth Communication Systems, Inc., and GTE Communication Systems Corporation. These service providers either resell Visual Networks’ systems to their subscribers or integrate Visual Networks’ systems into their network infrastructure to enable them to offer enhanced network service levels. Subscribers deploying Visual Networks’ systems in their IP networks include ABN-AMRO Bank, BP Amoco p.l.c., Cargill, Inc., Cisco Systems, Inc., Citicorp, Delta Air Lines, Inc., EDS Electronic Commerce Division, Federal Express Corporation, Household International, Inc., Intuit Inc., Marriott International, Inc., Alcoa, Inc., and Waste Management, Inc. For 1999, Visual Networks had consolidated revenue of approximately $91.7 million.

      Visual Networks was incorporated in Maryland in August 1993 under the name Avail Networks, Inc. and reincorporated in Delaware in December 1994 as Visual Networks, Inc. On May 15, 1998, Visual Networks acquired Net2Net Corporation. On September 30, 1999, Visual Networks acquired Inverse Network Technology. Both acquisitions have been accounted for as pooling-of-interests transactions. Visual Networks’ principal executive offices are located at 2092 Gaither Road, Rockville, Maryland 20850, and its telephone number is (301) 296-2300.

Avesta Technologies

Overview

      Avesta Technologies provides software that manages the infrastructure of e-business. This infrastructure consists of interdependent network, systems, applications and telecommunication resources, including the web, that together enable and support e-business activities. Avesta Technologies’ Trinity and eWatcher software products enhance the availability and performance of this e-business infrastructure, which is vital to an organization’s ability to generate revenue, interact with its customers and maintain its competitive position. Avesta Technologies’ software enables organizations to discover and understand how their information technology, or IT, resources work together to provide services to users, then monitors, manages and reports on the availability and performance of those services in real-time. Avesta Technologies’ client base of large enterprises, service providers, government agencies and Internet companies includes: AT&T Solutions, Inc., Bouygues Telecom, ALLTEL Information Services, Inc., Bell Atlantic Internetworking and Multimedia Solutions, CBS Corporation, Eddie Bauer Online, Exodus Communications, Inc., ICG Equipment, Inc., Morgan Guaranty Trust Company, National Institutes of Health, US West, Inc. and Waterhouse Securities, Inc.

      Avesta Technologies’ software enables its customers to:

      Improve Business Uptime. Avesta Technologies’ software provides organizations with a simple and rapid way to detect service disruptions, isolate their root cause and identify the business problems they create. Understanding the cause of service disruption and its impact on e-business allows an organization’s service desk to proactively alert users and focus on priority-based problem resolution. This enables organizations to improve the uptime of critical, often revenue-generating, business services.

      Enhance Customer Relationships. Competitive pressures are driving organizations to extend their e-business infrastructures in order to deliver reliable and high performance services to their customers. Avesta Technologies’ software enables organizations to define acceptable thresholds of availability and performance, detect problems associated with network, system, application and web site failures and take remedial action before their customers are affected.

      Reduce Mean-Time-To-Business Value. Avesta Technologies’ software is designed for fast deployment, which often results in a rapid return on investment to Avesta Technologies’ customers. By quickly discovering an organization’s resources and their impact on service delivery, Trinity delivers value in a matter of days or weeks rather than months or years. This enables Avesta Technologies’ customers to accelerate the rate at which they can extend their e-business infrastructures to address time to market pressures.

      Reduce Management Costs. Avesta Technologies’ software presents IT administrators with discovery and monitoring capabilities that enable them to more efficiently manage resources and eliminates the need for multiple point products. In addition, Avesta Technologies’ software complements existing enterprise management, element management and help desk software enhancing Avesta Technologies’ customers’ ability to realize the full value of these investments in their infrastructure.

Products

      Avesta Technologies’ product offerings include: Trinity, Avesta Technologies’ service management software, and eWatcher, Avesta Technologies’ web monitoring software. Avesta Technologies’ software helps organizations to manage the availability, performance and cost of their e-business infrastructures.

Trinity

      Trinity enables Avesta Technologies’ customers to manage their e-business infrastructure by constructing an Enterprise Service Model that depicts how the components of their infrastructure work together to support business functions. Trinity incorporates data collection agents that continuously pass information gathered from a wide range of resources to the Model Server that tracks in real-time the inter-relationships among those different streams of information. This allows the Model Server to automatically isolate the root cause and business impact of service disruptions. Trinity enables an organization’s technical staff to focus on quickly restoring services based on business priority. Trinity provides a context in which technical staff can link third-party tools, user policies and documentation to automatically resolve these problems.

      The following table summarizes the Trinity family of service management software. Customers are able to license Trinity and any combination of modules depending on their needs.

Base Product	Description

Trinity	Provides all functionality necessary to discover, collect, analyze, distribute and present a real-time and historical service perspective of the e-business infrastructure.

Modules	Description

Trinity Service Availability Reporter	Provides online processing capabilities for analyzing the root cause and business impact of service disruptions.

Trinity Agent Server	Identifies possible disruptions by simulating the user’s web experience; monitors web response time, latency and integrity; forwards exceptions to the Trinity base product to pinpoint the root cause of the problem.

Trinity Agents	Collect and analyze information from e-business infrastructure resources including networks, systems and applications to determine if a service disruption has taken place. Supported network devices include Cabletron Systems, Inc., Cisco, Nortel Networks Corporation, and 3Com Corporation. Supported operating systems include NT and Solaris.

Trinity Gateways And Interfaces	Enables integration between Trinity and a customer’s existing e-business infrastructure management products. The Trinity modules that are currently available support integration with enterprise management software, including Unicenter TNG and Tivoli; element management software, including BMC Patrol; and help desk software, including Peregrine’s ServiceCenter and Remedy’s Action Request System.

eWatcher

      eWatcher manages the availability and performance of service delivered by web applications. With eWatcher, organizations can simulate their users’ web experience and proactively manage web response time. eWatcher is well-suited to manage business-critical web environments through simulated transaction testing and automated notification based on predefined notification instructions. For example, an online merchant can use eWatcher to test and monitor sales transactions to ensure that they are being processed and order information is being delivered in a timely fashion.

eWatcher also enables organizations to test for and verify the existence of acceptable performance levels. It enhances customer satisfaction by managing a site from the user’s perspective and identifying problems before customers encounter them. eWatcher can be installed and operational in less than one hour.

Trinity’s Architecture

      Trinity’s four-tiered architecture is designed for efficient data collection, analysis and distribution. Trinity modules have an object-oriented design that enables communication through the Common Object Request Broker Architecture, or CORBA.

      Trinity Agents. Trinity Agents make up the first tier of the Trinity architecture. Agents automatically identify the components that comprise an organization’s e-business infrastructure, including network devices, operating systems, applications and web sites. These agents can also collect resource and event information from enterprise management software products, including CA Unicenter TNG and BMC Patrol.

      Trinity Agent Server is a special type of Agent that uses automated and customized tests to measure the response time and latency of each phase of a users’ web experience. These tests identify when any aspect of a web transaction fails or its performance declines below defined thresholds. The Agent Server forwards these results to the Model Server. The Model Server then correlates this information with network and system events and performs root cause analysis to determine why there is a problem and which e-business services are impacted.

      Trinity Servers. The second tier of the Trinity architecture is comprised of the Trinity Model Server, Trinity Data Server and Trinity Reporting Server.

•	Trinity Model Server builds and maintains an Enterprise Service Model based on the resources discovered by the Agents. The model provides a real-time representation of these resources and their inter-relationships. As the Agents monitor the environment in real-time, they send events to the Enterprise Service Model for root cause and business impact analysis. The Enterprise Service Model also provides a means by which IT administrators can establish procedures to automate the resolution of service disruptions.

•	Trinity Data Server stores events, alarms and long-term service availability information. This information is used for service availability reporting and investigating historical alarms.

•	Trinity Reporting Server provides the ability to view information about individual outages and service disruptions. Utilizing Trinity’s embedded online analytical processing technology, the Reporting Server can generate standardized or completely customizable reports viewable through a Web browser. These reports illustrate service performance and availability over time, as well as by individual outage and business impact.

      Trinity Object Servers. Trinity Object Servers form the third tier of the Trinity architecture. They allow many users to view, monitor and manage the information in the Enterprise Service Model simultaneously. Through Trinity’s Client applications, users identify what services they are interested in monitoring. The Object Servers then pass these requests to the Enterprise Service Model. Whenever the Enterprise Service Model identifies a problem affecting a particular service, the Object Servers communicate this information to relevant Client applications. By distributing multiple Object Servers across local area or wide area networks, Trinity can efficiently support hundreds of highly customized views of the service availability and performance information maintained within the Model Server.

      Trinity Clients. Trinity Clients, the fourth tier of the Trinity architecture, are a set of integrated software applications that provide the interface for the user that enables real-time viewing and administration. Trinity Clients run on multiple operating systems, including NT and Solaris. Three types of clients are available: Trinity Service Manager, Trinity Open Console and Web-Based Reporting Clients.

•	Trinity Service Manager allows IT administrators to create user-defined views of e-business infrastructure information and then use these views to inspect, update and modify managed resources and services.

•	Trinity Open Console provides a customizable read-only view of the Enterprise Service Model.

•	Web-Based Reporting Clients report on the root cause of a service disruption, its business impact and historical views of web service availability.

eWatcher Architecture

      eWatcher securely monitors a web site both within and outside a firewall to help ensure its availability and performance relative to defined levels. eWatcher does this by testing each phase of a defined transaction from a user’s perspective, including logging-in, traversing links and accessing servers, pages, databases and web services like e-mail, news and file transfers. eWatcher simulates a user’s experience by capturing and playing back complete online transactions at times determined by the IT administrator, enabling managers to identify and fix a problem before service is affected.

      eWatcher’s web-based architecture supports comprehensive web monitoring from a Java-enabled web browser, including configuration, testing, control and reporting on the status of web and network components in real-time. Access to eWatcher is also available through non-Java browsers or personal digital assistants. eWatcher supports the simultaneous testing of hundreds of managed devices.

Proprietary Rights and Licensing

      Avesta Technologies relies on a combination of patent, trademark, trade secret, and copyright law and contractual restrictions to protect the proprietary aspects of its technology.

      Avesta Technologies presently has two pending patent applications in the United States covering Trinity’s Enterprise Service Model, Trinity Open Console and Trinity Data Server. Based on these applications, Avesta Technologies has filed applications under an international treaty, which may eventually lead to the filing of patent applications in foreign countries. Avesta Technologies also owns a trademark registration for Avesta Technologies’ company name and has pending applications for trademark registrations for Trinity and eWatcher in the United States. Trademark applications have been filed in several foreign countries. Avesta Technologies’ patent and trademark applications might not result in the issuance of any valid patents or trademarks. Avesta Technologies seeks to protect the source code for its software, documentation and other written materials under trade secret and copyright laws. Avesta Technologies licenses Trinity to end-users under signed license agreements and eWatcher under electronic agreements. Finally, Avesta Technologies seeks to avoid disclosure of its intellectual property by requiring employees and consultants with access to its proprietary information to execute confidentiality agreements with it and by restricting access to its source code.

      Despite Avesta Technologies’ efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of its products or to obtain and use information that Avesta Technologies regards as proprietary. In addition, Avesta Technologies sells its products internationally. The laws of many countries do not protect Avesta Technologies’ proprietary rights to the same extent as the laws of the United States. Litigation may be necessary in the future to enforce Avesta Technologies’ intellectual property rights, to protect its trade secrets and to determine the validity and scope of the proprietary rights of others. Any resulting litigation could result in substantial costs and diversion of resources and could have a material adverse effect on Avesta Technologies’ business and operating results.

      Avesta Technologies’ success and ability to compete are also dependent on its ability to operate without infringing upon the proprietary rights of others. A successful claim of infringement and Avesta Technologies’ failure or inability to license the infringed technology on acceptable terms would likely have a significant and adverse affect on Avesta Technologies’ business, financial condition and results of operations. Currently, Avesta Technologies is engaged in litigation with Systems Management concerning the alleged infringement of two patents held by Systems Management. For a discussion of this risk factor please, see “Risk Factors — A competitor has claimed that Avesta Technologies infringes its intellectual property.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

      The following discussion of Avesta’s condition and results of operations should be read in conjunction with the Avesta consolidated financial statements and notes included elsewhere in this document.

Overview

      Avesta Technologies provides software that manages the infrastructure of e-business. This infrastructure consists of interdependent network, systems, applications and telecommunication resources, including the Web, that together enable and support e-business activities. Avesta Technologies’ Trinity and eWatcher software products enhance the availability and performance of this e-business infrastructure, which is vital to an organization’s ability to generate revenue, interact with its customers and maintain its competitive position. Avesta Technologies’ software enables organizations to discover and understand how their information technology resources work together to provide services to users, then monitors, manages and reports on the availability and performance of those services in real-time.

      Avesta Technologies was incorporated in Delaware in February 1996 and commenced operations in New York in November 1996. During 1996 and 1997, Avesta Technologies completed an equity financing of $4.0 million of its series A preferred stock. Through 1997, Avesta Technologies relied on its initial round of equity financing and revenues from professional services unrelated to software to finance its operations. Avesta Technologies began to recognize software license revenues from its initial sale of Trinity in 1998. Avesta Technologies raised $6.2 million from the issuance of its series B preferred stock in March 1998, which was used to hire additional employees and expand its sales and marketing operations. In June 1998, Avesta Technologies acquired the business and technology that formed the basis for eWatcher through its acquisition of Caravelle, Inc. The acquisition was accounted for utilizing the purchase method of accounting and, accordingly, the purchase price was allocated to the assets and liabilities of Caravelle based on their estimated fair values at the date of acquisition. Goodwill of approximately $1.1 million related to this acquisition is being amortized over three years. To fund additional expansion of the business, particularly sales and marketing activities, Avesta Technologies raised an additional $10.9 million in January and February 1999 from the sale of its series C preferred stock and $11.4 million in July and August 1999 from the sale of its series D preferred stock. All of the outstanding shares of its series A, B, C and D preferred stock will automatically convert into a total of 18,307,389 shares of its common stock immediately prior to the consummation of this merger.

      In December 1999, Avesta Technologies acquired all of the outstanding stock of Telecoms Data Systems SAS for approximately $1.3 million in cash and 374,550 shares of its common stock. In addition, Avesta Technologies agreed to pay the former stockholder of Telecoms Data Systems, on a quarterly basis, royalties based on Telecoms Data Systems’ software revenues.

      In 1996 and 1997, professional services, which at that time were unrelated to the software product, provided all of Avesta Technologies’ revenues. Since the release of Trinity in March 1998, Avesta Technologies’ revenues have consisted primarily of software license revenues and professional services and maintenance revenues related to the implementation and support of its software.

      For 1997, three customers accounted for approximately 64%, 18% and 11%, respectively, or a total of 93%, of Avesta Technologies’ total revenues. For 1998, two customers accounted for approximately 43% and 38%, respectively, or a total of 81%, of Avesta Technologies’ total revenues. For 1999, three customers accounted for approximately 29%, 17% and 11%, respectively, or a total of 57%, of Avesta Technologies’ total revenues.

      Avesta Technologies recognizes software license revenues when the software is delivered, provided that the arrangement does not involve significant customization of the software and a noncancelable license agreement has been signed or other persuasive evidence of an arrangement exists, the license fee is fixed and determinable and collection of the fee is considered probable.

      Since the release of Trinity in March 1998, professional services revenues include consulting fees for the implementation and customization of Avesta Technologies’ software as well as customer training. These services are generally charged to clients on a time and materials basis and revenues are recognized as they are earned. The gross profit margins for professional services revenues are typically lower than for software license revenues because of personnel costs associated with the delivery of these services and customer support in connection with maintenance contracts.

      Revenues from maintenance contracts, which provide for telephone and on-site support as well as product upgrades, are recognized ratably as earned over the term of the maintenance contract, which is typically one year.

      Avesta Technologies’ cost of revenues for software licenses consists of direct software costs, which include royalty costs from third-party software embedded in Avesta Technologies’ software, software media duplication and software manual costs. Avesta Technologies’ cost of revenues for professional services and maintenance consists of personnel costs associated with the delivery of professional services and customer support in connection with maintenance service contracts.

      Avesta Technologies’ operating expenses are classified into three general categories: sales and marketing, research and development and general and administrative. Sales and marketing expenses include expenditures specific to the sales and marketing group, such as salaries, benefits, sales commissions, public relations, travel and entertainment, advertising, trade shows, promotional materials and other marketing activities. Research and development expenses include expenditures related to the development and testing of Avesta Technologies’ software including salaries and benefits. Avesta Technologies expenses all research and development costs as incurred. General and administrative expenses consist of salaries, benefits and other personnel costs for the following departments: administration, finance, information technology, human resources and legal. General and administrative expenses also include the costs of legal fees.

      Although Avesta Technologies’ annual revenues have increased to $7.0 million for 1999, Avesta Technologies has incurred significant losses since its inception. At December 31, 1999, Avesta Technologies’ accumulated deficit was $30.8 million. Avesta Technologies’ success is largely dependent on increasing its customer base and developing new software and enhancing its existing software. Avesta Technologies expects to continue to invest significantly in sales and marketing, research and development and general and administrative costs, and to incur operating losses for the foreseeable future.

      Avesta Technologies’ days-sales-outstanding as of December 31, 1999 was 80 days. Avesta Technologies’ days-sales-outstanding tends to be higher than other companies in its industry due to the fact that its sales often close near the end of the quarter, giving Avesta Technologies less time during that quarter to collect the accounts receivable. As its customer base expands, Avesta Technologies expects its software maintenance revenues to increase. This may result in a more balanced flow of revenue within each quarter and may lead to reduced days-sales-outstanding.

      In connection with Avesta Technologies founders stock and stock options, cumulative deferred compensation of approximately $4.1 million was recorded through December 31, 1999. Cumulative amortization expense through December 31, 1999 was $0.8 million.

Results of Operations

      The following table sets forth financial data expressed as a percentage of total revenues for the periods indicated:

	February 9, 1996
	(inception) to	Year Ended December 31,
	December 31,
	1996	1997	1998	1999

Revenues:

Software license	—%	—%	27.1%	43.9%

Professional services and maintenance	100.0	100.0	72.9	56.1

Total revenues	100.0	100.0	100.0	100.0

Cost of revenues:

Software license	—	—	7.6	6.7

Professional services and maintenance	19.2	35.6	72.0	19.1

Total cost of revenues	19.2	35.6	79.6	25.8

Gross profit	80.8	64.4	20.4	74.2

Operating expenses:

Research and development	—	119.9	188.4	52.0

Sales and marketing	—	36.2	178.2	169.4

General and administrative	109.2	118.1	237.0	109.5

Total operating expenses	109.2	274.2	603.6	330.9

Operating loss	(28.4)	(209.8)	(583.2)	(256.7)

Other income	3.6	7.7	9.1	6.3

Net loss	(24.8)%	(202.1)%	(574.1)%	(250.4)%

1999 Compared to 1998

      Revenues. Total revenues increased to $7.0 million for 1999 from $1.5 million for 1998. Software license revenues increased to $3.1 million for 1999 from $0.4 million for 1998. This increase in revenues was primarily due to an expanding customer base and continued acceptance of Trinity. Revenues from professional services and maintenance increased 268.4% to $3.9 million in 1999 from $1.1 million for 1998. Avesta Technologies believes that professional services and maintenance revenues may continue to increase as a percentage of total revenues, due to the increase in the number of maintenance contracts as Avesta Technologies’ customer base grows.

      Cost of Revenues. Cost of revenues increased 54.9% to $1.8 million for 1999 from $1.2 million for 1998. This increase was primarily attributable to the increase in revenues. Gross profit increased $4.9 million to $5.2 million for 1999 from $0.3 million for 1998. Gross profit was 74.2% for 1999, as compared to 20.4% for 1998. This increase in gross profit was due to the increase in software license revenues, which generate higher gross margins relative to professional services and maintenance revenues.

      Sales and Marketing. Sales and marketing expenses increased to $11.8 million for 1999 from $2.6 million for 1998. The increase in sales and marketing expenses was due to higher personnel costs in connection with expanding Avesta Technologies’ sales and marketing force to 85 employees at December 31, 1999 from 31 at December 31, 1998 and to increased sales commissions. Avesta Technologies expects that sales and marketing expenses will continue to increase in absolute dollars for the foreseeable future as it continues to expand its sales force, hire additional marketing personnel and increase spending for marketing and promotion.

      Research and Development. Research and development expenses increased 32.1% to $3.6 million for 1999 from $2.7 million for 1998. The increase was due primarily to an increase in personnel to 49 employees at December 31, 1999 from 32 at December 31, 1998. Avesta Technologies expenses all research and development costs as incurred. Avesta Technologies intends to continue recruiting and hiring experienced research and development personnel and to make additional investments in product development and technological infrastructure. Avesta Technologies expects that research and development expenses will continue to increase in absolute dollars in future periods.

      General and Administrative. General and administrative expenses increased 121.1% to $7.6 million for 1999 from $3.5 million for 1998. The increase was due primarily to an increase in facilities and equipment costs, compensation and benefits, recruiting and professional fees. Avesta Technologies also incurred legal fees in the amount of $1.3 million for 1999, as compared to $0.7 million for 1998, due to ongoing litigation. In addition, Avesta Technologies amortized approximately $0.5 million in deferred compensation in 1999 compared to $0.2 million in 1998. This stock-based compensation relates to various option and restricted stock grants. Avesta Technologies expects that it will incur additional general and administrative expenses, including legal fees associated with ongoing litigation, and incur additional costs related to the growth of its business.

      Other Income. Net interest income increased 231.6% to $0.4 million for 1999 from $0.1 million for 1998. This dollar increase was primarily a result of interest earned on capital raised from the sale of Avesta Technologies’ series C and D preferred stock in 1999.

1998 Compared to 1997

      Revenues. Total revenues decreased 6.2% to $1.5 million in 1998 from $1.6 million in 1997. Software license revenues increased to $0.4 million due to the release of Trinity in March 1998. Revenues from professional services and maintenance decreased 31.7% to $1.1 million for 1998 from $1.6 million in 1997 as a result of the discontinuance of professional services unrelated to Avesta Technologies’ software as a major line of business in 1997.

      Cost of Revenues. Cost of revenues increased 109.8% to $1.2 million in 1998 from $0.6 million in 1997. This increase was primarily attributable to the increase in hiring of additional support personnel to support Avesta Technologies’ customer base. Gross profit decreased 70.3% to $0.3 million for 1998 from $1.0 million for 1997. Gross profit was 20.4% for 1998, as compared to 64.4% for 1997. This decrease was primarily due to the discontinuance of management consulting services in 1997 and the costs of hiring personnel to deliver professional services related to the release of Trinity in 1998.

      Sales and Marketing. Sales and marketing expenses increased to $2.6 million in 1998 from $0.6 million in 1997. This increase was due to increased sales and marketing efforts in connection with building our sales force to 31 employees in 1998 from six in 1997.

      Research and Development. Research and development expenses increased 47.3% to $2.7 million for 1998 from $1.9 million for 1997. This increase was due to the addition of personnel as a result of the Caravelle acquisition and the related costs associated with developing future releases of Trinity and the integration of the technology acquired from Caravelle with Avesta Technologies’ existing software.

      General and Administrative. General and administrative expenses increased 88.2% to $3.5 million for 1998 from $1.8 million for 1997. This increase was due to facilities, equipment depreciation and amortization, compensation and benefits, recruiting and professional development, and other administrative costs necessary to support Avesta Technologies’ growth. This increase was also due to litigation expenses of approximately $0.7 million in 1998 as compared to $0.1 million in 1997.

      Other Income. Net interest income increased 11.8% in 1998 as compared to 1997. This increase was primarily due to increased interest income as a result of higher average cash balances due to capital raised from the sale of Avesta Technologies’ series B preferred stock in March 1998.

Liquidity and Capital Resources

      Since inception, Avesta Technologies has financed its operations primarily through the sale of equity securities through which it has raised approximately $34 million. Avesta Technologies has also financed its operations through equipment lease financing and borrowings from its line of credit.

      As of December 31, 1999, Avesta Technologies had approximately $12.1 million in cash and short-term investments. In October 1998, Avesta Technologies entered into a $3.0 million revolving line of credit with Transamerica Business Credit Corporation. Borrowings under this facility cannot exceed 85% of Avesta Technologies’ eligible accounts receivable and bear interest at the bank’s prime rate plus 2%. At December 31, 1999, the interest rate was 10.5%. The facility is secured by all of Avesta Technologies’ assets, including intellectual property. At December 31, 1999, $1.5 million was outstanding under the credit facility. The credit facility restricts Avesta Technologies’ ability to pay dividends, sell assets, change the nature of its business, create liens on property, and enter into partnerships and joint ventures. In October 1999, Avesta Technologies entered into an amendment with the bank, under which the line of credit was increased to $7.5 million and expires in October 2000.

      Net cash used in operating activities was $9.6 million for 1999, $7.3 million for 1998 and $2.5 million for 1997. Net cash used in operating activities resulted primarily from the net losses incurred by Avesta Technologies.

      Net cash provided by financing activities was $20.8 million, $9.2 million and $2.4 million for 1999, 1998 and 1997, respectively. Net cash provided by in financing activities resulted primarily from the issuance of preferred stock.

      Avesta Technologies’ capital expenditures were $1.4 million, $0.3 million and $0.3 million for 1999, 1998 and 1997, respectively. Capital expenditures were made to purchase computer equipment and furniture and fixtures.

APPOINTMENT OF AUDITORS

      In February 2000, Avesta Technologies’ Board of Directors retained Arthur Andersen LLP as its independent public accountants and dismissed Avesta Technologies’ former auditors. From Avesta Technologies’ inception and throughout the time they were retained by Avesta Technologies, the former auditors did not disagree with Avesta Technologies on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure or any reportable event. The former auditors’ reports on Avesta Technologies’ financial statements contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Avesta Technologies’ financial statements for each of the two years in the periods ended December 31, 1998 and the nine months ended September 30, 1999 previously reported on by the former auditors have been restated. Based on the information available to the former auditors, certain restated items constitute disagreements not resolved to the satisfaction of the former auditors. These disagreements, which arose subsequent to the former auditors dismissal, relate to revenue recognition on certain software licenses and maintenance contracts, during 1998 and 1999, and a 1999 contract accounted for by the percentage of completion method, the valuation of certain stock options issued in 1999 and the related amortization thereon, and the valuation of warrants in connection with certain 1998 and 1999 financing transactions and a 1999 customer transaction.

      Management of Avesta Technologies and Arthur Andersen LLP have reviewed the issues disputed by the former auditors and have concluded that the restated financial statements are presented in conformity with generally accepted accounting principles in the United States. Prior to retaining Arthur Andersen LLP, Avesta Technologies had not consulted with Arthur Andersen LLP on any accounting, auditing or reporting matter.

THE MERGER

General

      In the merger, Avesta Technologies and a newly formed subsidiary of Visual Networks will merge, with Avesta Technologies surviving the merger and becoming a wholly-owned subsidiary of Visual Networks. If the merger is completed, each share of Avesta Technologies common stock and preferred stock outstanding immediately prior to the merger will be converted into shares of Visual Networks common stock. Avesta Technologies stockholders will (i) become stockholders in Visual Networks and (ii) will no longer hold any interest in Avesta Technologies other than through their interest in shares of Visual Networks. The new formed subsidiary’s current bylaws and charter will become those of the surviving corporation. The rights of Avesta Technologies stockholders will be governed by the Visual Networks certificate of incorporation and bylaws. We anticipate that the closing date will occur as promptly as practicable after the Visual Networks stockholders meeting.

Effective Time of the Merger

      The “effective time of the merger” will be upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such other time as specified in the certificate of merger. This filing will be made at the same time as the closing of the merger.

Background of the Merger

      In mid-December 1999, Robert Markovich, Visual Networks’ Vice President, Strategy and Mergers and Acquisitions, contacted Kam Saifi, President and CEO of Avesta Technologies, to discuss opportunities for the two companies to work together. Mr. Saifi indicated that he was interested in engaging in a discussion. Mr. Markovich then proposed discussion of a possible business combination between Visual Networks and Avesta Technologies.

      On December 17, 1999, Avesta Technologies held a regularly scheduled board of directors meeting. One of the items of discussion was Avesta Technologies’ forthcoming round of financing. Mr. Saifi informed the board that the registration statement for the Avesta Technologies initial public offering of its common stock was almost complete and he expected that Avesta Technologies would be in a position to file the registration statement with the SEC within two weeks. The board advised Mr. Saifi to continue moving forward with the initial public offering.

      On January 5, 2000, Scott Stouffer, the President and CEO of Visual Networks, called Mr. Saifi and indicated that Visual Networks was interested in exploring the possibility of a merger between Visual Networks and Avesta Technologies. Mr. Saifi informed him that Avesta Technologies was in the process of finalizing its initial public offering and any merger discussions would need to proceed quickly. The parties agreed to meet at Avesta Technologies offices in New York to review each other’s business plans and strategies.

      On January 7, 2000, Visual Networks and Avesta Technologies signed a confidentiality agreement.

      On January 10, 2000, Messrs. Stouffer, Markovich and Peter Minihane, Visual Networks’ Chief Financial Officer, met with Mr. Saifi and Kenneth Campbell, the Chief Financial Officer of Avesta Technologies, to review each company’s business plans, strategies and financial statements. Shortly thereafter, representatives of Visual Networks began financial due diligence as well as a due diligence investigation of Avesta Technolgies’ products. Representatives of Avesta Technologies began a due diligence investigation of Visual Networks’ business, strategy, products and financial statements. Later, the parties began negotiation of the terms of a possible merger.

      On January 14, 2000, Avesta Technologies and Visual Networks signed a letter of intent under which Avesta Technologies agreed not to solicit or negotiate a merger or other business combina-

tion with a third party for 21 days. The letter of intent included a non-binding term sheet outlining the principal terms of the merger.

      On January 16, 2000, Avesta Technologies engaged Merrill Lynch to act as its financial advisor in connection with a potential transaction involving Visual Networks. Merrill Lynch assisted with, and participated in, the due diligence investigation and the negotiations leading to the merger agreement.

      On January 25, 2000, Visual Networks engaged Goldman Sachs to act as its financial advisor in connection with a potential transaction involving Avesta Technologies. Goldman Sachs assisted with, and participated in, the due diligence investigations and the negotiations leading to the merger agreement.

      On Friday, February 4, 2000, the Visual Networks board of directors met to discuss the proposed merger. At the meeting, Goldman Sachs presented its financial review with respect to the proposed merger. At the conclusion of the financial review, Goldman Sachs provided the Visual Networks board of directors with its oral opinion (subsequently confirmed in writing dated February 7, 2000) that, as of the date of the opinion and based upon certain assumptions and qualifications, the exchange ratio of a fraction of a share of Visual Networks common stock equal to the share conversion ratio to be paid for each share of common stock of Avesta Technologies pursuant to the merger agreement was fair to Visual Networks from a financial point of view. After discussion, the Visual Networks board of directors approved the merger agreement and related documents and resolved to recommend that Visual Networks stockholders vote to issue shares in the merger.

      On February 4, 2000, the Avesta Technologies board of directors met to discuss the proposed merger. At the meeting, Merrill Lynch reviewed the financial aspects of the proposed merger. After discussion, the Avesta Technologies board of directors approved the merger agreement and related documents and resolved to recommend that Avesta Technologies stockholders vote to adopt the merger agreement.

      Before the opening of the U.S. stock markets on the next business day, February 7, 2000, the parties publicly announced the agreement to merge Visual Networks and Avesta Technologies.

Avesta Technologies’ Reasons for the Merger

      The Avesta Technologies board of directors has unanimously approved the merger agreement and the merger and have determined that the merger is advisable and fair to, and in the best interests of, Avesta Technologies and its stockholders.

      In reaching its conclusion to approve the merger agreement and recommend that the Avesta Technologies stockholders adopt the merger agreement, the Avesta Technologies board considered certain information and a number of factors, including the following:

•	Information regarding the financial condition, results of operations, business and prospects of Avesta Technologies and Visual Networks, both on a stand-alone and combined basis.

•	The complementary nature of the businesses of Avesta Technologies and Visual Networks and the business fit between them.

•	The ownership interest in the combined company that would be obtained by the stockholders of Avesta Technologies, allowing them to share in the growth and prospects of the combined company.

•	The judgment and advice of Avesta Technologies’ senior management, including its favorable recommendation for the merger.

•	Discussions with Merrill Lynch regarding Avesta Technologies, Visual Networks, the trading prices of Visual Networks stock and the financial aspects of the merger.

•	The terms of the merger agreement and related agreements, including that a portion of the merger consideration will not be directly received by the Avesta Technologies stockholders but rather will be placed into escrow on their behalf and at their discretion and may be returned to Visual Networks if Avesta Technologies breaches its warranties, covenants or obligations or if revenues do not meet specified targets for the year 2000. See “The Merger Agreement.”

•	The expectation that the merger would be approved by the written consent of Avesta Technologies stockholders immediately following the execution of the merger agreement and that this approval would effectively preclude consideration of alternative transactions, including an initial public offering of Avesta Technologies’ common stock.

•	The liquidity that the merger would provide for the Avesta Technologies stockholders in the form of an active trading market for the Visual Networks common stock.

•	The expected qualification the merger as tax-free for federal income tax purposes to Avesta Technologies stockholders (other than cash received by them in lieu of fractional shares). See “Material Federal Income Tax Consequences.”

•	Current industry, economic and market conditions.

•	The risk that the expected benefits of the merger may not be realized. See “Risk Factors.”

•	The interests of Avesta Technologies’ management in the merger. See “Interests of Avesta Technologies Directors and Officers in the Merger.”

      The foregoing discussion of the information and factors considered by the Avesta Technologies board is not intended to be exhaustive but is believed to include all material factors considered by the board. In view of the variety of factors considered in connection with its evaluation of the merger, the Avesta Technologies board did not deem it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its conclusion. Individual directors may have given different weights to different factors. However, after taking into account all of the factors set forth above, the Avesta Technologies board of directors unanimously agreed that the merger agreement and the merger were fair to, and in the best interests of, Avesta Technologies and its stockholders and that Avesta Technologies should proceed with the merger agreement and the merger.

Visual Networks’ Reasons for the Merger

      The Visual Networks board of directors believes that the merger is advisable and in the best interests of Visual Networks and its stockholders and approved the merger agreement and the merger. The Visual Networks board of directors believes that the opportunities created by the merger to increase the value of the Visual Networks common stock more than offset any risks inherent in the merger. In reaching this decision, the board evaluated the information at its disposal, consulted with Visual Networks’ management and outside advisors, and considered certain factors, including the following:

•	Information regarding the financial condition, results of operations, business and prospects of Avesta Technologies and Visual Networks, both on a stand-alone and combined basis.

•	The belief that the businesses of Avesta Technologies and Visual Networks are complementary, and that:

•	The products of Avesta Technologies provide critical pieces of Visual Networks articulated strategy to become one of the largest service management vendors with one of the industry’s broadest portfolios of products and functionality;

•	The merger brings Visual Networks closer to being able to provide a single-vendor solution to the internet infrastructure management needs of customers, especially the integration of networks, systems and applications into a unified service view for service providers and their enterprise subscribers;

•	The addition of Avesta Technologies’ products expands Visual Network product portfolio in service management to include event-based fault management, server/mainframe performance management and application performance management;

•	The merger expands Visual Networks addressable market to include Application Service Provider, enterprise, and “.com” customer segments; and

•	The combination provides Visual Networks with next generation technology in the areas of architectural scalability, integration of network, system and application analysis, business impact analysis, auto topology discovery and root-cause analysis.

•	The judgment and advice of Visual Networks’ senior management, including its favorable recommendation for the merger.

•	The analyses prepared by Goldman Sachs and presented to the Visual Networks board of directors on February 4, 2000, and the oral opinion of Goldman Sachs presented that date (subsequently confirmed in writing on February 7, 2000) that, as of the date of the opinion and based upon and subject to certain considerations set forth in the opinion (the full text of which is attached as Appendix B to this document), the exchange ratio of a fraction of a share of Visual Networks common stock equal to the share conversion ratio to be paid for each share of common stock of Avesta Technologies pursuant to the merger agreement was fair from a financial point of view to Visual Networks, as described more fully under “Opinion of Visual Networks’ Financial Advisor.”

•	The terms of the merger agreement and related agreements, including that:

•	A portion of the merger consideration will not be directly received by the Avesta Technologies stockholders but rather will be placed in escrow funds for their benefit and may be returned to Visual Networks if Avesta Technologies breaches its warranties, covenants or obligations or if Avesta Technologies’ revenues do not meet specified targets for the year 2000. See “The Merger Agreement.”

•	The expectation that the merger would be approved by the written consent of the Avesta Technologies stockholders immediately following the execution of the merger agreement and that these provisions would effectively preclude consideration of alternative transactions.

•	The possibility of pursuing alternative transactions.

•	Current industry, economic and market conditions.

•	The risks related to the merger. See “Risk Factors.”

      The foregoing discussion of the information and factors considered and given weight by the Visual Networks board of directors is not intended to be exhaustive. In reaching the determination to approve and recommend approval and adoption of the merger agreement, in view of the wide variety of factors considered in connection with its evaluation thereof, the board of directors did not assign any relative or specific weights to the foregoing or other factors, and individual directors may have given different weights to the various factors. The terms of the merger were the result of arms length negotiations between representatives of Avesta Technologies and representatives of Visual Networks. Based upon the consideration of the foregoing factors, the Visual Networks board of directors approved the merger agreement and the transactions contemplated thereby as being advisable and in the best interests of Visual Networks and its stockholders.

      The Visual Networks board of directors unanimously recommends a vote “FOR” approval of stockholders approve the issuance of common stock necessary to complete the merger.

Opinion of Visual Networks’ Financial Advisor

      On February 4, 2000, Goldman, Sachs & Co. delivered its oral opinion to the Visual Networks board of directors, subsequently confirmed in writing dated February 7, 2000, that based upon and subject to certain considerations described therein, as of such date, the exchange ratio of a fraction of a share of Visual Networks common stock equal to the share conversion ratio to be paid for each share of common stock of Avesta Technologies pursuant to the merger agreement was fair from a financial point of view to Visual Networks.

      The full text of the written opinion of Goldman Sachs, dated February 7, 2000, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix C and is incorporated herein by reference. THE SUMMARY OF GOLDMAN SACHS’ FAIRNESS OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ITS FAIRNESS OPINION ATTACHED TO THIS DOCUMENT AS APPENDIX B. VISUAL NETWORKS STOCKHOLDERS ARE URGED TO, AND SHOULD, READ CAREFULLY THE OPINION IN ITS ENTIRETY.

      In connection with its opinion, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	the registration statement of Visual Networks on Form S-1, including the prospectus contained therein, dated February 4, 1998, relating to the initial public offering of Visual Networks common stock;

•	the registration statement of Avesta Technologies on Form S-1, including the preliminary prospectus contained therein, dated November 19, 1999, relating to the planned but not consummated initial public offering of Avesta Technologies common stock;

•	the Annual Report to Stockholders and the Annual Report on Form 10-K of Visual Networks for the two years ended December 31, 1998;

•	the interim reports to stockholders and Quarterly Reports on Form 10-Q of Visual Networks;

•	other communications from Visual Networks to its stockholders;

•	financial analyses and forecasts for Visual Networks provided by its management;

•	internal financial analyses and forecasts for Avesta Technologies prepared by its management;

•	internal financial analyses and forecasts for Avesta Technologies prepared by Visual Networks’ management; and

•	costs savings and operating synergies projected by the Visual Networks management to result from the transaction contemplated by the merger agreement.

      Goldman Sachs also held discussions with members of the senior management of Visual Networks and Avesta Technologies regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the merger agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the Visual Networks common stock, compared stock market information for Visual Networks with similar information for other companies the securities of which are publicly traded, compared financial information for Visual Networks and Avesta Technologies with similar information for other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the communications equipment and software industries specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

      Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion. In that regard, Goldman Sachs assumed, with Visual Networks’ consent, that the financial analyses, forecasts and projections of synergies described above were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Visual Networks, and that the financial analyses, forecasts and projections of synergies will be realized in the amounts and time periods contemplated thereby. Goldman Sachs also assumed, with Visual Networks’ consent, that the pending patent infringement claim initiated against Avesta Technologies by Systems Management ARTS Inc. would not result in aggregate liability for Avesta Technologies exceeding the upper end of the estimated range for such liability disclosed to Goldman Sachs by Visual Networks’ management and would not result in a material adverse effect on the business, assets, financial condition or results of operations of Avesta Technologies. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Visual Networks or Avesta Technologies or any of their respective subsidiaries and was not furnished with any such evaluation or appraisal. Goldman Sachs’ financial advisory services and opinion were provided for the information and assistance of the Board of Directors of Visual Networks in connection with its consideration of the transaction contemplated by the merger agreement and its opinion does not constitute a recommendation as to how any holder of Visual Networks common stock should vote with respect to such transaction.

      The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its oral opinion to Visual Networks’ board of directors on February 4, 2000. Goldman Sachs utilized substantially the same type of financial analyses in connection with providing the written opinion attached as Appendix B.

      The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the text of each summary.

     Contribution Analysis

      Goldman Sachs analyzed the relative contributions of Visual Networks and Avesta Technologies to revenues and gross profit of the combined company for fiscal years 1999 to 2001 using Visual Networks’ management estimates for Avesta Technologies and the financial analyses and forecasts for Visual Networks provided to Goldman Sachs by Visual Networks. Goldman Sachs’ contribution analysis assumed no synergies. The following table presents the results of that analysis:

	Relative Contribution
	to the Combined Company

	Visual Networks	Avesta Technologies

Revenues

1999	91.1%	8.9%

2000 estimated	81.2	18.8

2001 estimated	76.8	23.2
Gross profit

1999	88.6%	11.4%

2000 estimated	76.7	23.3

2001 estimated	70.4	29.6

Relative percentage ownership of combined company following the merger	79.2%	20.8%

     Growth Rate Analysis

      Goldman Sachs analyzed the estimated growth rate for revenues, gross profit, operating income, net income, and earnings per share for Visual Networks as a stand-alone company and pro forma for the combined company following the merger (excluding where applicable the effects of any goodwill amortization related to the merger), by using (i) the projections for Visual Networks provided by Visual Networks to Goldman Sachs and (ii) Visual Networks’ management estimates for Avesta Technologies. In making this analysis, Goldman Sachs assumed, in the alternative, (i) that no synergies would be realized by the combined company and (ii) that Visual Networks’ management synergy projections of approximately $5 million in 2000 and approximately $12 million in 2001 would be realized by the combined company. There can be no assurance, however, that the synergies will be realized. The results of this analysis are as follows:

	Annual Estimated Growth Rate
	1999 to 2001

		Pro Forma	Pro Forma
		Combined	Combined
		(assuming	(without
	Visual Networks	synergies)	synergies)

Revenues	41.0%	56.3%	53.5%

Gross profit	38.5	59.1	55.5

Operating income(1)	49.8	145.8	112.8

Net income(1)	46.8	122.0	95.0

Earnings per share(1)	36.0	108.7	83.3

(1)	Excludes the effects of deferred compensation charges relating to Avesta Technologies’ option grants.

     Comparison of Selected Communications Equipment and Software Companies

      Goldman Sachs reviewed and compared market capitalization as a multiple of estimated revenue for 2000 and 2001 and projected revenue growth for 1999 to 2000 and 2000 to 2001 for selected network management companies. Goldman Sachs’ comparisons were based on closing per share prices on February 3, 2000, the projections provided by Visual Networks’ management to Goldman Sachs for Visual Networks, and recent published Wall Street analyst research reports for the other selected companies. The results of this analysis are as follows:

	Market
	Capitalization
	as a Multiple of
	Estimated				Projected Revenue
	Revenue for				Growth for

	2000		2001		1999 to 2000	2000 to 2001

Keynote Systems, Inc.	83.4	x	43.9	x	409.0%	89.9%

Packeteer, Inc.	44.9	x	23.9	x	98.8	88.2

F5 Networks, Inc.	34.7	x	21.2	x	95.9	63.9

Micromuse Inc.	29.1	x	20.0	x	55.6	45.4

Inet Technologies, Inc.	15.3	x	N/A		30.6	N/A

Visual Networks, Inc.	13.6	x	9.6	x	41.2	40.7

NetScout Systems, Inc.	7.5	x	5.7	x	27.0	29.7

Concord Communications, Inc.	6.1	x	N/A		47.0	N/A

Median	22.2	x	20.6	x	100.6	54.7

      Using the same sources, Goldman Sachs also compared market capitalization as a multiple of estimated revenue for 2000 and 2001 relative to projected revenue growth for 1999 to 2000 and

2000 to 2001 for the selected network management companies. The results of this analysis are as follows:

	Market Capitalization	Market Capitalization
	as a Multiple of	as a Multiple of
	Estimated 2000	Estimated 2001
	Revenue Relative to	Revenue Relative to
	Projected Revenue	Projected Revenue
	Growth for 1999 to 2000	Growth for 2000 to 2001

Keynote Systems, Inc.	0.20x	0.49x

Packeteer, Inc.	0.45x	0.27x

F5 Networks, Inc.	0.36x	0.33x

Micromuse Inc.	0.52x	0.44x

Inet Technologies, Inc.	0.50x	N/A

Visual Networks, Inc.	0.33x	0.24x

NetScout Systems, Inc.	0.28x	0.19x

Concord Communications, Inc.	0.13x	N/A

Median	0.35x	0.30x

     Comparable Transactions Multiple Analysis

      Goldman Sachs compared purchase price as a multiple of estimated 2000 revenue for two publicly announced transactions in the network management industry based on Visual Networks’ management estimates for Avesta Technologies and estimates for the other companies based on public filings and press releases. Goldman Sachs noted that the reasons for, and circumstances surrounding, each of the transactions analyzed was unique, and the characteristics of the companies and the transactions involved were not directly comparable to either Visual Networks, Avesta Technologies or the merger. The following table presents the results of that analysis:

Purchase Price Paid as a Multiple of
Estimated 2000 Revenue

Exodus Communications, Inc.’s acquisition of Service Metrics	18.7x

Micromuse Inc.’s acquisition of Calvin Alexander Networking, Inc.	16.8x

Visual Networks’ proposed acquisition of Avesta Technologies	15.4x

     Pro Forma Merger Analysis

      Goldman Sachs prepared pro forma analyses of the financial impact of the transaction using Visual Networks’ management estimates for Avesta Technologies and the financial analyses and forecasts for Visual Networks provided to Goldman Sachs by Visual Networks. For each of the years 2000 and 2001, Goldman Sachs compared the estimated revenue per share and estimated earnings per share for Visual Networks on a stand-alone basis to the estimated revenue per share, estimated earnings per share and estimated cash earnings per share (excluding the impact of goodwill amortization relating to the merger) of the combined company on a pro forma basis. In performing this analysis, Goldman Sachs assumed, alternatively, (i) that no synergies would be realized by the combined company and (ii) that Visual Networks’ management synergy projections of approximately $5 million in 2000 and approximately $12 million in 2001 would be realized by the combined company. There can be no assurance, however, that the synergies will be realized. The results of the analysis are as follows:

	Accretion(Dilution)

	With Synergies	Without Synergies

Pro forma revenue per share

2000 estimated	(0.7)%	(1.7)%

2001 estimated	7.9	4.1
Pro forma earnings per share(1)

2000 estimated	(566.1)	(577.6)

2001 estimated	(377.4)	(396.3)
Pro forma cash earnings per share(1)

2000 estimated	(48.2)	(60.3)

2001 estimated	(13.0)	(32.9)

(1)	Excludes the effects of deferred compensation charges relating to Avesta Technologies’ option grants.

     Other Considerations

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, may create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company used in the foregoing analyses as a comparison is directly comparable to Visual Networks, Avesta Technologies or the merger.

      The analyses were prepared solely for purposes of Goldman Sachs providing its opinion to the Visual Networks board of directors as to the fairness from a financial point of view to Visual Networks of the exchange ratio and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Visual Networks, Avesta Technologies, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs’ opinion to the Visual Networks board of directors was one of many factors taken into consideration by Visual Networks’ board of directors in making its determination to approve and adopt the merger agreement. The foregoing summary describes material financial analyses used by Goldman Sachs in connection with providing its opinion to the Visual Networks board of directors on February 4, 2000, but does not purport to be a complete description of the analysis performed by Goldman Sachs in connection with such opinion and is qualified by reference to the written opinion of Goldman Sachs set forth in Appendix B hereto.

      Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Visual Networks, having acted as lead managing underwriter of the initial public offering of 4,025,000 shares of Visual Networks common stock in February 1998, having acted as Visual Networks’ financial advisor in connection with the acquisition of Net2Net Corporation in May 1998, having acted as Visual Networks’ financial advisor in connection with the acquisition of Inverse Network Technology in September 1999, and having acted as Visual Networks’ financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement. Visual Networks selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Visual Networks or Avesta Technologies for its own account and for the accounts of customers.

      Pursuant to a letter agreement dated January 25, 2000, Visual Networks engaged Goldman Sachs to act as its financial advisor in connection with a potential transaction involving Avesta Technologies. Pursuant to the terms of this engagement letter, Goldman Sachs will receive a fee of $6.5 million upon the closing of the merger. Visual Networks has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney’s fees and disbursements plus any sales, use or similar taxes, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

Interests of Avesta Technologies Directors and Officers in the Merger

      The officers of Avesta Technologies and the members of the Avesta Technologies board of directors may have interests in the merger that are different from, or in addition to, the interest of stockholders generally. Several officers, including those who are also directors, have entered into employment agreements and severance agreements and they are, or may become, entitled to specific benefits under Avesta Technologies’ benefit plans as a result of the merger. All such additional interests are described below to the extent material, and except as described below, these person have, to the knowledge of Visual Networks and Avesta Technologies, no material interest in the merger apart from stockholders generally.

      Severance Agreements. Avesta Technologies has entered into severance agreements with Kenneth Campbell and Cameron Saifi which provide that, in the event their employment is terminated upon the completion of the merger, they shall receive total severance payments of $300,000, in the case of Mr. Campbell, and $250,000, in the case of Mr. Saifi. In addition, the severance agreements provide that all stock options held by Mr. Campbell and Mr. Saifi at such time will become fully vested and exercisable and shall remain exercisable for one year (or to the end of the original term of the option, if earlier).

      Employment Agreements. Avesta Technologies has agreed to enter into employment agreements with Kam Saifi, David Arbeitel, Andrew Cooper, Robert Kostes, Anthony Williams, Johnson Lu, Cameron Saifi and David Zager, which are to be effective upon the completion of the merger.

      Each of the employment agreements provides that the officer will receive a minimum base salary and target bonus equal to his base salary and target bonus immediately prior to the signing of the merger agreement. In addition, under each employment agreement, if the officer’s employment is terminated by Avesta Technologies for any reason other than the officer’s death, disability or “for cause” (as defined in the agreements to cover specified serious misconduct), the officer will be entitled to a severance payment equal to 12 months of base salary plus an amount equal to his current annual target bonus. In the case of such termination, each officer will also have the vesting of any stock options held by the officer at the time of such termination accelerated and will have one year (or to the end of the original term of the options, if earlier) to exercise all such exercisable options. Each employment agreement also contains nonsolicitation and noncompetition provisions that are effective for a period of two years following the completion of the merger or one year following termination of employment, if later.

      Options and Restricted Stock. Under the merger agreement, all awards of stock options on the date of the merger under any option plans maintained by Avesta Technologies will be converted into similar options to purchase Visual Networks common stock. In addition, in accordance with the terms of certain employee option and stock restriction agreements, in the event of a merger or acquisition of Avesta Technologies (which includes the merger), all options subject to such key employee option agreements will have twelve months of vesting accelerate.

      Bonus Plan. Visual Networks has agreed to honor the Avesta Technologies year 2000 bonus compensation plan for certain officers. Under such plan, the maximum bonus payable to each such officer would be as follows: Kam Saifi, $112,500; David Arbeitel, $87,000; Kenneth Campbell, $106,000; Andrew Cooper, $142,000; Robert Kostes, $62,000; Anthony Williams, $205,000; Johnson Lu, $20,000; Cameron Saifi, $62,000; Bertrand Mahe, $80,000; and David Zager, $92,000.

      Composition of Visual Networks’ Board Following the Merger. In connection with the merger and the transactions contemplated thereby, Visual Networks agreed to appoint Mr. Kam Saifi, Chairman, Chief Executive Officer and President of Avesta Technologies, to the Visual Networks board of directors, effective as of the close of the merger. There are no agreements or understandings regarding the re-nomination or re-election of Mr. Saifi or directors of Visual Networks after the expiration of their initial terms. Mr. Saifi will be appointed to the class of directors of Visual Networks serving until the annual stockholders meeting in 2001.

      Indemnification; Directors and Officers Insurance. Visual Networks has agreed that all rights to indemnification for acts or omissions occurring prior to the completion of the merger in favor of Avesta Technologies’ current directors and officers as provided in Avesta Technologies’ by-laws as of February 7, 2000, shall continue for a period of six years after the completion of the merger. During this period, Visual Networks will maintain Avesta Technologies’ directors’ and officers’ liability insurance covering acts or omissions occurring prior to the completion of the merger, so long as the annual premium would not be in excess of 200% of the latest annual premium paid by Avesta Technologies. However, Visual Networks may substitute its own policy of no less favorable coverage. In the event that the existing insurance expires, terminates or is cancelled by the insurer or the annual premium would exceed 200% of the last annual premium paid by Avesta Technologies, Visual Networks will obtain comparable insurance for an annual premium not in excess of 200% of the last annual premium paid by Avesta Technologies.

Voting Agreements

      As a condition to Avesta Technologies’ willingness to enter into the merger agreement, Avesta Technologies has entered into separate voting agreements with certain of the stockholders of Visual Networks. These stockholders have agreed, without any additional consideration being paid to them, to vote all of their shares of Visual Networks common stock in favor of the merger. Stockholders owning, as of February 29, 2000, 1,601,470 shares of Visual Networks common stock, or approximately 6.4% of the shares of Visual Networks common stock then outstanding, have entered into these agreements with Avesta Technologies. The form of these voting agreements is attached as Appendix G.

Consideration for the Merger

      At the effective time of the merger, each share of Avesta Technologies common stock issued and outstanding immediately prior to such time will be converted into the right to receive 0.2486 shares of Visual Networks common stock. Holders of shares of Series A and Series B preferred stock will receive 0.7458 shares of Visual Networks common stock for each share of such preferred stock that they own. Holders of shares of Series C and Series D preferred stock will receive 0.3729 shares of Visual Networks common stock for each share of such preferred stock that they own. Based on the number of shares of Visual Networks common stock outstanding on March 20, 2000, former Avesta Technologies stockholders will hold about 25.4% of the outstanding shares of Visual Networks common stock after the merger, assuming the exercise of all Avesta Technologies stock options and warrants and the issuance of all shares of Visual Networks common stock placed in escrow.

      Visual Networks will issue 8,532,554 shares of common stock in exchange for all of the outstanding Avesta Technologies common stock, preferred stock, options and warrants other than shares for which appraisal rights have been validly asserted. Therefore, a greater number of shares of Avesta Technologies stock outstanding as of the merger date will result in a lower conversion ratio and a lesser number of shares of Avesta Technologies stock outstanding as of the merger date will result in a greater conversion ratio.

      Calculations of the per share amounts to be paid in the merger are based on a total of 34,312,900 shares of common stock of Avesta Technologies being outstanding on a fully diluted basis, as was the case on February 7, 2000. A fully diluted basis assumes the exercise or conversion of all outstanding preferred stock, options, warrants and other similar securities. For example, if the aggregate, fully-diluted number of shares of Avesta Technologies common stock outstanding as of the merger is greater than 34,312,900, the conversion ratio in the merger will be less than 0.2486 shares of Visual Networks common stock for each share of Avesta Technologies common stock. If the aggregate, fully-diluted number of shares of Avesta Technologies common stock outstanding as of the merger is less than 34,312,900, the conversion ratio in the merger will be greater than 0.2486 shares of Visual Networks common stock for each share of Avesta Technologies common stock.

      In lieu of fractional shares of Visual Networks common stock, Visual Networks will pay an amount in cash (rounded to the nearest cent) equal to the product of (i) the fractional share interest to which a Avesta Technologies stockholder (after taking into account all shares of Avesta Technologies common stock held immediately prior to the effective time of the merger by such stockholder) would otherwise be entitled and (ii) the average daily high and low trade prices per share of Visual Networks common stock for the three trading days ending one trading day before the effective time.

      At the effective time, each Avesta Technologies stock option and warrant, whether vested or unvested, will be converted into a proportionately adjusted option or warrant to purchase shares of Visual Networks common stock and will no longer represent a right to acquire shares of Avesta Technologies common stock.

Escrow Funds

     Indemnity Escrow Fund. Under the merger agreement, Visual Networks and its affiliates will be indemnified against losses and expenses incurred as a result of any misrepresentation or breach of a warranty of Avesta Technologies contained in Article II of the merger agreement or in a certificate of Avesta Technologies delivered to Visual Networks pursuant to Articles V of the merger agreement.

      With respect to inaccuracies of certain representations or breaches of certain warranties of Avesta Technologies, Visual Networks and its affiliates will be indemnified only in the event that the aggregate losses and expenses borne by Visual Networks and its affiliates with respect to such inaccuracies and breaches exceeds $2,000,000 (which aggregate amount cannot include any individual damage item of $25,000 or less).

      Visual Networks and its affiliates will be indemnified from an escrow fund, which will be governed by an escrow agreement substantially similar to the form of escrow agreement attached to this document as Appendix C. State Street Bank and Trust Company will act as escrow agent. Nothing in the merger agreement limits the liability of Avesta Technologies or Visual Networks for any breach of any representation, warranty or covenant if the merger is not completed.

      At the effective time of the merger, Visual Networks will deliver to the escrow agent, on behalf and at the direction of the former Avesta Technologies stockholders, a number of issued outstanding shares of Visual Networks common stock equal to 0.075 multiplied by 6,532,554 multiplied by the quotient of (a) the total number of shares of Avesta Technologies common stock that are outstanding, and that would be outstanding upon conversion from preferred stock when the merger becomes effective divided by (b) the sum of such total number of shares of Avesta Technologies common stock and the total number of shares of Avesta Technologies common stock that would be issuable upon exercise of all Avesta Technologies stock options or warrants.

      The escrow agent generally will distribute to the former Avesta Technologies stockholders any dividend distribution with respect to the Visual Networks shares held in the indemnity escrow fund. Each former Avesta Technologies stockholder will, individually, be able to direct the voting of the Visual Networks shares beneficially owned by him that are held in the indemnity escrow fund, but neither the shares held in escrow nor the stockholder’s interest in the escrow fund will be transferable other than by operation of law.

      The indemnity escrow fund and indemnification obligations will end by March 31, 2001, except with respect to any pending or outstanding indemnity claims. At that time, all shares not subject to indemnity claims will be released to former holders of Avesta Technologies stock. Any Visual Networks shares held in the indemnity escrow fund that are subject to unresolved indemnity claims on the date which is five years after the closing date will be released to the former Avesta Technologies stockholders on such date, but such stockholders will continue to be liable with respect to the unresolved claims to the full extent of their respective interests in the indemnity escrow fund.

      The initial stockholder representative will be Venetia Kontogouris. The stockholder representative is appointed to act as the agent of the stockholders whose shares of Visual Networks common stock are held in the escrow fund and to take certain actions relating to the escrow fund. The actions of the stockholder representative will be considered the binding actions of the stockholders whose shares of Visual Networks common stock are held in the escrow fund. The holders of a majority in interest of the shares of Visual Networks common stock held in the escrow fund may change the stockholder representative upon ten days’ prior written notice to Visual Networks, the Stockholder Agent, and the escrow agent.

      Following the merger, the amount held in the indemnity escrow fund will provide the sole and exclusive remedy for any and all damages Visual Networks may suffer as the result of any breach of the merger agreement or any claim of misrepresentation against Avesta Technologies in connection with the merger agreement or the merger.

     Revenue Escrow Fund. Under the merger agreement, 1,610,714 shares of Visual Networks common stock issued to the Avesta Technologies stockholders will be placed into an escrow fund on behalf and at the direction of the Avesta Technologies stockholders. If Avesta Technologies attains all the revenue goals set forth in Exhibit A to the merger agreement, the escrow agent will release all of these shares to the Avesta Technologies stockholders (subject to the provisions of the indemnity escrow fund). If Avesta Technologies attains some but not all of such revenue goals, the escrow agent will release an appropriate portion of these shares to the Avesta Technologies stockholders (subject to the provisions of the indemnity escrow fund) and return the remaining portion to Visual Networks based on the initial negotiated value of such shares. If Avesta Technologies does not attain any of the revenue goals, the escrow agent will return all of these shares to Visual Networks. The revenue escrow fund will be governed by an escrow agreement, substantially similar to the form of escrow agreement attached to this document as Appendix D. We urge you to read Exhibit A of the merger agreement and the terms of the revenue escrow agreement.

      The escrow agent generally will distribute to the former Avesta Technologies stockholders any dividend distribution with respect to the Visual Networks shares held in the revenue escrow fund. Each former Avesta Technologies stockholder will, individually, be able to direct the voting of the Visual Networks shares beneficially owned by him that are held in the revenue escrow fund, but neither the shares held in escrow nor the stockholder’s interest in the escrow fund will be transferable other than by operation of law.

      The former Avesta Technologies stockholders whose shares of Visual Networks common stock are held in the revenue escrow fund will be represented by a stockholders’ agent, who will initially be Venetia Kontogouris. The person acting as the stockholders’ agent can be changed by Avesta Technologies prior to the merger or by the holders of a majority in interest of the shares of the revenue escrow fund at any time upon not less than ten days’ prior written notice to Visual Networks and the escrow agent. The revenue escrow fund will end by March 31, 2001, except with respect to 7.5% of any such Visual Networks shares which the escrow agent may hold to secure any pending or outstanding indemnity claims. At that time, if no indemnity claim has been made, the shares of Visual Networks common stock will be released to the former Avesta Technologies stockholders in accordance with the escrow agreement.

     Option Escrow Fund. Under the merger agreement, 389,194 shares of Visual Networks common stock issued to holders of Avesta Technologies stock options and warrants will be placed into an escrow fund separate from the indemnity and revenue escrows on behalf and at the direction of the former holders of Avesta Technologies stock options and warrants. If Avesta Technologies does not attain certain revenue goals described in Exhibit A to the merger agreement for the period beginning on January 1, 2000 and ending on December 31, 2000, some or all of these shares will be returned to Visual Networks based on their initial negotiated value. The option escrow fund will be governed by a separate escrow agreement, substantially similar to the form of escrow agreement which is attached to this document as Appendix E. We urge you to read Exhibit A to the merger agreement and the terms of the option escrow agreement.

      The escrow agent will not distribute to the holder of any former holder of Avesta Technologies options or warrants any dividend or other distribution (but excluding any shares of Visual Networks common stock received upon a stock split or nontaxable stock dividend of such common stock) with respect to the Visual Networks shares held in the option escrow fund. Each former holder of Avesta Technologies options and warrants may not direct the voting of the Visual Networks shares that represent the option or warrants that such holder owns. Neither the shares that are held in the option escrow fund nor the holder’s interest in the escrow fund will be transferable other than by operation of law.

      The option escrow fund will end by March 31, 2001, except with respect to up to 7.5% of any Visual Networks shares in such escrow fund, which the escrow agent may hold in the indemnity escrow fund to secure any pending or outstanding indemnity claims. At that time, if no indemnity claim has been made, the shares of Visual Networks common stock in the option escrow fund will be released to the holders of the options and warrants as of the effective time.

Procedures for Exchange of Avesta Technologies Common and Preferred Stock Certificates

      Visual Networks intends to authorize EquiServe Limited Partnership, its transfer agent, to act as exchange agent. As soon as practicable after the effective time of the merger, Visual Networks will deliver to the exchange agent, for the benefit of holders of issued and outstanding shares of Avesta Technologies common and preferred stock, certificates representing the shares of Visual Networks common stock issuable as a result of the merger and cash required to make payments in lieu of fractional shares.

      As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail a letter of transmittal, together with exchange instructions, to the holders of record of Avesta Technologies common stock and preferred stock. After receiving the letter of transmittal the Avesta Technologies stockholders will be able to surrender their certificates to the exchange agent, and will receive in exchange a certificate representing the number of whole shares of Visual Networks common stock (and cash in lieu of any fractional shares) to which they are entitled, less any amounts distributed to the escrow agent for deposit into the various escrow funds. The letter of transmittal will be accompanied by instructions specifying other details of the exchange. Avesta Technologies stockholders should not send in their certificates until they receive a letter of transmittal.

      After the effective time of the merger and until surrendered, each certificate representing shares of Avesta Technologies common stock or preferred stock will represent only the right to receive upon surrender a certificate representing shares of Visual Networks common stock and cash in lieu of fractional shares. No dividends or other distributions declared or made on Visual Networks common stock with a record date after the effective time and no payment in lieu of fractional shares will be paid to the holder of any unsurrendered Avesta Technologies stock certificate until the holder of record surrenders his Avesta Technologies stock certificate. Subject to the effect of applicable laws, after an Avesta Technologies stockholder surrenders his Avesta Technologies stock certificate, he will be paid, without interest, (i) at the time of surrender, the amount of any cash payable in lieu of fractional shares of Visual Networks common stock to which he is entitled and the amount of dividends or other distributions with a record date after the effective time of the merger previously paid with respect to whole shares of his Visual Networks common stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time of the merger but prior to surrender and with a payment date after surrender payable with respect to whole shares of his Visual Networks common stock.

      Visual Networks and the exchange agent are entitled to deduct and withhold from the consideration otherwise payable such amounts as they are required to deduct and withhold under the Internal Revenue Code of 1986 or any provision of state, local or foreign tax law. Visual Networks and Avesta Technologies will treat any amounts so withheld as having been paid to the person in respect of whom such deduction and withholding was made.

Exchange of Avesta Technologies Stock Options and Warrants

      At the effective time, each stock option and warrant to purchase shares of Avesta Technologies common stock, whether vested or unvested, will be converted into an option or warrant to purchase shares of Visual Networks common stock and will no longer represent a right to acquire shares of Avesta Technologies common stock. These options and warrants will be adjusted so that (1) the number of shares of Visual Networks common stock purchasable upon exercise of an Avesta Technologies stock option or warrant will be equal to the number of shares of Avesta Technologies common stock that were purchasable under the Avesta Technologies stock option or warrant immediately prior to the effective time multiplied by the conversion ratio, and rounded down to the nearest whole share, and (2) the per share exercise price under each Avesta Technologies stock option or warrant will be adjusted by dividing the per share exercise price of the Avesta Technologies stock option or warrant by the conversion ratio, and rounding up to the nearest cent. Such conversion of any “incentive stock option” will be adjusted in accordance with the requirements of the Internal Revenue Code. At or prior to the effective time, Visual Networks must take all corporate action necessary to reserve for issuance a sufficient number of shares of Visual Networks common stock for delivery upon exercise of the Avesta Technologies stock options and warrants assumed by it in accordance with the merger agreement. Under the terms of the merger agreement, within three trading days after the effective time, Visual Networks is required to file a registration statement in appropriate form covering the issuance of Visual Networks common stock subject to the Avesta Technologies stock options that are converted pursuant to the terms of the merger.

Accounting Treatment

      The merger will be accounted for by Visual Networks applying the purchase method of accounting. Under purchase accounting, the estimated market value of shares of Visual Networks common stock and the options and warrants to purchase shares of Visual Networks common stock issued in the merger and the amount of the merger transaction costs will be recorded as the cost of acquiring Avesta Technologies. That cost will be allocated to the individual assets acquired and liabilities assumed, including various identifiable intangible assets such as acquired technology, acquired trademarks and tradenames and acquired workforce, based on their fair values at the date of acquisition. The excess of the purchase price over the fair value of the net assets is allocated to goodwill. As described in the Unaudited Pro Forma Condensed Combined Financial Statements, the amount of initial purchase price allocated to goodwill and the other intangible assets is estimated to be approximately $495 million. The purchase accounting treatment of the merger will result in net losses for Visual Networks in the foreseeable future based upon amortization of goodwill and intangible assets and the write off of in-process technology at the date of acquisition which could have a material adverse effect on the market value of Visual Networks common stock following completion of the merger. Avesta Technologies’ results of operations will be included in Visual Networks’ consolidated results of operations after the effective time. For a discussion of this risk factor, please see “Risk Factors — Purchase accounting treatment of the merger will result in net losses for Visual Networks in the foreseeable future.”

Material Federal Income Tax Consequences

      As of the effective date of this document, Dewey Ballantine LLP and Piper Marbury Rudnick & Wolfe LLP will (i) have provided opinions to Avesta Technologies and Visual Networks, respectively, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) no income, gain or loss will be recognized by the Avesta Technologies stockholders with respect to the exchange of Avesta Technologies common stock solely for Visual Networks common stock pursuant to the merger, including, without limitation, any shares of Visual Networks common stock placed into the revenue escrow fund or the indemnity escrow fund in accordance with the merger agreement (including Exhibit A thereto) except with respect to cash paid in lieu of fractional shares, and (iii) under relevant Internal Revenue Service guidance, no income, gain or loss will be recognized by the Avesta Technologies stockholders on the release or return of such Visual Networks common stock from the revenue escrow fund or the indemnity escrow fund pursuant to the merger agreement (including Exhibit A thereto), the revenue escrow agreement and the indemnity escrow agreement. These tax opinions will have been filed with the SEC as exhibits to the registration statement of which this document is a part. The tax opinions will rely on assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger in accordance with the merger agreement. The tax opinions also will rely on representations and covenants, including those contained in officers’ certificates of Visual Networks and Avesta Technologies. If any of the assumptions, representations or covenants are inaccurate, the conclusions contained in the tax opinions could be affected.

      This discussion and the tax opinions summarized above assume that shares of Avesta Technologies stock are held by the holders as a capital asset. Further, neither this discussion nor the tax opinions summarized above address all of the federal income tax consequences that may be relevant to an Avesta Technologies stockholder in light of your particular circumstances; nor do either this discussion or the tax opinions summarized above address the federal income tax consequences that may be applicable to taxpayers subject to special treatment under the Internal Revenue Code, such as:

•	insurance companies;

•	financial institutions;

•	dealers in securities;

•	traders that mark to market;

•	tax-exempt organizations;

•	stockholders who hold their shares as part of a hedge, appreciated financial position, straddle or conversion transaction;

•	stockholders who acquired their Avesta Technologies common stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan; and

•	foreign individuals (i.e., individuals who are not citizens or residents of the United States), foreign corporations, foreign partnerships or other foreign entities.

      No information is provided in this document or the tax opinions summarized above with respect to tax consequences of the merger, if any, under applicable foreign, state, local and other tax laws. The tax opinions summarized above and this discussion are based upon the provisions of the Internal Revenue Code, applicable Treasury regulations, and Internal Revenue Service rulings and judicial decisions, as in effect as of the date of this document. There can be no assurance that future legislative, administrative or judicial changes or interpretations, which changes could apply retroactively, will not affect the accuracy of the statements or conclusions set forth in the tax opinions summarized above or this discussion. No rulings have been or will be sought from the Internal Revenue Service concerning the tax consequences of the merger and neither the tax opinions summarized above nor this discussion will be binding on the Internal Revenue Service or any court.

      The summary of the tax opinions and this discussion do not purport to be a complete analysis or discussion of all potential tax effects relevant to the merger. Thus, Avesta Technologies stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other applicable tax laws and the effect of any proposed changes in the tax laws.

      Assuming the accuracy of the tax opinions summarized above and subject to the qualifications discussed herein and therein, the material federal income tax consequences of the merger to Avesta Technologies stockholders who exchange their shares of Avesta Technologies common stock for shares of Visual Networks common stock and cash in lieu of fractional shares are as follows:

•	The merger will constitute a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code.

•	Avesta Technologies stockholders will not recognize any income, gain or loss upon the exchange of their Avesta Technologies stock solely for shares of Visual Networks common stock pursuant to the merger, except with respect to any cash they receive in lieu of fractional shares of Visual Networks common stock.

•	The tax basis of the shares of Visual Networks common stock received by an Avesta Technologies stockholder in exchange for shares of Avesta Technologies stock pursuant to the merger, including shares placed in the indemnity and revenue escrows and a fractional share of Visual Networks common stock for which cash is received, will be the same as the tax basis of the shares of Avesta Technologies stock exchanged for them.

•	The holding period for shares of Visual Networks common stock received by an Avesta Technologies stockholder in exchange for shares of Avesta Technologies stock pursuant to the merger, including shares placed into the indemnity and revenue escrows, will include the holding period of the shares of Avesta Technologies common stock exchanged for them.

•	An Avesta Technologies stockholder who receives cash in lieu of a fractional share of Visual Networks common stock will be treated as having received the fractional share in the merger and then as having the fractional share redeemed by Visual Networks in a distribution under section 302 of the Internal Revenue Code. Accordingly, these stockholders should generally recognize gain or loss equal to the difference, if any, between the tax basis of the fractional share and the amout of cash received. The gain or loss generally will be capital gain or loss and, in the case of individuals, long-term capital gain or loss eligible for reduced rates of taxation if the Avesta Technologies stock exchanged has been held for more than one year.

•	If any shares of Visual Networks common stock are returned to Visual Networks pursuant to the terms of either the indemnity escrow agreement or the revenue escrow agreement, under relevant Internal Revenue Service guidance, no income, gain or loss will be recognized by the Avesta Technologies stockholders on such return. In addition, if any shares of Visual Networks common stock are released to the Avesta Technologies stockholders pursuant to the terms of either the indemnity escrow agreement or the revenue escrow agreement, under relevant Internal Revenue Service guidance, no income, gain or loss will be recognized by the Avesta Technologies stockholders on such release. Each Avesta Technologies stockholder will be subject to federal income tax on all taxable income (e.g., dividend income) with respect to shares of Visual Networks stock (and cash received in lieu of fractional shares) held by the indemnity and revenue escrow agents and credited to that stockholder.

Nasdaq Stock Market Listing

      It is a condition to the merger that any shares of Visual Networks common stock issuable in the merger be authorized for listing on The Nasdaq Stock Market, subject to official notice of issuance.

Appraisal Rights

      Visual Networks stockholders do not have dissenters’ appraisal rights in connection with the merger.

      Avesta Technologies stockholders who are entitled to appraisal of the fair value of their shares are those who (i) hold shares of Avesta Technologies stock on the date of making a demand for appraisal rights, (ii) continuously hold such shares through the effective date of the merger, (iii) have otherwise complied with Section 262 of the Delaware General Corporation Law as set forth on Appendix H and (iv) have neither voted in favor of the merger nor consented thereto in writing.

      Any Avesta Technologies stockholder entitled to appraisal rights may, within 20 days after the date of mailing of this document, demand in writing from Avesta Technologies the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs Avesta Technologies of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares.

      Either (i) Avesta Technologies and Visual Networks must send a notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of Avesta Technologies stock that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) Avesta Technologies must send a notice to all such holders on or within 10 days after such effective date; provided, however, that if such notice is sent more than 20 days following the sending of this document, such notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection.

      Within 120 days after the effective date of the merger, Avesta Technologies or any Avesta Technologies stockholder who has complied with Section 262 of the Delaware General Corporation Law and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger. Within 120 days after the effective date of the merger, any stockholder who has complied with the requirements of Section 262, upon written request, shall be entitled to receive from Avesta Technologies a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by Avesta Technologies or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of Section 262 hereof, whichever is later.

      Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon Avesta Technologies, which shall within 20 days after such service file in the office of the Register in Chancery in Delaware in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Avesta Technologies. If the petition shall be filed by Avesta Technologies, the petition shall be accompanied by such a duly verified list.

      At the hearing on such petition, the Court shall determine the stockholders who have complied with Section 262 and who have become entitled to appraisal rights. After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which Avesta Technologies would have had to pay to borrow money during the pendency of the proceeding.

      The Court shall direct the payment of the fair value of the shares, together with interest, if any, by Avesta Technologies to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct.

      The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

Resale of Visual Networks Common Shares After the Merger

      Visual Networks common stock issued pursuant to the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended, except for shares issued to any Avesta Technologies stockholder who may be deemed to be an “affiliate” of Avesta Technologies for purposes of Rule 145 under the Securities Act.

      This document does not cover resales of shares of Visual Networks common stock received by any person who may be deemed to be an affiliate

      Persons who may be deemed to be affiliates of Avesta Technologies generally include individuals or entities that control, are controlled by, or are under common control with Avesta Technologies, and generally include the executive officers and directors of Avesta Technologies and entities controlled by directors of Avesta Technologies. Affiliates may not sell their shares of Visual Networks common stock acquired in connection with the merger, except pursuant to an effective registration under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act (or Rule 144 under the Securities Act in the case of persons who become affiliates of Visual Networks) or another applicable exemption from the registration requirements of the Securities Act. In general, Rule 145 under the Securities Act provides that, for one year following the effective time of the merger, an affiliate (together with certain related persons) would be entitled to sell shares of Visual Networks common stock acquired in connection with the merger only through unsolicited “broker transactions” or in transactions directly with a “market maker,” as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 under the Securities Act may not exceed the greater of 1% of the outstanding shares of Visual Networks common stock or the average weekly trading volume of such shares during the four calendar weeks preceding such sale (excluding such persons trading). Rule 145 under the Securities Act will remain available to affiliates if Visual Networks timely files reports under the Exchange Act with the SEC, which Visual Networks has agreed to do. One year after the effective time of the merger, an affiliate will be able to sell such shares of Visual Networks common stock without being subject to such manner of sale or volume limitations, provided that Visual Networks is current with its Exchange Act informational filings and such affiliate is not then an affiliate of Visual Networks. Two years after the effective time of the merger, an affiliate will be able to sell such shares of Visual Networks common stock without any restrictions so long as such affiliate had not been an affiliate of Visual Networks for at least three months prior to the date of such sale.

THE MERGER AGREEMENT

      The following is a summary of certain provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety and attached to this document as Appendix A. Visual Networks and Avesta Technologies stockholders are urged to read the merger agreement in its entirety for a more complete description of the merger.

General

      Pursuant to the merger agreement, Avesta Technologies will merge with and into Visual Acquisitions Three, with Avesta Technologies surviving the merger. The stockholders of Avesta Technologies will receive the consideration described below. The effective date of the merger will occur following the satisfaction or waiver, where permissible, of all conditions to completion of the merger specified in the merger agreement. Visual Networks and Avesta Technologies may also mutually agree on a different date. We expect that the effective date of the merger will occur shortly after the Visual Networks stockholders meeting.

      On or prior to the effective date of the merger, we will file a certificate of merger with the Delaware Secretary of State, which will set forth the effective date of the merger. Either Visual Networks or Avesta Technologies can terminate the merger agreement if, among other reasons, the merger does not occur on or before June 30, 2000 and the terminating party has not breached or failed to perform any of its obligations under the merger agreement. See “The Merger Agreement — Termination” on page 70.

Conversion Ratios; Fractional Shares

      At the time the merger becomes effective, each share of issued and outstanding Avesta Technologies common stock will be canceled and cease to be outstanding and will be converted into the right to receive 0.2486 shares of Visual Networks common stock. Each share of Avesta Technologies’ Series A and Series B convertible preferred stock will be converted into a right to receive 0.7458 shares of Visual Networks common stock. Each share of Avesta Technologies’ Series C and Series D convertible preferred stock will be converted into a right to receive 0.3729 shares of Visual Networks common stock. No fractional shares will be issued. Instead, stockholders will be paid in cash the amount equal to the fractional share multiplied by the average trading price per share of Visual Networks common stock for the three trading days ending one trading day before the closing date.

Certain Representations and Warranties

      The merger agreement contains various representations and warranties made by Visual Networks, Visual Acquisitions Three and Avesta Technologies, some of which are qualified as to materiality and with respect to matters or items specifically disclosed, regarding the following matters, among others:

•	corporate existence, organization, standing, authority and capitalization;

•	that the merger agreement and the related transactions will not result in a violation of Visual Networks’ or Avesta Technologies’ organizational documents or contracts to which Visual Networks or Avesta Technologies, or any of their subsidiaries, is a party, or violate any law, rule or regulation;

•	consistency of financial statements with generally accepted accounting principles;

•	absence of certain material adverse events, changes or effects;

•	absence of undisclosed liabilities;

•	the filing of tax returns and payment of taxes;

•	accuracy of certain information supplied in connection with this document;

•	absence of pending or threatened suits, actions or other proceedings not already disclosed in the merger agreement;

•	consents and regulatory approvals necessary to complete the merger;

•	compliance with laws and required licenses and permits;

•	intellectual property and software, including the ownership of the intellectual property and software, the absence of the breach of any material provision of any intellectual property agreement; and

•	no claims for brokerage commissions, except to the financial advisors of Visual Networks and Avesta Technologies in connection with the merger.

      The merger agreement contains the additional representations and warranties of Avesta Technologies concerning the following matters:

•	ownership of the shares of capital stock of its subsidiaries, and the corporate existence, organization, standing and authority of its subsidiaries;

•	quality of title to properties and assets;

•	validity of material contracts;

•	absence of material environmental violations, actions or liabilities;

•	labor matters;

•	retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974;

•	relationships with affiliates; and

•	maintenance of adequate insurance.

      The merger agreement also contains additional representations and warranties of Visual Networks regarding the formation and operations of Visual Acquisitions Three.

      The representations and warranties of Avesta Technologies and Visual Networks will not be deemed waived or otherwise affected by any investigation made by any party and, except with respect to breaches prior to the effective time of the merger, do not survive beyond the effective time of the merger.

      Visual Networks and its affiliates may make a claim for indemnification for breach of any of these representations and warranties until the earlier of three business days after delivery of December 31, 2000 audited financials or March 31, 2001. After the effective time of the merger, a claim for a breach of a representation or warranty will be paid out of the indemnity escrow fund. A claim will only be paid with respect to amounts exceeding $2,000,000 (which aggregate amount cannot include any individual item of $25,000 or less). See “The Merger — Escrow Funds” on page 58.

Certain Covenants and Agreements

     Conduct of Business Pending Merger. Pursuant to the merger agreement, Avesta Technologies has agreed, except as permitted by Visual Networks or as otherwise expressly contemplated by the merger agreement, to conduct its business in the ordinary course consistent with past practice and that, pending the merger, it will not, nor will it permit any of its subsidiaries to:

•	incur transaction costs in excess of $1 million, other than those costs incurred by Merrill Lynch in connection with its representation of Avesta Technologies as financial advisor for the merger;

•	amend its charter or bylaw or comparable documents of any subsidiary;

•	change their authorized, issued or outstanding capital stock, except for the conversion or exercise of outstanding convertible securities, options and warrants or, within specified limits, the issuance of stock options pursuant to existing stock plans;

•	split, combine or reclassify any shares of its capital stock;

•	declare any dividend on its capital stock;

•	assume or guarantee the obligations of another party;

•	increase the compensation or benefits of any employees;

•	make any loans, advances or investments in another party;

•	create, assume or incur any debt not currently outstanding;

•	sell, assign or transfer any intellectual property;

•	make any capital expenditure in excess of $50,000 per item;

•	commence any litigation (other than to collect accounts receivable, for software piracy, to protect Avesta Technologies business and to enforce the merger agreement);

•	enter into any material contract outside the ordinary course of business and consistent with past practice or take any action which would constitute a default under any material contract; or

•	agree to take any of the foregoing actions.

      Until the effective time of the merger, Visual Networks and Avesta Technologies have agreed to:

•	use reasonable efforts to preserve their business organizations and assets, to keep available the services of their current officers and employees and to preserve their relationships with customers, suppliers and other third parties;

•	continue in effect the present method of conducting their businesses; and

•	consult with the other party as to making decisions or actions in matters other than those in the ordinary course of business.

      Visual Networks and Avesta Technologies have jointly agreed:

•	to submit the merger agreement and related transactions to their stockholders for approval;

•	to use best efforts to obtain all required regulatory approvals and required third party consents; and

•	to the extent commercially reasonable, to take all actions necessary to complete the transactions contemplated by the merger agreement.

     No Solicitation. The merger agreement provides that Avesta Technologies will not permit any of its agents or representatives to directly or indirectly, solicit or initiate any discussions or negotiations concerning:

•	any merger, consolidation, or other business combination involving Avesta Technologies; or

•	the acquisition of all or any significant part of the assets or capital stock of Avesta Technologies.

     Composition of the Board of Directors of Visual Networks Following the Merger. In connection with the merger, Visual Networks has agreed to cause its board of directors, consistent with their fiduciary duties and in accordance with Delaware law, to appoint Mr. Kam Saifi, who is currently a member of the Avesta Technologies board of directors, to become a member of the Visual Networks board of directors promptly after the effective time of the merger. The other directors will be those persons serving as directors of Visual Networks at the time of the effective date and will continue to serve in their respective classes.

Conditions to the Merger

      Each party’s obligation to effect the merger is subject to the satisfaction or waiver (if permitted by law), at or prior to the merger, of the following conditions, among others:

     Representations, Warranties and Covenants. Each of the representations and warranties of the other party contained in the merger agreement must be true and correct, as of the date of the merger agreement, and, as of the effective time of this merger, except for (i) representations and warranties made as of a specific date which shall be true and correct as of such date and (ii) changes contemplated in the merger agreement, except where the failure to be true and correct will not have a material adverse effect on such party. Each party must receive an officer’s certificate from the other party to that effect. Each party must have performed in all material respects all of its obligations required to be performed under the merger agreement prior to the effective time of the merger. Each party will receive an officer’s certificate to that effect.

     Material Adverse Change. No material adverse change in the official condition, properties, results of operations, assets (including intangible assets), liabilities, business prospects or operation of the other party and its subsidiaries will have occurred since the date of the merger agreement.

     Regulatory Approvals. Each of the parties must obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties that are necessary in connection with the merger as contemplated by the merger agreement. These conditions may be waived, except where failure to obtain them would result in a materially adverse effect on Visual Networks or Avesta Technologies or on the ability of parties to consummate the merger.

     Stockholder Approval. The issuance of Visual Networks common stock in the merger must be approved by the holders of a majority of the votes cast on such proposal, provided that the total votes cast on this proposal represent over 50% of the interest of all Visual Networks common stock entitled to vote on this proposal.

      Effectiveness of Registration Statement. The Registration Statement on Form S-4, of which this document is a part, must become effective in accordance with the provisions of the Securities Act. The SEC must not have issued any stop order suspending the effectiveness of the Registration Statement.

      Nasdaq Listing. The shares of Visual Networks common stock issued in connection with the merger must be approved for listing on The Nasdaq National Market, subject to official notice of issuance.

      No Injunctions. No action or proceeding challenging the merger in connection with the mergers can be threatened or pending. No order issued by any governmental entity having jurisdiction over Visual Networks, Avesta Technologies or any of their subsidiaries that materially restricts, prevents or prohibits the consummation of the merger can be in effect or pending.

      Consents. Avesta Technologies and Visual Networks must have obtained the consent, approval or waiver of each entity whose consent or approval is required and effected all of the registrations, filings and notices necessary in connection with the transactions contemplated by the merger agreement, except where the failure to obtain this consent would not reasonably be expected to have a material adverse effect on Avesta Technologies, Visual Networks or the combined company.

      Tax Opinions. Visual Networks must have received an opinion of its tax counsel and Avesta Technologies must have received an opinion of its tax counsel. Such opinions will provide, among other things, that the merger will qualify for United States federal income tax purposes as a reorganization under Section 368(a) of the Code.

Legal Opinions

      Counsel for Visual Networks and Avesta Technologies must have delivered certain legal opinions regarding each of their authorizations to execute the merger agreement and other documents.

      At any time prior to the effective time of the merger, each of Visual Networks and Avesta Technologies may waive the compliance with any conditions that may legally be waived. However, we may not waive conditions that are required by law to complete the merger, including (i) the requirement for stockholder approval, (ii) the requirement for regulatory approvals and (iii) the requirement that the registration statement be effective on the closing date. Furthermore, after approval of the merger agreement by the stockholders of Avesta Technologies and Visual Networks, we cannot waive any conditions that under applicable law would require further approval of our stockholders without obtaining stockholder approval. See “The Merger Agreement — Amendment; Waiver” on page 71.

Termination

      We may terminate the merger agreement at any time prior to the completion of the merger, by mutual written consent.

      Either Visual Networks or Avesta Technologies may terminate the merger agreement at any time prior to the completion of the merger:

•	if the merger has not been completed by June 30, 2000, unless the failure to complete the merger is the result of a breach of the merger agreement by the party seeking to terminate the merger agreement; or

•	if any permanent injunction, order, decree or ruling by any governmental entity preventing the completion of the merger has become final and non-appealable.

•	if the other party has breached any of its material representations, warranties or covenants in the merger agreement, which (i) is not remedied within 10 days after written notice of such breach and (ii) violates a closing condition.

      Avesta Technologies may terminate the merger agreement if the Visual Networks stockholders fail to approve the issuance of Visual Networks common stock pursuant to the merger agreement.

Amendment; Waiver

      Subject to applicable legal restrictions, at any time prior to the completion of the merger, the parties may:

•	amend the merger agreement;

•	extend the time for the performance of any of the obligations or other acts of the other party required in the merger agreement;

•	waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement; or

•	waive compliance by the other party with any of the agreements or conditions contained in the merger agreement, except for the requirements of stockholder approval, regulatory approval and the absence of any order, decree or injunction preventing the merger.

      After the stockholders of Visual Networks and Avesta Technologies have approved the merger agreement, however, we cannot modify either the amount or the form of consideration Avesta Technologies stockholders will receive upon the completion of the merger or otherwise materially adversely affect Visual Networks or Avesta Technologies stockholders without stockholder approval, nor can we alter or change any term of the charter or by-laws of Visual Acquisitions Three.

Expenses

      We will each pay all of our respective costs and expenses, including fees and expenses of financial consultants, accountants and legal counsel, except that:

•	Visual Networks will pay the registration fee to the SEC on the registration statement covering the shares to be issued in the merger; and

•	Visual Networks will pay the fee payable to The National Association of Securities Dealers, Inc. in respect of the listing on The Nasdaq Stock Market of the shares of Visual Networks common stock to be issued in the merger.

REGISTRATION RIGHTS AGREEMENT

      The following is a summary of certain provisions of the registration rights agreement which is attached as Appendix I to this document. The following summary is qualified in its entirety by reference to the registration rights agreement. You are encouraged to read the registration rights agreement in its entirety.

      The merger agreement requires Visual Networks to enter into a registration rights agreement with the Avesta Technologies stockholders who are deemed affiliates, as well as the holders of warrants to purchase Avesta Technologies stock, granting these Avesta Technologies stockholders “piggy-back” registration rights with respect to shares of Visual Networks common stock issued to these Avesta Technologies stockholders. If Visual Networks proposes to register any of its securities under the Securities Act within one year after the merger, these stockholders will be entitled to notice of the registration and to include their shares of common stock in the registration. The underwriters for the proposed offering may limit the number of shares included in the registration on a pro rata basis if they determine that marketing factors require a limitation on the number of shares to be underwritten. Visual Networks will pay all expenses related to the registration, including fees and expenses of their counsel, except for any underwriting discounts and commissions, and transfer taxes relating to the Visual Networks common stock to be registered.

      Within 30 days after the effective date of the merger, Visual Networks will prepare and file a shelf registration statement on Form S-3 for the Avesta Technologies stockholders who are parties to the registration rights agreement and will use its best efforts to have the registration statement remain effective until the earlier of (i) two years after its effective date, (ii) all of the shares registered on such registration statement have been sold, or (iii) the shares registered on the registration statement may be sold without restriction under the Securities Act. This registration statement would cover approximately 5,221,861 shares of Visual Networks common stock, based on the number of outstanding shares of Avesta Technologies on February 7, 2000.

      The registration rights agreement provides for reciprocal indemnification and contribution obligations between Visual Networks and any seller against civil liabilities in connection with a registered offering of the shares of common stock received in the merger, including liabilities under the Securities Act. Visual Networks has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and may be therefore unenforceable.

COMPARISON OF THE RIGHTS OF HOLDERS OF VISUAL NETWORKS CAPITAL STOCK

AND AVESTA TECHNOLOGIES CAPITAL STOCK

      After consummation of the merger, the holders of Avesta Technologies common stock and preferred stock who receive Visual Networks common stock under the terms of the merger agreement will become stockholders of Visual Networks. Because Avesta Technologies and Visual Networks are both Delaware corporations, the rights of Avesta Technologies stockholders will continue to be governed by the Delaware corporations statute. The rights of stockholders of Avesta Technologies are presently governed by the Avesta Technologies restated certificate of incorporation and the Avesta Technologies amended and restated by-laws. As stockholders of Visual Networks, their rights following the consummation of the merger will instead by governed by the Visual Networks certificate of incorporation and the Visual Networks by-laws. Certain differences between the rights of Visual Networks stockholders and Avesta Technologies stockholders, under their respective charters, are summarized below. This summary does not purport to be complete, and is qualified in its entirety by reference to the Visual Networks certificate of incorporation and amended and restated by-laws, the Avesta Technologies restated certificate of incorporation and by-laws, and the Delaware corporation statute. See “Description Of Visual Networks Capital Stock” on page 75.

	Visual Networks	Avesta Technologies

Size and Classification of the Board of Directors	Visual Networks’ certificate of incorporation and by-laws provide that its board of directors be comprised of three classes, each class elected for a term of three years each and a different class of directors standing for election each year. Visual Networks’ by-laws provide the number of directors shall be determined by the board of directors but will not be less than one, which number may be changed by amendment of the by-laws.	The amended and restated certificate of incorporation of Avesta Technologies provides that the Avesta Technologies board be comprised of nine members. The holders of Avesta Technologies Series A preferred stock are entitled to elect two of these members. The holders of Avesta Technologies Series B and Series D are entitled to each elect one of these members. Pilgrim Baxter designates one non-voting member on behalf of the holders of Avesta Technologies Series C preferred stock. The remaining directors are elected by the holders of Avesta Technologies common stock.
Removal of Directors	Visual Networks’ certificate of incorporation and by-laws provide that a director may be removed with or without cause by the affirmative vote of the holders of a majority of the shares of the class of stockholders then entitled to vote at any election of directors.	The by-laws of Avesta Technologies provide that the Avesta Technologies board or any of its members may be removed with or without cause by a vote of the majority of shares entitled to vote at an election of directors.

	Visual Networks	Avesta Technologies

By-Law Amendments	Visual Networks’ by-laws may be altered, amended or repealed by the vote of a majority of all of the directors or by the vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of Visual Networks entitled to vote. Any amendment regarding the provisions of the by-laws related to election and number of directors requires the affirmative vote of not less than two-thirds of the outstanding stock.	The Avesta Technologies board may alter, amend or repeal the Avesta Technologies amended and restated by-laws. The Avesta Technologies amended and restated by-laws also permit alteration, amendment and repeal by action of the stockholders.
Certificate of Incorporation Amendment	Any provision of the Visual Networks amended and restated certificate of incorporation may be amended, altered, changed or repealed as permitted under Delaware law.	Any provision of the Avesta Technologies amended and restated certificate of incorporation may be amended, altered, changed or repealed as permitted under Delaware law.
Action by Written Consent	Visual Networks certificate of incorporation provides that any action by the stockholders may only be taken at an annual or special meeting and may not be taken by written consent unless the consent is unanimous.	The Avesta Technologies amended and restated by-laws provide that any action that may be taken by the stockholders of the company at a stockholder meeting may be taken by written consent in lieu of a meeting.
Transactions With Interested Stockholders	As a publicly held corporation, Visual Networks is subject to Section 203 of the Delaware General Corporation Law. For more information on Section 203, see “Description of Visual Networks Capital Stock — Delaware General Corporation Law” on page 76.	Avesta Technologies is not publicly held and accordingly is not subject to Section 203 of the Delaware General Corporation Law.

DESCRIPTION OF VISUAL NETWORKS CAPITAL STOCK

General

      Visual Networks’ authorized capital stock consists of 50,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value of $.01 per share. The board of directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such shares of stock. The following description does not contain all the information that might be important to you. Therefore, you should read carefully the more detailed provisions of the Visual Networks charter and by-laws. The following summary does not give effect to provisions of statutory or common law, the provisions of applicable laws and the Visual Networks charter, which is incorporated by reference as an exhibit to the registration statement of which this document is a part.

Common Stock

      As of March 20, 2000, there were 25,035,454 shares of Visual Networks common stock outstanding. A holder of common stock has one vote for each share held by him on all matters submitted to a vote of stockholders and the exclusive voting power for all purposes is vested in the holders of the common stock. Holders of common stock do not have the right of cumulative voting in connection with the election of directors. The common stock has no conversion rights and is not subject to redemption. A stockholder of Visual Networks has no preemptive rights to subscribe for additional shares of stock or other securities of Visual Networks except as may be granted by the board of directors.

      The holders of common stock of Visual Networks are entitled to receive, pro rata, dividends when, as and if declared by the board of directors from funds legally available therefor. In the event of any liquidation, dissolution or winding up of Visual Networks, the holders of common stock are entitled to share ratably in all the remaining assets.

      All of the outstanding shares of common stock are, and the shares of common stock offered hereby will be, validly issued, fully paid and nonassessable.

      The transfer agent for the common stock is EquiServe Limited Partnership.

Preferred Stock

      Under its charter, Visual Networks is authorized, without further stockholder action, to establish and issue up to 5,000,000 shares of preferred stock, in one or more series, with such designations, preferences, powers and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption, the redemption price or prices, and the liquidation preferences as shall be stated in the resolution providing for the issuance of a series of such stock adopted by the Visual Networks board of directors. Although the ability of the board of directors to designate and issue preferred stock could provide flexibility in possible acquisitions or for other corporate purposes, the issuance of preferred stock may have adverse effects on the holders of common stock, including:

•	restrictions on dividends on the common stock if dividends on the preferred stock have not been paid;

•	dilution of voting power of the common stock to the extent the preferred stock has voting rights; or

•	deferral of participation in Visual Networks’ assets upon liquidation until satisfaction of any liquidation preference granted to holders of the preferred stock.

      In addition, issuance of preferred stock could make it more difficult for a third party to acquire a majority of the outstanding voting stock and accordingly may be used as an “anti-takeover” device. The board of directors, however, currently does not contemplate issuing any preferred stock and is not aware of any pending transactions that would be affected by such issuance.

Delaware General Corporation Law

      Section 203 of the Delaware General Corporation Law, as amended, provides that, subject to certain exceptions specified therein, an “interested stockholder” of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date at which the stockholder becomes an “interested stockholder” unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an “interested stockholder,” (ii) upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time that the transaction commenced (excluding certain shares), or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the “interested stockholder.” Except as otherwise specified in Section 203, an “interested stockholder” is defined to include (x) any person which is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person. A corporation’s stockholders, by adopting an amendment to its certificate of incorporation or bylaws, may elect not to be governed by Section 203, effective twelve months after adoption. Neither the amended and restated certificate of incorporation nor the bylaws presently exclude Visual Networks from the restrictions imposed by Section 203.

PROPOSAL NO. 2: APPROVAL OF AN AMENDMENT

TO THE CERTIFICATE OF INCORPORATION

      Visual Networks is requesting its stockholders to approve an amendment to its certificate of incorporation, the full text of which is set forth in Appendix J to this proxy statement. Visual Networks’ authorized capital stock consists of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. Visual Networks does not have any preferred stock outstanding at this time. The amendment would increase the authorized number of shares of common stock to 200,000,000 shares.

      As of March 20, 2000, Visual Networks had 24,964,546 shares of common stock authorized and available for issuance, and, accordingly, management and the board of directors believe an increase in the authorized number of shares of common Visual Networks stock is prudent. These additional shares of common stock would be available for possible future public offerings of equity, stock dividends or splits, financing and acquisition transactions, management incentives and employee benefit plans and other corporate purposes.

Required Vote

      Approval of the proposed amendment to the Visual Networks certificate of incorporation requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Visual Networks common stock.

Recommendation of the Board of Directors

      The board of directors of Visual Networks unanimously recommends a vote “FOR” approval of the proposed amendment to the certificate of incorporation.

PROPOSAL NO. 3: APPROVAL OF THE 2000 STOCK INCENTIVE

PLAN AND AUTHORIZATION FOR THE ISSUANCE OF 7,000,000 SHARES UNDER THE PLAN

      The Visual Networks board of directors proposes that you approve the adoption of the 2000 Stock Incentive Plan. The following is a fair and complete summary of the plan as proposed. This summary is qualified in its entirety by reference to the full text of the plan, which appears as Appendix K to this document.

General

      Purpose. The purpose of the plan as proposed is to promote our long-term growth and profitability by providing key people with incentives to improve stockholder value and contribute to our growth and financial success, and by enabling Visual Networks to attract, retain and reward the best-available people.

      Shares Available under the Plan. The number of shares of common stock that may be issued with respect to awards granted under the proposed plan will not exceed an aggregate of 7,000,000 shares. The maximum number of shares of common stock subject to awards of any combination that may be granted during any fiscal year to any one individual is limited to 500,000. These limits will be adjusted to reflect any stock dividends, split-ups, recapitalizations, mergers, consolidations, business combinations or exchanges of shares and the like. If any award, or portion of an award, under the plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of common stock are surrendered to Visual Networks in connection with any award (whether or not such surrendered shares were acquired pursuant to any award), the shares subject to that award and the surrendered shares will thereafter be available for further awards under the plan. As of April 3, 2000, the fair market value per share of common stock, determined by the last reported sale price per share of common stock on such date as quoted on The Nasdaq National Market was $52.875.

      Administration. The proposed plan will be administered by the Visual Networks board of directors or by a committee or committees as may be appointed by the board from time to time. The administrator has full power and authority to take all actions necessary to carry out the purpose and intent of the plan, including, but not limited to, the authority to: (i) determine the eligible persons to whom, and the time or times at which awards are granted; (ii) determine the types of awards to be granted; (iii) determine the number of shares to be covered by or used for reference purposes for each award; (iv) impose such terms, limitations, restrictions and conditions upon any such award as the administrator deems appropriate; (v) modify, amend, extend or renew outstanding awards, or accept the surrender of outstanding awards and substitute new awards (provided however, that, except as noted below, any modification that would materially adversely affect any outstanding award may not be made without the consent of the holder); (vi) accelerate or otherwise change the time in which an award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an award following termination of any grantee’s employment or consulting relationship; and (vii) establish objectives and conditions, if any, for earning awards and determining whether awards will be paid after the end of a performance period.

      In the event of changes in Visual Networks common stock by reason of any stock dividend, split-up, recapitalization, merger, consolidation, business combination or exchange of shares and the like, the administrator may make adjustments to the number, kind and price of shares covered by outstanding awards without the consent of holders of awards and may make any other adjustments in outstanding awards or in any other matters which relate to awards as the administrator, in its sole discretion, determines to be necessary or appropriate.

      Without the consent of holders of awards, the administrator, in its sole discretion, may make any modifications to any awards, including but not limited to cancellation, forfeiture, surrender or other termination of the awards in whole or in part regardless of the vested status of the award, in order to facilitate any business combination that is authorized by the board of directors to comply with requirements for treatment as a pooling of interests transaction for accounting purposes under generally accepted accounting principles.

      Without the consent of holders of awards, the administrator in its discretion is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting Visual Networks, or our financial statements or any of its affiliates, or of changes in applicable laws, regulations, or accounting principles, whenever the administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the plan.

      Participation. Participation in the plan will be open to all of Visual Networks employees, officers, directors and consultants, or the employees, officers, directors or consultants of its affiliates, as may be selected by the administrator from time to time. As of March 20, 2000, all six non-employee directors, and approximately 290 employees and consultants would be eligible to participate in the plan.

Types of Awards

      The plan as proposed would allow stock options, stock appreciation rights, stock awards, phantom stock awards and performance awards to be granted. These awards may be granted separately or in tandem with other awards. The administrator generally determines the prices, expiration dates and other material conditions upon which such awards may be exercised. Visual Networks and its affiliates may make or guarantee loans to assist grantees in exercising awards and satisfying any withholding tax obligations arising from awards.

      Stock Options. The proposed plan allows the administrator to grant either awards of incentive stock options as that term is defined in section 422 of the Internal Revenue Code or nonqualified stock options; provided, however, that awards of incentive stock options shall be limited to Visual Networks employees or employees of its subsidiaries. Options intended to qualify as incentive stock options must have an exercise price at least equal to fair market value on the date of grant, but nonqualified stock options may be granted with an exercise price less than fair market value. The option exercise price may be paid in cash, by tender of shares of common stock, by a combination of cash and shares, or by any other means the administrator approves.

      We currently maintain the 1997 Directors’ Option Plan which provides for certain options to be granted to our non-employee directors each year. At such time as there are no more shares under that plan for option grants to our non-employee directors, those options will be granted under this plan. Each non-employee director will be granted an initial option under this plan for 24,000 shares of common stock upon his or her initial appointment or election to the Visual Networks board of directors. At each annual meeting of shareholders, each non-employee director also will receive an additional option under this plan to receive 6,000 shares common stock. The exercise price of the initial and the annual option grants will be the closing price per share of common stock on The Nasdaq National Market on the grant date. The initial options will vest in equal installments over four years. The annual options will vest in equal monthly installments over a one-year period, although full vesting will occur on or before the next annual shareholders meeting. All options granted to non-employee directors become fully vested if there is a change in control of Visual Networks (as described in the plan). Once an option granted to a non-employee director becomes vested and exercisable, it remains outstanding until the earlier of seven years from the grant date or

60 days after the non-employee director terminates service as a director. This 60-day period is extended to 180 days if termination is due to the death or disability of the director. These options may be exercised with cash. We may also permit the option to be exercised with common stock that the non-employee director has held for at least six months. The administrator does not have discretion as to the timing, terms or conditions of these options granted to non-employee directors.

      Stock Appreciation Rights. The proposed plan allows the administrator to grant awards of stock appreciation rights which entitle the holder to receive a payment in cash, in shares of common stock, or in a combination of both, having an aggregate value equal to the product of (i) the excess of (A) the fair market value on the exercise date of one share of common stock over (B) the base price per share specified in the grant agreement, times (ii) the number of shares specified by the stock appreciation rights, or portion thereof, that are exercised.

      Stock and Phantom Stock Awards. The proposed plan allows the administrator to grant restricted or unrestricted stock awards, or awards denominated in stock-equivalent units to eligible participants with or without payment of consideration by the grantee. Stock awards and phantom stock awards may be paid in cash, in shares of common stock, or in a combination of both.

      Performance Awards. The proposed plan allows the administrator to grant performance awards which become payable in cash, in shares of common stock, or in a combination of both, on account of attainment of one or more performance goals established by the administrator. Performance goals established by the administrator may be based on our operating income or one or more other business criteria selected by the administrator that apply to an individual or group of individuals, a business unit, or our business or the business of an affiliate, over such performance period as the administrator may designate.

      Other Stock-Based Awards. The proposed plan allows the administrator to grant other stock-based awards which may be denominated in cash, common stock or other securities, stock-equivalent units, stock appreciation units, securities or debentures convertible into common stock, or any combination of the foregoing. These awards may be paid for in common stock or other securities, in cash, or in a combination of common stock, other securities and cash.

Awards Under the Plan

      Because participation and the types of awards granted under the plan as proposed are subject to the discretion of the administrator, the benefits or amounts that will be received by any participant or groups of participants if the plan is approved are not currently determinable. In the event the plan had been in effect for our last completed fiscal year, the current directors who are not executive officers, as a group, would have received options to purchase shares of Visual Networks common stock.

Amendment and Termination

      The board of directors may terminate, amend or modify the plan or any portion thereof at any time.

Federal Income Tax Consequences

      The following is a general summary of the current federal income tax treatment of stock options, which would be authorized to be granted under the plan as proposed, based upon the current provisions of the Code and regulations promulgated thereunder.

      Incentive Stock Options. Incentive stock options under the plan are intended to meet the requirements of Internal Revenue Code section 422. No tax consequences result from the grant of the option. If an option holder acquires stock upon exercise, no income will be recognized by the option holder for ordinary income tax purposes (although the difference between the option exercise price and the fair market value of the stock subject to the option may result in alternative minimum tax liability to the option holder) and Visual Networks will not be allowed a deduction as a result of such exercise, provided that the following conditions are met: (a) at all times during the period beginning with the date of the granting of the option and ending on the day three months before the date of such exercise, the option holder is a Visual Networks employee or an employee of its subsidiaries; and (b) the option holder makes no disposition of the stock within two years from the date the option is granted nor within one year after the stock is transferred to the option holder. The three-month period is extended to one year in the event of disability and is waived in the event of death of the employee. If the option holder sells the stock after complying with these conditions, any gain realized over the price paid for the stock ordinarily will be treated as capital gain, and any loss will be treated as capital loss, in the year of the sale.

      If the option holder fails to comply with the employment requirement discussed above, the tax consequences will be substantially the same as for a nonqualified option, discussed below. If the option holder fails to comply with the holding period requirements discussed above, the option holder will recognize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the stock on the date the option was exercised over the exercise price or (ii) the excess of the amount realized upon such disposition over the adjusted tax basis of the stock. Any additional gain ordinarily will be recognized by the option holder as capital gain, either long-term or short-term, depending on the holding period of the shares. If the option holder is treated as having received ordinary income because of his or her failure to comply with either condition above, we will be allowed an equivalent deduction from income in the same year.

      Nonqualified Stock Options. No tax consequences result from the grant of the option. An option holder who exercises a nonqualified stock option with cash generally will realize compensation taxable as ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and Visual Networks will be entitled to a deduction from income in the same amount in the fiscal year in which the exercise occurred. The option holder’s basis in these shares will be the fair market value on the date income is realized, and when the holder disposes of the shares he or she will recognize capital gain or loss, either long-term or short-term, depending on the holding period of the shares.

      Disallowance of Deductions. The Internal Revenue Code disallows deductions for publicly held corporations for compensation in excess of $1,000,000 paid to the corporation’s chief executive officer and its four other most highly compensated officers. However, compensation payable solely on account of attainment of one or more performance goals is not subject to this deduction limitation if the performance goals are objective, pre-established and determined by a compensation committee comprised solely of two or more outside directors, the material terms under which the compensation is to be paid are disclosed to the stockholders and approved by a majority vote, and the compensation committee certifies that the performance goals and other material terms were in fact satisfied before the compensation is paid. Under this exception, the deduction limitation does not apply with respect to compensation otherwise deductible on account of stock options granted at fair market value under a plan which limits the number of shares that may be issued to any individual and which is approved by the corporation’s stockholders.

Required Vote

      Approval of the adoption of the plan requires an affirmative vote by a majority of the total votes cast on the proposal in person or by proxy and entitled to vote. Broker non-votes and abstentions are not treated as votes cast for this purpose and have no effect on the outcome of the vote.

Recommendation of the Board of Directors

      The Visual Networks board of directors unanimously recommends that you vote “FOR” adoption of the 2000 Stock Incentive Plan and authorization of the issuance of 7,000,000 shares under such Plan.

PROPOSAL NO. 4: ELECTION OF DIRECTORS

      The Visual Networks board of directors is divided into three classes. The number of directors is determined from time to time by the board of directors and is currently fixed at eight members. A single class of directors is elected each year at the annual meeting. Subject to transition provisions, each director elected at each such meeting will serve for a term ending on the date of the third annual meeting of stockholders after his election and until his successor has been elected and duly qualified.

      Three directors are to be elected at this meeting to serve until the 2003 annual meeting, and until their successors are elected and duly qualified. In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for any substitute nominee designated by the present board of directors or the proxy holders to fill such vacancy, or the board of directors may be reduced in accordance with our bylaws. The board of directors has no reason to believe that the persons named will be unable or unwilling to serve as nominees or as directors if elected.

      Set forth below is certain information concerning the nominees and the other incumbent directors:

Directors to be Elected at the 2000 Meeting

      Ted H. McCourtney, age 61, has been a director since January 1996. He has been a general partner of Venrock Associates, a venture capital fund, since 1970. He is also a director of MedPartners, Inc., a physician practice management company, NTL, Inc., a telecommunications company, and Corecomm, Ltd., a telecommunications services company.

      William J. Smith, age 65, has been a director since March 1997. Since October 1999, he has been a general partner of Mentor Group, a consulting firm that assists early stage companies in developing their sales and marketing strategies. From November 1997 to October 1999, he was Vice President, Sales, of FlowWise Networks, Inc., an IP switching technology company. From August 1992 to October 1997, he was the Senior Vice President, Sales and Marketing, of Premisys Communications, Inc., an integrated digital access company. He also serves on the advisory boards of several young companies.

      Scott E. Stouffer, age 39, has been the Chairman of the board of directors, President and Chief Executive Officer since Visual Networks’ inception in 1993.

Directors Whose Terms Expire in 2001

      Grant G. Behrman, age 46, has been a director since September 1996. He has been a managing partner of Behrman Capital, a venture capital fund, since February 1991.

      Thomas A. Smith, age 37, has been a director since September 1995. He has been a consultant to Mid-Atlantic Venture Funds Management Company, the management company for NEPA Venture Fund II, L.P., a venture capital fund, since January 1998 and a general partner of Mid-Atlantic Venture Funds III, L.P. since April 1998. He has also been a general partner of Edison Venture Fund, a venture capital fund, since June 1993, and has been an employee of Edison Management Company, the management company for Edison Venture Fund III L.P., since October 1990.

Directors Whose Terms Expire in 2002

      Marc F. Benson, age 50, has been a director since December 1994. From July 1992 until April 1997, he was a principal and partner of NEPA Venture Funds, now Mid-Atlantic Venture Fund, a venture capital fund.

      Theodore R. Joseph, age 60, has been a director since December 1995. He has been the Chief Executive Officer and a director of Response Networks, Inc., a supplier of application service level management software, since February 1999. He has also been a director of Realty Wave, Inc., a developer and marketer of client/server 3D software applications, since December 1998. From December 1997 until January 1999, Mr. Joseph was the Vice President of Worldwide OEM Sales for NetManage, Inc., a provider of personal computer connectivity solutions and from December 1994 until December 1997, he was the President, Chief Executive Officer and a director of Relay Technology, Inc., a provider of mobile and connectivity software.

      Peter J. Minihane, age 51, has been a director since January 2000, and has been the Executive Vice President, Chief Financial Officer and Treasurer since October 1997. From June 1997 to October 1997, he was the Senior Vice President, Chief Financial Officer and Treasurer. From August 1985 to May 1997, he was Executive Vice President, Chief Financial Officer and Treasurer of Microcom, Inc., a remote access technology company.

      Unless marked otherwise, proxies received will be voted for the election of the nominees named above.

Recommendation of the Board of Directors

      The board of directors of Visual Networks recommends a vote “FOR” the election of the nominees named above.

The Board Of Directors and Committees

      The Visual Networks board of directors met four times during 1999. All directors attended all board meetings, other than Mr. William Smith and Mr. Benson who were each absent for one meeting.

      The Audit Committee currently consists of Messrs. Joseph, McCourtney and Smith and met four times during 1999. The Audit Committee recommends the firm to be appointed as independent auditors to audit the financial statements, discusses the scope and results of the audit with the independent auditors, reviews with management and the independent auditors the interim and year-end operating results, considers the adequacy of the internal accounting controls and audit procedures and reviews the non-audit services to be performed by our independent auditors.

      The Compensation Committee currently consists of Messrs. Benson, Joseph and Smith and met six times during 1999. The Compensation Committee reviews and recommends the compensation arrangements for management and administers stock option plans.

      The board of directors currently does not have a nominating committee or a committee performing the functions of a nominating committee. Although there are no formal procedures for you to nominate persons to serve as directors, the board of directors will consider recommendations from you, which should be addressed to our secretary, Nancy A. Spangler, c/o Piper Marbury Rudnick & Wolfe, LLP, 1850 Centennial Park Drive, Suite 610, Reston, VA 20191.

      Directors who are not currently employees of Visual Networks receive awards of stock options under our 1997 Directors’ Stock Option Plan for their service on the board of directors, and subject to stockholder approval, will receive awards under the 2000 Stock Incentive Plan. The directors eligible to participate in the 1997 plan received grants of 24,000 shares upon the closing of our initial public offering of Visual Networks in February 1998, and receive grants of 6,000 options at each annual meeting of stockholders while they serve as directors.

Executive Officers

      In addition to Messers. Stouffer and Minihane, Mr. Watters is the other executive officer of Visual Networks:

      Michael Watters, age 44, has been the Chief Operating Officer of Visual Networks since October 1999. From April 1996 to September 1999, he was President, Chief Executive Officer and director of Inverse Network Technology, a company which supplies service management software and services to internet service provider companies and which Visual Networks acquired in September 1999. From March 1993 through March 1996, Mr. Watters provided independent marketing consulting services to various high technology firms.

      The executive officers are elected by the board of directors on an annual basis and serve until their successors have been duly elected and qualified.

      There are no family relationships among any of the directors or executive officers.

Executive Compensation

      The following summary compensation table sets forth the compensation that Visual Networks paid during the last three completed years to its chief executive officer and its other most highly compensated officers whose total compensation for services in all capacities exceeded $100,000 during such year, whom Visual Networks refers to as its Named Executive Officers. In 1999, Messrs. Henry Cheli and Gregory Langford assumed new responsibilities within Visual Networks and no longer serve as executive officers.

Summary Compensation Table

							Long-Term Compensation
		Annual Compensation
							Securities Underlying
	Year	Salary		Bonus(1)	Other		Options

Scott E. Stouffer	1999	$275,000		$51,203	$—		182,000
Chairman of the Board,	1998	200,000		42,109	1,600	(2)	—
President and Chief	1997	165,000		71,880	—		—
Executive Officer

Peter J. Minihane	1999	$225,000		$44,177	$61,967	(4)	120,000
Executive Vice President,	1998	140,000		37,832	—		—
Chief Financial Officer,	1997	100,000	(3)	45,939	92,951	(4)	175,000
Treasurer and Director

Henry A. Cheli	1999	$150,000		$30,755	$47,000	(5)	5,000
Senior Vice President,	1998	150,000		4,602	44,000	(5)	—
North American Enterprise	1997	119,000	(3)	82,618	96,697	(6)	135,000
and Channel Sales

Gregory J. Langford	1999	$145,000		$51,153	$—		28,000
Senior Vice President,	1998	135,000		29,878	—		—
Product Operations	1997	125,000		50,940	61,662	(4)	35,000

(1)	Reflects bonuses earned in the fiscal year indicated, paid during the following fiscal year.

(2)	Consists of payment for an annual physical examination.

(3)	The salaries paid to Mr. Minihane and Mr. Cheli are for the periods from their respective dates of employment, June 15, 1997 and March 20, 1997.

(4)	Consists of relocation payments.

(5)	Consists of commissions.

(6)	Consists of commissions of $40,000 and relocation payments of $56,697.

Options Granted in 1999

      The following table provides information concerning options granted to Named Executive Officers in 1999.

					Potential Returns
		Percentage of			During Option Term
	Number of	All 1999 Employee	Exercise	Expiration
	Options	Option Grants	Price	Date	5%	10%

Scott E. Stouffer	182,000	8.17%	$32.25	10/12/09	$3,691,297	$9,354,471

Peter J. Minihane	50,000	2.24	31.50	2/9/09	990,509	2,510,144
	70,000	3.14	32.25	10/12/09	1,419,729	3,597,873

Gregory J. Langford	25,000	1.12	31.50	2/9/09	495,254	1,255,072
	3,000	0.13	32.25	10/12/09	60,845	154,194

Henry A. Cheli	5,000	0.22	32.25	10/12/09	101,409	256,990

Option Exercises in 1999 and Year-End Value Table

      The following table provides information concerning option exercises in 1999 and unexercised options held as of December 31, 1999, by the Named Executive Officers.

			Number of Securities		Value of Unexercised
			Underlying		in-the-Money
			Unexercised Options at		Options at
			December 31, 1999		December 31, 1999(1)
	Shares Acquired	Value
	on Exercise	Received	Exercisable	Unexercisable	Exercisable	Unexercisable

Scott E. Stouffer	22,649	$1,793,121	44,312	178,288	$3,101,920	$8,661,104

Peter J. Minihane	71,000	5,502,500	35,237	188,763	2,170,413	11,567,087

Henry A. Cheli	39,500	3,073,890	4,958	65,542	481,839	4,742,422

Gregory J. Langford	40,198	3,112,782	8,935	69,434	379,421	4,952,789

(1)	Calculated on the basis of $79.25 per share, the closing price of our common stock on The Nasdaq National Market on December 31, 1999, less the exercise price payable for such shares, multiplied by the number of shares underlying the option.

Employment Arrangements

      Scott E. Stouffer. Visual Networks has an employment agreement with Scott Stouffer dated December 15, 1994. This agreement provides that Mr. Stouffer receive a current annual salary of $275,000, which the Visual Networks board of directors reviews annually, plus an annual bonus and reimbursement of certain expenses. Mr. Stouffer is also entitled to participate in Visual Networks’ health, life or accident insurance plans or programs which Visual Networks makes available to other similarly situated employees. Mr. Stouffer is also entitled to 20 business days sabbatical every four years of employment which Visual Networks makes available to similarly situated employees.

      This agreement continues on a year-to-year basis, renewing each December 15 unless terminated:

•	upon 90 days notice from Mr. Stouffer or by Visual Networks prior to the end of the then-current term;

•	by death;

•	due to disability;

•	by Visual Networks without cause upon 45 days prior written notice to Mr. Stouffer; or

•	by Visual Networks for cause upon 30 days prior written notice, or in the case of embezzlement or theft, immediately without notice. Upon termination without cause by us, we will pay Mr. Stouffer severance equal to six months base salary.

      The agreement contains a covenant not to compete which provides that, for a period of 12 months after his termination for any reason, Mr. Stouffer is subject to a non-solicitation restriction and will not compete with Visual Networks or accept employment with one of its competitors. The agreement also contains confidentiality and assignment of inventions provisions. He was granted options to purchase 182,000 shares of common stock in October 1999 at an exercise price of $32.25 per share, vesting in monthly installments of 6,250 shares. All of his unvested options vest upon a change of control.

      Peter J. Minihane. In June 1997, Mr. Minihane entered into an employment arrangement with Visual Networks which currently provides for an annual base salary of $225,000, in addition to certain other benefits. His compensation may increase based on Visual Networks fiscal year 2000 financial performance. Upon termination of employment by Visual Networks without cause, Mr. Minihane is entitled to receive the compensation and benefits which would otherwise be payable to him for a maximum of six months following such termination. He was granted (i) options to purchase 175,000 shares of common stock in June 1997 at an exercise price of $1.75 per share, vesting 20% on the first anniversary of the date of grant and in equal monthly increments over the next four years, (ii) options to purchase 50,000 shares of common stock in February 1999 at an exercise price of $31.50 per share, vesting in equal monthly increments over three years and (iii) options to purchase 70,000 shares of common stock in October 1999 at an exercise price of $32.25 per share, vesting in monthly installments of 2,416 shares. All of his unvested options vest upon a change of control. Upon commencement of his employment, Mr. Minihane purchased 25,000 shares of Visual Networks common stock at $1.75 per share.

      Michael Watters. On September 15, 1999, Mr. Watters entered into an employment arrangement with Inverse Network Technology, a company that Visual Networks acquired, in which Mr. Watters agreed to serve as the Chief Operating Officer of Visual Networks. This agreement provides that Mr. Watters receive an annual salary of $175,000, plus an annual bonus and reimbursement of certain expenses. Mr. Watters is also entitled to participate in Visual Networks’ health, life or accident insurance plans or programs which Visual Networks makes available to Visual Networks other similarly situated employees. In October 1999, he was granted options to purchase 121,000 shares of common stock at an exercise price of $32.25 per share, vesting in monthly increments of 4,166 shares. All of his unvested options vest upon a change of control.

      Henry A. Cheli. In March 1997, Mr. Cheli entered into an employment arrangement with Visual Networks that provides for a fiscal 2000 annual base salary of $160,000, in addition to certain other benefits. His compensation may increase based on 2000 financial performance. Upon termination of employment by Visual Networks without cause, he is entitled to receive the compensation and benefits which would otherwise be payable to him for a maximum of six months following such termination. Visual Networks granted Mr. Cheli an option to purchase 135,000 shares of common stock at an exercise price of $1.43 per share, vesting 20% on the first anniversary of the date of grant and in equal monthly increments over the next four years. Upon a change in control, these options will automatically vest 100%. In October 1999, he was granted options to purchase 5,000 shares of common stock at an exercise price of $32.25 per share, vesting in equal monthly increments over four years.

      Gregory J. Langford. In November 1996, Mr. Langford entered into an employment arrangement with Visual Networks that provides for a fiscal 2000 annual base salary of $150,000 in addition to certain other benefits. His compensation may increase based on Visual Networks’ 2000 financial performance. Upon termination of employment by Visual Networks without cause, he is entitled to receive the compensation and benefits which would otherwise be payable to him for a maximum of six months following such termination. Mr. Langford was granted: (i) options to purchase 49,000 shares of common stock in November 1996 at an exercise price of $1.43 per share, vesting 25% on the second anniversary of the date of grant and in equal monthly increments over the next three years; (ii) options to purchase 16,000 shares of common stock in December 1996 at an exercise price of $1.43 per share, vesting in equal monthly increments over five years; (iii) options to purchase 35,000 shares of common stock in August 1997 at an exercise price of $3.00 per share, vesting in equal monthly increments over five years; and (iv) options to purchase 25,000 shares of common stock in February 1999 at an exercise price of $31.50 per share, vesting in equal monthly increments over three years. Fifty percent of Mr. Langford’s unvested options vest upon a change of control. In October 1999, he was granted options to purchase 3,000 shares of common stock at an exercise price of $32.25 per share, vesting in equal monthly increments over four years.

      The employment arrangements with Messrs. Cheli, Langford and Minihane each contain general non-solicitation and non-competition provisions applicable during the period of employment and for one year thereafter.

Compensation Committee Report on Executive Compensation

      The Compensation Committee of the Visual Networks board of directors reviews and recommends the compensation arrangements for executives and administers the stock option plans. The Compensation Committee, established in December 1994, comprises three members, all of whom are outside directors. None of the directors has any interlocking or other relationship with Visual Networks that would call into question his independence as a Compensation Committee member.

      The Compensation Committee seeks to achieve three broad goals in connection with Visual Networks executive compensation programs and decisions regarding individual compensation. First, the Compensation Committee structures executive compensation programs in a manner that the Committee believes will enable Visual Networks to attract and retain key executives. Second, the Compensation Committee establishes compensation programs that are designed to reward executives for the achievement of Visual Networks specified business objectives. By tying compensation in part to particular goals, the Compensation Committee believes that a performance-oriented environment is created for Visual Networks executives. Finally, Visual Networks executive compensation programs are intended to provide executives with an equity interest in Visual Networks so as to link a portion of the compensation of Visual Networks executives with the performance of its common stock.

      The compensation programs for Visual Networks executives established by the Compensation Committee consist of three elements tied to the foregoing objectives: base salary, annual cash bonus, and stock-based equity incentives achieved primarily through participation in our 1994 Stock Option Plan and 1997 Omnibus Stock Plan. In establishing base salaries for executives, the Compensation Committee monitors standards at comparable companies, particularly those that are in the same industry or related industries and/or are located in the same general geographical area as Visual Networks, considers historic salary levels of the individual and the nature of the individual’s responsibilities and compares the individual’s base salary with those of other Visual Networks executives. To the extent determined appropriate, the Compensation Committee also considers general conditions and Visual Networks financial performance in establishing base salaries of executives. In deciding to award options, the Compensation Committee also considers the number of options outstanding or previously granted and the aggregate size of current awards.

      For the year ended December 31, 1999, increases in the base salaries and bonuses of Messrs. Stouffer, Minihane and Watters were tied to performance-oriented goals set by the Compensation Committee earlier in the year. Each individual met or exceeded performance goals established by the Compensation Committee for 1999.

      In determining compensation for Mr. Stouffer, the Compensation Committee reviewed how chief executive officers of companies in the same industry as Visual Networks are compensated and considered the expanded responsibilities of Mr. Stouffer in light of the fact that we are now a public company. With regards to the 1999 bonus awarded to Mr. Stouffer, the Compensation Committee considered Visual Networks actual performance against the goals set out in its business plan and other qualitative objectives that had been previously discussed.

      The Compensation Committee granted options in February 1999 to Mr. Minihane and options to Messrs. Stouffer, Watters and Minihane in October 1999 which are designed to be a meaningful portion of their overall compensation and to reinforce our goal of retaining key executives.

      Based on its evaluation of the performance of the executive officers, the Compensation Committee believes that Visual Networks executive officers are committed to achieving positive long-term financial performance and enhanced stockholder value, and that the compensation policies and programs discussed in this report have motivated the executive officers to work toward these goals.

      Section 162(a) of the Internal Revenue Code disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any year to the corporation’s chief executive officer or to any of the four other most highly compensated executive officers. The statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Compensation Committee currently intends to structure its executive-compensation packages to meet these requirements.
Marc F. Benson
Theodore R. Joseph
Thomas A. Smith

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee of the board of directors was formed in December 1994, and the current members of the Compensation Committee are Messrs. Benson, Joseph and Thomas Smith. None of the members was, during 1999, an officer or employee of Visual Networks.

Principal Stockholders

      The following table shows the number of shares of Visual Networks common stock beneficially owned as of February 29, 2000 by:

•	each person known to beneficially own more than 5% of Visual Networks common stock;

•	each director;

•	each of the Named Executive Officers; and

•	the directors and executive officers as a group.

      Unless otherwise indicated (i) the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable, and (ii) the address for the persons named in the table is 2092 Gaither Road, Rockville, Maryland 20850-4013.

		Percent
	Number of	of
Name of Beneficial Owner	Shares Beneficially Owned	Shares Outstanding(1)

FMR Corp.(2)	1,387,800	5.6
82 Devonshire Street Boston, Massachusetts 02109

Grant G. Behrman(3)	25,915	*

Marc F. Benson(4)	14,996	*

Henry A. Cheli(5)	4,708	*

Theodore R. Joseph(6)	25,495	*

Gregory J. Langford(7)	28,760	*

Ted H. McCourtney(8)	126,319	*

Peter J. Minihane(9)	59,416	*

Thomas A. Smith(10)	27,790	*

William J. Smith(11)	42,999	*

Scott E. Stouffer(12)	858,061	3.4

All executive officers and directors as a group (9 persons)(13)	1,937,624	7.7

*	Less than 1%.

(1)	As of February 29, 2000, there were 24,956,901 shares of common stock outstanding. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock, which that person could purchase by exercising outstanding options and options which will become exercisable within 60 days of

February 29, 2000, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 1,210,800 shares of common stock as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. FMR Corp. has sole power to dispose of the 1,387,800 shares owned by the Fidelity Funds. FMR Corp. has the sole power to vote or direct the voting of 177,000 shares.

(3)	Represents 24,495 shares of common stock issuable upon exercise of options held by Mr. Behrman and 1,420 shares of common stock held by Behrman Brothers, L.P., which Mr. Behrman may be deemed to beneficially own by virtue of his status as a General Partner of the entity. Mr. Behrman has shared voting and investment power over shares held by Behrman Brothers, L.P., but disclaims beneficial ownership thereof except to the extent of his proportionate partnership interest therein.

(4)	Represents 2,000 shares of common stock held by Mr. Benson and 12,996 shares of common stock issuable upon exercise of options.

(5)	Represents 4,708 shares of common stock issuable upon exercise of options.

(6)	Represents 1,000 shares of common stock held by Mr. Joseph’s wife and 24,495 shares of common stock issuable upon exercise of options.

(7)	Represents 14,929 shares of common stock and 13,831 shares of common stock issuable upon exercise of options.

(8)	Represents 101,824 shares of common stock held by Mr. McCourtney and 24,495 shares of common stock issuable upon exercise of options held by him.

(9)	Represents 213 shares of common stock held by Mr. Minihane and 59,203 shares of common stock issuable upon exercise of options.

(10)	Represents 3,295 shares of common stock held by Mr. Smith and 24,495 shares of common stock issuable upon exercise of options held by him.

(11)	Represents 7,504 shares of common stock and 35,495 shares of common stock issuable upon exercise of options.

(12)	Includes 326,061 shares of common stock held by Mr. Stouffer, 155,923 shares of common stock held by the Scott E. Stouffer GRAT, 304,061 shares of common stock held by his wife, and 72,016 shares of common stock issuable upon exercise of options.

(13)	Includes an aggregate of 321,225 shares of common stock issuable upon exercise of options.

Performance Graph

      The following graph shows the comparison of cumulative total return on Visual Networks’ common stock, based on the market price of Visual Networks common stock assuming reinvestment of dividends with a comparable return of the S&P Communications Equipment Index and The Nasdaq Stock Market (U.S.) Index, for the period beginning January 1, 1999 through December 31, 1999.

[COMPARISON CHART]

*	$100 invested on 2/6/98 in stock or on 1/31/98 in index — including reinvestment of dividends, fiscal year ending December 31.

PROPOSAL NO. 5: RATIFICATION OF APPOINTMENT OF AUDITORS

      Arthur Andersen LLP has served as independent auditors for Visual Networks since August 1997 and has been selected by the board of directors as its independent auditors for the year ending December 31, 2000. In the event that ratification of this selection of auditors is not approved by a majority of the shares of common stock voting on this matter, management will review its future selection of auditors.

      Representatives of Arthur Andersen LLP are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

      Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of Arthur Andersen LLP as the independent auditors for the current year.

Required Vote

      The ratification of the appointment of Arthur Andersen LLP as Visual Networks independent auditors for the year ending December 31, 2000 requires the affirmative vote of the holders of a majority of the shares of common stock present at the meeting in person or by proxy and entitled to vote.

Recommendation of the Board of Directors

      The board of directors of Visual Networks recommends a vote “FOR” ratification of the appointment of Arthur Andersen LLP as its independent auditors.

FUTURE STOCKHOLDER PROPOSALS

      Pursuant to Rule 14a-8 promulgated under the Exchange Act, Visual Networks stockholders may present proposals for inclusion in the Visual Networks proxy statement for consideration at the next annual meeting of its stockholders by submitting their proposals to Visual Networks in a timely manner. Avesta Technologies stockholders who become stockholders of Visual Networks may not present proposals for inclusion in the Visual Networks proxy statement for its 2000 annual meeting, as the date for inclusion in the proxy statement for the 2000 annual meeting has already passed. Any such proposal must comply with Rule 14a-8.

      Visual Networks’ by-laws require stockholders who intend to propose business for consideration by stockholders at an annual meeting, other than stockholder proposals that are included in the proxy statement, to give written notice to the Secretary of Visual Networks not less than sixty days and not more than ninety days before the anniversary of the prior years’ meeting. A stockholder must submit a matter to be raised at Visual Networks’ 2001 meeting of stockholders not later than December 1, 2000. The written notice should be sent to Visual Networks’ corporate secretary, Nancy A. Spangler, c/o Piper Marbury Rudnick & Wolfe LLP, 1850 Centennial Park Drive, Suite 610, Reston, VA 20191, and must include a brief description of the business, the reasons for conducting such business, any material interest the stockholder has in such business, the name and address of the stockholder as they appear on Visual Networks’ books and the number of shares of Visual Networks common stock the stockholder beneficially owns.

      SEC rules set forth standards for what stockholder proposals Visual Networks is required to include in a proxy statement for an annual meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Visual Networks’ directors and executive officers must file reports with the SEC indicating the number of shares of Visual Networks common stock they beneficially own and any changes in their beneficial ownership. Copies of these reports must be provided to Visual Networks. Based on a review of these reports and written representations from the persons required to file them, Visual Networks believes each of its directors and executive officers filed all the required reports during 1999, except for one Form 4 which was filed late by Mr. Joseph. To Visual Networks’ knowledge, during 1999, no other person subject to the reporting requirement of Section 16(a) failed to file or was delinquent in filing a required report.

OTHER MATTERS

      The Visual Networks board of directors does not know of any other business to be presented for consideration at the meeting. If other matters properly come before the meeting, the persons named in the accompanying form of proxy intend to vote on such matters based on their best judgment.

      Visual Networks will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the proxy materials. In addition to solicitation by mail, directors, officers and regular employees of Visual Networks (none of whom will be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy cards and proxy materials to the stockholders they represent and Visual Networks will reimburse them for their expenses.

      Visual Networks will furnish, without charge, to each person whose proxy is being solicited, upon request, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as filed with the SEC, including the financial statements, notes to the financial statements and the financial schedules contained in the report. Visual Networks will also furnish copies of any exhibits to the report but may charge a reasonable copying charge. Stockholders should address requests for copies of any of these materials to Peter J. Minihane, Chief Financial Officer, Visual Networks, Inc., 2092 Gaither, Rockville, Maryland 20850.

      Visual Networks may engage one or more proxy solicitation firms to assist in obtaining proxies from our stockholders on a timely basis. As of the date of this document, Visual Networks has not engaged a proxy solicitation firm nor has it committed to the payment of any fees for this service.

LEGAL MATTERS

      Piper Marbury Rudnick & Wolfe LLP, counsel to Visual Networks, has issued a legal opinion concerning the legality of the common stock of Visual Networks to be issued to Avesta Technologies stockholders. Certain federal income tax consequences relating to the merger will be passed upon by Piper Marbury Rudnick & Wolfe LLP, counsel to Visual Networks, and Dewey Ballantine LLP, counsel to Avesta Technologies.

EXPERTS

      The consolidated financial statements and schedules of Visual Networks as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, included (incorporated by reference) in the Annual Report on Form 10-K for the year ended December 31,1999, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

      The consolidated financial statements of Avesta Technologies, Inc. and its subsidiaries as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, included in this document, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

      Visual Networks has filed a registration statement with the SEC under the Securities Act that registers the shares of Visual Networks common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Visual Networks and its common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

      In addition, Visual Networks files annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act. Avesta Technologies is not required to file annual, quarterly, or other reports with the SEC. You may read and copy any reports, statements or other information at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

      You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Visual Networks, who file electronically with the SEC. The address of the site is http://www.sec.gov.

      The SEC allows us to “incorporate by reference” information into this document. This means that Visual Networks can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

      This document incorporates by reference the documents listed below that Visual Networks previously filed with the SEC. They contain important information about Visual Networks.

Visual Networks Commission Filings	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 1999
Quarterly Reports on Form 10-Q	Quarters ended March 31, 1999, June 30, 1999, September 30, 1999
Current Reports on Form 8K	February 18, 2000

      Visual Networks also incorporates by reference additional documents that it may file with the SEC between the date of this document and the date of the Visual Networks meeting. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

      Visual Networks has supplied all information contained or incorporated by reference in this document relating to Visual Networks, as well as all pro forma financial information, and Avesta Technologies has supplied all information relating to Avesta Technologies.

      Documents incorporated by reference are available from Visual Networks without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Visual Networks at the following address:

Visual Networks

2092 Gaither Road
Rockville, Maryland 20850
Attention: Chief Financial Officer
Phone: (301) 296-2300

      If you would like to request documents, please do so by April 28, 2000 to receive them before the special meeting. If you request any incorporated documents from Visual Networks, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

      Visual Networks has not authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VISUAL NETWORKS, INC.

VISUAL ACQUISITIONS THREE, INC.

AND

AVESTA TECHNOLOGIES, INC.

As of February 7, 2000

TABLE OF CONTENTS

ARTICLE I MERGER		A-5

1.1	The Merger	A-5

1.2	The Closing	A-5

1.3	Actions at the Closing	A-5

1.4	Additional Action	A-6

1.5	Effect on Capital Stock	A-6

1.6	Dissenting Shares	A-8

1.7	Exchange of Shares	A-8

1.8	Dividends	A-9

1.9	Fractional Shares	A-9

1.10	Options; Warrants and Restricted Stock	A-10

1.11	Certificate of Incorporation	A-11

1.12	By-laws	A-11

1.13	Directors and Officers	A-11

1.14	No Further Rights	A-11

1.15	Closing of Transfer Books	A-11

1.16	Tax and Accounting Consequences	A-11

1.17	Taking of Necessary Action; Further Action	A-12

1.18	Adjustment	A-12

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-12

2.1	Organization, Qualification and Corporate Power	A-12

2.2	Capitalization	A-12

2.3	Authorization of Transaction	A-13

2.4	Noncontravention	A-14

2.5	Subsidiaries	A-14

2.6	Financial Statements	A-14

2.7	Absence of Certain Changes	A-14

2.8	Undisclosed Liabilities	A-15

2.9	Tax Matters	A-15

2.10	Assets	A-16

2.11	Owned Real Property	A-16

2.12	Intellectual Property	A-16

2.13	Real Property Leases	A-19

2.14	Contracts	A-19

2.15	Powers of Attorney	A-20

2.16	Insurance	A-20

2.17	Litigation	A-21

2.18	Employees	A-21

2.19	Employee Benefits	A-22

2.20	Environmental Matters	A-23

2.21	Legal Compliance; Restrictions on Business Activities	A-24

2.22	Permits	A-24

2.23	Certain Business Relationships With Affiliates	A-24

2.24	Fees	A-25

2.25	Books and Records	A-25

2.26	Company Action	A-25

2.28	Qualification as a Reorganization	A-25

2.29	Restrictions on Business Activities	A-25

2.30	Certain Payments	A-25

2.31	State “Anti-Takeover” Statutes	A-26

2.32	Information Supplied by the Company	A-26

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE MERGER SUB		A-26

3.1	Organization	A-26

3.2	Capitalization	A-26

3.3	Authorization of Transaction	A-27

3.4	Noncontravention	A-27

3.5	Reports and Financial Statements	A-28

3.6	Tax Matters	A-28

3.7	Absence of Material Adverse Changes	A-29

3.7a	Undisclosed Liabilities	A-29

3.8	Litigation	A-29

3.9	Legal Compliance; Restrictions on Business Activities	A-29

3.9a	Intellectual Property	A-30

3.10	Company Action	A-30

3.11	Qualification as a Reorganization	A-30

3.12	Information Supplied by the Buyer	A-30

ARTICLE IV COVENANTS		A-31

4.1	Best Efforts	A-31

4.2	Notices and Consents	A-31

4.3	Stockholders’ Meetings	A-31

4.4	Registration Statement and Proxy Statement	A-31

4.5	Operation of Business	A-32

4.6	Full Access; Confidentiality	A-34

4.7	Notice of Breaches	A-34

4.8	Exclusivity	A-34

4.9	Employee Agreements	A-34

4.10	Employee Matters	A-35

4.11	[Intentionally Deleted]	A-35

4.12	Stockholder Agreements	A-35

4.13	Registration Rights	A-35

4.14	Buyer Common Stock	A-35

4.15	Employment Agreement	A-35

4.16	Escrow Agreement	A-35

4.17	Reorganization	A-35

4.18	Consent for Amended Tax Returns	A-36

4.19	Indemnification of Officers and Directors	A-36

4.20	Reasonable Commercial Efforts and Further Assurances	A-37

4.21	Buyer Interim Operations	A-37

ARTICLE V CONDITIONS TO CONSUMMATION OF MERGER		A-38

5.1	Conditions to Each Party’s Obligations	A-38

5.2	Conditions to Obligations of the Buyer and the Merger Sub	A-38

5.3	Conditions to Obligations of the Company	A-40

ARTICLE VI TERMINATION		A-41

6.1	Termination of Agreement	A-41

6.2	Amendment	A-42

6.3	Extension; Waiver	A-42

6.4	Effect of Termination	A-42

ARTICLE VII ESCROW AND INDEMNIFICATION		A-42

7.1	Indemnification	A-42

7.2	Escrow Fund	A-43

7.3	Damage Threshold	A-44

7.4	Escrow Period	A-44

7.5	Claims Upon Escrow Fund	A-44

7.6	Objections to Claims	A-45

7.7	Resolution of Conflicts and Arbitration	A-45

7.8	Stockholders’ Agent	A-46

7.9	Actions of the Stockholders’ Agent	A-46

7.10	Third-Party Claims	A-47

ARTICLE VIII DEFINITIONS		A-47

ARTICLE IX MISCELLANEOUS		A-50

9.1	Press Releases and Announcements	A-50

9.2	No Third Party Beneficiaries	A-50

9.3	Entire Agreement	A-50

9.4	Succession and Assignment	A-50

9.5	Counterparts	A-50

9.6	Headings	A-50

9.7	Notices	A-50

9.8	Governing Law	A-52

9.9	Waivers	A-52

9.10	Severability	A-52

9.11	Expenses	A-52

9.12	Other Remedies	A-52

9.13	Specific Performance	A-53

9.14	Construction	A-53

9.15	Incorporation of Exhibits and Schedules	A-53

EXHIBITS

Exhibit A	Adjustment to Merger Shares
Exhibit B	Form of Confidentiality/ Assignment of Inventions Agreement
Exhibit C	Form of Voting Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of Opinion of Counsel to the Company
Exhibit G	Form of Tax Opinion of Counsel to the Buyer and the Merger Sub
Exhibit H	Form of Company Tax Certificate
Exhibit I	Form of Opinion of Counsel to the Buyer and the Merger Sub
Exhibit J	Form of Tax Opinion of Counsel to the Company
Exhibit K	Form of Buyer Tax Certificate

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) entered into as of February 7, 2000, by and among VISUAL NETWORKS, INC., a Delaware corporation (the “Buyer”), VISUAL ACQUISITIONS THREE, INC., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the “Merger Sub”), and AVESTA TECHNOLOGIES, INC., a Delaware corporation (the “Company”). The Buyer, the Merger Sub and the Company are referred to herein individually as a “Party” and collectively as the “Parties.”

      This Agreement contemplates a merger of the Merger Sub into the Company in a transaction that will qualify, for federal income tax purposes, as a reorganization under Section 368(a) of the Internal Revenue Code of 1986 (as amended, the “Code”). In such merger, the Stockholders of the Company will receive capital stock of the Buyer in exchange for their capital stock of the Company.

      NOW, THEREFORE, in consideration of the representations, warranties, agreements and covenants herein contained, the Parties agree as follows.

ARTICLE I

THE MERGER

      1.1  The Merger.

      Upon and subject to the terms and conditions of this Agreement, the Merger Sub shall merge with and into the Company (with such merger referred to herein as the “Merger”) at the Effective Time. From and after the Effective Time, the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). The “Effective Time” shall be the time at which the Surviving Corporation files a certificate of merger executed in accordance with the relevant provisions of the Delaware General Corporation Law (“DGCL”) (the “Certificate of Merger”) with the Secretary of State of the State of Delaware. The Merger shall have the effects specified in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      1.2  The Closing.

      The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Piper Marbury Rudnick & Wolfe LLP, 1850 Centennial Park Drive, Suite 610, Reston, Virginia, 20191, as promptly as practicable, but in no event later than 1:00 p.m. local time on the second business day after the satisfaction or waiver of the conditions set forth in Article V (other than conditions which by their nature are to be satisfied at closing, but subject to those conditions) or at such other time, date and location as the Parties specify (the “Closing Date”). If the Closing is consummated, Buyer and Merger Sub will be deemed to have waived any of the conditions set forth in Article V to the extent not satisfied at or prior to the Closing.

      1.3  Actions at the Closing.

      At the Closing: (a) the Company shall deliver to the Buyer and the Merger Sub the various certificates, instruments and documents referred to in Section 5.2; (b) the Buyer and the Merger Sub shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3; (c) the Company and the Merger Sub shall file with the Secretary of State of the State of Delaware the Certificate of Merger; and (d) the Buyer shall deliver certificates for the Merger Shares to Boston EquiServ LP as exchange agent (the “Exchange Agent”) in accordance with Section 1.7.

      1.4  Additional Action.

      The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Merger Sub, necessary to consummate the transactions contemplated by this Agreement.

      1.5  Effect on Capital Stock.

      (a)  Definitions.

      “Buyer Common Stock” shall mean the common stock, par value $0.01 per share, of Buyer.

      “Buyer Share Market Value” shall mean the average trading price on the Nasdaq National Market System for shares of Buyer Common Stock for the three (3) trading days ending one (1) day immediately prior to the Closing Date.

      “Common Stock Conversion Ratio” shall mean a fraction, the numerator of which shall be the number of Merger Shares and the denominator of which shall be the number of Common Stock Equivalents plus the number of Counted Assumed Warrant and Option Shares.

      “Common Stock Equivalents” shall mean the total number of shares of Company Common Stock outstanding plus the total number of shares to which holders of outstanding shares of the Company’s Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock would be entitled upon conversion.

      “Company Common Stock” shall mean the common stock, $0.01 value per share, of the Company.

      “Company Preferred Stock” shall mean shares of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock.

      “Company Shares” shall mean shares of the Company’s equity securities including Company Common Stock, Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock on an as-converted basis, actually held by each Company Stockholder.

      “Company Stockholder” shall mean the holders of the Company’s Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series D Convertible Preferred Stock and Company Common Stock.

      “Counted Assumed Warrant and Option Shares” shall mean the shares of Company Common Stock issuable upon exercise of any Warrants and Options.

      “Escrow Share Market Value” shall mean the initial negotiated value of the Merger Shares placed into escrow, which value is the average trading price on the Nasdaq National Market System for shares of Buyer Common Stock for the three (3) trading days ending one (1) day immediately prior to the Closing Date.

      “Merger Shares” shall mean 8,532,554 issued and outstanding shares of Buyer Common Stock, certain of which are potentially subject to return to the Buyer as set forth in Article VII and Exhibit A.

      “Merger Sub Common Stock” shall mean the common stock, par value $0.01 per share, of the Merger Sub.

      “Outstanding Ratio” shall equal the number of Common Stock Equivalents divided by the sum of the number of Common Stock Equivalents and the number of Counted Assumed Warrant and Option Shares.

      “Series A and B Conversion Ratio” shall mean the product of (a) 3 multiplied by (b) the Common Stock Conversion Ratio.

      “Series C and D Conversion Ratio” shall mean the product of (a) 1.5 multiplied by (b) the Common Stock Conversion Ratio.

      (b)  At the Effective Time, each share of the Company’s capital stock shall, by virtue of the Merger and without any action on the part of any Party or the holder of any of the Company’s capital stock, automatically be canceled and extinguished and converted into the right to receive the following:

(i) each share of the Company Common Stock shall be converted into a right to receive a fraction of a share of Buyer Common Stock equal to the Common Stock Conversion Ratio;

(ii) each share of the Company’s Series A Convertible Preferred Stock and Series B Convertible Preferred Stock shall be converted into a right to receive a fraction of a share of the Buyer Common Stock equal to the Series A and B Conversion Ratio; and

(iii) each share of the Company’s Series C Convertible Preferred Stock and Series D Convertible Preferred Stock shall be converted into a right to receive a fraction of a share of Buyer Common Stock equal to the Series C and D Conversion Ratio.

      (c)  At the Effective Time, each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

      (d)  Notwithstanding the foregoing, no fractional shares of Buyer Common Stock shall be issued. Such fractional shares shall be converted into cash as provided in Section 1.9.

      (e)  The Merger Shares shall be distributed on the Closing Date as follows:

(1) Buyer shall deliver a number of Merger Shares equal to 2,000,000 multiplied by the Outstanding Ratio to the Exchange Agent, in trust for the benefit of holders of certificates that, immediately prior to the Effective Time, represented Company Shares (“Certificates”). The Exchange Agent in turn, on behalf of and at the direction of the holders of Company Shares (who shall express their direction by the Requisite Company Stockholder Approval (as defined below)), shall deliver such Merger Shares to the Escrow Agent, in trust for the benefit of the holders of Company Shares. Such Merger Shares shall be held in escrow in the Revenue Escrow Account (as defined in Exhibit A-II hereto), shall be beneficially owned by the holders of Company Shares, and shall be released to the holders of Company Shares or returned to the Buyer, all as provided in Exhibit A-II hereto.

(2) Buyer shall deliver a number of Merger Shares equal to 2,000,000 multiplied by one minus the Outstanding Ratio to the Escrow Agent, in trust for the benefit of Buyer. Such Merger Shares shall be held in escrow in the Option Escrow Account (as defined in Exhibit A-II hereto), shall be beneficially owned by Buyer, and shall be released to Buyer or delivered to holders of Warrants and Options, all as provided in Exhibit A-II hereto.

(3) Buyer shall deliver a number of Merger Shares equal to 6,532,554 multiplied by 0.925 multiplied by the Outstanding Ratio to the Exchange Agent, in trust for the benefit of the holders of Certificates. Such Merger Shares shall be released to the holders of Company Shares upon the surrender of their Certificates, all as set forth in Section 1.7 hereof.

(4) Buyer shall deliver a number of Merger Shares equal to 6,532,554 multiplied by 0.075 multiplied by the Outstanding Ratio to the Exchange Agent, in trust for the benefit of the holders of Certificates. The Exchange Agent in turn, on behalf of and at the direction of the holders of Company Shares (who shall express their direction by the Requisite Company Stockholder

Approval (as defined below)) shall deliver such Merger Shares to the Escrow Agent, in trust for the benefit of the holders of Company Shares. Such Merger Shares (the “Escrow Shares”) shall be held in escrow in an escrow fund (the “Escrow Fund”), shall be beneficially owned by the holders of Company Shares, and shall be released to the holders of Company Shares or returned to Buyer to compensate Buyer for certain damages, all as provided in Article VII.

      The Buyer shall reserve for issuance the balance of the Merger Shares for delivery upon the exercise of Warrants and Options, in accordance with the terms of this Agreement.

      1.6  Dissenting Shares.

      (a)  For purposes of this Agreement, “Dissenting Shares” means Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the DGCL and not effectively withdrawn or forfeited prior to the Effective Time. Notwithstanding anything to the contrary contained in Section 1.5 above, Dissenting Shares shall not be converted into or represent the right to receive Merger Shares, unless such Company Stockholder shall have forfeited his right to appraisal under the DGCL or withdrawn, with the consent of the Company, his demand for appraisal. If such Company Stockholder has so forfeited or withdrawn his right to appraisal of Dissenting Shares, then as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Shares issuable in respect of such Company Shares pursuant to Section 1.5.

      (b)  The Company shall give the Buyer and the Stockholders’ Agent (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of the Buyer, which consent shall not be unreasonably withheld, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

      1.7  Exchange of Shares.

      (a)  Prior to the Effective Time, the Buyer shall appoint the Exchange Agent to effect the exchange of the Merger Shares described in Sections 1.5(e)(1),(3) and (4) for the Certificates. On the Closing Date, the Buyer shall deliver to the Exchange Agent, in trust for the benefit of the holders of Company Shares, (i) a stock certificate (issued in the name of the Exchange Agent, or its nominee, as nominee for the holders of Company Shares) representing the Merger Shares described in Section 1.5(e)(1), (ii) a stock certificate (issued in the name of the Exchange Agent, or its nominee, as nominee for the holders of Company Shares) representing the Merger Shares described in Section 1.5(e)(3), and (iii) a stock certificate (issued in the name of the Exchange Agent, or its nominee, as nominee for the holders of Company Shares) representing the Merger Shares described in Section 1.5(e)(4). On the Closing Date, Buyer shall cause the Exchange Agent to deliver to the Escrow Agent as nominee for the holders of Company Shares, as described in Section 1.5(e)(1) and (4) hereof, the stock certificates described in clauses (i) and (iii) of the preceding sentence. No later than ten (10) business days following the Effective Time, Buyer shall cause the Exchange Agent to send a notice and a transmittal form to each holder of a Certificate advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate in exchange for the Merger Shares issuable pursuant to Sections 1.5(e)(1),(3) and (4). Each holder of a Certificate, upon proper surrender of such Certificate to the Exchange Agent in accordance with the instructions in such notice, shall have released to it (subject to any taxes required to be withheld) the Merger Shares issuable pursuant to Section 1.5(e)(3) and, subject to and in accordance with the terms of the applicable escrow, the Merger Shares held in escrow pursuant to Sections 1.5(e)(1) and (4). Until properly surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to have released the Merger Shares described in the preceding sentence into which the Company Shares have been converted by virtue of the Merger. Holders of Certificates shall not be entitled to receive certificates for the Merger Shares to which they would otherwise be entitled until such Certificates are properly surrendered.

      (b)  If any Merger Shares are to be issued in the name of a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance of such Merger Shares that: (i) the Certificate so surrendered shall be properly assigned, endorsed or accompanied by appropriate stock powers; (ii) such transfer shall otherwise be proper; and (iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Exchange Agent nor any Party shall be liable to a holder of Company Shares for any Merger Shares issuable to such holder pursuant to Section 1.5 that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

      (c)  In the event any Certificate shall have been lost, stolen or destroyed, only upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, shall the Buyer issue in exchange for such lost, stolen or destroyed Certificate the Merger Shares issuable in exchange therefor pursuant to Section 1.5. The Board of Directors of the Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to submit to the Buyer an affidavit and to give to the Buyer an indemnity against any claim that may be made against the Buyer with respect to the Certificate alleged to have been lost, stolen or destroyed. In addition, a holder of such lost, stolen or destroyed Certificate may be required by the Exchange Agent to post a bond in connection therewith.

      (d)  Promptly following the date that is eighteen months from the Closing Date, the Exchange Agent shall return to the Buyer all Merger Shares in the Exchange Agent’s possession, and the Exchange Agent’s duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Buyer and, subject to applicable abandoned property, escheat and similar laws, receive in exchange therefor the Merger Shares issuable with respect thereto pursuant to Section 1.5.

      1.8  Dividends.

      No dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date shall be paid to former Company Stockholders entitled by reason of the Merger to receive Merger Shares until such holders surrender their Certificates in accordance with Section 1.7. Upon such surrender, the Buyer shall pay or deliver to the persons in whose name the certificates representing such Merger Shares are issued any dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date and that were paid or delivered between the Effective Time and the time of such surrender; provided, however, that no such person shall be entitled to receive any interest on such dividends or other distributions.

      1.9  Fractional Shares.

      No certificates or scrip representing fractional Merger Shares shall be issued to former Company Stockholders upon the surrender for exchange of Certificates, and such former Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Merger Shares that would otherwise be issued to such former Company Stockholders. In lieu of any fractional Merger Shares that would otherwise be issued, each former Company Stockholder that would have been entitled to receive a fractional Merger Share shall, upon proper surrender of such person’s Certificates, receive a cash payment equal to the Buyer Share Market Value, multiplied by the fraction of a share that such Company Stockholder would otherwise be entitled to receive.

      1.10  Options; Warrants and Restricted Stock.

      (a) As of the Effective Time, all options to purchase Company Common Stock issued by the Company pursuant to the 1996 Avesta Technologies Stock Plan, as amended, and any other stock option plans adopted by the Company (the “Company Stock Option Plans”) or pursuant to a resolution of the Company’s Board of Directors or the Compensation Committee thereof (“Options”), whether vested, unvested or subject to repurchase by the Company following such exercise, which are outstanding and not exercised immediately prior to the Effective Time shall become and represent an option to acquire, on the same terms and conditions as were applicable under such Option immediately prior to the Effective Time, such number of shares of Buyer Common Stock as is equal to the number of shares of Company Common Stock subject to the unexercised portion of such Option multiplied by the Common Stock Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the next lower whole number). The exercise price per share of each such assumed Option shall be equal to the exercise price of such Option immediately prior to the Effective Time, divided by the Common Stock Conversion Ratio (with any fraction of a cent resulting from such division to be rounded up to the next higher whole cent). Notwithstanding the foregoing, the foregoing adjustments with respect to any Option that are “incentive stock options” as defined in Section 422 of the Code shall be and are intended to be effected in a manner consistent with Section 424(a) of the Code. These provisions shall be subject to adjustment as provided in Section 1.10(c). The term, exercisability (including any acceleration of exercisability as a result of this transaction), vesting schedule, repurchase provisions, status as an “incentive stock option,” if applicable, and all of the other terms of the Options in effect immediately prior to the Effective Time and after giving effect to any acceleration of vesting for such Options as a result of this transaction shall otherwise remain unchanged.

      (b) As of the Effective Time, each warrant to purchase Company Shares issued by the Company (each, a “Warrant” and collectively, the “Warrants”), to the extent outstanding and not exercised immediately prior to the Effective Time, shall become and represent a warrant to acquire, on the same terms and conditions as were applicable under such Warrant immediately prior to the Effective Time, such number of shares of Buyer Common Stock as is equal to the number of shares of Company Common Stock subject to the unexercised portion of such Warrant immediately prior to the Effective Time multiplied by the Common Stock Conversion Ratio (with any fraction resulting from such multiplication to be rounded to the nearest whole number). The exercise price per share of each such assumed Warrant shall be equal to the converted exercise price of such Warrant immediately prior to the Effective Time, divided by the Common Stock Conversion Ratio (with any fraction of a cent resulting from such division to be rounded to the nearest whole cent). These provisions shall be subject to adjustment as provided in Section 1.10(c). The term and all of the other provisions of each Warrant in effect immediately prior to the Effective Time shall otherwise remain unchanged.

      (c) On any date on which the Escrow Agent delivers any portion of the Escrow Fund to Buyer in respect of any Damages, the conversion formula applicable to each Warrant or Option outstanding on such date shall be adjusted by recalculating such formula in accordance with clauses (a) and (b) hereof as if the Common Stock Conversion Ratio had been determined at the Effective Time to exclude from the numerator the number of Escrow Shares that are released to Buyer in respect of any Damages.

      (d) As soon as practicable after the Effective Time, the Buyer or the Surviving Corporation shall deliver to the holders of Options and Warrants appropriate notices setting forth such holders’ rights pursuant to such Options and Warrants, as amended by this Section 1.10, and the agreements evidencing such Options and Warrants shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 1.10 and such notice).

      (e) The Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Options and Warrants exchanged in accordance with this Section 1.10. As soon as practicable, but not later than three (3) trading days after the Closing Date, the Buyer shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act of 1933 (as amended, the “Securities Act”) with respect to all shares of Buyer Common Stock subject to such Options, and shall use its best efforts to maintain the effectiveness of such Registration Statement for so long as such Options remain outstanding. The Company shall cooperate with and assist the Buyer in the preparation of such registration statement.

      (f) Where applicable, the Company shall use commercially reasonable efforts to obtain, prior to the Closing, the consent from each holder of an Option or Warrant to the assumption of such Option or Warrant pursuant to this Section 1.10.

      (g) All Company Shares which are subject to restrictions (the “Company Restricted Stock”) shall be converted into shares of the Buyer Common Stock pursuant to the terms of Section 1.5 hereof, and on and after the Effective Date such Buyer Common Stock shall continue to be subject to all terms, conditions and restrictions applicable to the Company Restricted Stock prior to the Effective Date.

      1.11  Certificate of Incorporation.

      At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by DGCL; provided, however, that Section 1 of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: “The name of the Corporation is AVESTA TECHNOLOGIES, INC.

      1.12  By-laws.

      The By-laws of the Surviving Corporation shall be the same as the By-laws of the Merger Sub immediately prior to the Effective Time.

      1.13  Directors and Officers.

      The directors of the Merger Sub shall become the directors of the Surviving Corporation after the Effective Time. The officers of the Merger Sub shall become the officers of the Surviving Corporation after the Effective Time, retaining their respective positions.

      1.14  No Further Rights.

      All shares of Buyer Common Stock issued upon the surrender for exchange of shares of Company Shares in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares.

      1.15  Closing of Transfer Books.

      At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for Merger Shares in accordance with Section 1.5, subject to applicable law in the case of Dissenting Shares.

      1.16  Tax and Accounting Consequences.

      It is intended by the parties hereto that (a) the Merger shall constitute a reorganization within the meaning of Section 368 of the Code and (b) this Agreement shall constitute a plan of reorganization within the meaning of Section 368 of the Code.

      1.17  Taking of Necessary Action; Further Action.

      If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Buyer and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

      1.18  Adjustment.

      In the event that, subsequent to the date of this Agreement but prior to the Effective Time, Buyer or the Company shall effect a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, merger, exchange, recapitalization or other similar transaction (or a record date shall have been set for such purpose), the provisions of this Article I shall be appropriately adjusted, provided that nothing in this section shall require any adjustment as a result of Buyer making additional acquisitions prior to the Effective Time in accordance with Section 4.21 hereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to the Buyer and the Merger Sub that, as of the date hereof, the statements contained in this Article II are true and correct, except as set forth in the letter provided by the Company to the Buyer and the Merger Sub (the “Disclosure Letter”).

      2.1  Organization, Qualification and Corporate Power.

      The Company is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. The Company has the corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer true and complete copies of its Certificate of Incorporation and By-laws, each as amended and as in effect on the date hereof (hereinafter “Charter” and “By-laws,” respectively). The Company is not in default under or in violation of any provision of its Charter or By-laws, each as amended to date.

      2.2  Capitalization.

      The authorized capital stock of the Company consists of (a) Twenty Five Million (25,000,000) shares of Company Common Stock, of which Nine Million, Three Hundred Twenty-Eight Thousand, Two Hundred Sixty-Nine (9,328,269) shares are issued and outstanding; (b) One Million, Seven Hundred Sixty Seven Thousand, Two Hundred Forty-Three (1,767,243) shares of Series A Convertible Preferred Stock, of which One Million, Seven Hundred Sixty-Seven Thousand, Two Hundred Forty-Three (1,767,243) shares are issued and outstanding; (c) Two Million, One Hundred Thirty Eight Thousand, Seven Hundred Fifty-Two (2,138,752) shares of Series B Convertible Preferred Stock, of which Two Million, Seventy-Six Thousand, Eight Hundred Sixty-Four (2,076,864) shares are issued and outstanding; Three Million, Ninety Six Thousand, Three Hundred Thirty-Five (3,096,335) shares of Series C Convertible Preferred Stock, of which Two Million, Six Hundred Eighty-Nine Thousand, Forty-Five (2,689,045) shares are issued and outstanding; and One Million, Eight Hundred Twenty Seven Thousand, Six Hundred Sixty-Seven (1,827,667) shares of Series D Convertible Preferred Stock, of which One Million, Eight Hundred Twenty-Seven Thousand, Six Hundred Sixty-Seven (1,827,667) shares are issued and outstanding. No shares of the capital stock of the Company are held in the treasury of the Company. Section 2.2 of the

Disclosure Letter sets forth a complete and accurate list of (a) all Stockholders of the Company, indicating the type and number of Company Shares held by each Stockholder and (b) all holders of Options and Warrants, indicating the type and number of Company Shares subject to each Option and Warrant, the exercise price thereof, the number of shares subject to such Option or Warrant that are currently vested, the vesting schedule with respect to all unvested shares subject to Options or Warrants, and whether any Option or Warrant is subject to acceleration at any time. All of the Options and Warrants have been granted pursuant to a form of agreement or other instrument previously provided to the Buyer. All of the issued and outstanding Company Shares are, and all Company Shares that may be issued upon exercise of Options and Warrants will be, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no declared or accrued but unpaid dividends with regard to any issued and outstanding Company Shares. Holders of issued and outstanding Company Shares have no basis for asserting rights to rescind the purchase of any such Company Shares. Other than the Options and Warrants, there are no outstanding or authorized options, warrants, rights, calls, convertible instruments, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Except for the Stockholder Agreements, and as set forth on Section 2.2 of the Disclosure Letter, there are no agreements, voting trusts, proxies, or understandings with respect to the voting, or registration under the Securities Act, of any Company Shares (a) between or among the Company and any of its Stockholders and (b) to the Company’s knowledge, between or among any of the Company Stockholders. All of the issued and outstanding Company Shares were issued in compliance with applicable federal and state securities laws.

      2.3  Authorization of Transaction.

      Subject to the Requisite Company Stockholder Approval of the Merger and this Agreement, the Company has the corporate power and authority to execute and deliver this Agreement, the Escrow Agreement, the Registration Rights Agreement, the Employment Agreements and the other documents, agreements, certificates and other instruments to be executed, delivered and performed in connection with the transactions contemplated by this Agreement (collectively the “Transaction Agreements”) to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Agreements to which the Company is a party (the “Company Transaction Agreements”), and, subject to the adoption of this Agreement and the approval of the Merger by (a) holders of not less than 75% of the outstanding shares of the Company Preferred Stock, voting together as a single class and (b) a majority of the votes represented by the outstanding Company Common Stock and Company Preferred Stock, voting together as a single class, in each case, entitled to vote on this Agreement and the Merger, voting in accordance with the DGCL and the Charter of the Company (the “Requisite Company Stockholder Approval”), the performance by the Company of this Agreement and the other Company Transaction Agreements, and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. The Company will have obtained the Requisite Company Stockholder Approval of the Merger and this Agreement immediately after the Company executes this Agreement. This Agreement and the other Company Transaction Agreements have been duly and validly executed and delivered by the Company (or, in the case of Company Transaction Agreements to be executed and delivered at Closing, when executed and delivered will be duly and validly executed and delivered) and, assuming the due authorization, execution and delivery by the Buyer and the Merger Sub, constitute (or, in the case of Transaction Agreements to be executed and delivered at Closing, when executed and delivered will constitute) a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

      2.4  Noncontravention.

      Subject to (a) compliance with the applicable requirements of the Securities Act and any applicable state securities laws, (b) the filing of the Certificate of Merger as required by the DGCL, and (c) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, neither the execution and delivery of this Agreement and the other Company Transaction Agreements by the Company, nor the consummation by the Company of the transactions contemplated hereby or thereby, will: (i) conflict with or violate any provision of the Charter or By-laws of the Company; (ii) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”); (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Company is a party or by which the Company is bound or to which any of its assets is subject; (iv) result in the imposition of any Security Interest upon any assets of the Company; or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its properties or assets other than such conflicts, violations, defaults, cancellations or accelerations referred to in clauses (i) through (v) hereof which would not have a Material Adverse Effect on the Company. For purposes of this Agreement, “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than: (a) mechanic’s, materialmen’s, and similar liens; (b) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation; and (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) (“Ordinary Course of Business”) of the Company and not material to the Company.

      2.5  Subsidiaries.

      Except as set forth in Section 2.5 of the Disclosure Letter, the Company does not have any direct or indirect subsidiaries or any other equity interest in any other firm, corporation, partnership, joint venture, association or other business organization.

      2.6  Financial Statements.

      The Company has provided to the Buyer the audited balance sheets and statements of operations, changes in Stockholders’ equity and cash flows for the years ended December 31, 1997 and December 31, 1998, and for the nine-month period ended September 30, 1999 (the “Most Recent Period”). Such financial statements (collectively, the “Financial Statements”) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are in agreement with the books and records of the Company.

      2.7  Absence of Certain Changes.

      Since September 30, 1999, the Company has conducted its business in the ordinary course consistent with past practice and there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in any Material Adverse Effect (as defined) on the Company.

      2.8  Undisclosed Liabilities.

      The Company has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for; (a) liabilities accrued or reserved against on the September 30, 1999, audited consolidated balance sheet of the Company (“Most Recent Company Balance Sheet”); (b) liabilities which have arisen since September 30, 1999, in the Ordinary Course of Business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period; (c) liabilities incurred in the Ordinary Course of Business which are consistent with past practice and are not required by GAAP to be reflected on a balance sheet; (d) up to an aggregate of $1,000,000 incurred in connection with the preparation and execution of the Agreement and the Transaction Agreements and in anticipation of the Merger and the transactions contemplated hereby for reasonable legal, accounting and transaction costs, other than as set forth in clause (e) (collectively, “Company Transaction Costs”); (e) the reasonable fees and expenses of the Company’s investment banker, Merrill Lynch, pursuant to the engagement letter that has been delivered to the Buyer prior to the date hereof; (f) liabilities which individually or in the aggregate would not result in a Material Adverse Effect on the Company; and (g) liabilities set forth on Section 2.8 of the Disclosure Letter.

      2.9  Tax Matters.

      (a)  The Company has filed all Tax Returns that it was required to file and all such Tax Returns were correct and complete in all material respects. The Company has paid or will pay all Taxes due by it on or before the Closing Date, regardless of whether shown on any such Tax Returns, except such as are being contested in good faith by appropriate proceedings (to the extent any such proceedings are required) and with respect to which the Company is maintaining reserves adequate for their payment. The accrued but unpaid Taxes of the Company for tax periods through the date of the Most Recent Balance Sheet do not exceed the accruals and reserves for Taxes (other than deferred Taxes) set forth on the Most Recent Balance Sheet. All Taxes attributable to the period October 1, 1999 through the Closing Date are attributable to the conduct by the Company of its operations in the Ordinary Course of Business. The Company has no actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company during a prior period) other than the Company. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity, except such as are being contested in good faith by appropriate proceedings (to the extent any such proceedings are required) and with respect to which the Company is maintaining reserves adequate for their payment.

(i) For purposes of this Agreement, “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

(ii) For purposes of this Agreement, “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

      (b)  The Company has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since December 31, 1996. No examination or audit of any Tax Returns of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a tax assessment or deficiency.

      (c)  The Company is not a “consenting corporation” within the meaning of Section 341(f) of the Code and none of the assets of the Company are subject to an election under Section 341(f) of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code. The Company is not a party to any Tax allocation or sharing agreements.

      (d)  The Company is not and has never been a member of an “affiliated group” of corporations (within the meaning of Section 1504 of the Code).

      2.10  Assets.

      (a)  Except for assets subject to leases or contracts referred to in Section 2.13 or Section 2.14, the Company has good and valid title to all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible assets is suitable for the purposes for which it presently is used. No asset of the Company (tangible or intangible) is subject to any Security Interest.

      (b)  The inventories (net of any reserves) shown on the Financial Statements or thereafter acquired by the Company, consisted of items of a quantity and quality usable or salable in the Ordinary Course of Business. Since December 31, 1999, the Company has continued to replenish inventories in a normal and customary manner consistent with past practices. The Company has not received notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the supplies or component products required for the manufacture, assembly or production of its products. The value at which inventories are carried reflect the inventory valuation policy of the Company, which is consistent with its past practice and in accordance with GAAP applied on a consistent basis.

      (c)  Subject to any reserves set forth in the Financial Statements, the accounts receivable shown on the Financial Statements represent and will represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts.

      2.11  Owned Real Property.

      The Company does not own any real property.

      2.12  Intellectual Property.

      (a)  The Company or its wholly-owned subsidiaries owns, or is licensed under the issued United States patents, patent applications, trademarks (registered or unregistered), trade names, service marks (registered or unregistered), and registered copyrights (and copyrighted materials that are the subject of copyright applications) that are listed in the Disclosure Letter in accordance with this Section 2.12, and owns, or has a license thereto from the owner to use, the unregistered copyrights, trade secrets, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material (excluding packaged commercially available licensed software programs sold to the public) (collectively, “Intellectual Property”) that are needed, to the Company’s knowledge, to conduct its business as currently conducted or planned to be conducted.

(i) Section 2.12(a)(i) of the Disclosure Letter lists all patents, patent applications, trademarks and trademark applications, registered copyrights and copyright applications, trade names and service marks (and applications therefor) owned by the Company or any of its subsidiaries, and all trademarks, trade names and service marks used in the business of the

Company and its subsidiaries, and that section lists the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any such application for such issuance or registration has been filed, and identifies the Company or its subsidiary, as applicable, as the party named with respect thereto.

(ii) Section 2.12(a)(ii) of the Disclosure Letter lists all written licenses, sublicenses and other agreements to which the Company is a party and pursuant to which any person is licensed under any Intellectual Property rights of the Company, except such licenses, sublicenses or other agreements with end-users that grant non-exclusive rights to use a Company product in accordance in all material respects with the Company’s standard form of end-user license agreement.

(iii) Section 2.12(a)(iii) of the Disclosure Letter lists all written licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is licensed under any third party patents, trademarks, service marks, trade secrets or copyrights, including software (“Third Party Intellectual Property Rights”) which are needed in the business of the Company or which are needed to allow the Company to sell any existing product or provide any existing service of the Company, excluding packaged commercially available licensed software programs sold to the public.

(iv) Section 2.12(a)(iv) of the Disclosure Letter lists all material written agreements or other arrangements under which the Company has provided or agreed to provide source code of any Company product to any third party, except for software development kits provided to agent integration providers.

The Company has made available to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses and agreements as amended to date and as described in this Section 2.12. The Company is not a party to any oral license, sublicense or agreement which, if reduced to written form, would be required to be listed in Section 2.12 of the Disclosure Letter under the terms of this Section 2.12(a).

      (b)  With respect to each item of Intellectual Property that the Company owns: (i) subject to such rights as have been granted by the Company under license agreements entered into by the Company (copies of which previously have been delivered to the Buyer), the Company possesses all right, title and interest in and to such item (free and clear of any liens or encumbrances) and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) and (ii) such item is not subject to any outstanding judgment, order, decree, stipulation or injunction. With respect to each item of Third Party Intellectual Property Rights: (i) the license, sublicense or other agreement covering such item is legal, valid, binding, enforceable and in full force and effect with respect to the Company party thereto, and to the Company’s knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought; (ii) the Company is not in material breach or default under, and to the Company’s knowledge, no other party is in material breach or default under, any such license or other agreement and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder; and (iii) to the Company’s knowledge (A) the underlying item of Third Party Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation or injunction to which the Company is a party or has been specifically named, nor to the Company’s knowledge subject to any other outstanding judgment, order, decree, stipulation, or injunction; and (B) no license or other fee is payable upon any transfer or assignment of such license, sublicense or other agreement in connection with the transactions contemplated hereby.

      (c)  The Company (i) has not been served in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Intellectual Property right of any third party and (ii) has not received any written notice alleging any such claim of infringement or misappropriation. The Company has previously delivered to the Buyer correct and complete copies of all such suits, actions or proceedings or written notices to the extent the Company is not prohibited from delivering the same under applicable court orders; provided, however, that the Company has previously disclosed to Buyer in writing the existence of all such court orders. The manufacturing, marketing, licensing or sale of the products or service offerings of the Company do not currently infringe, and have not since the Company’s inception infringed, any Intellectual Property right of any third party; and to the Company’s knowledge, the Intellectual Property rights of the Company are not being infringed by activities, products or services of any third party.

      (d)  The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will neither cause the Company to be in violation or default under any license, sublicense or agreement, nor terminate nor modify nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement, nor limit in any way the Company’s ability to conduct its business or use or provide the use of any of the Intellectual Property of the Company or Third Party Intellectual Property Rights, except to the extent any such violation or default or other action would not result in a Material Adverse Effect on the Company.

      (e)  The Company has taken reasonable security measures to safeguard and maintain the secrecy, confidentiality and value of, and its property rights in, all Intellectual Property. All officers, employees and consultants of the Company or any of its subsidiaries who have access to Intellectual Property of the Company have executed and delivered to the Company or any of its subsidiaries an agreement regarding the protection of proprietary information and the assignment to the Company or any of its subsidiaries of all Intellectual Property arising from the services performed for the Company or any of its subsidiaries by such persons. No current or prior officers, employees or consultants of the Company or any of its subsidiaries have made any written claim to any ownership interest in any material Intellectual Property as a result of having been involved in the development of such property while employed by or consulting to the Company or any of its subsidiaries, or otherwise. To the Company’s knowledge, all of the Intellectual Property has been developed by employees of the Company or any of its wholly-owned subsidiaries, within the scope of their employment.

      (f)  The Company has the right, title and interest in and to, or a license to use, all material software development tools, not entirely developed internally, used by the Company in the development of any of the computer software included in the Intellectual Property, excluding packaged commercially available licensed software programs, operating systems and development tools sold or made available to the public. All of the foregoing licenses to use such software development tools are, and shall remain following the consummation of the transactions contemplated by this Agreement, in full force and effect as they were prior to such consummation, and such consummation shall not result in any breach of any such license or require the payment of any additional fees, except for any such fees as are listed in Section 2.12(f) of the Disclosure Letter.

      (g)  As of the date hereof and to the Company’s knowledge, there are no defects in the Company’s commercially available software products, and there are no errors in any documentation, specifications, manuals, user guides, promotional material, technical documentation, drawings, flow charts, diagrams, source language statements, and demo disks related to, associated with or used or produced in the development of the Company’s commercially available software products, which defects or errors would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company’s commercially available products operate as represented in the specifications, manuals, user guides, promotional materials and demo disks for such products, except where the failure to so operate would not have a Material Adverse Effect on the Company. Except as would not have a Material

Adverse Effect on the Company, for all products sold by the Company since its inception, the occurrence in or use by the commercially available products of dates on or after January 1, 2000 (the “Millennial Dates”) will not adversely affect the performance of the software with respect to date dependent data, computations, output or other functions (including without limitation, calculating, computing and sequencing) and the software will create, sort and generate output data related to or including Millennial Dates without errors or omissions, provided, however, in each case, each software or hardware product used in conjunction with the computer software products of the Company are also able to create, generate, sort, output and otherwise process Millennial Dates.

      (h)  No government funding or university or college facilities were used in the development of the Company’s commercially available products and the software was not developed pursuant to any contract or other agreement with any person or entity.

      2.13  Real Property Leases.

      Section 2.13 of the Disclosure Letter lists all real property leased or subleased to the Company as of the date hereof. The Company has delivered to the Buyer correct and complete copies of the leases and subleases (as amended to date) listed in Section 2.13 of the Disclosure Letter. With respect to each lease and sublease listed in Section 2.13 of the Disclosure Letter:

(a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect with respect to the Company, to the Company’s knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, and will continue to be so following the Closing in accordance with the terms thereof as in effect prior to the Closing, in each case except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought;

(b) the Company is not in breach or default under any such lease or sublease, to the Company’s knowledge no other party to the lease or sublease is in breach or default, and, to the Company’s knowledge, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(c) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease; and

(d) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold.

      2.14  Contracts.

      Section 2.14 of the Disclosure Letter lists the following written arrangements (including without limitation written agreements) to which the Company is a party:

(a) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $50,000 per annum;

(b) any written arrangement (or group of related written arrangements) for the licensing or distribution of software, products or other personal property or for the furnishing or receipt of services: (i) which involves more than the sum of $50,000; or (ii) in which the Company has granted rights to license, sublicense or copy, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(c) any written arrangement establishing a partnership or joint venture;

(d) any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $50,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(e) the form of any written arrangement concerning confidentiality or noncompetition, including a list of all parties to such agreements;

(f) any written arrangement involving any of the Company Stockholders or their affiliates, as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (“Affiliates”);

(g) any written arrangement under which the consequences of a default or termination could have a Material Adverse Effect on the Company;

(h) any other written arrangement (or group of related written arrangements) either involving more than $50,000 or not entered into in the Ordinary Course of Business;

(i) any written arrangement under which the Company provides maintenance or support services to any third party with regard to the Company’s products and any written arrangement containing a commitment by the Company to provide support for any such products;

(j) any written arrangement by which the Company agrees to make available any product; and

(k) any other material contract or agreement, as such terms are defined in Regulation S-K promulgated under the Securities Act, to which the Company is a party.

      The Company has delivered to the Buyer a correct and complete copy of each written arrangement (or, in the case of confidentiality and/ or noncompetition arrangements, the forms of such agreement(s)) (as amended to date) listed in Section 2.14 of the Disclosure Letter. With respect to each written arrangement so listed: (i) the written arrangement is legal, valid, binding and enforceable and in full force and effect with respect to the Company and, to the Company’s knowledge the written arrangement is legal, valid, binding and is enforceable and in full force and effect with respect to each other party thereto, in each case except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought; (ii) the written arrangement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing and does not require the consent of any party to the transactions contemplated hereby; and (iii) the Company is not in breach or default, to the Company’s knowledge, no other party thereto is in breach or default, and, to the Company’s knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement. The Company is not a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 2.14 of the Disclosure Letter under the terms of this Section 2.14.

      2.15  Powers of Attorney.

      There are no outstanding powers of attorney executed on behalf of the Company.

      2.16  Insurance.

      Section 2.16 of the Disclosure Letter lists, as of the date hereof, each insurance policy (including fire, theft, casualty, general liability, workers compensation, directors’ and officers’ liability, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, a named insured, or otherwise the beneficiary of coverage at any time within the past year. Section 2.16 of the Disclosure Letter lists the current term and premium of such policy, the amount of coverage provided by each policy and each person or entity required to be listed as an additional insured under each such policy. Each such policy is in full force and effect, will be continued in full force and effect through 11:59 p.m. on the Closing Date, and by its terms and with the payment of the requisite premiums thereon will continue to be in full force and effect following the Closing.

      The Company is not in breach or default (including with respect to the payment of premiums or the giving of notices) under such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; and the Company has not received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. The Company has not incurred any material loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy. The Company is covered by insurance in scope and amount customary and reasonable for the businesses in which it is engaged.

      2.17  Litigation.

      (a)  Section 2.17(a) of the Disclosure Letter identifies, and contains a description of (i) any unsatisfied judgment, order, decree, stipulation or injunction and (ii) any claim, complaint, action, suit, proceeding, hearing or investigation of or in any Governmental Entity or before any arbitrator to which the Company, any officer, director, employee or agent of the Company (in such person’s capacity as an officer, director, employee or agent of the Company, and not personally) is or was (from the Company’s incorporation to and including the date hereof) a party or, to the knowledge of the Company, is threatened to be made a party. Other than as set forth in Section 2.17(a) of the Disclosure Letter, none of the complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 2.17(a) of the Disclosure Letter, if determined adversely to the Company, would reasonably be expected to have a Material Adverse Effect on the Company.

      (b)  Section 2.17(b) of the Disclosure Letter identifies any agreement or other document or instrument settling any claim, complaint, action, suit or other proceeding, or a threat of any such claim, complaint, action, suit or other proceeding, against the Company.

      2.18  Employees.

      The Company has provided to the Buyer a written list, as of the date hereof, of all full-time employees (each, an “employee”) of the Company, along with the position and the current rate of compensation of each such person on an annual basis and whether the employee is covered by a bonus or commission plan. Each such employee has entered into a confidentiality/assignment of inventions agreement with the Company in substantially the form attached hereto as Exhibit B, which has previously been delivered (with copies thereof having been made available) to the Buyer. As of the date hereof, no key employee or group of employees has informed the Company of any plans to terminate employment with the Company within the next six months. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any material strikes, grievances, and claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company. The Company is in compliance in all material respects with all currently applicable laws and regulations respecting wages, hours, occupational safety, health and employment practices, and discrimination in employment terms and conditions, and is not engaged in any unfair labor practice. There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. The Company has no material liability under COBRA with respect to any former employees or beneficiaries thereunder. There are no proceedings pending or, to the knowledge of the Company, threatened, between the Company and its employees, which proceedings have or would reasonably be expected to have a Material Adverse Effect on the Company. In addition, the Company has provided all employees all relocation benefits, stock options, bonuses and incentives, and all other compensation that the employees have earned up through the date of this Agreement under their employment agreements with the Company. It is understood that the word “provided” shall have its normal meaning, and as such, the foregoing sentence shall require payment only to the extent and at the time provided for in the applicable employment agreement.

      2.19  Employee Benefits.

      (a)  Section 2.19(a) of the Disclosure Letter contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, or any ERISA Affiliate. For purposes of this Agreement, “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, commissions, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. For purposes of this Agreement, “ERISA Affiliate” means any entity which is a member of: (i) a controlled group of corporations (as defined in Section 414(b) of the Code); (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code); or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company. Complete and accurate copies of: (i) all Employee Benefit Plans which have been reduced to writing; (ii) written summaries of all unwritten Employee Benefit Plans; (iii) all related trust agreements, insurance contracts and summary plan descriptions; and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the plan years since the Company’s inception for each Employee Benefit Plan which is a pension plan (as defined in Section 3(2) of ERISA), have been made available to the Buyer. To the Company’s knowledge, each Employee Benefit Plan has been administered in material respects in accordance with its terms and each of the Company, and the ERISA Affiliates has met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto within the timeframes required, by applicable law and the terms of such Employee Benefit Plans. The Company and all Employee Benefit Plans are in material compliance with the currently applicable provisions of ERISA, the Code and the regulations thereunder.

      (b)  There are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

      (c)  All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified as of the date hereof and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the remedial amendment period for such plan has not expired, no such determination letter has been revoked and revocation has not been threatened, and no fact exists which could adversely affect the qualified status of any such plan, except to the extent that the failure to be so qualified can be corrected under Revenue Procedures 98-22 and any successor thereto without material liability to the Company.

      (d)  Neither the Company nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

      (e)  At no time has the Company or any ERISA Affiliate been obligated to contribute to any “multi-employer plan” (as defined in Section 4001(a)(3) of ERISA).

      (f)  There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under federal or state law.

      (g)  To the Company’s knowledge, no act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company or any ERISA Affiliate that would subject the Company or any ERISA Affiliate to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

      (h)  No Employee Benefit Plan is funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

      (i)  To the Company’s knowledge, no Employee Benefit Plan which is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or an “employee pension benefit plan” (as defined in section 3(2) of ERISA) or any summary plan description or other written communication distributed to employees with respect to such plan by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan at any time, without the consent of any person, and without incurring any material liability to the Company.

      (j)  Section 2.19(j) of the Disclosure Letter discloses each: (i) agreement with any director, executive officer or other key employee of the Company: (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement; (B) providing any term of employment or compensation guarantee; or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Company, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

      2.20  Environmental Matters.

      (a)  The Company has complied with all applicable Environmental Laws. There is no pending or threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or, to the knowledge of the Company, any investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company. For purposes of this Agreement, “Environmental Law” means any federal, state or local law, statute, rule or regulation relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to: (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or toxic or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants or contaminants; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, toxic or hazardous substances or oil or petroleum products or toxic or hazardous waste. As used above, the terms “release” and “environment” shall have the meaning set forth in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”).

      (b)  The Company has not released any Materials of Environmental Concern into the environment at any parcel of real property or any facility during the time when such real property or facility was leased, operated or controlled by the Company. The Company is not aware of any other releases of Materials of Environmental Concern that could reasonably be expected to have an impact on the real property or facilities owned, leased, operated or controlled by the Company. For purposes of this Agreement, “Materials of Environmental Concern” means any pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

      (c)  The Company is not aware of any environmental reports, investigations and audits relating to premises currently or previously leased or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) being issued or conducted during the past five years.

      2.21  Legal Compliance; Restrictions on Business Activities.

      The Company and the conduct and operations of its business are in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Company or its business, except for any violation of or default which would not reasonably be expected to have a Material Adverse Effect on the Company. There is no agreement, judgment, injunction, order or decree binding upon the Company which has or would reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of the Company as currently contemplated by the Company, any acquisition of property of the Company or the conduct of business by the Company as currently conducted or as proposed to be conducted by the Company.

      2.22  Permits.

      Section 2.22 of the Disclosure Letter sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under applicable export laws or regulations) (“Permits”) issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct its business as presently conducted, except for those the absence of which would not have a Material Adverse Effect on the Company. Each such Permit is in full force and effect and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect following the Closing.

      2.23  Certain Business Relationships With Affiliates.

      No Affiliate of the Company: (a) owns any property or right, tangible or intangible, which is used in the business of the Company; (b) has any claim or cause of action against the Company; or (c) owes any money to the Company. Section 2.23 of the Disclosure Letter describes any transactions or relationships between the Company and any Affiliate thereof which are reflected in the Financial Statements.

      2.24  Fees.

      Except as disclosed in Section 2.24 of the Disclosure Letter, the Company has no liability or obligation to pay any fees or commissions to any broker, investment banking firm, finder or agent with respect to the transactions contemplated by this Agreement.

      2.25  Books and Records.

      The minute books and other similar records of the Company contain true and complete records of all material actions taken at any meetings of the Company Stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices.

      2.26  Company Action.

      The Board of Directors of the Company, at a meeting duly called and held, has by the unanimous vote of directors present: (a) determined that the Merger is fair and in the best interests of the Company and the Company Stockholders; (b) adopted this Agreement in accordance with the provisions of the DGCL; and (c) directed that this Agreement and the Merger be submitted to the Company Stockholders for their adoption and approval and resolved to recommend that Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger.

      2.27  Customers and Suppliers.

      As of the date hereof, no customer which individually accounted for more than 5% of the Company’s gross revenues during the 12 month period preceding the date hereof and no supplier of the Company has canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate its relationship with the Company or has at any time on or after December 31, 1998, decreased materially its services or supplies to the Company in the case of any such supplier, or its usage of these services or products of the Company in the case of such customer, and to the Company’s knowledge, no supplier or customer has indicated either orally or in writing that it will cancel or otherwise terminate its relationship with the Company or decrease materially its services or supplies to the Company or its usage of the services or products of the Company, as the case may be. The Company has not engaged in any fraudulent conduct with respect to any customer or supplier of the Company.

      2.28  Qualification as a Reorganization.

      To the Company’s knowledge, neither the Company nor any of its Affiliates has taken or agreed to take any action that could cause the Merger to fail to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code.

      2.29  Restrictions on Business Activities.

      Except as disclosed in Section 2.29 of the Disclosure Letter, there is no agreement, judgment, injunction, order or decree binding upon the Company or its properties (including, without limitation, their intellectual properties) which has or could reasonably be expected to have the effect of prohibiting or materially impairing any acquisition of property by the Company or the conduct of any business by the Company, including any exclusive distribution or licensing agreements.

      2.30  Certain Payments.

      To the Company’s knowledge, neither the Company nor any director, officer, agent, or employee of the Company or any other person or entity associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person or entity, private or public, regardless of form, whether in money, property, or services: (1) to obtain favorable treatment in securing business; (2) to pay for favorable treatment for business secured; (3) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company; or (4) in violation of any federal, state, local, municipal, foreign or other constitution, ordinance, regulation, statute, treaty, or other law; or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

      2.31  State “Anti-Takeover” Statutes.

      No “fair price” or “control share acquisition” statute or other similar statute or regulation is applicable to the Merger, this Agreement or the Stockholder Agreements or the transactions contemplated hereby or thereby.

      2.32  Information Supplied by the Company.

      The information supplied by Company for inclusion in the Registration Statement (as defined in Section 4.4) shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which is required to be set forth in an amendment to the Registration Statement, the Company shall promptly inform the Buyer. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information furnished by or related to Buyer or Merger Sub which is contained in any of the foregoing documents.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

AND THE MERGER SUB

      Each of the Buyer and the Merger Sub represents and warrants to the Company as follows:

      3.1  Organization.

      Each of the Buyer and the Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of the Buyer and Merger Sub is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. Each of the Buyer and the Merger Sub has the corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Neither the Buyer nor the Merger Sub is in default under or in violation of any provisions of its Charter or By-laws, each as amended to date. Merger Sub is a newly formed wholly owned first tier subsidiary of Buyer and has conducted no business or activity unrelated to the Merger.

      3.2  Capitalization.

      The authorized capital stock of the Buyer consists of Five Million (5,000,000) shares of undesignated preferred stock, of which no shares were issued and outstanding as of the date hereof, and Fifty Million (50,000,000) shares of Buyer Common Stock, of which Twenty-Four Million, Eight Hundred Sixty-Two Thousand, Nine Hundred Fifty-Eight (24,862,958) shares were issued and outstanding and no shares were held in the treasury of the Buyer as of January 12, 2000. All of the issued and outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the Merger Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. As of January 12, 2000, there were Four Million, Six Hundred Fifty-Nine Thousand, Four Hundred Sixty (4,659,460) shares reserved for issuance under the Buyer’s 1994 Stock Option Plan, 1997 Omnibus Stock Plan, 1997 Directors’ Stock Option Plan, the Net2Net Stock Option Plan and the Inverse Network Technology 1996 Stock Option Plan (the “Buyer Option Plans”), under which options to purchase Three Million, Eight Hundred Thirty-Five Thousand, Four Hundred Seventy-One (3,835,471) shares Buyer Common Stock are outstanding. There are no declared or accrued but unpaid dividends with regard to any issued and outstanding Buyer shares. Other than shares reserved for issuance under the Buyer Option Plans and certain shares held by former stockholders of Inverse Network Technology and subject to Buyer’s option to repurchase such shares, there are no outstanding or authorized options, warrants, rights, calls, convertible instruments, agreements or commitments to which the Buyer is a party or which are binding upon the Buyer providing for the issuance, disposition or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Buyer. All of the issued and outstanding shares of Buyer Common Stock were issued in compliance with applicable federal and state securities laws.

      3.3  Authorization of Transaction.

      Subject to the Requisite Buyer Stockholder Approval of the Merger and his Agent, each of the Buyer and the Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Agreements, and, subject to the adoption of this Agreement and the approval of the Merger by not less than a majority of the votes represented by the outstanding Buyer Common Stock entitled to vote on this Agreement and the Merger, voting in accordance with the DGCL and the Charter of the Buyer (the “Requisite Buyer Stockholder Approval”), the performance of each of the Transaction Agreements, in each case, to which the Buyer or the Merger Sub is a party, and the consummation of the transactions contemplated hereby and thereby by the Buyer and the Merger Sub have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Merger Sub. This Agreement and the other Transaction Agreements to which the Buyer or the Merger Sub is a party have been duly and validly executed and delivered by the Buyer and the Merger Sub, as the case may be (or in the case of Transaction Agreements to be executed and delivered at Closing, when executed and delivered will be duly and validly executed and delivered) and, assuming the due authorization, execution and delivery by the Company, constitute (or in the case of Transaction Agreements to be executed and delivered at Closing, when executed and delivered will constitute) a valid and binding obligation of the Buyer and the Merger Sub, as the case may be, enforceable against them in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

      3.4  Noncontravention.

      Subject to (a) compliance with the applicable requirements of the Securities Act, any applicable state securities laws, and the Exchange Act, (b) the filing of the Certificate of Merger as required by the DGCL, and (c) except as otherwise provided in this Agreement, neither the execution and delivery of this Agreement, nor the consummation by the Buyer or the Merger Sub of the transactions contemplated hereby or thereby, will: (1) conflict with or violate any provision of the Charter or By-laws of the Buyer or the Merger Sub; (2) require on the part of the Buyer or the Merger Sub any filing with, or permit, authorization, consent or approval of, any Governmental Entity; (3) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer or

Merger Sub is a party or by which either is bound or to which any of their assets are subject; or (4) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Merger Sub or any of their properties or assets.

      3.5  Reports and Financial Statements.

      The Buyer has previously furnished or made available to the Company complete and accurate copies, as amended or supplemented, of all reports filed by the Buyer under Section 13 of the Exchange Act with the SEC since the Buyer’s initial public offering on February 6, 1998 (such reports are collectively referred to herein as the “Buyer Reports”). The Buyer Reports constitute all of the documents required to be filed by the Buyer under Section 13 of the Exchange Act with the SEC since such date and complied at the time of filing in all material respects with the applicable requirements of the Exchange Act. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports: (a) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (b) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act); (c) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein; and (d) are consistent with the books and records of the Buyer.

      3.6  Tax Matters.

      (a)  Each of the Buyer and the Merger Sub has filed all Tax Returns that it was required to file and all such Tax Returns were correct and complete in all material respects. Each of the Buyer and the Merger Sub has paid or will pay all Taxes due by it on or before the Closing Date, regardless of whether shown on any such Tax Returns, except such as are being contested in good faith by appropriate proceedings (to the extent any such proceedings are required) and with respect to which each of the Buyer and the Merger Sub is maintaining reserves adequate for their payment. The accrued but unpaid Taxes of the Buyer and the Merger Sub for tax periods through December 31, 1999 do not exceed the accruals and reserves for Taxes (other than deferred Taxes) set forth on the Most Recent Buyer Balance Sheet. All Taxes attributable to the period January 1, 2000 through the Closing Date are attributable to the conduct by the Buyer and the Merger Sub of their respective operations in the Ordinary Course of Business. The Buyer and the Merger Sub have no actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Buyer and the Merger Sub during a prior period) other than the Buyer and the Merger Sub. All Taxes that each of the Buyer and the Merger Sub is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity, except such as are being contested in good faith by appropriate proceedings (to the extent any such proceedings are required) and with respect to which the Buyer and the Merger Sub are maintaining reserves adequate for their payment.

      (b)  Buyer and Merger Sub have each delivered to the Company correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed by it since December 31, 1996. No examination or audit of any Tax Returns of the Buyer and the Merger Sub by any Governmental Entity is currently in progress or, to the knowledge of the Buyer and the Merger Sub, threatened or contemplated, except with respect to which, if determined adversely to the Buyer or the Merger Sub would not reasonably be expected to result in a Material Adverse Effect on the Buyer and the Merger Sub. Neither the Buyer nor the Merger Sub

has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a tax assessment or deficiency.

      (c)  Neither the Buyer nor the Merger Sub is a “consenting corporation” within the meaning of Section 341(f) of the Code and none of the assets of the Buyer or the Merger Sub is subject to an election under Section 341(f) of the Code. Neither the Buyer nor the Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code. Neither the Buyer nor the Merger Sub is a party to any Tax allocation or sharing agreements.

      (d)  The Buyer and Merger Sub are not and have never been members of an “affiliated group” of corporations (within the meaning of Section 1504 of the Code).

      3.7  Absence of Material Adverse Changes.

      Since December 31, 1999, Buyer has conducted its business in the ordinary course, consistent with past practice and there has not been any material adverse change in the assets, business, financial condition or results of operations of the Buyer, nor has there occurred any event or development that could reasonably be foreseen to result in such a material adverse change in the future.

      3.7a  Undisclosed Liabilities.

      Buyer has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for; (a) liabilities accrued or reserved against on the December 31, 1999, unaudited consolidated balance sheet of the Buyer (“Most Recent Buyer Balance Sheet”); (b) liabilities which have arisen since December 31, 1999, in the Ordinary Course of Business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period; (c) liabilities incurred in the Ordinary Course of Business which are consistent with past practice and are not required by GAAP to be reflected on a balance sheet; (d) liabilities incurred in connection with the preparation and execution of the Agreement and the Transaction Agreements and in anticipation of the Merger and the transactions contemplated hereby for reasonable legal, accounting and transaction costs, other than as set forth in clause (e) (collectively, “Buyer Transaction Costs”); (e) the reasonable fees and expenses of the Buyer’s investment banker, Goldman, Sachs & Co.; (f) liabilities which individually or in the aggregate would not result in a Material Adverse Effect on Buyer.

      3.8  Litigation.

      Neither the Buyer nor the Merger Sub is a party to, nor are its assets or properties subject to (i) any unsatisfied judgment, order, decree, stipulation or injunction or (ii) any claim, complaint, action, suit, proceeding, hearing or, to the Buyer’s knowledge, investigation of or in any Governmental Entity, other than judgments, orders, decrees, stipulations, injunctions, claims, complaints, actions, suits, proceedings, hearings or, to the Buyer’s knowledge, investigations that, if determined adversely to the Buyer or the Merger Sub would not reasonably be expected to have a Material Adverse Effect on the Buyer.

      3.9  Legal Compliance; Restrictions on Business Activities.

      The Buyer and the Merger Sub and the conduct and operations of their respective businesses are in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Buyer and the Merger Sub or their respective businesses, except for any violation of or default which would not reasonably be expected to have a Material Adverse Effect on the Buyer and the Merger Sub. There is no agreement, judgment, injunction, order or decree binding upon the Buyer or the Merger Sub which has or would reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of the Buyer and the Merger Sub as currently contemplated by the Buyer and the Merger Sub, any acquisition of property of the Buyer and the Merger Sub or the conduct of business of the Buyer and the Merger Sub as currently conducted or as proposed to be conducted by the Buyer and the Merger Sub.

      3.9a  Intellectual Property.

      With such exceptions as, individually or in the aggregate, have not had and would not be reasonably expected to have a Material Adverse Effect on Buyer, Buyer and its subsidiaries own or have a valid license to use all Intellectual Property necessary to carry on Buyer’s business substantially as currently conducted. Buyer has received no notice of infringement of or conflict with, and there are no infringements of or conflicts with, the rights of any Person with respect to the use of such Intellectual Property and, to Buyer’s knowledge, there are no infringements of or conflicts with the Intellectual Property of Buyer by any third party that, in any of the foregoing cases, individually or in the aggregate, have had or would be reasonably expected to have, a Material Adverse Effect on Buyer.

      3.10  Company Action.

      The Board of Directors of the Buyer and the Merger Sub, at meetings duly called and held, have by the unanimous vote of all directors: (a) determined that the Merger is fair and in the best interests of the Buyer and Merger Sub, and each of its stockholders (the stockholders of the Buyer, the “Buyer Stockholders”); (b) adopted this Agreement in accordance with the provisions of the DGCL; and (c) directed that this Agreement and the Merger be submitted to the Buyer Stockholders for their adoption and approval and resolved to recommend that the Buyer Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger. The sole Stockholder of the Merger Sub by written consent has adopted and approved this Agreement in accordance with the provisions of the DGCL.

      3.11  Qualification as a Reorganization.

      To the Buyer’s knowledge, neither the Buyer nor Merger Sub has taken or agreed to take any action that could cause the Merger to fail to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, with respect to which no income, gain or loss will be recognized by any Company Stockholder on the exchange of Company Shares for Buyer Common Stock pursuant to the Merger except for cash paid in lieu of fractional shares.

      3.12  Information Supplied by the Buyer.

      The information supplied by the Buyer for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by the Buyer for inclusion in the Proxy Statement/ Prospectus shall not, on the date the Proxy Statement/ Prospectus is first mailed to the Buyer Stockholders in connection with the meeting of the Buyer Stockholders to consider the approval and adoption of this Agreement and the approval of the Merger (the “Buyer Stockholders’ Meeting”) or at the time of the Buyers’ Stockholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Buyer Stockholders’ Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to the Buyer or any of its affiliates, officers or directors should be discovered by the Buyer which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/ Prospectus, the Buyer shall promptly inform Company. Notwithstanding the foregoing, the Buyer makes no representation or warranty with respect to any information supplied by Company which is contained in any of the foregoing documents.

      3.13  Brokers’ Fees.

      Neither the Buyer nor the Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement except to Goldman, Sachs & Co.

ARTICLE IV

COVENANTS

      4.1  Best Efforts.

      Each of the Parties shall use its best efforts, to the extent commercially reasonable, to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement as promptly as practicable.

      4.2  Notices and Consents.

      Each of the Buyer, the Merger Sub and the Company shall use its respective best efforts to obtain, at its expense, all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as may be required by or with respect to the Buyer, the Merger Sub or the Company, respectively, in connection with the transactions contemplated by this Agreement (including without limitation, with respect to the Company, those listed in Section 2.4 or Section 2.22 of the Disclosure Letter).

      4.3  Stockholders’ Meetings.

      Each of the Company and the Buyer shall cause the meeting (or consent) of the Company Stockholders to approve and adopt this Agreement and the Merger (the “Company Stockholder Meeting”) and the Buyer Stockholders’ Meeting respectively to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement. In connection with each Party’s respective meeting, each Party will, (i) use it reasonable efforts to obtain such approvals from its respective stockholders and (ii) otherwise comply with all legal requirements applicable to such meeting. The Board of Directors of each Party shall unanimously recommend approval and adoption of this Agreement and the Transactions by its respective stockholders and the Buyer and the Company shall each take all lawful action to solicit such approval, including timely mailing of the Proxy Statement/ Prospectus.

      4.4  Registration Statement and Proxy Statement.

      The Buyer and the Company shall cooperate and promptly prepare and file with the SEC within 20 business days following execution of this Agreement or as soon as practicable thereafter, a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act, with respect to the Merger Shares, a portion of which Registration Statement shall also serve as the Proxy Statement/ Prospectus with respect to the Buyer Stockholders Meeting. The Parties shall cause the Proxy Statement/ Prospectus and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. The Buyer shall use all reasonable efforts, and the Company shall cooperate with the Buyer, to have the Registration Statement declared effective by the SEC as promptly as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. The Buyer shall, as promptly as practicable, provide copies of any written comments received from the SEC with respect to the Registration Statement to the Company and advise the Company of any verbal comments with respect to the Registration Statement received from the SEC. The Buyer shall use its best efforts to obtain, prior to the effective date of the

Registration Statement, all necessary state securities laws or “Blue Sky” permits or approvals required to carry out the Merger and shall pay all expenses incident thereto. The Buyer agrees that the Proxy Statement/ Prospectus and each amendment or supplement thereto at the time of mailing thereof and at the time of the Buyer Stockholders Meeting and the Company Stockholders Meeting, or, in the case of the Registration Statement and each amendment or supplement thereto, at the time it is filed or becomes effective, shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Buyer in reliance upon and in conformity with written information concerning the Company furnished to the Buyer by the Company specifically for use in the Proxy Statement/ Prospectus. The Company agrees that the written information concerning the Company provided by it for inclusion in the Proxy Statement/ Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of the stockholders of the Company and the Buyer, or, in the case of written information concerning the Company provided by the Company for inclusion in the Registration Statement or any amendment or supplement thereto, at the time it is filed or becomes effective, shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No amendment or supplement to the Proxy Statement/ Prospectus shall be made by the Buyer or the Company without the approval of the other Party. The Buyer shall advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Merger Shares for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/ Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

      4.5  Operation of Business.

      Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, the Company shall not, without the written consent of the Buyer:

(i) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or delivery of, or redeem or repurchase, any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities, Options or Warrants outstanding on the date hereof), or amend any of the terms of any such convertible securities, Options or Warrants, provided that Company may, in accordance the Company’s existing policies, issue options for up to an aggregate of 300,000 shares to new employees, with options for no greater than 20,000 shares being granted to any one new employee;

(ii) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(iii) create, incur or assume any debt not currently outstanding (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity, in each case, except in the Ordinary Course of Business;

(iv) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.19(j) or increase in any manner the compensation or fringe benefits of, or modify the employment terms of, its directors, officers or employees, generally or individually, or pay any benefit not required by the terms in effect on the date hereof of any existing Employee Benefit Plan;

(v) acquire, sell, lease, encumber or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

(vi) amend its Charter or By-laws;

(vii) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP or as required by Buyer;

(viii) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(ix) mortgage or pledge any of its property or assets or subject any such assets to any Security Interest;

(x) sell, assign, transfer or license any Intellectual Property, other than in the Ordinary Course of Business;

(xi) make or commit to make any capital expenditure in excess of $50,000 per item;

(xii) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied;

(xiii) hire, terminate or discharge any employee or engage or terminate any consultant, except for the hiring of persons for whom offers of employment are outstanding on the date hereof as set forth on Section 4.5 of the Disclosure Letter or in the Ordinary Course of Business;

(xiv) enter into any material contract, other than in the Ordinary Course of Business and as provided to the Buyer, or any material amendment or termination of, or take any action that would constitute a default under, or waive, release or assign any rights under, any material contract to which the Company is a party or by which it is bound;

(xv) Except in accordance with Exhibit A settle any litigation;

(xvi) commence any litigation other than (i) for the routine collection of bills, (ii) for software piracy, (iii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Company’s business, provided that Company consults with the Buyer prior to the filing of such a suit, or (iv) to enforce this Agreement;

(xvii) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Return or any amendment to a material Return (in which case, the written consent of the Buyer shall not be unreasonably withheld), enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

(xviii) incur Company Transaction Costs in excess of the aggregate of the amount provided in Section 2.8; or

(xix) agree in writing or otherwise to take any of the foregoing actions.

      4.6  Full Access; Confidentiality.

      The Company shall permit representatives of the Buyer to have full access (upon reasonable notice and at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company, subject to compliance with applicable confidentiality obligations of the Company. Buyer shall keep all such information confidential in accordance with the Confidentiality Agreement, dated as of January 7, 2000, between the Company and Buyer. Buyer shall provide the Company with reasonable access to the executive officers of Buyer during normal business hours, and in a manner so as not to interfere with the normal business operations of the Buyer, for the purpose of responding to questions from the Company with respect to Buyer. In addition, Kam M. Saifi shall be permitted to attend all regularly scheduled chief executive staff meetings of Buyer called by Scott Stouffer.

      4.7  Notice of Breaches.

      The Company shall promptly deliver to the Buyer written notice of any event or development that would (a) render any statement, representation or warranty of the Company in this Agreement (including the Disclosure Letter) inaccurate or incomplete in any material respect or (b) constitute or result in a breach by the Company or any of its Affiliates of, or a failure by the Company or any of its Affiliates to comply with, any agreement or covenant in this Agreement applicable to such party. The Buyer or the Merger Sub shall promptly deliver to the Company written notice of any event or development that would (a) render any statement, representation or warranty of the Buyer or the Merger Sub in this Agreement inaccurate or incomplete in any material respect or (b) constitute or result in a breach by the Buyer or the Merger Sub of, or a failure by the Buyer or the Merger Sub to comply with, any agreement or covenant in this Agreement applicable to such party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

      4.8  Exclusivity.

      The Company shall not, and the Company shall use its best efforts to cause its Affiliates and each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (a) solicit, initiate, engage or participate in or knowingly encourage discussions or negotiations with any person or entity (other than the Buyer) concerning any merger, consolidation, sale of material assets, tender offer, recapitalization, accumulation of Company Shares, proxy solicitation or other business combination involving the Company or any division of the Company or (b) provide any non-public information concerning the business, properties or assets of the Company to any person or entity (other than the Buyer). The Company shall immediately notify the Buyer of, and shall disclose to the Buyer all details of, any inquiries, discussions or negotiations of the nature described in the first sentence of this Section 4.8.

      4.9  Employee Agreements.

      After the execution of this Agreement, the Company shall require all employees of the Company hired after the date hereof (in accordance with this Agreement) to execute a confidentiality/assignment of inventions agreement with the Company in substantially the form attached hereto as Exhibit B.

      4.10  Employee Matters.

      The Buyer shall use commercially reasonable efforts to make available to the employees of the Surviving Corporation all employee benefits then offered to employees of the Buyer of similar positions and responsibilities. For all purposes (other than accrual of benefits under any retirement plan), the Surviving Corporation and each of its Affiliates shall treat each employee’s entire period of employment with the Company as if it had been employment with the Buyer, the Surviving Corporation and their Affiliates, even though the employees were not actually employed by the Buyer or any of its Affiliates prior to Closing. The Buyer shall (i) take into account all expenses incurred by Company Employees (or their enrolled dependents) after December 31, 1999 and prior to the Closing toward satisfying deductible, coinsurance and out-of-pocket expense limits, and (ii) waive any preexisting condition limitations that would otherwise apply to Company Employees, provided that such expenses incurred were recognized for a Company Employee, or such preexisting condition limitation did not apply to a Company Employee, for comparable purposes under the benefit plans of Company as of the Closing Date.

      4.11  [Intentionally Deleted].

      4.12  Stockholder Agreements.

      Prior to the execution hereof, Scott Stouffer, Michael Watters, Peter Minihane and the directors of the Buyer who own capital stock of the Buyer have executed and delivered to the Buyer voting agreements obligating them to vote in favor of the Merger (the “Voting Agreements”) (Exhibit C2.

      4.13  Registration Rights.

      Prior to or simultaneously with the Effective Time, the Buyer shall execute and deliver a registration rights agreement, substantially in the form of Exhibit D hereto (the “Registration Rights Agreement”), pursuant to which the Buyer will grant each Company Stockholder that is a party thereto, certain rights with respect to the sale of the Merger Shares as provided therein.

      4.14  Buyer Common Stock.

      The Buyer agrees to authorize for listing on the Nasdaq National Market the shares of the Buyer Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, by filing with the Nasdaq National Market a Notification of Listing of Additional Shares (or such other form as may be required by the Nasdaq National Market) in a timely manner prior to the Effective Time or otherwise in accordance with the rules and regulations of the Nasdaq National Market.

      4.15  Employment Agreements.

      Prior to the execution hereof, all of the employees set forth on Schedule 4.15 have executed employment agreements in a form reasonably acceptable to the Buyer.

      4.16  Escrow Agreement.

      On or before the Effective Time, the Escrow Agent and the Stockholders’ Agent will execute the Escrow Agreement contemplated by Article VII in the form attached hereto as Exhibit E (the “Escrow Agreement”).

      4.17  Reorganization.

      The Buyer and the Company shall take all necessary actions to cause the business combination to be effected by the Merger to be qualified as a “reorganization” described in Section 368(a) of the Code, with respect to which no income, gain or loss will be recognized by any Company Stockholder on the exchange of Company Shares for Buyer Common Stock pursuant to the Merger except for cash paid in lieu of fractional shares.

      4.18  Consent for Amended Tax Returns.

      Neither Buyer nor, after the Effective Time, the Company shall without the prior written consent of the Stockholder’s Agent, (such consent not to be unreasonably withheld) file (or permit to be filed) any amended Tax Return with respect to the Company for (i) any period (or portion thereof) ending on or prior to the Closing Date or (ii) Taxes relating to a (a) a period (or portion thereof) ending on or prior to the Closing Date or (b) with respect to any matter that is the subject of this Agreement, unless, however, there has been a Final Determination (as defined in Section 1313(a) of the Code), or any other event which finally and conclusively establishes the amount of liability for Taxes, to the contrary relating to such matter. Nor shall the Buyer or, after the Effective Time, the Company, take (or permit to be taken) any position, initiate (or permit to be initiated) any claim or otherwise take (or fail to take) any action that could reasonably be expected to adversely affect the Company Stockholders with respect to Taxes relating to a period ending on or prior to the Closing Date, without the prior written consent of the Stockholder’s Agent. The parties will treat all shares of Buyer Common Stock placed into escrow consistent with the opinions to be delivered pursuant to Sections 5.2(n) and 5.3(i) and shall take all reasonably necessary actions within their control to ensure that all such shares are so treated for U.S. federal income tax purposes, provided such actions are commercially reasonable and do not have a Material Adverse Effect on any of the parties.

      4.19  Indemnification of Officers and Directors.

      (a)  From the Effective Time through the date that is six years after the Effective Time, the Buyer agrees that it will, and will cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer (the “Indemnified Officers”), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and its Articles of Incorporation or By-laws in effect on the date hereof to indemnify such Indemnified Officer (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Indemnified Officer to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Officer is not entitled to indemnification). The provisions of this Section 4.20 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Officers, their heirs and their representatives.

      (b)  Buyer shall cause to be maintained, for a period of not less than six years from the Effective Time, the Company’s current directors’ and officers’ liability insurance policy to the extent that it provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) for all present and former directors and officers of the Company, so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid for the D&O Insurance prior to the date of this Agreement (200% of such premium, the “Maximum Premium”); provided that Buyer may, in lieu of maintaining such existing D&O Insurance as provided above, cause no less favorable coverage to be provided under any policy maintained for the benefit of the directors and officers of Buyer or a separate policy provided by the same insurer. If the existing D&O Insurance expires, is terminated or cancelled by the insurer or if the annual premium would exceed the Maximum Premium during such period, Buyer shall obtain, in lieu of such D&O Insurance, such comparable directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium and on terms and conditions no less advantageous than the existing D&O Insurance.

      4.20  Reasonable Commercial Efforts and Further Assurances.

      Each of the Parties shall use reasonable commercial efforts to effectuate the transactions contemplated hereby and to fill and cause to be fulfilled the conditions to Closing under this Agreement. Each Party, at the reasonable request of another Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

      4.21  Buyer Interim Operations.

      Except as contemplated by this Agreement, during the period from the date of the Agreement to the Effective Time, the Buyer shall conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, Buyer shall not, without the written consent of the Company (which consent will not be unreasonably withheld or delayed), take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (x) any of the representations and warranties of the Buyer set forth in Article III of this Agreement becoming untrue, (y) any of the conditions to the Merger set forth in Article V not being satisfied or (z) the transaction failing to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, with respect to which no income, gain or loss will be recognized by any Company Stockholder on the exchange of Company Shares for Buyer Common Stock pursuant to the Merger except for cash paid in lieu of fractional shares. Notwithstanding the foregoing, the Buyer shall not be precluded from (i) making other acquisitions, including any merger, consolidation, sale of material assets, tender offer, proxy solicitation of other business combination involving the Buyer (an “acquisition”), prior to the Effective Time, provided that the Buyer: (a) consults with the Company prior to executing definitive documents with respect to such acquisition; (b) obtains a fairness opinion from Buyer’s investment bankers with respect to any acquisition which would require a vote of the Buyer Stockholders; and (c) any such acquisitions, in the aggregate, would not be reasonably expected to prevent or delay the Closing of the Merger for more than 60 days, (ii) issuing any options under the terms of the Buyer’s existing or future stock option programs, or (iii) issuing any shares of stock of Buyer upon exercise of outstanding options.

      4.22  Updating Certain Representations and Warranties.

      Any representations and warranties of the Company or the Buyer and Merger Sub set forth in Articles II and III, respectively, that are made as of a specific date shall be updated as of two business days prior to the Effective Time.

      4.23  Company Bonus Plan.

      Buyer shall honor the Year 2000 bonus compensation plan of the Company for those bonuses which have been disclosed to Buyer in Section 4.23 of the Disclosure Letter. Any additional bonuses proposed by the Company for the Year 2000 will only be honored if approved in writing by the Buyer.

      4.24  Board Seat.

      Kam M. Saifi shall be appointed to the Board of Directors of Buyer, effective as of the Closing Date.

ARTICLE V

CONDITIONS TO CONSUMMATION OF MERGER

      5.1  Conditions to Each Party’s Obligations.

      The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

(a) this Agreement and the Merger shall have received the Requisite Company Stockholder Approval and the Requisite Buyer Stockholder Approval;

(b) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect;

(c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting the Buyer’s conduct or operation of the business of the Buyer or the Surviving Corporation after the Merger shall have been issued, nor shall any proceeding brought by any Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

(d) the Buyer shall have received all permits and other authorizations required under applicable state securities laws for the issuance of the Merger Shares;

(e) the Company, the Buyer, the Escrow Agent and the Stockholders’ Agent (as defined in Article VII hereto) shall have entered into the Escrow Agreement; and

(f) the Merger Shares shall have been approved for quotation on the Nasdaq National Market upon official notice of issuance.

      5.2  Conditions to Obligations of the Buyer and the Merger Sub.

      The obligation of each of the Buyer and the Merger Sub to consummate the Merger is subject to the satisfaction of the following additional conditions:

(a) the Agreement and the Merger shall have been approved and adopted with the Requisite Buyer Stockholder Approval, the Requisite Company Stockholder Approval and the number of Dissenting Shares shall not exceed 10% of the number of outstanding Company Shares as of the Effective Time;

(b) the Company shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 (including expiration or early termination of the Hart-Scott-Rodino waiting period), except for any which if not obtained or effected would not have a Material Adverse Effect on the Company or on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c) the representations and warranties of the Company set forth in Article II (without regard for any materiality qualifiers therein) shall be true and correct when made on the date hereof and shall be true and correct in all respects as of the Effective Time as if made as of the Effective Time, except for (i) representations and warranties made as of a specific date (including any updated representations and warranties, pursuant to Section 4.22), which shall be true and correct as of such date, and (ii) changes contemplated by this Agreement, except where the failures to be true and correct shall not, in the aggregate, have a Material Adverse Effect on the Company;

(d) the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

(e) the Company shall have delivered to the Buyer and the Merger Sub a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a) and (b) (to the extent the Company is a party or is named therein) of Section 5.1 and clauses (a) through (d) of this Section 5.2 is satisfied in all respects;

(f) the Buyer and the Merger Sub shall have received from corporate counsel to the Company, an opinion substantially in the form attached hereto as Exhibit F, addressed to the Buyer and the Merger Sub and dated as of the Closing Date;

(g) the Buyer and the Merger Sub shall have received the unaudited balance sheet and statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 1999 on or before the date which is 14 days from the date hereof, and shall have received the audited balance sheet and statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 1999 at least ten days prior to the Closing Date;

(h) the employment agreements previously executed pursuant to Section 4.15 remain in full force and effect.

(i) [Intentionally deleted];

(j) [Intentionally deleted];

(k) [Intentionally Deleted];

(l) all actions to be taken by the Company in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Buyer and the Merger Sub;

(m) there shall not have occurred any material adverse change in the official condition, properties, assets (including intangible assets), liabilities, business, business prospects, operations or results of operations of the Company since the date of this Agreement, excluding any event, change or effect that primarily results from (i) the execution and delivery or announcement of this Agreement, (ii) factors generally affecting the U.S. economy or financial markets or (iii) factors generally affecting the industries in which such entity operates;

(n) the Buyer and the Merger Sub shall have received an opinion of Piper Marbury Rudnick & Wolfe LLP, counsel to the Buyer and the Merger Sub, substantially in the form attached hereto as Exhibit G, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of the Buyer and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, and counsel to the Buyer and the Merger Sub shall have received from the Company a certificate substantially in the form attached hereto as Exhibit H (collectively, the “Company Tax Certificate”) modified to reflect changes in law, if any. In addition, the Buyer shall have received an opinion of Piper Marbury Rudnick & Wolfe LLP, which opinion shall be (i) identical in all material respects to the opinion to be issued by Dewey Ballantine LLP pursuant to Section 5.3(i) of this Agreement, (ii) subject to customary qualifications and (iii) substantially to the effect that no income, gain or loss will be recognized by the Company Stockholders with respect to any shares of Buyer Common Stock issued in exchange for Company Shares pursuant to this Agreement, including, without limitation, any shares of Buyer Common Stock placed into escrow in accordance with the terms of this Agreement (including Exhibit A hereto). In rendering such opinions, such counsel shall be entitled to rely upon the representations contained in the Company Tax Certificate (as defined) and a certificate delivered by the Buyer to counsel to the Buyer and the Merger Sub and such other representations as counsel to the Buyer and the Company shall reasonably request; and

(o) The Buyer shall have received a “comfort letter” dated as of a date not more than two days prior to the date that the Registration Statement is declared effective and shall have received a subsequent similar letter dated as of a date not more than two days prior to the Effective Time, from Ernst & Young LLP, auditors for the Company, addressed to the Buyer in a customary form reasonably satisfactory to the Buyer.

      5.3  Conditions to Obligations of the Company.

      The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

(a) the representations and warranties of the Buyer set forth in Article III (without regard for any materiality qualifiers therein) shall be true and correct when made on the date hereof and shall be true and correct in all respects as of the Effective Time as if made as of the Effective Time, except for (i) representations and warranties made as of a specific date (including any updated representations and warranties, pursuant to Section 4.22), which shall be true and correct as of such date, and (ii) changes contemplated by this Agreement, except where the failures to be true and correct shall not, in the aggregate, have a Material Adverse Effect on Buyer;

(b) the Buyer and the Merger Sub shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2, except for any which if not obtained or effected would not have a Material Adverse Effect on the Buyer and the Merger Sub or on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c) each of the Buyer and the Merger Sub shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

(d) each of the Buyer and the Merger Sub shall have delivered to the Company a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a), (b), (c), (d) (to the extent the Buyer or Merger Sub is a party or is named therein) of Section 5.1 and clauses (a), (b), (c) and (h) of this Section 5.3 is satisfied in all respects;

(e) the Company Stockholders shall have received from Piper Marbury Rudnick & Wolfe LLP, counsel to the Buyer and the Merger Sub, an opinion substantially in the form attached hereto as Exhibit I, addressed to the Company and dated as of the Closing Date;

(f) [Intentionally Deleted]

(g) all actions to be taken by the Buyer and the Merger Sub in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Company;

(h) there shall not have occurred any material adverse change in the official condition, properties, assets (including intangible assets), liabilities, business, business prospects, operations or results of operations of the Buyer since the date of this Agreement;

(i) the Company shall have received an opinion of Dewey Ballantine LLP, counsel to the Company, substantially in form attached hereto as Exhibit J, on the basis of certain facts,

representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of the Buyer and the Company will be a party to the reorganization within the meaning of Section 368(b)of the Code, and counsel to the Company shall have received from the Buyer a certificate substantially in the form attached hereto as Exhibit K (the “Buyer Tax Certificate”) modified to reflect changes in law, if any. In addition, the Company shall have received an opinion of Dewey Ballantine LLP, which opinion shall be (i) identical in all material respects to the opinion to be issued by Piper Marbury Rudnick & Wolfe LLP pursuant to Section 5.2(n) of this Agreement, (ii) subject to customary qualifications and (iii) substantially to the effect that no income, gain or loss will be recognized by the Company Stockholders with respect to any shares of Buyer Common Stock issued in exchange for Company Shares pursuant to this Agreement, including, without limitation, any shares of Buyer Common Stock placed into escrow in accordance with the terms of this Agreement (including Exhibit A hereto). In rendering such opinions, such counsel shall be entitled to rely upon the representations contained in the Buyer Tax Certificate and a certificate delivered by the Company to counsel to the Company and such other representations as counsel to the Buyer and the Company shall reasonably request; and

(j) Buyer shall have obtained all of the waivers, permits, consents, approvals or other authorizations (including expiration or early termination of the Hart-Scott-Rodino waiting period), and effected all of the registrations, filings and notices, referred to in Section 4.2, except for any which if not obtained or effected would not have a Material Adverse Effect on the Company or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

ARTICLE VI

TERMINATION

      6.1  Termination of Agreement.

      The Parties may terminate this Agreement prior to the Effective Time (whether before or after Requisite Company Stockholder Approval and Requisite Buyer Stockholder Approval) as provided below:

(a) the Parties may terminate this Agreement by mutual written consent;

(b) the Buyer may terminate this Agreement by giving written notice to the Company in the event that the Company is in breach, and the Company may terminate this Agreement by giving written notice to Buyer and the Merger Sub in the event that Buyer or the Merger Sub is in breach, of any material representation, warranty or covenant contained in this Agreement, and (x) such breach is not remedied within 10 days of delivery of written notice thereof, and (y) such breach would violate a condition to closing set forth in Section 5.2 (b) or (c) in the case of the Company or Section 5.3 (a) or (b) in the case of the Buyer and Merger Sub;

(c) the Company may terminate this Agreement by giving written notice to the Buyer at any time after the Buyer Stockholders have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Buyer Stockholder Approval;

(d) any Party may terminate this Agreement by giving written notice to the other Party if the Closing shall not have occurred on or before June 30, 2000 (provided, however, that the right to terminate this Agreement under this Section 6.1(d) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date), and provided further that if a Party has taken actions which have delayed the Merger, such Party may not terminate this Agreement under this Section 6.1(d) for a number of days following June 30, 2000 equal to the length of such delay; or

(e) by either Buyer or the Company if a court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and all appeals with respect to such order, decree, ruling or action have been exhausted or the time for appeal of such order, decree, ruling or action shall have expired.

      6.2  Amendment.

      The board of directors of the Parties may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the Parties; provided that an amendment made subsequent to the adoption of the Agreement by Company Stockholders or Buyer Stockholders shall not: (a) alter or change the amount or kind of consideration to be received on conversion of the Company Shares; (b) alter or change any term of the Charter or By-laws of the Surviving Corporation to be effected by the Merger; or (c) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the holders of Company Shares.

      6.3  Extension; Waiver.

      At any time prior the Effective Time, any Party may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other Parties; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

      6.4  Effect of Termination.

      If this Agreement is terminated as provided in Section 6.1, all obligations and agreements of the parties set forth in this Agreement shall forthwith terminate and be of no further force or effect, and there shall be no liability on the part of any Party hereto, provided that no such termination shall relieve any party (i) for any liability or damages resulting from any willful breach by that party of the Agreement, or (ii) any breach of the Confidentiality Agreement, dated as of January 7, 2000, between the Company and Buyer.

ARTICLE VII

ESCROW AND INDEMNIFICATION

      7.1  Indemnification.

      (a)  Subject to the terms of the Affiliate Agreements, the Stockholder Agreements and this Article VII, the Company Stockholders will indemnify and hold harmless the Buyer and the Surviving Corporation and its respective officers, directors, agents and employees, and each person, if any, who controls or may control the Buyer or the Surviving Corporation within the meaning of the Securities Act (hereinafter referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation reasonable legal fees, net of any recoveries under existing insurance policies, tax benefits received by the Buyer or its Affiliates as a result of such damages, indemnities from third parties or in the case of third party claims, by any amount actually recovered by the Buyer or its Affiliates pursuant to counterclaims made by any of them directly relating to the facts giving rise to such third party claims (collectively, “Damages”) arising out of any misrepresentation or breach in connection with any of the representations and warranties given or made by the Company in this Agreement, the Disclosure Letter or any Exhibit to this Agreement. The Buyer and its Affiliates shall act in good faith and in a commercially reasonable manner to mitigate any Damages they may suffer.

      (b)  The Buyer will indemnify and hold harmless the Company Stockholders and their respective officers, directors, agents and employees, and each person, if any, who controls or may control any Company Stockholder within the meaning of the Securities Act (hereinafter referred to individually as an “Company Indemnified Person” and collectively as “Company Indemnified Persons”) from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation reasonable legal fees, net of any recoveries under existing insurance policies, tax benefits received by the Company Stockholders or their Affiliates as a result of such damages, indemnities from third parties or in the case of third party claims, by any amount actually recovered by the Company Stockholders or their Affiliates pursuant to counterclaims made by any of them directly relating to the facts giving rise to such third party claims (collectively, “Company Damages”) arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by the Buyer or the Merger Sub in this Agreement or any Exhibit to this Agreement. The Company Stockholders and their Affiliates shall act in good faith and in a commercially reasonable manner to mitigate any Company Damages they may suffer.

      (c)  Nothing in this Agreement shall limit the liability (i) of the Company, the Buyer or the Merger Sub for any breach of any representation, warranty or covenant if the Merger does not close, or (ii) of any Party in connection with any breach by such Party of the Affiliate Agreements, the Registration Rights Agreements or the Stockholder Agreements delivered hereunder. Furthermore, in the event that the Transactions Costs exceed the sum of the amounts set forth in Section 2.8 (d) and (e), the Company Stockholders shall pay such amounts to the Buyer on the Closing Date.

      7.2  Escrow Fund.

      Damages that (a) are accepted as valid by the Stockholders’ Agents or (b) are determined to be valid by arbitration as described in this Article VII, shall cause the escrow agent to return to the Buyer the number of Escrow Shares (rounded to the closest whole number) equal to the amount of such Damages divided by the Escrow Share Market Value. As soon as practicable after the Effective Time, the Escrow Shares shall be registered in the name of, and be deposited with, State Street Bank and Trust (or other institution selected by the Buyer with the reasonable consent of the Company) as escrow agent (the “Escrow Agent”), such deposit to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit E. The Escrow Fund shall be increased by the deposit of 7.5% of any Buyer Common Stock issued upon the exercise of Options or Warrants in accordance with Section 1.10 during the Escrow Period (as defined in Section 7.4, below). If the Buyer reasonably believes at the time that the Revenue Shares and the Option Shares are to be released to the Company Stockholders, subject to the objection of the Stockholders’ Agent and the subsequent arbitration of the matter in the manner provided in Section 7.7 hereof, that a portion of the Merger Shares are necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to claims made by the Buyer prior to expiration of the Escrow Period, the Escrow Fund shall be further increased (in the case of the Revenue Shares, for the benefit and at the direction of the Company Stockholders (who shall express their direction by the Requisite Company Stockholder Approval)) by the deposit of up to 7.5% of the sum of the Revenue Shares and the Option Shares, as Buyer shall reasonably determine, based on the Escrow Share Market Value. The Escrow Shares shall be beneficially owned by the Company Stockholders (including for this purpose, any Company Option or Warrant holders who exercise their Options or Warrants during the Escrow Period), and the Escrow Fund shall be the sole and exclusive remedy to compensate the Buyer pursuant to the indemnification obligations of the Company Stockholders set forth in Section 7.1(a), including any breach of this Agreement.

      7.3  Damage Threshold.

      Notwithstanding Section 7.1, the Buyer may not receive any shares from the Escrow Fund unless and until an Officer’s Certificate or Certificates (as defined in Section 7.5 below) and identifying the requirements of Section 7.5(a)(ii) and identifying Damages has been delivered to the Escrow Agent as provided in Section 7.5 below and such amount is determined pursuant to this Article VII to be payable, in which case the Buyer shall receive shares equal in value to the full amount of Damages.

      7.4  Escrow Period.

      The “Escrow Period” shall terminate upon the earlier of: (i) three (3) business days after the delivery of the Buyer’s independent certified public accountants of its reports for the fiscal year ending on December 31, 2000 and (ii) the close of business on March 31, 2001; provided, however, that a portion of the Escrow Shares, which, in the reasonable judgment of the Buyer, subject to the objection of the Stockholders’ Agent and the subsequent arbitration of the matter in the manner provided in Section 7.7 hereof are necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to claims made by the Buyer prior to expiration of the Escrow Period shall remain in the Escrow Fund until such claims have been resolved. Such retained portion of the Escrow Fund shall be retained only until the claim for indemnification pursuant to which such portion is being retained is settled or finally determined between Buyer and the Stockholders’ Agent in accordance with Section 7.7 below and upon resolution shall be promptly released pursuant to the Escrow Agreement. On the date which is five (5) years after the Closing Date, any shares remaining in the Escrow Fund shall be released therefrom and paid to the Company Stockholders; provided, however, that if any claim with respect to the Escrow Fund remain unresolved as of such date, the Company Stockholders shall continue to be liable with respect thereto to the full extent of their respective interests in such released Escrow Fund.

      7.5  Claims Upon Escrow Fund.

      Subject to the provisions set forth in Section 7.6:

(a) Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any officer of the Buyer (an “Officer’s Certificate”):

(i) stating that with respect to the indemnification obligations of Company Stockholders, Damages exist in an aggregate amount equal to or greater than $2,000,000 (which aggregate amount cannot include any individual Damage items of $25,000 or less); and

(ii) specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent shall, subject to the provisions of this Article VII, deliver to the Buyer out of the Escrow Fund, as promptly as practicable, Buyer Common Stock or other assets held in the Escrow Fund having a value determined in accordance with Section 7.5(b) of this Agreement equal to such Damages with respect to the indemnification obligations of Company Stockholders set forth in Section 7.1. The Escrow Agent will not release any portion of the Escrow Fund to Buyer pursuant to an Officer’s Certificate until such claim has been resolved or is uncontested in accordance with Section 7.6 below.

(b) For the purpose of compensating the Buyer for its Damages pursuant to this Agreement, Buyer Common Stock (including that held in the Escrow Fund) shall be valued at the Escrow Share Market Value.

      7.6  Objections to Claims.

      At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Stockholders’ Agent and for a period of forty-five (45) days after such delivery, the Escrow Agent shall make no delivery of Buyer Common Stock or other property pursuant to Section 7.5 hereof unless the Escrow Agent shall have received written authorization from the Stockholders’ Agent to make such delivery. After the expiration of such forty-five (45) days period, the Escrow Agent shall make delivery of Buyer Common Stock or other property in the Escrow Fund in accordance with Section 7.5 hereof, provided that no such payment or delivery may be made if the Stockholders’ Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and to the Buyer prior to the expiration of such forty-five (45) day period.

      7.7  Resolution of Conflicts and Arbitration.

      (a)  In case the Stockholders’ Agent shall so object in writing to any claim or claims by the Buyer made in any Officer’s Certificate, the Stockholders’ Agent and the Buyer shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of the disputed claims. If the Stockholders’ Agent and the Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute Buyer Common Stock or other property from the Escrow Fund in accordance with the terms thereof.

      (b)  If no such agreement can be reached after good faith negotiation, the parties shall commence arbitration within 15 days of the end of such 30 day period, unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by KPMG LLP. The decision of the arbitrators as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.6 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

      (c)  Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Montgomery County, Maryland under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 7.7(c), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer’s Certificate is at issue, the Buyer shall be deemed to be the “Non-Prevailing Party” unless the arbitrators award the Buyer more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the Company Stockholders for whom shares of Buyer Common Stock otherwise issuable to them have been deposited in the Escrow Fund shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation attorneys’ fees and costs, reasonably incurred by the other party to the arbitration. Notwithstanding anything contained herein to the contrary except for the provisions of Section 7.8(c) hereof, the fees and expenses to be paid pursuant to the preceding sentence shall not be paid out of the Escrow Fund.

      (d)  If either party shall fail to cooperate in the arbitration, including by failing to commence arbitration as provided in this Agreement, the other party may bring suit in any court having jurisdiction to compel compliance with the terms hereof. Such court may issue an injunction without the requirement for proving damages or posting bond, or may award damages, as it sees fit.

      7.8  Stockholders’ Agent.

      (a)  On or before the Closing Date, the Company shall identify and appoint an agent (the “Stockholders’ Agent”) for and on behalf of Company Stockholders to act on their behalf under the Escrow Agreement, to give and receive notices and communications, to authorize delivery to the Buyer of Buyer Common Stock or other property from the Escrow Fund in satisfaction of claims by the Buyer, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) days’ prior written notice to the Buyer, Stockholders’ Agent and the Escrow Agent. No bond shall be required of the Stockholders’ Agent, and the Stockholders’ Agent shall receive no compensation for his services. Notices or communications to or from the Stockholders’ Agent shall constitute notice to or from each Company Stockholder.

      (b)  The Stockholders’ Agent shall not be liable for any act done or omitted hereunder as Stockholders’ Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company Stockholders shall severally indemnify the Stockholders’ Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

      (c)  The Stockholders’ Agent shall have reasonable access to information about the Surviving Corporation and Buyer and the reasonable assistance of the Surviving Corporation’s and Buyer’s officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Stockholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about the Surviving Corporation or Buyer to anyone (except on a need to know basis to individuals who agree to treat such information confidentially). The Stockholders’ Agent will not be entitled to receive any compensation from Buyer or the Company Stockholders in connection with this Agreement. Any fees and expenses incurred by Stockholders’ Agent in connection with actions taken pursuant to the terms of the Escrow Agreement will be paid by the Company Stockholders to the Stockholders’ Agent, provided, however, that the Stockholders’ Agent shall be entitled to submit a claim for reimbursement of actual reasonable expenses incurred or paid to counsel or other third parties in investigating, negotiating, arbitrating or settling any claim hereunder in an amount not to exceed $50,000, and Escrow Shares in such amount shall be paid by the Escrow Agent within 45 days of receipt, and provided, further, to the extent any Escrow Shares remain available for distribution on the final release date, such fees and expenses shall be paid out from such Escrow Fund prior to the distribution to the Company Stockholders, but only upon the written direction of Buyer and the Stockholders’ Agent to be given to the Escrow Agent at least three (3) business days prior to the final release date.

      (d)  The Buyer acknowledges that the Stockholder Agent may have a conflict of interest with respect to his duties as Stockholders’ Agent, and in such regard will act in the best interests of the Company Stockholders.

      (e)  On or before the Closing Date, the Stockholder Agent will be required to execute (i) a counterpart signature page to this Agreement agreeing to and acknowledging the provisions of this Section, and (ii) the Escrow Agreement.

      7.9  Actions of the Stockholders’ Agent.

      A decision, act, consent or instruction of the Stockholders’ Agent shall constitute a decision of all Company Stockholders for whom shares of Buyer Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Company

Stockholder, and the Escrow Agent and the Buyer may rely upon any decision, act, consent or instruction of the Stockholders’ Agent as being the decision, act, consent or instruction of each and every such Company Stockholder. The Escrow Agent and the Buyer are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders’ Agent.

      7.10  Third-Party Claims.

      In the event the Buyer becomes aware of a third-party claim which the Buyer believes may result in a demand against the Escrow Fund, the Buyer shall promptly notify the Stockholders’ Agent of such claim, and the Stockholders’ Agent and the Company Stockholders for whom shares of Buyer Common Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim. The Buyer shall diligently prosecute any such defense and shall have the right to settle any such claim; provided, however, that the Buyer may not effect the settlement of any such claim without the prior written consent of the Stockholders’ Agent, which consent shall not be unreasonably withheld. Following notice of any claim, the Buyer shall notify the Stockholders’ Agent of any discussions, negotiations or other material developments affecting such claim and, to the extent commercially reasonable, permit the Stockholders’ Agents to participate in any such discussions or negotiations.

ARTICLE VIII

DEFINITIONS

      (a)  In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities and its subsidiaries, taken as a whole. In this Agreement, any reference to a “Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that is materially adverse to the financial condition, properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries taken as a whole; provided, however, that Material Adverse Effect shall not include any event, change or effect that primarily results from (i) the execution and delivery or announcement of this Agreement, (ii) factors generally affecting the U.S. economy or financial markets or (iii) factors generally affecting the industries in which such entity operates. In this Agreement, any reference to a Party’s knowledge means such Party’s actual knowledge after reasonable inquiry of officers, directors and other employees of such Party reasonably believed to have knowledge of such matters.

      (b)  For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below:

Defined Term	Section

Affiliate Agreements	4.11

Affiliates	2.14

Agreement	Preamble

Buyer	Preamble

Buyer Common Stock	1.5

Buyer Option Plans	3.2

Buyer Reports	3.5

Buyer Share Market Value	1.5

Buyer Stockholders	3.10

Buyer Stockholders’ Meeting	3.12

Buyer Tax Certificate	5.3

Defined Term	Section

Buyer Transaction Costs	3.7a

By-Laws	2.1

CERCLA	2.20

Certificate of Merger	1.1

Certificates	1.5

Charter	2.1

Closing	1.2

Closing Date	1.2

Code	Preamble

Common Stock Conversion Ratio	1.5

Common Stock Equivalents	1.5

Company	Preamble

Company Affiliates	4.11

Company Common Stock	1.5

Company Damages	7.1

Company Indemnified Person	7.1

Company Indemnified Persons	7.1

Company Preferred Stock	1.5

Company Restricted Stock	1.10

Company Shares	1.5

Company Stockholders’ Meeting	2.32

Company Stockholder	1.5

Company Stock Option Plans	1.10

Company Tax Certificate	5.2

Company Transaction Agreements	2.3

Counted Assumed Option and Warrant Shares	1.5

DGCL	1.1

Damages	7.1

Disclosure Letter	Article II

Dissenting Shares	1.6

D&O Insurance	4.19

Earnout	Exhibit A

Earnout Period	Exhibit A

Effective Time	1.1

Employee Benefit Plan	2.19

Environmental Law	2.20

ERISA	2.19

ERISA Affiliate	2.19

Escrow Agent	7.2

Escrow Agreement	4.16

Escrow Fund	1.5

Escrow Period	7.4

Escrow Share Market Value	1.5

Escrow Shares	1.5

Exchange Act	2.14

Exchange Agent	1.3

Financial Statements	2.6

GAAP	2.6

Defined Term	Section

Governmental Entity	2.4

Gross revenue	Exhibit A

Indemnified Person	7.1

Indemnified Persons	7.1

Indemnified Officers	4.19

Intellectual Property	2.12

Material Adverse Effect	Article VIII

Materials of Environmental Concern	2.20

Maximum Premium	4.19

Merger	1.1

Merger Shares	1.5

Merger Sub	Preamble

Merger Sub Common Stock	1.5

Millennial Dates	2.12

Most Recent Buyer Balance Sheet	3.7a

Most Recent Company Balance Sheet	2.8

Most Recent Period	2.6

Non-Prevailing Party	7.7

Officer’s Certificate	7.5

Options	1.10

Option Escrow Account	Exhibit A

Option Shares	Exhibit A

Ordinary Course of Business	2.4

Outstanding Ratio	Exhibit A

O/ W Holders	Exhibit A

Party	Preamble

Permits	2.22

Proxy Statement/ Prospectus	2.32

Registration Rights Agreement	4.13

Registration Statement	4.4

Requisite Buyer Stockholder Approval	3.3

Requisite Company Stockholder Approval	2.3

Return Shares	Exhibit A

Revenue Escrow Account	Exhibit A

Revenue Period	Exhibit A

Revenue Shares	Exhibit A

Securities Act	1.10

Security Interest	2.4

Series A and B Conversion Ratio	1.5

Series C and D Conversion Ratio	1.5

Stockholder Agreements	4.12

Stockholders’ Agent	7.8

Surviving Corporation	1.1

Taxes	2.9

Tax Returns	2.9

Third Party Intellectual Property Rights	2.12

Defined Term	Section

Transaction Agreements	2.3

Company Transaction Costs	2.8

Warrants	1.10

ARTICLE IX

MISCELLANEOUS

      9.1  Press Releases and Announcements.

      No Party shall issue any press release or make any public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party shall advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure), or by GAAP.

      9.2  No Third Party Beneficiaries.

      This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in Article I concerning issuance of the Merger Shares is intended for the benefit of the Company Stockholders and the provisions of this Agreement with respect to indemnification are intended for the benefit of the Persons indemnifying or to be indemnified as contemplated therein.

      9.3  Entire Agreement.

      This Agreement, the Disclosure Letter, Exhibits, the documents and instruments and other agreements among the parties referred to herein and the nondisclosure agreements signed by each of the Parties prior to the date hereof constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

      9.4  Succession and Assignment.

      This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that the Merger Sub may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.

      9.5  Counterparts.

      This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      9.6  Headings.

      The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      9.7  Notices.

      All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service or sent via facsimile (with acknowledgment of complete transmission) with a confirmation copy by registered or certified mail, in each case to the intended recipient as set forth below:

      If to the Company:

Avesta Technologies, Inc.
Two Rector Street
New York, New York 10006
Attn: President
Fax: (212) 209-1551

      Copy to (which shall not constitute notice):

Dewey Ballantine LLP
1301 Avenue of the Americas
New York, NY 10019-6092
Attn: Frederick W. Kanner, Esq. and Richard D. Pritz, Esq.
Fax: (212) 259-6333

      If to the Buyer:

Visual Networks, Inc.
2092 Gaither Road
Rockville, MD 20850
Attn: President
Fax: (301) 296-2403

      Copy to (which shall not constitute notice):

Piper Marbury Rudnick & Wolfe LLP
1850 Centennial Park Drive
Suite 610
Reston, VA 20191
Attn: Nancy A. Spangler, Esq.
Fax: (703) 390-5299

      If to the Merger Sub:

Visual Acquisitions Three, Inc.
2092 Gaither Road
Rockville, MD 20850
Attn: President
Fax: (301) 296-2403

      Copy to (which shall not constitute notice):

Piper Marbury Rudnick & Wolfe LLP
1850 Centennial Park Drive.
Suite 610
Reston, VA 20191
Attn: Nancy A. Spangler, Esq.
Fax: (703) 390-5299

      If to the Stockholders’ Agent:

Such address as the Stockholders’ Agent shall make known to the Parties

      Copy to (which shall not constitute notice):

Dewey Ballantine LLP
1301 Avenue of the Americas
New York, NY 10019-6092
Attn: Frederick W. Kanner, Esq. and Richard D. Pritz, Esq.
Fax: (212) 259-6333

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

      9.8  Governing Law.

      This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

      9.9  Waivers.

      No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation, breach of such warranty or covenant.

      9.10  Severability.

      Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, that, this Agreement shall not then substantially deprive any Party of the bargained-for performance of any other Party. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

      9.11  Expenses.

      All fees and expenses (including all accounting, legal and investment banking fees and expenses and all other expenses) incurred by the Buyer and Merger Sub in connection with this Agreement and the transactions contemplated hereby shall be paid by the Buyer and Merger Sub, as the case may be, whether or not the Merger is consummated. All Transaction Costs incurred by the Company shall be paid by the Company; provided, that, (i) the total of such Transaction Costs incurred by the Company shall not exceed the amount set forth in Section 2.8 and (ii) the Buyer will pay the expenses of the Company (other than expenses relating to the payment of dissenters to the Merger) to the extent that (a) the Company’s net assets immediately after the Merger, calculated without regard to this proviso (ii) of Section 9.11, would be less than 90 percent of the fair market value of the Company’s net assets immediately before the Merger, or (b) the Company’s gross assets immediately after the Merger, calculated without regard to this proviso (ii) of Section 9.11, would be less than 70 percent of the fair market value of the Company’s gross assets immediately before the Merger.

      9.12  Other Remedies.

      Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

      9.13  Specific Performance.

      The Parties acknowledge and agree that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agree that the obligations of the Parties hereunder shall be specifically enforced in accordance with the terms of this Agreement. The prevailing party in any such action shall be entitled to recover from the other party its attorneys’ fees, costs and expenses incurred in connection with regard to such action.

      9.14  Construction.

      The Parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

      9.15  Incorporation of Exhibits and Schedules.

      The Exhibits and Disclosure Letter identified in this Agreement are incorporated herein by reference and made a part hereof.

      9.16  Survival of Tax Covenants.

      Notwithstanding any other provision of this Agreement, the covenants contained in Sections 4.17 and 4.18 shall survive indefinitely.

[Signatures begin on following page]

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

VISUAL NETWORKS, INC.

By: /s/ PETER J. MINIHANE
Name: Peter J. Minihane
Title: Executive Vice President

VISUAL ACQUISITIONS THREE, INC.

By: /s/ PETER J. MINIHANE
Name: Peter J. Minihane
Title: Executive Vice President

AVESTA TECHNOLOGIES, INC.

By: /s/ KAM SAIFI
Name: Kam Saifi
Title: Chief Executive Officer

EXHIBIT A

ADJUSTMENT TO PURCHASE PRICE

  A.  Revenue Escrow Account

      At Closing, Buyer shall place into an escrow account (the “Revenue Escrow Account”) for the benefit and at the direction of the Company Stockholders (who shall express their direction by the Requisite Company Stockholder Approval) a number of Merger Shares equal to 2,000,000 multiplied by the Outstanding Ratio. Such shares (i) will be issued to the Company Stockholders in the Merger, (ii) shall represent the maximum number of shares subject to return to Buyer, in accordance with the formula described below, in the event that the Company does not meet certain revenue targets, (iii) shall be held in escrow, registered in the name of the Escrow Agent as nominee for the Company Stockholders and beneficially owned by the Company Stockholders and (iv) shall potentially be returned to Buyer or released to the Company Stockholders as set forth in this Exhibit A-II. The Company Stockholders shall have the right to vote and receive all dividends on the shares held in the Revenue Escrow Account. The determination of the initial number of shares held in the Revenue Escrow Account and of the number of such shares potentially returnable to Buyer in accordance with the formula described below in the case of certain revenue targets are not met was made based upon the initial negotiated value (which is the Escrow Share Market Value) of the Buyer Common Stock. For purposes of this Exhibit A-II, the “Outstanding Ratio” shall equal the number of Common Stock Equivalents divided by the sum of the number of Common Stock Equivalents and the number of Counted Assumed Warrant and Option Shares.

      If, and only if, the Company records gross revenues of less than (i) $42,067,000 for the Revenue Period (as defined below) or (ii) $5,000,000 for the Short Period (as defined below), the Company Stockholders will be required to return to Buyer some or all of their Merger Shares that are held in the Revenue Escrow Account. In the event that the Company experiences no revenue shortfalls, the Company Stockholders shall retain all shares in the Revenue Escrow Account and all such shares shall be released to the Company Stockholders. In the event that the Company experiences a revenue shortfall, the Company Stockholders shall return to Buyer the Return Shares (as defined in the succeeding sentence) but not the Revenue Shares. For purposes hereof, “Return Shares,” which is the number of shares, if any, returnable to Buyer, shall initially be set at 0. In the event the Company experiences a revenue shortfall, the number of Return Shares will be increased to a number of shares equal to (i) 2,000,000 multiplied by the Outstanding Ratio less (ii) the Revenue Shares.

      The Revenue Shares shall be calculated as follows: The Revenue Shares shall initially be set at zero. For every $1.00 of gross revenue recorded by the Company for the period commencing April 1, 2000 through December 31, 2000 (the “Revenue Period”), in excess of $25,000,000 and up to and including $33,450,000, the number of Revenue Shares shall be increased by 0.1910 share multiplied by the Outstanding Ratio. For every $1.00 of gross revenue recorded by the Company during the Revenue Period in excess of $33,450,000 and up to and including $42,067,000, the number of Revenue Shares shall be increased by 0.0448 share multiplied by the Outstanding Ratio. If the gross revenue recorded by the Company for the period January 1, 2000 through March 31, 2000 (the “Short Period”), is less than $5,000,000, for every $1.00 shortfall below $5,000,000, the number of Revenue Shares shall be decreased by 0.1183 share multiplied by the Outstanding Ratio. The number of Revenue Shares shall be no less than 0 and no more than 2,000,000.

  B.  Option Escrow Account

      At Closing, Buyer shall also place into a separate escrow account (the “Option Escrow Account”), a number of issued and outstanding shares of Buyer Common Stock equal to 2,000,000 multiplied by one minus the Outstanding Ratio. Such shares (i) shall be held in escrow, registered in the name of the Escrow Agent as nominee for Buyer and beneficially owned by Buyer and (ii) shall potentially be released to Buyer or delivered to the Option and Warrant holders (the “O/ W Holders”) as set forth in this Exhibit A-II. The O/ W Holders shall have no right to vote or receive dividends with respect to such shares prior to the delivery thereof to the O/ W Holders.

      If and to the extent that shares are returned to Buyer from the Revenue Escrow Account, then a number of shares equal to the number of shares returned to Buyer from the Revenue Escrow Account multiplied by one minus the Outstanding Ratio and divided by the Outstanding Ratio shall be released to Buyer from the Option Escrow Account. If and to the extent that shares are released to the Company Stockholders from the Revenue Escrow Account, then a number of shares equal to the number of shares released to the Company Stockholders from the Revenue Escrow Account multiplied by one minus the Outstanding Ratio and divided by the Outstanding Ratio shall be delivered to the O/ W Holders from the Option Escrow Account (the “Option Shares”).

      For purposes of this Exhibit A-II, “gross revenue” shall include all gross revenue determined in accordance with GAAP and shall also include gross revenue determined as follows:

      If a sales transaction has all of the following attributes, the value of the goods and/or services as stated in a purchase order is included in the calculation of gross revenue for the revenue formula set forth in this Exhibit A regardless of whether or not the goods and/or services were delivered to a customer during the period January 1, 2000 through December 31, 2000.

      1)  A valid purchase order is received from a customer by the Company for Company products during the period January 1, 2000 through December 31, 2000. In order to qualify for the revenue formula, the Company must have a copy of the purchase order in its possession by the close of business on December 31, 2000. A valid purchase order also must contain all of the following characteristics:

a) Signed and dated by customer

b) Clearly and accurately identifies product skus, quantities and unit pricing, except in the case of enterprise or site licenses where the client gets unlimited use rights.

c) Payment terms are clearly identified (see below)

d) Delivery of software with related maintenance services is requested by customer within 60 days of purchase order date

e) Delivery of services is requested by customer to begin within 60 days of purchase order date

      2)  The end user customer is identified for every sales transaction;

      3)  The transaction is for software and/or services that are available for sale and delivery to the customer at the time purchase order is received, i.e., customer is not submitting a purchase order for future products and/or services

      4)  Other than obligations for delivery of maintenance or professional services over a period of time/benefit and for the installation of the Company’s software, there are not any specific vendor obligations due by the Company to a customer related to a sales transaction. Examples of this would be specific product customization, delivery of additional product currently under development, and delivery of additional product under anticipated future development. Only the portion attributable to obligations due by the Company shall be excluded from gross revenue.

      5)  The delivery of services (ex. maintenance, training, etc.) related to sales transactions can not be for periods that extend beyond twenty four (24) months.

      6)  The customer does not have any right of return or exchange provisions other than pursuant to the Company’s standard warranty provisions.

      7)  Payment terms do not extend past 45 days, collection is considered probable based upon the financial condition of the customer and the customer has the authorization to pay, for example in the case of government contracts, provided that any order with terms approved by the Pricing Committee shall be included.

      8)  Sales transactions after the close of the merger are processed through the sales and order administration functions as defined and maintained by the merged company.

      Any revenue of the Company recorded prior to January 1, 2000 and restated by Buyer to be gross revenue for calendar year 2000 shall be excluded from the calculation of gross revenue for any quarter during calendar year 2000. Any cash received related to the receivable from TechForce/ United Rentals, which has been fully reserved in the amount of $802,500, shall be included in gross revenue for the quarter in which it is received.

      Buyer will operate the Company in the ordinary course and will use reasonable efforts (i) to make all revenue targets, (ii) to maintain the compensation set forth in the Company sales compensation plan, provided that (a) such plan is reasonably satisfactory to Buyer and (b) Company may, in its reasonable discretion, change the quotas, territories or product mix set forth in such plan to allow changes in individual job assignments that may occur as a result of integration following the merger, (iii) not to compete with the Company’s products, (iv) not to remove products from the Company’s offerings, (v) to not take action that limits the ability of the Company Stockholders to retain all shares initially deposited in the Revenue Escrow Account or the ability of the O/ W Holders to receive the full amount of shares initially deposited in the Option Escrow Account and (vi) to maintain the sales contests that the Company currently operates, provided the same conform to applicable law.

      The amount of gross revenue (and, hence, the number of shares released to the Company Stockholders or returned to Buyer from the Revenue Escrow Account and released to Buyer or delivered to the O/ W Holders from the Option Escrow Account) shall be determined based upon the gross revenue of the Company for the year ended December 31, 2000, and shall be calculated on or before February 15, 2001. The Stockholders’ Agent shall be entitled to participate in and review such calculation. The amount of gross revenue shall be disclosed in an Officer’s Certificate to the Stockholders’ Agent.

      Any dispute with respect to the provisions of this Exhibit A-II shall be resolved in accordance with the procedures in Section 7.7 of the Agreement. Subject to Section 7.2, as soon as the calculation is completed, the shares to be released to the Company Stockholders from the Revenue Escrow Account and delivered to the O/ W Holders from the Option Escrow Account shall be released and delivered, respectively, pro rata to the number of Common Stock Equivalents held by the Company Stockholders and the number of shares of Company Common Stock subject to Options and Warrants held by the O/ W Holders, respectively, as of the Effective Time. If there is a dispute, the undisputed portion of the shares to be released to the Company Stockholders from the Revenue Escrow Account and delivered to the O/ W Holders from the Option Escrow Account shall be so released or delivered, as applicable, to the Company Stockholders and O/ W Holders as soon as the calculation is completed.

      The parties shall use their reasonable best efforts to complete the release or delivery, as applicable, no later than the earlier of (i) April 1, 2001 and (ii) the day before the first anniversary of the Closing Date. Any shares remaining in the Revenue Escrow Account after the above described release to the Company Stockholders shall be returned to Buyer, and any shares remaining in the Option Escrow Account after the above described delivery to the O/ W Holders shall be released to Buyer, in each case at the completion of the calculation and dispute resolution process described above.

      Buyer and the Company shall promptly prepare (i) an escrow agreement reflecting the terms of the Revenue Escrow Account set forth in this Exhibit A-II and (ii) an escrow agreement reflecting the terms of the Option Escrow Account set forth in this Exhibit A-II. The terms of these escrow agreements shall be satisfactory to both parties and consistent with the terms of the Escrow Agreement to the extent applicable. Such escrow agreements shall be signed at the Closing by the parties signing the Escrow Agreement.

      It is the intention of the parties that the receipt of shares of Buyer Common Stock pursuant to the Merger, this Exhibit A-II and the other transactions contemplated by the Merger Agreement be tax-free (other than cash in lieu of fractional shares) to the holders of Company Common Stock Equivalents. To the extent that it would not be so, the parties shall take such actions as are commercially reasonable, including amending the provisions of this Agreement and the agreements contemplated hereby, to ensure such treatment.

APPENDIX B

OPINION OF GOLDMAN, SACHS & CO.

B-1

APPENDIX C

INDEMNITY ESCROW AGREEMENT

INDEMNITY ESCROW AGREEMENT

      THIS INDEMNITY ESCROW AGREEMENT, intended to implement the provisions of Article VII of the Agreement and Plan of Merger dated February 7, 2000 (the “Merger Agreement”), is entered into as of this   day of           , 2000, by and among VISUAL NETWORKS, INC., a Delaware corporation (the “Buyer”), AVESTA TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and                (the “Stockholders’ Agent”), as representative of the stockholders of the Company, all of whom are listed on Attachment A (the “Company Stockholders”), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts bank and trust company acting solely in its capacity as escrow agent hereunder and not in its individual corporate capacity (the “Escrow Agent”).

      WHEREAS, the Buyer, Visual Acquisitions Three, Inc., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the “Merger Sub”), and the Company have entered into the Merger Agreement, which provides that the Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving corporation (the “Surviving Corporation”), on the terms and conditions set forth therein, resulting in the Company becoming a wholly-owned subsidiary of the Buyer.

      WHEREAS, the Merger Agreement contemplates the establishment of an escrow arrangement to secure the indemnification and other obligations of the Company and the Company Stockholders under the Merger Agreement and various related agreements.

      WHEREAS, as a condition precedent to each party’s obligations to consummate the Merger, the Merger Agreement and related agreements, each party has required that the Company, the Buyer, the Escrow Agent and the Stockholders’ Agent on behalf of the Company Stockholders enter into this Agreement as set forth in Section 5.1 of the Merger Agreement.

      WHEREAS, the merger agreement provides for: (i) the establishment of this escrow to secure the indemnification obligations to the Buyer under Section 7.1 of the Merger Agreement; (ii) the appointment of the Stockholders’ Agent as their representative for the purposes of this Agreement and as attorney-in-fact and agents for and on behalf of each of the Company Stockholders, and the taking by the Stockholders’ Agent of any and all actions and the making of any decisions required or permitted to be taken or made by him under this Agreement; and (iii) all of the other terms, obligations (including without limitation indemnification and payment obligations in this Escrow Agreement) conditions and limitations in this Agreement.

      NOW THEREFORE, the parties to this Escrow Agreement, intending to be legally bound, agree as follows:

SECTION 1

DEFINED TERMS

      Capitalized terms used and not otherwise defined in this Escrow Agreement shall have the meanings assigned to them in the Merger Agreement (a copy of which has been provided to the Escrow Agent). In case of any conflict between the terms hereof and those of the Merger Agreement, the terms of the Merger Agreement shall prevail.

SECTION 2

ESCROW

      2.1  Appointment of Escrow Agent. State Street Bank and Trust Company is hereby appointed to act as Escrow Agent hereunder and agrees to act as such.

      2.2  Shares to be Placed in Escrow. Upon the Closing of the Merger (the “Closing Date”), the Buyer shall, on behalf and at the direction of the Company Stockholders, (i) issue a certificate for the Escrow Shares, (ii) issue such certificate in the name of the Escrow Agent or its nominee and (iii) cause such certificate to be delivered to the Escrow Agent, in trust for the benefit of the holders of Company Shares, and (iv) issue a certificate informing the Escrow Agent of the Closing Date. The Escrow Shares shall be (i) held in escrow in the Escrow Fund and (ii) beneficially owned by the holders of Company Shares. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent agrees to accept delivery of and to hold the Escrow Shares, subject to the terms and conditions of this Agreement.

      2.3  Indemnification. Subject to the provisions of Article VII of the Merger Agreement, the Company Stockholders have agreed severally to indemnify and hold harmless each of the Buyer and the Surviving Corporation from and against, and shall compensate and reimburse each of them for, Damages, as set forth therein. The Escrow Fund shall be the sole and exclusive remedy to compensate the Buyer with respect to the breach of any representation, warranty, covenant or agreement pursuant to the indemnification obligations of the Company Stockholders set forth in the Merger Agreement and no present or former stockholder, optionholder, warrantholder, director, officer, employee or agent of the Company shall have any personal liability to the Buyer or the Surviving Corporation after the Closing Date in connection with the Merger.

      2.4  Voting of Shares. In the event of a meeting or written action of stockholders of the Buyer during the term of this Agreement, the Escrow Agent shall send to the Stockholder’s Agent for his delivery to the Company Stockholders copies of any notices, proxies and proxy material received by it in connection with such meeting. The Buyer hereby undertakes to independently furnish copies of all such notices, proxies and proxy materials directly to the Company Stockholders and to cooperate with the Company Stockholders and the Escrow Agent to facilitate the exercise by the Company Stockholders of voting rights in the Escrow Shares. Upon request of the Company Stockholders, the Escrow Agent shall execute and deliver a proxy authorizing the Company Stockholders to vote the whole number of the Escrow Shares. On any matter brought before the stockholders of the Buyer for a vote, the Escrow Agent shall vote the Escrow Shares as directed in writing by the Company Stockholders individually. Each Company Stockholder shall have the right to direct the vote of the number of shares resulting from the multiplication of such Company Stockholder’s percentage set forth on Attachment A by the total number of Escrow Shares held by the Escrow Agent on the record date for the vote. The Escrow Agent shall have no obligation to vote any shares of a Company Stockholder unless the Escrow Agent has received written directions from such Stockholder.

      2.5  Distribution. Any cash dividend, dividends payable in securities or other distribution of any kind (but excluding any shares of Buyer capital stock received upon a stock split or nontaxable (for federal income tax purposes under Section 305 of the Internal Revenue Code of 1986 as amended) stock dividend of Buyer Common Stock) shall be distributed by the Escrow Agent to the beneficial holder of the Escrow Shares to which such distribution relates. Any shares of Buyer capital stock received by the Escrow Agent upon a stock split or nontaxable (for federal income tax purposes under Section 305 of the Internal Revenue Code of 1986 as amended) stock dividend made in respect of any securities in the Escrow Fund shall be added to the Escrow Fund and become a part of, and be released at the same time as, the Escrow Shares to which it relates.

      2.6  Transferability. The interests of the Company Stockholders in the Escrow Fund and in the Escrow Shares held in the Escrow Fund shall not be assignable or transferable, other than by operation of law. No transfer of any of such interests by operation of law shall be recognized or given effect until the Buyer shall have received written notice of such transfer and has so informed the Escrow Agent in writing.

      2.7  Fractional Shares. No fractional shares of Buyer Common Stock shall be retained in or released from the Escrow Fund pursuant to this Escrow Agreement. In connection with any release of shares from the Escrow Fund, the Escrow Agent shall be directed by the Company to issue cash in lieu of fractional shares in order to avoid (i) retaining any fractional share in the Escrow Fund or (ii) releasing any fractional share from the Escrow Fund.

      2.8  No Substitution. The Company Stockholders shall have no right to substitute other property for the Escrow Shares.

      2.9  Initial Negotiated Value. All calculations for purposes of this Agreement and Exhibit A of the Merger Agreement shall be based upon the initial negotiated value of the Merger Shares.

SECTION 3

CLAIM PROCEDURES

      3.1  Damage Threshold.

      (a)  Notwithstanding Section 7.1 of the Merger Agreement, the Buyer may not receive any shares from the Escrow Fund unless and until an Officer’s Certificate or Certificates (as defined in Section 3.3 below) complying with the requirements of Section 3.3(a)(ii) and identifying Damages, has been delivered to the Escrow Agent and Stockholders’ Agent as provided in Section 3.3 below and such amount is determined pursuant to this Section 3 to be payable, in which case the Buyer shall receive shares equal in value to the full amount of Damages, subject to Section 2.7.

      (b)  For purposes of this Escrow Agreement, the “Escrow Share Market Value” of each of the Escrow Shares shall be equal to [$     ], being the average closing sale price on the Nasdaq National Market System for shares of Buyer Common Stock for the three (3) trading days ending one (1) day immediately prior to the Closing Date.

      3.2  Escrow Period. The “Escrow Period” shall terminate upon the earlier of: (i) three (3) Business Days after the delivery of the Buyer’s independent certified public accountants of its reports (the “Accountant’s Report”) for the fiscal year ending on December 31, 2000 and (ii) the close of business on March 31, 2001; provided, however, that a portion of the Escrow Shares, which, in the reasonable judgment of the Buyer, subject to the objection of the Stockholders’ Agent and the subsequent arbitration of the matter in the manner provided in Section 3.5 hereof, are necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to claims made by the Buyer pursuant to Section 3.3 prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved. Such retained portion of the Escrow Fund shall be retained only until the claim for indemnification pursuant to which such portion is being retained is settled or finally determined between Buyer and the Stockholders’ Agent in accordance with Section 3.5 below and upon resolution shall be promptly released in accordance with Section 4 below. If the Buyer receives the Accountant’s Report prior to March 31, 2001, the Buyer shall promptly inform the Escrow Agent of the fact of such receipt and the date of such receipt. On the date which is five (5) years after the Closing Date, any shares remaining in the Escrow Fund shall be released therefrom and paid to the Company’s Stockholders in accordance with Section 4.2 hereof; provided, however, that if any claims, with respect to the Escrow Fund remain unresolved as of such date, the Company Stockholders shall continue to be liable with respect thereto to the full extent of their respective interests in such released Escrow Fund.

      3.3  Claims Upon Escrow Fund.

      Subject to the procedures set forth in Section 3.4,

(a) Upon receipt by the Escrow Agent, on or before the last day of the Escrow Period, of a certificate signed by any officer of the Buyer (an “Officer’s Certificate”):

(i) stating that with respect to the indemnification obligations of Company Stockholders, Damages exist in an aggregate amount equal to or greater than $2,000,000,

(which aggregate amount cannot include any individual Damage items of $25,000 or less); and

(ii) specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent shall, subject to the provisions of this Section 3, deliver to the Buyer out of the Escrow Fund, as promptly as practicable, Buyer Common Stock or other assets held in the Escrow Fund having a value determined in accordance with the following sentence equal to such Damages with respect to the indemnification obligations of Company Stockholders set forth in Section 7.1 of the Merger Agreement. For the purposes of this Section 3.3, the value of a share of Buyer Common Stock shall be the Escrow Share Market Value. The Escrow Agent will not release any portion of the Escrow Fund to the Buyer pursuant to a notice of claim until such claim has been resolved or is uncontested in accordance with Section 3.4 below.

      3.4  Objections to Claims. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Stockholders’ Agent and for a period of forty-five (45) days after delivery pursuant to Section 8.4 hereof, the Escrow Agent shall make no delivery of Buyer Common Stock or other property pursuant to Section 3.3 hereof unless the Escrow Agent shall have received written authorization from the Stockholders’ Agent to make such delivery. After the expiration of such forty-five (45) day period, the Escrow Agent shall make delivery of Buyer Common Stock or other property in the Escrow Fund in accordance with Section 3.3 hereof, provided that no such payment or delivery may be made if the Stockholders’ Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been received by the Escrow Agent and the Buyer prior to the expiration of such forty-five (45) day period.

      3.5  Resolution of Conflicts and Arbitration.

      (a)  In case the Stockholders’ Agent shall so object in writing to any claim or claims by the Buyer made in any Officer’s Certificate, the Stockholders’ Agent and the Buyer shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of the disputed claims. If the Stockholders’ Agent and the Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute Buyer Common Stock or other property from the Escrow Fund in accordance with the terms thereof.

      (b)  If no such agreement can be reached after good faith negotiation, the parties shall commence arbitration within 15 days of the end of such 30 day period, unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by KPMG LLP. The decision of the arbitrators as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 3.4 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

      (c)  Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Montgomery County, Maryland under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 3.5(c), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer’s Certificate is at issue, the Buyer shall be deemed to be the “Non-Prevailing Party” unless the arbitrators award the Buyer more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute by the Stockholders’ Agent; otherwise, the Company Stockholders for whom shares of Buyer Common Stock otherwise issuable to them have been deposited in the Escrow Fund shall be deemed to be the Non-Prevailing party. The Non-Prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation attorneys’ fees and costs, reasonably incurred by the other party to the arbitration. Notwithstanding anything contained herein to the contrary except for the provisions of Section 5.1(c) hereof, the fees and expenses to be paid pursuant to the proceeding sentence shall not be paid out of the Escrow Fund.

      (d)  If either party shall fail to cooperate in the arbitration, including by failing to commence arbitration as provided in this Agreement, the other party may bring suit in any court having jurisdiction to compel compliance with the terms hereof. Such court may issue an injunction without the requirement for proving damages or posting bond, or may award damages, as it sees fit.

SECTION 4

RELEASE OF SHARES TO COMPANY STOCKHOLDERS

      4.1  Shares to be Released. On the date of termination of the Escrow Period, the Escrow Agent shall release to the Company Stockholders from the Escrow Fund all shares of Buyer Common Stock then held in the Escrow Fund, except for any shares of Buyer Common Stock that are to be retained in the Escrow Fund in accordance with Section 3.2 of this Escrow Agreement.

      4.2  Procedures for Releasing Shares. Any distribution of all or a portion of the Escrow Shares to the Company Stockholders shall be made in accordance with the percentages set forth opposite such holders’ respective names on Attachment A attached hereto, provided, however, that in the event of a claim pursuant to Section 3.3, any reduction in the number of Escrow Shares shall only be for shares of such individual Company Stockholder who was liable for such indemnification.

SECTION 5

STOCKHOLDERS’ AGENT

      5.1  Stockholders’ Agent.

      (a)  On or before the Closing Date, the Company shall identify and appoint an agent (the “Stockholders’ Agent”) for and on behalf of Company Stockholders to act on their behalf hereunder, to give and receive notices and communications, to authorize delivery to the Buyer of Buyer Common Stock or other property from the Escrow Fund in satisfaction of claims by the Buyer, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) days’ prior written notice to the Buyer, Stockholders’ Agent and the Escrow Agent. No bond shall be required of the Stockholders’ Agent, and the Stockholders’ Agent shall receive no compensation for his services. Notices or communications to or from the Stockholders’ Agent shall constitute notice to or from each Company Stockholder.

      (b)  The Stockholders’ Agent shall not be liable for any act done or omitted hereunder as Stockholders’ Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company Stockholders shall severally indemnify the Stockholders’ Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

      (c)  The Stockholders’ Agent shall have reasonable access to information about the Surviving Corporation and Buyer and the reasonable assistance of the Surviving Corporation’s and Buyer’s officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Stockholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about the Surviving Corporation or Buyer to anyone (except on a need to know basis to individuals who agree to treat such information confidentially). The Stockholders’ Agent will not be entitled to receive any compensation from the Buyer or the Company Stockholders in connection with this Agreement. Any fees and expenses incurred by Stockholders’ Agent in connection with actions taken pursuant to the terms of this Agreement will be paid by the Company Stockholders to the Stockholders’ Agent, provided, however, that the Stockholders’ Agent shall be entitled to submit a claim for reimbursement of actual reasonable expenses incurred or paid to counsel or other third parties in investigating, negotiating, arbitrating or settling any claim hereunder in an amount not to exceed $50,000, and Escrow Shares in such amount shall be paid by the Escrow Agent within forty-five (45) days of receipt, and, provided, further, to the extent any Escrow Shares remain available for distribution on the final release date, such fees and expenses shall be paid out from such Escrow Fund prior to the distribution to the Company Stockholders, but only upon the written direction of Buyer and the Stockholders’ Agent to be given to Escrow agent at least three (3) business days prior to the final release date.

      (d)  The Buyer acknowledges that the Stockholder Agent may have a conflict of interest with respect to his duties as Stockholders’ Agent, and in such regard such Stockholders’ Agent will act in the best interests of the Company Stockholders.

      (e)  On or before the Closing Date, the Stockholder Agent will be required to execute (i) a counterpart signature page to this Agreement agreeing to and acknowledging the provisions of this Section and (ii) this Agreement

      5.2  Actions of the Stockholders’ Agent. A decision, act, consent, or instruction of the Stockholders’ Agent shall constitute a decision of all Company Stockholders for whom shares of Buyer Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Company Stockholder, and the Escrow Agent and the Buyer may rely upon any decision, act, consent or instruction of the Stockholders’ Agent as being the decision, act consent or instruction of each and every such Company Stockholder. The Escrow Agent and the Buyer are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders’ Agent.

      5.3  Third-party Claims. In the event the Buyer becomes aware of a third-party claim which the Buyer believes may result in a demand against the Escrow Fund, the Buyer shall promptly notify the Stockholders’ Agent of such claim, and the Stockholders’ Agent and the Company Stockholders for whom shares of Buyer Common Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim. The Buyer shall diligently prosecute any such defense and have the right to settle any such claim; provided, however, that the Buyer may not effect the settlement of any such claim without the prior written consent of the Stockholders’ Agent, which consent shall not be unreasonably withheld. Following notice of any claim, the Buyer shall notify the Stockholders’ Agent of any discussions, negotiations or other material developments affecting such claim and, to the extent commercially reasonable, permit the Stockholders’ Agent to participate in any such discussions or negotiations.

SECTION 6

DUTIES OF THE ESCROW AGENT; LIMITATION OF ESCROW AGENT’S LIABILITY

      6.1  Duties. The sole duty of the Escrow Agent, other than as herein specified, shall be to receive and hold the Escrow Shares, subject to disbursement in accordance with this Agreement, and the Escrow Agent shall be under no duty to determine whether the Buyer, the Stockholders’

Agent or the Company Stockholders are complying with the requirements of this Agreement or any other agreement. The Buyer and Company Stockholders acknowledge and agree that the Escrow Agent: (i) shall not be responsible for any of the agreements referred to herein but shall be obligated only for performance of such duties as are specifically set forth in this Agreement; (ii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve any expense or liability unless it shall have been furnished with acceptable indemnification; (iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including without limitation, wire transfer instructions), instrument, statement, request or document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for determining the accuracy thereof; and (iv) may consult counsel satisfactory to it, including in-house counsel, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion of such counsel. In no event shall the Escrow Agent be required to release Escrow Shares or take any other action hereunder sooner than two (2) business days after the Escrow Agent has received the requisite notices or paperwork in good form, or passage of applicable claims period or release date, as the case may be.

      6.2  Resignation and Removal. The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving at least thirty (30) days prior written notice of such resignation to the Buyer, and the Stockholders’ Agent, specifying a date upon which such resignation shall take effect; provided, however, that the Escrow Agent shall continue to serve until its successor accepts the Escrow Shares. Upon receipt of such notice, a successor escrow agent shall be appointed by the Buyer and the Stockholders’ Agent, such successor escrow agent to become the Escrow Agent hereunder on the resignation date specified in such notice. If a written instrument of acceptance by a successor escrow agent shall not have been delivered to the Escrow Agent within thirty (30) days after the giving of such notice of resignation, the resigning Escrow Agent may at the expense of the Buyer and the Company Stockholders petition any court of competent jurisdiction for the appointment of a successor escrow agent. The Buyer and the Stockholders’ Agent, acting jointly, may at any time substitute a new escrow agent by giving ten (10) days’ prior written notice thereof to the Escrow Agent then acting and paying all fees and expenses of such Escrow Agent pursuant to Section 7.1 hereof. The indemnification provisions of Section 6.3 hereof and the payment provisions of Section 7.1 hereof shall survive the resignation or removal of the Escrow Agent or termination of this Agreement.

      6.3  Indemnification. Neither the Escrow Agent nor any of its directors, officers, employees, affiliates, agents or parent shall be liable to anyone for any action taken or omitted to be taken by it or any of its directors, officers, employees, affiliates, agents or parent hereunder except in the case of gross negligence, bad faith or willful misconduct in breach of the terms of this Agreement. The Buyer and Company Stockholders, jointly and severally, covenant and agree to indemnify the Escrow Agent and hold it harmless, without limitation, from and against any loss, liability or expense of any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including, but not limited to, legal fees and expenses and other costs and expenses of defending against any claim of liability in the premises, except as to any legal fees and other costs and expenses of loss, liability or expense that shall be caused by the Escrow Agent’s willful misconduct, bad faith or gross negligence in breach of the terms of this Agreement. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages.

      6.4  Taxes. The Buyer and the Company Stockholders, jointly and severally, agree to assume any and all obligations imposed on the Escrow Agent now or hereafter by any applicable tax law with respect to the payment of funds in the Escrow Fund under this Agreement, and to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses that may be assessed against the Escrow Agent on any such payment or other activities under this Agreement, other than the Escrow Agent’s liability for taxes on or measured by net income or taxes in lieu thereof or otherwise imposed with respect to fees it receives under the Agreement. The Buyer and the Company Stockholders undertake to instruct the Escrow Agent in writing with respect to the Escrow Agent’s responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Agreement. The Buyer and the Company Stockholders, jointly and severally, agree to indemnify and hold the Escrow Agent harmless from any liability on account of taxes, assessments or other governmental charges, including without limitation the withholding or deduction or the failure to withhold or deduct same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with or which arises out of this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties, other than the Escrow Agent’s liability for taxes on or measured by net income or taxes in lieu thereof or otherwise imposed with respect to fees it receives under the Agreement.

      6.5  Liability for Others. The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository or sub escrow agent employed by the Escrow Agent than any such book-entry depository or sub escrow agent has to the Escrow Agent, except as to the extent that such action or omission of any book-entry depository or sub escrow agent was caused by the Escrow Agent’s own gross negligence, bad faith or willful misconduct.

      6.6  Satisfaction of Indemnification. As among themselves each of: (i) the Buyer, and (ii) the Company Stockholders severally shall be liable for one-half ( 1/2) of any amounts owed to the Escrow Agent in satisfaction of any of the foregoing indemnification obligations.

SECTION 7

FEES AND EXPENSES

      7.1  Reimbursement. The Buyer agrees to pay or reimburse the Escrow Agent for legal fees incurred in connection with the preparation of this Agreement and to pay the Escrow Agent’s reasonable compensation for its normal services hereunder in both cases in accordance with the fee schedule attached hereto as Attachment B, which may be subject to change on an annual basis. The Escrow Agent shall be entitled to reimbursement on demand from the Buyer for all expenses incurred in connection with the administration of the escrow created hereby which are in excess of its compensation for normal services hereunder, including without limitation, payment of any legal fees incurred by the Escrow Agent in connection with resolution of any claim by any party hereunder. As among themselves, each of: (i) the Buyer; and (ii) the Company Stockholders, jointly and severally, shall be liable for one-half ( 1/2) of any such legal fees.

      7.2  Company Stockholders’ Expenses. Except as may otherwise be provided herein, all expenses (including attorneys’ fees) incurred by any Company Stockholder in connection with this Agreement shall be borne by such Company Stockholder.

SECTION 8

GENERAL

      8.1  Entire Agreement. This Agreement, the Merger Agreement, the Affiliate Agreements and the Stockholder Agreements (including the Schedules and the Exhibits attached thereto) contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements or understandings between the parties with respect thereto.

Notwithstanding anything to the contrary in the previous sentence, the Buyer and the Company Stockholders agree that, in the event that any term(s) or provision(s) of this Agreement conflict(s) with a term or provision of the Merger Agreement, the Affiliate Agreements or the Stockholders Agreements, the term(s) and provision(s) of the Merger Agreement will control (except with respect to the responsibilities and rights of the Escrow Agent which shall be controlled by this Escrow Agreement).

      8.2  Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

      8.3  Assignment; Binding Upon Successors and Assigns. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      8.4  Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

      If to the Stockholders’ Agent:

      Copies to:

Dewey Ballantine LLP
1301 Avenue of the Americas
New York, NY 10019-6092
Attn: Richard D. Pritz, Esq.

      If to the Buyer:

Visual Networks, Inc.
2092 Gaither Road
Rockville, MD 20850
Attn: President

      Copy to:

Piper Marbury Rudnick & Wolfe LLP
1850 Centennial Park Drive
Suite 610
Reston, VA 20191
Attn: Nancy A. Spangler, Esq.

      If to the Company:

Avesta Technologies, Inc.
Two Rector Street
New York, NY 10006
Attn: President

      Copy to:

Dewey Ballantine LLP
1301 Avenue of the Americas
New York, NY 10019-6092
Attn: Richard D. Pritz, Esq.

      If to the Escrow Agent:

If by hand or by overnight delivery:
State Street Bank and Trust Company
Two Avenue de Lafayette
Corporate Trust, 6th Floor
Boston, MA 02111-1724
Attn: Corporate Trust Department
Visual Networks/ Avesta Escrow
Telephone: (617) 662-1785
Facsimile: (617) 662-1466

If by registered or certified mail:
State Street Bank and Trust Company
Corporate Trust
P.O. Box 778
Boston, MA 02102-0778

      Any party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, facsimile, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

      8.5  Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

      8.6  Governing Law. This Agreement shall be governed by and construed in accordance with (a) the laws of the State of Maryland applicable to contracts made and performed wholly therein and (b) with respect to corporate law governing the Merger, solely by the General Corporation Law of the State of Delaware.

      8.7  Benefits of Agreement. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Anything contained herein to the contrary notwithstanding, this Agreement shall not be assignable by any party hereto without the consent of the other parties hereto.

      8.8  Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

      8.9  Absence of Third party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

      8.10  Pronouns. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction.

      8.11  Arbitration. The Escrow Agent, the Buyer and the Company Stockholders agree that any controversy or claim arising out of, or relating to, this Agreement or the breach of this Agreement will be settled by arbitration by, and in accordance with the applicable Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The arbitrator(s) will have the right to assess, against a party or among the parties, as the arbitrator(s) deem reasonable, (i) administrative fees of the American Arbitration Association, and (ii) compensation, if any, to the arbitrator(s). Unless otherwise provided herein, arbitration hearings will be held in the State of Maryland.

      8.12  Dispute Resolution. It is understood and agreed that should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Shares, or should any claim be made upon the Escrow Fund by a third party, the Escrow Agent, upon receipt of a written notice of such dispute or claim by the parties hereto or a third party, is authorized and directed to retain in its possession without liability to anyone all or any of the Escrow Shares in the Escrow Fund until such dispute shall have been settled either by the mutual agreement of the parties involved, by arbitration as provided in Section 3.5 hereof or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceeding which relates to the Escrow Fund.

      8.13  Consent to Jurisdiction and Service. The Buyer, Company and Stockholders’ Agent hereby absolutely and irrevocably consent and submit to the nonexclusive jurisdiction of the courts of The Commonwealth of Massachusetts, the State of Delaware, the State of Maryland and of any federal court located in said Commonwealth or States in connection with any actions or proceedings brought against any one or more of the Buyer, Company and the Stockholders’ Agent by the Escrow Agent arising out of or relating to this Agreement. In any such action or proceeding, the Buyer, the Company and the Stockholders’ Agent hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agree that service thereof may be made by certified or registered first class mail directed to the Buyer, the Company and the Stockholders’ Agent, as the case may be, at their respective addresses in accordance with Section 8.4 hereof.

      8.14  Force Majeure. The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, power failures, earthquakes or other disasters.

      8.15  Modifications. This Agreement may not be altered or modified without the consent of the parties hereto, which consent shall not constitute a waiver of any of the terms or conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms and conditions of this Agreement, or of such terms and conditions on any other occasion.

      8.16  Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties hereto agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

      8.17  Stockholders’ Agent’s Representations and Succession.

      (a)  The Stockholders’ Agent represents and warrants to the Escrow Agent that he has irrevocable right, power and authority (i) to enter into and perform this Agreement and bind all of the Company Stockholders to its terms, (ii) to give and receive directions and notices hereunder;

and (iii) to make all determinations that may be required or that he deems appropriate under this Agreement.

      (b)  Until notified in writing by the Stockholders’ Agent that he has resigned or by a majority in interest of the Company Stockholders that he has been removed, the Escrow Agent may act upon the directions, instructions and notices of the Stockholders’ Agent named above and, thereafter, upon the directions, instructions and notices of any successor named in a writing executed by a majority-in-interest of the Company Stockholders filed with the Escrow Agent.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties have executed this Escrow Agreement under seal as of                            , 2000.

VISUAL NETWORKS, INC.

By:

Name:

Title:

AVESTA TECHNOLOGIES, INC.

By:

Name:

Title:

STOCKHOLDERS’ AGENT

By:

Name:

Title: Stockholder’s Agent

STATE STREET BANK AND TRUST COMPANY,

as Escrow Agent and not in its individual corporate capacity
By:

Name:

Title:

APPENDIX D

REVENUE ESCROW AGREEMENT

REVENUE ESCROW AGREEMENT

      THIS REVENUE ESCROW AGREEMENT, intended to implement the provisions of Section 1.5(e)(1) of that certain Agreement and Plan of Merger dated February 7, 2000 (the “Merger Agreement”), is entered into as of this         day of              , 2000, by and among VISUAL NETWORKS, INC., a Delaware corporation (the “Buyer”), AVESTA TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and             (the “Stockholders’ Agent”), as representative of the stockholders of the Company, all of whom are listed on Attachment A (the “Company Stockholders”), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts bank and trust company acting solely in its capacity as escrow agent hereunder and not in its individual corporate capacity (the “Escrow Agent”).

      WHEREAS, the Buyer, Visual Acquisitions Three, Inc., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the “Merger Sub”), and the Company have entered into the Merger Agreement, which provides that the Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving corporation (the “Surviving Corporation”), on the terms and conditions set forth therein, resulting in the Company becoming a wholly-owned subsidiary of the Buyer.

      WHEREAS, the Merger Agreement contemplates the establishment of a revenue escrow arrangement to secure the revenue goal provisions under the Merger Agreement and various related agreements.

      WHEREAS, as a condition precedent to each party’s obligations to consummate the Merger, the Merger Agreement and related agreements, each party has required that the Company, the Buyer, the Escrow Agent and the Stockholders’ Agent on behalf of the Company Stockholders enter into this Agreement as set forth in Section 5.1 of the Merger Agreement.

      WHEREAS, the merger agreement provides for: (i) the establishment of this escrow to secure the revenue goal provisions under the Merger Agreement; (ii) the appointment of the Stockholders’ Agent as their representative for the purposes of this Agreement and as attorney-in-fact and agents for and on behalf of each of the Company Stockholders, and the taking by the Stockholders’ Agent of any and all actions and the making of any decisions required or permitted to be taken or made by him under this Agreement; and (iii) all of the other terms, obligations (including without limitation indemnification and payment obligations in this Escrow Agreement) conditions and limitations in this Agreement.

      NOW THEREFORE, the parties to this Escrow Agreement, intending to be legally bound, agree as follows:

SECTION 1

DEFINED TERMS

      Capitalized terms used and not otherwise defined in this Escrow Agreement shall have the meanings assigned to them in the Merger Agreement (a copy of which has been provided to the Escrow Agent). In case of any conflict between the terms hereof and those of the Merger Agreement, the terms of the Merger Agreement shall prevail.

SECTION 2

ESCROW

      2.1  Appointment of Escrow Agent. State Street Bank and Trust Company is hereby appointed to act as Escrow Agent hereunder and agrees to act as such.

      2.2  Shares to be Placed in Escrow. Upon the Closing of the Merger (the “Closing Date”), the Buyer shall, on behalf and at the direction of the Company Stockholders, (i) issue a certificate for a number of Merger Shares equal to 2,000,000 multiplied by the Outstanding Ratio (the “Revenue Escrow Shares”), (ii) issue such certificate in the name of the Escrow Agent or its nominee and (iii) cause such certificate to be delivered to the Escrow Agent, in trust for the benefit of the holders of Company Shares, and (iv) issue a certificate informing the Escrow Agent of the Closing Date. The Revenue Escrow Shares shall be (i) held in escrow in the Revenue Escrow Account and (ii) beneficially owned by the holders of Company Shares. The Revenue Escrow Account shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent agrees to accept delivery of and to hold the Revenue Escrow Shares, subject to the terms and conditions of this Agreement.

      2.3  Revenue Goals. The Company Stockholders have agreed to place the Revenue Escrow Shares in the Revenue Escrow Account subject to the provisions of Exhibit A of the Merger Agreement. If the Company does not attain certain revenue goals for the period beginning on January 1, 2000 and ending on December 31, 2000, some or all of these shares will be returned to the Buyer.

      2.4  Voting of Shares. In the event of a meeting or written action of stockholders of the Buyer during the term of this Agreement, the Escrow Agent shall send to the Stockholder’s Agent for his delivery to the Company Stockholders copies of any notices, proxies and proxy material received by it in connection with such meeting. The Buyer hereby undertakes to independently furnish copies of all such notices, proxies and proxy materials directly to the Company Stockholders and to cooperate with the Company Stockholders and the Escrow Agent to facilitate the exercise by the Company Stockholders of voting rights in the Revenue Escrow Shares. Upon request of the Company Stockholders, the Escrow Agent shall execute and deliver a proxy authorizing the Company Stockholders to vote the whole number of the Revenue Escrow Shares. On any matter brought before the stockholders of the Buyer for a vote, the Escrow Agent shall vote the Revenue Escrow Shares as directed in writing by the Company Stockholders individually. Each Company Stockholder shall have the right to direct the vote of the number of shares resulting from the multiplication of such Company Stockholder’s percentage set forth on Attachment A by the total number of Revenue Escrow Shares held by the Escrow Agent on the record date for the vote. The Escrow Agent shall have no obligation to vote any shares of a Company Stockholder unless the Escrow Agent has received written directions from such Stockholder.

      2.5  Distribution. Any cash dividend, dividends payable in securities or other distribution of any kind (but excluding any shares of Buyer capital stock received upon a stock split or nontaxable (for federal income tax purposes under Section 305 of the Internal Revenue Code of 1986 as amended) stock dividend of Buyer Common Stock) shall be distributed by the Escrow Agent to the beneficial holder of the Revenue Escrow Shares to which such distribution relates. Any shares of Buyer capital stock received by the Escrow Agent upon a stock split or nontaxable (for federal income tax purposes under Section 305 of the Internal Revenue Code of 1986 as amended) stock dividend made in respect of any securities in the Revenue Escrow Account shall be added to the Revenue Escrow Account and become a part of, and be released at the same time as, the Revenue Escrow Shares to which it relates.

      2.6  Transferability. The interests of the Company Stockholders in the Revenue Escrow Account and in the Revenue Escrow Shares held in the Revenue Escrow Account shall not be assignable or transferable, other than by operation of law. No transfer of any of such interests by operation of law shall be recognized or given effect until the Buyer shall have received written notice of such transfer and has so informed the Escrow Agent in writing.

      2.7  Fractional Shares. No fractional shares of Buyer Common Stock shall be retained in or released from the Revenue Escrow Account pursuant to this Escrow Agreement. In connection with any release of shares from the Revenue Escrow Account, the Escrow Agent shall be directed by the

Company to issue cash in lieu of fractional shares in order to avoid (i) retaining any fractional share in the Revenue Escrow Account or (ii) releasing any fractional share from the Revenue Escrow Account.

      2.8  No Substitution. The Company Stockholders shall have no right to substitute other property for the Revenue Escrow Shares.

      2.9  Initial Negotiated Value. All calculations for purposes of this Agreement and Exhibit A of the Merger Agreement shall be based upon the initial negotiated value of the Merger Shares.

SECTION 3

CLAIM PROCEDURES

      3.1  Return Shares. Notwithstanding Exhibit A of the Merger Agreement, the Buyer may not receive any Return Shares from the Revenue Escrow Account unless and until an Officer’s Certificate or Certificates (as defined in Section 3.3 below) complying with the requirements of Section 3.3(a)(ii) has been delivered to the Escrow Agent and Stockholders’ Agent as provided in Section 3.3 below and the Return Shares are determined pursuant to this Section 3 to be payable, in which case the Buyer shall receive the Return Shares.

      3.2  Escrow Period. The “Escrow Period” shall terminate upon the earlier of: (i) three (3) Business Days after the delivery of the Buyer’s independent certified public accountants of its reports (the “Accountant’s Report”) for the fiscal year ending on December 31, 2000 and (ii) the close of business on March 31, 2001; provided, however, up to 7.5 percent of the portion of the Revenue Escrow Shares, which, in the reasonable judgment of the Buyer, subject to the objection of the Stockholders’ Agent and the subsequent arbitration of the matter in the manner provided in Section 3.5 of that certain Escrow Agreement of even date herewith between the parties hereto established under Article VII of the Merger Agreement (the “Indemnity Escrow Agreement”), are necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to claims made by the Buyer pursuant to Section 3.3 of the Indemnity Escrow Agreement prior to expiration of the Escrow Period, shall be transferred to the Escrow Fund until such claims have been resolved. Such retained portion of the Revenue Escrow Account shall be retained only until the claim for indemnification pursuant to which such portion is being retained is settled or finally determined between Buyer and the Stockholders’ Agent in accordance with Section 3.5 of the Indemnity Escrow Agreement and upon resolution shall be promptly released in accordance with Section 4 below. If the Buyer receives the Accountant’s Report prior to March 31, 2001, the Buyer shall promptly inform the Escrow Agent of the fact of such receipt and the date of such receipt. On the date which is five (5) years after the Closing Date, any shares remaining in the Revenue Escrow Account shall be released therefrom and paid to the Company’s Stockholders in accordance with Section 4.2 hereof.

      3.3  Claims Upon Revenue Escrow Account.

      Subject to the procedures set forth in Section 3.4,

(a) Upon receipt by the Escrow Agent, on or before the last day of the Escrow Period, of a certificate signed by any officer of the Buyer (an “Officer’s Certificate”), stating the number of Return Shares that the Escrow Agent shall return to the Buyer, the Escrow Agent shall, subject to the provisions of this Section 3, deliver to the Buyer out of the Revenue Escrow Account, as promptly as practicable, the Return Shares held in the Revenue Escrow Account. The Escrow Agent will not release any portion of the Revenue Escrow Account to the Buyer pursuant to a notice of claim until such claim has been resolved or is uncontested in accordance with Section 3.4 below.

      3.4  Objections to Claims. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Stockholders’ Agent and for a period of forty-five (45) days after delivery pursuant to Section 8.4 hereof, the Escrow Agent shall make no delivery of Return Shares or other property pursuant to Section 3.3 hereof unless the Escrow Agent shall have received written authorization from the Stockholders’ Agent to make such delivery. After the expiration of such forty-five (45) day period, the Escrow Agent shall make delivery of Return Shares in the Revenue Escrow Account in accordance with Section 3.3 hereof, provided that no such payment or delivery may be made if the Stockholders’ Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been received by the Escrow Agent and the Buyer prior to the expiration of such forty-five (45) day period.

      3.5  Resolution of Conflicts and Arbitration.

      (a)  In case the Stockholders’ Agent shall so object in writing to any claim or claims by the Buyer made in any Officer’s Certificate, the Stockholders’ Agent and the Buyer shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of the disputed claims. If the Stockholders’ Agent and the Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Return Shares from the Revenue Escrow Account in accordance with the terms thereof.

      (b)  If no such agreement can be reached after good faith negotiation, the parties shall commence arbitration within 15 days of the end of such 30 day period, unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by KPMG LLP. The decision of the arbitrators as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 3.4 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Revenue Escrow Account in accordance therewith.

      (c)  Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Montgomery County, Maryland under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 3.5(c), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer’s Certificate is at issue, the Buyer shall be deemed to be the “Non-Prevailing Party” unless the arbitrators award the Buyer more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute by the Stockholders’ Agent; otherwise, the Company Stockholders for whom shares of Buyer Common Stock otherwise issuable to them have been deposited in the Revenue Escrow Account shall be deemed to be the Non-Prevailing party. The Non-Prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation attorneys’ fees and costs, reasonably incurred by the other party to the arbitration. Notwithstanding anything contained herein to the contrary except for the provisions of Section 5.1(c) hereof, the fees and expenses to be paid pursuant to the proceeding sentence shall not be paid out of the Revenue Escrow Account.

      (d)  If either party shall fail to cooperate in the arbitration, including by failing to commence arbitration as provided in this Agreement, the other party may bring suit in any court having jurisdiction to compel compliance with the terms hereof. Such court may issue an injunction without the requirement for proving damages or posting bond, or may award damages, as it sees fit.

SECTION 4

RELEASE OF SHARES TO COMPANY STOCKHOLDERS

      4.1  Shares to be Released. On the date of termination of the Escrow Period, the Escrow Agent shall release to the Company Stockholders from the Revenue Escrow Account all of the Revenue Shares then held in the Revenue Escrow Account, except for any shares of Buyer Common Stock that are to be transferred to the Indemnity Escrow Account in accordance with Section 3.2 of this Escrow Agreement.

      4.2  Procedures for Releasing Shares. Any distribution of all or a portion of the Revenue Escrow Shares to the Company Stockholders shall be made in accordance with the percentages set forth opposite such holders’ respective names on Attachment A attached hereto.

SECTION 5

STOCKHOLDERS’ AGENT

      5.1  Stockholders’ Agent.

      (a)  On or before the Closing Date, the Company shall identify and appoint an agent (the “Stockholders’ Agent”) for and on behalf of Company Stockholders to act on their behalf hereunder, to give and receive notices and communications, to authorize delivery to the Buyer of Buyer Common Stock or other property from the Revenue Escrow Account in satisfaction of claims by the Buyer, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Revenue Escrow Account from time to time upon not less than ten (10) days’ prior written notice to the Buyer, Stockholders’ Agent and the Escrow Agent. No bond shall be required of the Stockholders’ Agent, and the Stockholders’ Agent shall receive no compensation for his services. Notices or communications to or from the Stockholders’ Agent shall constitute notice to or from each Company Stockholder.

      (b)  The Stockholders’ Agent shall not be liable for any act done or omitted hereunder as Stockholders’ Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company Stockholders shall severally indemnify the Stockholders’ Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

      (c)  The Stockholders’ Agent shall have reasonable access to information about the Surviving Corporation and Buyer and the reasonable assistance of the Surviving Corporation’s and Buyer’s officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Stockholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about the Surviving Corporation or Buyer to anyone (except on a need to know basis to individuals who agree to treat such information confidentially). The Stockholders’ Agent will not be entitled to receive any compensation from the Buyer or the Company Stockholders in connection with this Agreement. Any fees and expenses incurred by Stockholders’ Agent in connection with actions taken pursuant to the terms of this Agreement will be paid by the Company Stockholders to the Stockholders’ Agent, provided, however, that the Stockholders’ Agent shall be entitled to submit a claim for reimbursement of actual reasonable expenses incurred or paid to counsel or other third parties in investigating, negotiating, arbitrating or settling any claim hereunder in an amount not to exceed $50,000, and Revenue Escrow Shares in such amount shall be paid by the Escrow Agent within forty-five (45) days of receipt, and, provided, further, to the extent any

Revenue Escrow Shares remain available for distribution on the final release date, such fees and expenses shall be paid out from such Revenue Escrow Account prior to the distribution to the Company Stockholders, but only upon the written direction of Buyer and the Stockholders’ Agent to be given to Escrow agent at least three (3) business days prior to the final release date.

      (d)  The Buyer acknowledges that the Stockholder Agent may have a conflict of interest with respect to his duties as Stockholders’ Agent, and in such regard such Stockholders’ Agent will act in the best interests of the Company Stockholders.

      (e)  On or before the Closing Date, the Stockholder Agent will be required to execute (i) a counterpart signature page to this Agreement agreeing to and acknowledging the provisions of this Section and (ii) this Agreement

      5.2  Actions of the Stockholders’ Agent. A decision, act, consent, or instruction of the Stockholders’ Agent shall constitute a decision of all Company Stockholders for whom shares of Buyer Common Stock otherwise issuable to them are deposited in the Revenue Escrow Account and shall be final, binding and conclusive upon each such Company Stockholder, and the Escrow Agent and the Buyer may rely upon any decision, act, consent or instruction of the Stockholders’ Agent as being the decision, act consent or instruction of each and every such Company Stockholder. The Escrow Agent and the Buyer are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders’ Agent.

      5.3  Third-party Claims. In the event the Buyer becomes aware of a third-party claim which the Buyer believes may result in a demand against the Revenue Escrow Account, the Buyer shall promptly notify the Stockholders’ Agent of such claim, and the Stockholders’ Agent and the Company Stockholders for whom shares of Buyer Common Stock otherwise issuable to them are deposited in the Revenue Escrow Account shall be entitled, at their expense, to participate in any defense of such claim. The Buyer shall diligently prosecute any such defense and have the right to settle any such claim; provided, however, that the Buyer may not effect the settlement of any such claim without the prior written consent of the Stockholders’ Agent, which consent shall not be unreasonably withheld. Following notice of any claim, the Buyer shall notify the Stockholders’ Agent of any discussions, negotiations or other material developments affecting such claim and, to the extent commercially reasonable, permit the Stockholders’ Agent to participate in any such discussions or negotiations.

SECTION 6

DUTIES OF THE ESCROW AGENT; LIMITATION OF ESCROW AGENT’S LIABILITY

      6.1  Duties. The sole duty of the Escrow Agent, other than as herein specified, shall be to receive and hold the Revenue Escrow Shares, subject to disbursement in accordance with this Agreement, and the Escrow Agent shall be under no duty to determine whether the Buyer, the Stockholders’ Agent or the Company Stockholders are complying with the requirements of this Agreement or any other agreement. The Buyer and Company Stockholders acknowledge and agree that the Escrow Agent: (i) shall not be responsible for any of the agreements referred to herein but shall be obligated only for performance of such duties as are specifically set forth in this Agreement; (ii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve any expense or liability unless it shall have been furnished with acceptable indemnification; (iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including without limitation, wire transfer instructions), instrument, statement, request or document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for determining the accuracy thereof; and (iv) may consult counsel satisfactory to it, including in-house counsel, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion of such counsel. In no event shall the Escrow Agent be required to release Revenue Escrow Shares or take any other action hereunder sooner than two (2) business days after the Escrow Agent has received the requisite notices or paperwork in good form, or passage of applicable claims period or release date, as the case may be.

      6.2  Resignation and Removal. The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving at least thirty (30) days prior written notice of such resignation to the Buyer, and the Stockholders’ Agent, specifying a date upon which such resignation shall take effect; provided, however, that the Escrow Agent shall continue to serve until its successor accepts the Revenue Escrow Shares. Upon receipt of such notice, a successor escrow agent shall be appointed by the Buyer and the Stockholders’ Agent, such successor escrow agent to become the Escrow Agent hereunder on the resignation date specified in such notice. If a written instrument of acceptance by a successor escrow agent shall not have been delivered to the Escrow Agent within thirty (30) days after the giving of such notice of resignation, the resigning Escrow Agent may at the expense of the Buyer and the Company Stockholders petition any court of competent jurisdiction for the appointment of a successor escrow agent. The Buyer and the Stockholders’ Agent, acting jointly, may at any time substitute a new escrow agent by giving ten (10) days’ prior written notice thereof to the Escrow Agent then acting and paying all fees and expenses of such Escrow Agent pursuant to Section 7.1 hereof. The indemnification provisions of Section 6.3 hereof and the payment provisions of Section 7.1 hereof shall survive the resignation or removal of the Escrow Agent or termination of this Agreement.

      6.3  Indemnification. Neither the Escrow Agent nor any of its directors, officers, employees, affiliates, agents or parent shall be liable to anyone for any action taken or omitted to be taken by it or any of its directors, officers, employees, affiliates, agents or parent hereunder except in the case of gross negligence, bad faith or willful misconduct in breach of the terms of this Agreement. The Buyer and Company Stockholders, jointly and severally, covenant and agree to indemnify the Escrow Agent and hold it harmless, without limitation, from and against any loss, liability or expense of any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including, but not limited to, legal fees and expenses and other costs and expenses of defending against any claim of liability in the premises, except as to any legal fees and other costs and expenses of loss, liability or expense that shall be caused by the Escrow Agent’s willful misconduct, bad faith or gross negligence in breach of the terms of this Agreement. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages.

      6.4  Taxes. The Buyer and the Company Stockholders, jointly and severally, agree to assume any and all obligations imposed on the Escrow Agent now or hereafter by any applicable tax law with respect to the payment of funds in the Revenue Escrow Account under this Agreement, and to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses that may be assessed against the Escrow Agent on any such payment or other activities under this Agreement, other than the Escrow Agent’s liability for taxes on or measured by net income or taxes in lieu thereof or otherwise imposed with respect to fees it receives under the Agreement. The Buyer and the Company Stockholders undertake to instruct the Escrow Agent in writing with respect to the Escrow Agent’s responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Agreement. The Buyer and the Company Stockholders, jointly and severally, agree to indemnify and hold the Escrow Agent harmless from any liability on account of taxes, assessments or other governmental charges, including without limitation the withholding or deduction or the failure to withhold or deduct same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with or which arises out of this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties, other than the Escrow Agent’s liability for taxes on or measured by net income or taxes in lieu thereof or otherwise imposed with respect to fees it receives under the Agreement.

      6.5  Liability for Others. The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository or sub escrow agent employed by the Escrow Agent than any such book-entry depository or sub escrow agent has to the Escrow Agent, except as to the extent that such action or omission of any book-entry depository or sub escrow agent was caused by the Escrow Agent’s own gross negligence, bad faith or willful misconduct.

      6.6  Satisfaction of Indemnification. As among themselves each of: (i) the Buyer, and (ii) the Company Stockholders severally shall be liable for one-half ( 1/2) of any amounts owed to the Escrow Agent in satisfaction of any of the foregoing indemnification obligations.

SECTION 7

FEES AND EXPENSES

      7.1  Reimbursement. The Buyer agrees to pay or reimburse the Escrow Agent for legal fees incurred in connection with the preparation of this Agreement and to pay the Escrow Agent’s reasonable compensation for its normal services hereunder in both cases in accordance with the fee schedule attached hereto as Attachment B, which may be subject to change on an annual basis. The Escrow Agent shall be entitled to reimbursement on demand from the Buyer for all expenses incurred in connection with the administration of the escrow created hereby which are in excess of its compensation for normal services hereunder, including without limitation, payment of any legal fees incurred by the Escrow Agent in connection with resolution of any claim by any party hereunder. As among themselves, each of: (i) the Buyer; and (ii) the Company Stockholders, jointly and severally, shall be liable for one-half ( 1/2) of any such legal fees.

      7.2  Company Stockholders’ Expenses. Except as may otherwise be provided herein, all expenses (including attorneys’ fees) incurred by any Company Stockholder in connection with this Agreement shall be borne by such Company Stockholder.

SECTION 8

GENERAL

      8.1  Entire Agreement. This Agreement, the Merger Agreement, the Affiliate Agreements and the Stockholder Agreements (including the Schedules and the Exhibits attached thereto) contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements or understandings between the parties with respect thereto. Notwithstanding anything to the contrary in the previous sentence, the Buyer and the Company Stockholders agree that, in the event that any term(s) or provision(s) of this Agreement conflict(s) with a term or provision of the Merger Agreement, the Affiliate Agreements or the Stockholders Agreements, the term(s) and provision(s) of the Merger Agreement will control (except with respect to the responsibilities and rights of the Escrow Agent which shall be controlled by this Escrow Agreement).

      8.2  Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

      8.3  Assignment; Binding Upon Successors and Assigns. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This

Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      8.4  Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

      If to the Stockholders’ Agent:

      Copies to:

Dewey Ballantine LLP 1301 Avenue of the Americas New York, NY 10019-6092 Attn: Richard D. Pritz, Esq.

      If to the Buyer:

Visual Networks, Inc. 2092 Gaither Road Rockville, MD 20850 Attn: President

      Copy to:

Piper Marbury Rudnick & Wolfe LLP 1850 Centennial Park Drive Suite 610 Reston, VA 20191 Attn: Nancy A. Spangler, Esq.

      If to the Company:

Avesta Technologies, Inc. Two Rector Street New York, NY 10006 Attn: President

      Copy to:

Dewey Ballantine LLP 1301 Avenue of the Americas New York, NY 10019-6092 Attn: Richard D. Pritz, Esq.

      If to the Escrow Agent:

If by hand or by overnight delivery:
State Street Bank and Trust Company
Two Avenue de Lafayette
Corporate Trust, 6th Floor
Boston, MA 02111-1724
Attn: Corporate Trust Department
Visual Networks/ Avesta Escrow
Telephone: (617) 662-1785 Facsimile: (617) 662-1466

If by registered or certified mail: State Street Bank and Trust Company Corporate Trust P.O. Box 778 Boston, MA 02102-0778

      Any party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, facsimile, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

      8.5  Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

      8.6  Governing Law. This Agreement shall be governed by and construed in accordance with (a) the laws of the State of Maryland applicable to contracts made and performed wholly therein and (b) with respect to corporate law governing the Merger, solely by the General Corporation Law of the State of Delaware.

      8.7  Benefits of Agreement. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Anything contained herein to the contrary notwithstanding, this Agreement shall not be assignable by any party hereto without the consent of the other parties hereto.

      8.8  Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

      8.9  Absence of Third party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

      8.10  Pronouns. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction.

      8.11  Arbitration. The Escrow Agent, the Buyer and the Company Stockholders agree that any controversy or claim arising out of, or relating to, this Agreement or the breach of this Agreement will be settled by arbitration by, and in accordance with the applicable Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The arbitrator(s) will have the right to assess, against a party or among the parties, as the arbitrator(s) deem reasonable, (i) administrative fees of the American Arbitration Association, and (ii) compensation, if any, to the arbitrator(s). Unless otherwise provided herein, arbitration hearings will be held in the State of Maryland.

      8.12  Dispute Resolution. It is understood and agreed that should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Revenue Escrow Shares, or should any claim be made upon the Revenue Escrow Account by a third party, the Escrow Agent, upon receipt of a written notice of such dispute or claim by the parties hereto or a third party, is authorized and directed to retain in its possession without liability to anyone all or any of the Revenue Escrow Shares in the Revenue Escrow Account until such dispute shall have been settled either by the mutual agreement of the parties involved, by arbitration as provided in Section 3.5 hereof or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceeding which relates to the Revenue Escrow Account.

      8.13  Consent to Jurisdiction and Service. The Buyer, Company and Stockholders’ Agent hereby absolutely and irrevocably consent and submit to the nonexclusive jurisdiction of the courts of The Commonwealth of Massachusetts, the State of Delaware, the State of Maryland and of any federal court located in said Commonwealth or States in connection with any actions or proceedings brought against any one or more of the Buyer, Company and the Stockholders’ Agent by the Escrow Agent arising out of or relating to this Agreement. In any such action or proceeding, the Buyer, the Company and the Stockholders’ Agent hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agree that service thereof may be made by certified or registered first class mail directed to the Buyer, the Company and the Stockholders’ Agent, as the case may be, at their respective addresses in accordance with Section 8.4 hereof.

      8.14  Force Majeure. The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, power failures, earthquakes or other disasters.

      8.15  Modifications. This Agreement may not be altered or modified without the consent of the parties hereto, which consent shall not constitute a waiver of any of the terms or conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms and conditions of this Agreement, or of such terms and conditions on any other occasion.

      8.16  Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties hereto agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

      8.17  Stockholders’ Agent’s Representations and Succession.

      (a)  The Stockholders’ Agent represents and warrants to the Escrow Agent that he has irrevocable right, power and authority (i) to enter into and perform this Agreement and bind all of the Company Stockholders to its terms, (ii) to give and receive directions and notices hereunder; and (iii) to make all determinations that may be required or that he deems appropriate under this Agreement.

      (b)  Until notified in writing by the Stockholders’ Agent that he has resigned or by a majority in interest of the Company Stockholders that he has been removed, the Escrow Agent may act upon the directions, instructions and notices of the Stockholders’ Agent named above and, thereafter, upon the directions, instructions and notices of any successor named in a writing executed by a majority-in-interest of the Company Stockholders filed with the Escrow Agent.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties have executed this Escrow Agreement under seal as of             , 2000.

VISUAL NETWORKS, INC.

By:

Name:

Title:

AVESTA TECHNOLOGIES, INC.

By:

Name:

Title:

STOCKHOLDERS’ AGENT

By:

Name:

Title: Stockholders’ Agent

STATE STREET BANK AND TRUST COMPANY,

as Escrow Agent and not in its individual corporate capacity

By:

Name:

Title:

APPENDIX E

OPTION ESCROW AGREEMENT

OPTION ESCROW AGREEMENT

      THIS OPTION ESCROW AGREEMENT, intended to implement the provisions of Section 1.5(e)(2) of that certain Agreement and Plan of Merger dated February 7, 2000 (the “Merger Agreement”), is entered into as of this                day of                  , 2000, by and among VISUAL NETWORKS, INC., a Delaware corporation (the “Buyer”), AVESTA TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and                (the “Stockholders’ Agent”), as representative of the holders of options and warrants in the Company, all of whom are listed on Attachment A (the “O/W Holders”), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts bank and trust company acting solely in its capacity as escrow agent hereunder and not in its individual corporate capacity (the “Escrow Agent”).

      WHEREAS, the Buyer, Visual Acquisitions Three, Inc., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the “Merger Sub”), and the Company have entered into the Merger Agreement, which provides that the Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving corporation (the “Surviving Corporation”), on the terms and conditions set forth therein, resulting in the Company becoming a wholly-owned subsidiary of the Buyer.

      WHEREAS, the Merger Agreement contemplates the establishment of an option escrow arrangement to secure the revenue goal provisions under the Merger Agreement and various related agreements.

      WHEREAS, as a condition precedent to each party’s obligations to consummate the Merger, the Merger Agreement and related agreements, each party has required that the Company, the Buyer, the Escrow Agent and the Stockholders’ Agent on behalf of the O/W Holders enter into this Agreement as set forth in Section 5.1 of the Merger Agreement.

      WHEREAS, the merger agreement provides for: (i) the establishment of this escrow to secure the revenue goal provisions under the Merger Agreement; (ii) the appointment of the Stockholders’ Agent as their representative for the purposes of this Agreement and as attorney-in-fact and agents for and on behalf of each of the O/W Holders, and the taking by the Stockholders’ Agent of any and all actions and the making of any decisions required or permitted to be taken or made by him under this Agreement; and (iii) all of the other terms, obligations (including without limitation indemnification and payment obligations in this Escrow Agreement) conditions and limitations in this Agreement.

      NOW THEREFORE, the parties to this Escrow Agreement, intending to be legally bound, agree as follows:

SECTION 1

DEFINED TERMS

      Capitalized terms used and not otherwise defined in this Escrow Agreement shall have the meanings assigned to them in the Merger Agreement (a copy of which has been provided to the Escrow Agent). In case of any conflict between the terms hereof and those of the Merger Agreement, the terms of the Merger Agreement shall prevail.

SECTION 2

ESCROW

      2.1  Appointment of Escrow Agent. State Street Bank and Trust Company is hereby appointed to act as Escrow Agent hereunder and agrees to act as such.

      2.2  Shares to be Placed in Escrow. Upon the Closing of the Merger (the “Closing Date”), the Buyer shall (i) issue a certificate for a number of Merger Shares equal to 2,000,000 multiplied by one minus the Outstanding Ratio (the “Option Escrow Shares”), (ii) issue such certificate in the name of the Escrow Agent or its nominee and (iii) cause such certificate to be delivered to the Escrow Agent, in trust for the benefit of the Buyer, and (iv) issue a certificate informing the Escrow Agent of the Closing Date. The Option Escrow Shares shall be (i) held in escrow in the Option Escrow Account and (ii) beneficially owned by the Buyer. The Option Escrow Account shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent agrees to accept delivery of and to hold the Option Escrow Shares, subject to the terms and conditions of this Agreement.

      2.3  Revenue Goals. The Buyer has agreed to place the Option Escrow Shares in the Option Escrow Account subject to the provisions of Exhibit A of the Merger Agreement. If the Company does not attain certain revenue goals for the period beginning on January 1, 2000 and ending on December 31, 2000, some or all of these shares will be returned to the Buyer.

      2.4  Voting of Shares. The O/W Holders shall have no voting rights with respect to the Option Escrow Shares.

      2.5  Distribution. The O/W Holders shall have no right to receive any distribution of any kind with respect to the Option Escrow Shares.

      2.6  Transferability. The interests of the O/W Holders in the Option Escrow Account and in the Option Escrow Shares held in the Option Escrow Account shall not be assignable or transferable, other than by operation of law. No transfer of any of such interests by operation of law shall be recognized or given effect until the Buyer shall have received written notice of such transfer and has so informed the Escrow Agent in writing.

      2.7  Fractional Shares. No fractional shares of Buyer Common Stock shall be retained in or released from the Option Escrow Account pursuant to this Escrow Agreement. In connection with any release of shares from the Option Escrow Account, the Escrow Agent shall be directed by the Company to issue cash in lieu of fractional shares in order to avoid (i) retaining any fractional share in the Option Escrow Account or (ii) releasing any fractional share from the Option Escrow Account.

      2.8  No Substitution. The O/W Holders shall have no right to substitute other property for the Option Escrow Shares.

      2.9  Initial Negotiated Value. All calculations for purposes of this Agreement and Exhibit A of the Merger Agreement shall be based upon the initial negotiated value of the Merger Shares.

SECTION 3

CLAIM PROCEDURES

      3.1  Released Shares. Notwithstanding Exhibit A of the Merger Agreement, the Buyer may not receive any shares from the Option Escrow Account unless and until an Officer’s Certificate or Certificates (as defined in Section 3.3 below) complying with the requirements of Section 3.3(a)(ii) has been delivered to the Escrow Agent and Stockholders’ Agent as provided in Section 3.3 below and such shares are determined pursuant to this Section 3 to be payable, in which case the Buyer shall receive such shares.

      3.2  Escrow Period. The “Escrow Period” shall terminate upon the earlier of: (i) three (3) Business Days after the delivery of the Buyer’s independent certified public accountants of its reports (the “Accountant’s Report”) for the fiscal year ending on December 31, 2000 and (ii) the close of business on March 31, 2001; provided, however, up to 7.5 percent of the portion of the Option Escrow Shares, which, in the reasonable judgment of the Buyer, subject to the objection of the Stockholders’ Agent and the subsequent arbitration of the matter in the manner provided in

Section 3.5 of that certain Escrow Agreement of even date herewith between the parties hereto established under Article VII of the Merger Agreement (the “Indemnity Escrow Agreement”), are necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to claims made by the Buyer pursuant to Section 3.3 of the Indemnity Escrow Agreement prior to expiration of the Escrow Period, shall be transferred to the Escrow Fund until such claims have been resolved. Such retained portion of the Option Escrow Account shall be retained only until the claim for indemnification pursuant to which such portion is being retained is settled or finally determined between Buyer and the Stockholders’ Agent in accordance with Section 3.5 of the Indemnity Escrow Agreement and upon resolution shall be promptly released in accordance with Section 4 below. If the Buyer receives the Accountant’s Report prior to March 31, 2001, the Buyer shall promptly inform the Escrow Agent of the fact of such receipt and the date of such receipt. On the date which is five (5) years after the Closing Date, any shares remaining in the Option Escrow Account shall be released therefrom and paid to the Company’s Stockholders in accordance with Section 4.2 hereof.

      3.3  Claims Upon Option Escrow Account.

      Subject to the procedures set forth in Section 3.4,

(a) Upon receipt by the Escrow Agent, on or before the last day of the Escrow Period, of a certificate signed by any officer of the Buyer (an “Officer’s Certificate”), stating the number of Released Shares that the Escrow Agent shall release to the Buyer, the Escrow Agent shall, subject to the provisions of this Section 3, deliver to the Buyer out of the Option Escrow Account, as promptly as practicable, the Released Shares held in the Option Escrow Account. For purposes of this Escrow Agreement, “Released Shares” shall mean the number of shares released to Buyer from the Revenue Escrow Account multiplied by one minus the Outstanding Ratio and divided by the Outstanding Ratio. The Escrow Agent will not release any portion of the Option Escrow Account to the Buyer pursuant to a notice of claim until such claim has been resolved or is uncontested in accordance with Section 3.4 below.

      3.4  Objections to Claims. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Stockholders’ Agent and for a period of forty-five (45) days after delivery pursuant to Section 8.4 hereof, the Escrow Agent shall make no delivery of Released Shares or other property pursuant to Section 3.3 hereof unless the Escrow Agent shall have received written authorization from the Stockholders’ Agent to make such delivery. After the expiration of such forty-five (45) day period, the Escrow Agent shall make delivery of Released Shares in the Option Escrow Account in accordance with Section 3.3 hereof, provided that no such payment or delivery may be made if the Stockholders’ Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been received by the Escrow Agent and the Buyer prior to the expiration of such forty-five (45) day period.

      3.5  Resolution of Conflicts and Arbitration.

      (a)  In case the Stockholders’ Agent shall so object in writing to any claim or claims by the Buyer made in any Officer’s Certificate, the Stockholders’ Agent and the Buyer shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of the disputed claims. If the Stockholders’ Agent and the Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Released Shares from the Option Escrow Account in accordance with the terms thereof.

      (b)  If no such agreement can be reached after good faith negotiation, the parties shall commence arbitration within 15 days of the end of such 30 day period, unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by KPMG LLP. The decision of the arbitrators as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 3.4 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Option Escrow Account in accordance therewith.

      (c)  Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Montgomery County, Maryland under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 3.5(c), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer’s Certificate is at issue, the Buyer shall be deemed to be the “Non-Prevailing Party” unless the arbitrators award the Buyer more than one-half ( 1/2) of the amount in dispute, plus any amounts not in dispute by the Stockholders’ Agent; otherwise, the O/W Holders for whom shares of Buyer Common Stock otherwise issuable to them have been deposited in the Option Escrow Account shall be deemed to be the Non-Prevailing party. The Non-Prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation attorneys’ fees and costs, reasonably incurred by the other party to the arbitration. Notwithstanding anything contained herein to the contrary except for the provisions of Section 5.1(c) hereof, the fees and expenses to be paid pursuant to the proceeding sentence shall not be paid out of the Option Escrow Account.

      (d)  If either party shall fail to cooperate in the arbitration, including by failing to commence arbitration as provided in this Agreement, the other party may bring suit in any court having jurisdiction to compel compliance with the terms hereof. Such court may issue an injunction without the requirement for proving damages or posting bond, or may award damages, as it sees fit.

SECTION 4

RELEASE OF SHARES

      4.1  Shares to be Released. If and to the extent that shares are returned to Buyer from the Revenue Escrow Account, then a number of shares equal to the number of shares returned to Buyer from the Revenue Escrow Account multiplied by one minus the Outstanding Ratio and divided by the Outstanding Ration shall be released to Buyer from the Option Escrow Account. If and to the extent that shares are released to the Company Stockholders from the Revenue Escrow Account, then a number of shares equal to the number of shares released to the Company Stockholders from the Revenue Escrow Account multiplied by one minus the Outstanding Ratio and divided by the Outstanding Ratio shall be delivered to the O/ W Holders from the Option Escrow Account, except for any shares of Buyer Common Stock that are to be transferred to the Indemnity Escrow Account in accordance with Section 3.2 of this Escrow Agreement.

      4.2  Procedures for Delivering Shares. Any distribution of all or a portion of the Option Escrow Shares to the O/ W Holders shall be made in accordance with the percentages set forth opposite such holders’ respective names on Attachment A attached hereto.

SECTION 5

STOCKHOLDERS’ AGENT

      5.1  Stockholders’ Agent.

      (a)  On or before the Closing Date, the Company shall identify and appoint an agent (the “Stockholders’ Agent”) for and on behalf of O/ W Holders to act on their behalf hereunder, to give and receive notices and communications, to authorize delivery to the Buyer of Buyer Common Stock or other property from the Option Escrow Account in satisfaction of claims by the Buyer, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Option Escrow Account from time to time upon not less than ten (10) days’ prior written notice to the Buyer, Stockholders’ Agent and the Escrow Agent. No bond shall be required of the Stockholders’ Agent, and the Stockholders’ Agent shall receive no compensation for his services. Notices or communications to or from the Stockholders’ Agent shall constitute notice to or from each O/ W Holder.

      (b)  The Stockholders’ Agent shall not be liable for any act done or omitted hereunder as Stockholders’ Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The O/ W Holders shall severally indemnify the Stockholders’ Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

      (c)  The Stockholders’ Agent shall have reasonable access to information about the Surviving Corporation and Buyer and the reasonable assistance of the Surviving Corporation’s and Buyer’s officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Stockholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about the Surviving Corporation or Buyer to anyone (except on a need to know basis to individuals who agree to treat such information confidentially). The Stockholders’ Agent will not be entitled to receive any compensation from the Buyer or the O/ W Holders in connection with this Agreement. Any fees and expenses incurred by Stockholders’ Agent in connection with actions taken pursuant to the terms of this Agreement will be paid by the O/ W Holders to the Stockholders’ Agent, provided, however, that the Stockholders’ Agent shall be entitled to submit a claim for reimbursement of actual reasonable expenses incurred or paid to counsel or other third parties in investigating, negotiating, arbitrating or settling any claim hereunder in an amount not to exceed $50,000, and Option Escrow Shares in such amount shall be paid by the Escrow Agent within forty-five (45) days of receipt, and, provided, further, to the extent any Option Escrow Shares remain available for distribution on the final release date, such fees and expenses shall be paid out from such Option Escrow Account prior to the distribution to the O/ W Holders, but only upon the written direction of Buyer and the Stockholders’ Agent to be given to Escrow agent at least three (3) business days prior to the final release date.

      (d)  The Buyer acknowledges that the Stockholder Agent may have a conflict of interest with respect to his duties as Stockholders’ Agent, and in such regard such Stockholders’ Agent will act in the best interests of the O/ W Holders.

      (e)  On or before the Closing Date, the Stockholder Agent will be required to execute (i) a counterpart signature page to this Agreement agreeing to and acknowledging the provisions of this Section and (ii) this Agreement

      5.2  Actions of the Stockholders’ Agent. A decision, act, consent, or instruction of the Stockholders’ Agent shall constitute a decision of all O/ W Holders for whom shares of Buyer Common Stock otherwise issuable to them are deposited in the Option Escrow Account and shall be final, binding and conclusive upon each such O/ W Holder, and the Escrow Agent and the Buyer may rely upon any decision, act, consent or instruction of the Stockholders’ Agent as being the decision, act consent or instruction of each and every such O/ W Holder. The Escrow Agent and the Buyer are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders’ Agent.

      5.3  Third-party Claims. In the event the Buyer becomes aware of a third-party claim which the Buyer believes may result in a demand against the Option Escrow Account, the Buyer shall promptly notify the Stockholders’ Agent of such claim, and the Stockholders’ Agent and the O/ W Holders for whom shares of Buyer Common Stock otherwise issuable to them are deposited in the Option Escrow Account shall be entitled, at their expense, to participate in any defense of such claim. The Buyer shall diligently prosecute any such defense and have the right to settle any such claim; provided, however, that the Buyer may not effect the settlement of any such claim without the prior written consent of the Stockholders’ Agent, which consent shall not be unreasonably withheld. Following notice of any claim, the Buyer shall notify the Stockholders’ Agent of any discussions, negotiations or other material developments affecting such claim and, to the extent commercially reasonable, permit the Stockholders’ Agent to participate in any such discussions or negotiations.

SECTION 6

DUTIES OF THE ESCROW AGENT; LIMITATION OF ESCROW AGENT’S LIABILITY

      6.1  Duties. The sole duty of the Escrow Agent, other than as herein specified, shall be to receive and hold the Option Escrow Shares, subject to disbursement in accordance with this Agreement, and the Escrow Agent shall be under no duty to determine whether the Buyer, the Stockholders’ Agent or the O/ W Holders are complying with the requirements of this Agreement or any other agreement. The Buyer and O/ W Holders acknowledge and agree that the Escrow Agent: (i) shall not be responsible for any of the agreements referred to herein but shall be obligated only for performance of such duties as are specifically set forth in this Agreement; (ii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve any expense or liability unless it shall have been furnished with acceptable indemnification; (iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including without limitation, wire transfer instructions), instrument, statement, request or document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for determining the accuracy thereof; and (iv) may consult counsel satisfactory to it, including in-house counsel, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion of such counsel. In no event shall the Escrow Agent be required to release Option Escrow Shares or take any other action hereunder sooner than two (2) business days after the Escrow Agent has received the requisite notices or paperwork in good form, or passage of applicable claims period or release date, as the case may be.

      6.2  Resignation and Removal. The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving at least thirty (30) days prior written notice of such resignation to the Buyer, and the Stockholders’ Agent, specifying a date upon which such resignation shall take effect; provided, however, that the Escrow Agent shall continue to serve until its successor accepts the Option Escrow Shares. Upon receipt of such notice, a successor escrow agent shall be appointed by the Buyer and the Stockholders’ Agent, such successor escrow agent to become the Escrow Agent hereunder on the resignation date specified in such notice. If a written instrument of acceptance by a successor escrow agent shall not have been delivered to the Escrow Agent within thirty (30) days after the giving of such notice of resignation, the resigning Escrow Agent may at the expense of the Buyer and the O/ W Holders petition any court of competent jurisdiction for the appointment of a successor escrow agent. The Buyer and the Stockholders’ Agent, acting jointly, may at any time substitute a new escrow agent by giving ten (10) days’ prior written notice thereof to the Escrow Agent then acting and paying all fees and expenses of such Escrow Agent pursuant to Section 7.1 hereof. The indemnification provisions of Section 6.3 hereof and the payment provisions of Section 7.1 hereof shall survive the resignation or removal of the Escrow Agent or termination of this Agreement.

      6.3  Indemnification. Neither the Escrow Agent nor any of its directors, officers, employees, affiliates, agents or parent shall be liable to anyone for any action taken or omitted to be taken by it or any of its directors, officers, employees, affiliates, agents or parent hereunder except in the case of gross negligence, bad faith or willful misconduct in breach of the terms of this Agreement. The Buyer and O/ W Holders, jointly and severally, covenant and agree to indemnify the Escrow Agent and hold it harmless, without limitation, from and against any loss, liability or expense of any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including, but not limited to, legal fees and expenses and other costs and expenses of defending against any claim of liability in the premises, except as to any legal fees and other costs and expenses of loss, liability or expense that shall be caused by the Escrow Agent’s willful misconduct, bad faith or gross negligence in breach of the terms of this Agreement. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages.

      6.4  Taxes. The Buyer and the O/ W Holders, jointly and severally, agree to assume any and all obligations imposed on the Escrow Agent now or hereafter by any applicable tax law with respect to the payment of funds in the Option Escrow Account under this Agreement, and to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses that may be assessed against the Escrow Agent on any such payment or other activities under this Agreement, other than the Escrow Agent’s liability for taxes on or measured by net income or taxes in lieu thereof or otherwise imposed with respect to fees it receives under the Agreement. The Buyer and the O/ W Holders undertake to instruct the Escrow Agent in writing with respect to the Escrow Agent’s responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Agreement. The Buyer and the O/ W Holders, jointly and severally, agree to indemnify and hold the Escrow Agent harmless from any liability on account of taxes, assessments or other governmental charges, including without limitation the withholding or deduction or the failure to withhold or deduct same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with or which arises out of this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties, other than the Escrow Agent’s liability for taxes on or measured by net income or taxes in lieu thereof or otherwise imposed with respect to fees it receives under the Agreement. Notwithstanding the foregoing, no cash distributions will be made unless the Escrow Agent is supplied with an original, signed W-8 or W-9 form or its equivalent prior to distribution.

      6.5  Liability for Others. The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository or sub escrow agent employed by the Escrow Agent than any such book-entry depository or sub escrow agent has to the Escrow Agent, except as to the extent that such action or omission of any book-entry depository or sub escrow agent was caused by the Escrow Agent’s own gross negligence, bad faith or willful misconduct.

      6.6  Satisfaction of Indemnification. As among themselves each of: (i) the Buyer, and (ii) the O/ W Holders severally shall be liable for one-half (1/2) of any amounts owed to the Escrow Agent in satisfaction of any of the foregoing indemnification obligations.

SECTION 7

FEES AND EXPENSES

      7.1  Reimbursement. The Buyer agrees to pay or reimburse the Escrow Agent for legal fees incurred in connection with the preparation of this Agreement and to pay the Escrow Agent’s reasonable compensation for its normal services hereunder in both cases in accordance with the fee schedule attached hereto as Attachment B, which may be subject to change on an annual basis. The Escrow Agent shall be entitled to reimbursement on demand from the Buyer for all expenses incurred in connection with the administration of the escrow created hereby which are in excess of its compensation for normal services hereunder, including without limitation, payment of any legal fees incurred by the Escrow Agent in connection with resolution of any claim by any party hereunder. As among themselves, each of: (i) the Buyer; and (ii) the O/ W Holders, jointly and severally, shall be liable for one-half (1/2) of any such legal fees.

      7.2  O/ W Holders’ Expenses. Except as may otherwise be provided herein, all expenses (including attorneys’ fees) incurred by any O/ W Holder in connection with this Agreement shall be borne by such O/ W Holder.

SECTION 8

GENERAL

      8.1  Entire Agreement. This Agreement, the Merger Agreement, the Affiliate Agreements and the Stockholder Agreements (including the Schedules and the Exhibits attached thereto) contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements or understandings between the parties with respect thereto. Notwithstanding anything to the contrary in the previous sentence, the Buyer and the O/ W Holders agree that, in the event that any term(s) or provision(s) of this Agreement conflict(s) with a term or provision of the Merger Agreement, the Affiliate Agreements or the Stockholders Agreements, the term(s) and provision(s) of the Merger Agreement will control (except with respect to the responsibilities and rights of the Escrow Agent which shall be controlled by this Escrow Agreement).

      8.2  Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

      8.3  Assignment; Binding Upon Successors and Assigns. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      8.4  Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

      If to the Stockholders’ Agent:

      Copies to:

Dewey Ballantine LLP
1301 Avenue of the Americas
New York, NY 10019-6092
Attn: Richard D. Pritz, Esq.

      If to the Buyer:

Visual Networks, Inc.
2092 Gaither Road
Rockville, MD 20850
Attn: President

      Copy to:

Piper Marbury Rudnick & Wolfe LLP
1850 Centennial Park Drive
Suite 610
Reston, VA 20191
Attn: Nancy A. Spangler, Esq.

      If to the Company:

Avesta Technologies, Inc.
Two Rector Street
New York, NY 10006
Attn: President

      Copy to:

Dewey Ballantine LLP
1301 Avenue of the Americas
New York, NY 10019-6092
Attn: Richard D. Pritz, Esq.

      If to the Escrow Agent:

If by hand or by overnight delivery:
State Street Bank and Trust Company
Two Avenue de Lafayette
Corporate Trust, 6th Floor
Boston, MA 02111-1724
Attn: Corporate Trust Department
Visual Networks/ Avesta Escrow
Telephone: (617) 662-1785
Facsimile: (617) 662-1466

If by registered or certified mail:
State Street Bank and Trust Company
Corporate Trust
P.O. Box 778
Boston, MA 02102-0778

      Any party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, facsimile, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

      8.5  Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

      8.6  Governing Law. This Agreement shall be governed by and construed in accordance with (a) the laws of the State of Maryland applicable to contracts made and performed wholly therein and (b) with respect to corporate law governing the Merger, solely by the General Corporation Law of the State of Delaware.

      8.7  Benefits of Agreement. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Anything contained herein to the contrary notwithstanding, this Agreement shall not be assignable by any party hereto without the consent of the other parties hereto.

      8.8  Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

      8.9  Absence of Third party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

      8.10  Pronouns. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction.

      8.11  Arbitration. The Escrow Agent, the Buyer and the O/W Holders agree that any controversy or claim arising out of, or relating to, this Agreement or the breach of this Agreement will be settled by arbitration by, and in accordance with the applicable Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The arbitrator(s) will have the right to assess, against a party or among the parties, as the arbitrator(s) deem reasonable, (i) administrative fees of the American Arbitration Association, and (ii) compensation, if any, to the arbitrator(s). Unless otherwise provided herein, arbitration hearings will be held in the State of Maryland.

      8.12  Dispute Resolution. It is understood and agreed that should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Option Escrow Shares, or should any claim be made upon the Option Escrow Account by a third party, the Escrow Agent, upon receipt of a written notice of such dispute or claim by the parties hereto or a third party, is authorized and directed to retain in its possession without liability to anyone all or any of the Option Escrow Shares in the Option Escrow Account until such dispute shall have been settled either by the mutual agreement of the parties involved, by arbitration as provided in Section 3.5 hereof or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceeding which relates to the Option Escrow Account.

      8.13  Consent to Jurisdiction and Service. The Buyer, Company and Stockholders’ Agent hereby absolutely and irrevocably consent and submit to the nonexclusive jurisdiction of the courts of The Commonwealth of Massachusetts, the State of Delaware, the State of Maryland and of any federal court located in said Commonwealth or States in connection with any actions or proceedings brought against any one or more of the Buyer, Company and the Stockholders’ Agent by the Escrow Agent arising out of or relating to this Agreement. In any such action or proceeding, the Buyer, the Company and the Stockholders’ Agent hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agree that service thereof may be made by certified or registered first class mail directed to the Buyer, the Company and the Stockholders’ Agent, as the case may be, at their respective addresses in accordance with Section 8.4 hereof.

      8.14  Force Majeure. The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, power failures, earthquakes or other disasters.

      8.15  Modifications. This Agreement may not be altered or modified without the consent of the parties hereto, which consent shall not constitute a waiver of any of the terms or conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms and conditions of this Agreement, or of such terms and conditions on any other occasion.

      8.16  Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties hereto agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

      8.17  Stockholders’ Agent’s Representations and Succession.

      (a)  The Stockholders’ Agent represents and warrants to the Escrow Agent that he has irrevocable right, power and authority (i) to enter into and perform this Agreement and bind all of the O/W Holders to its terms, (ii) to give and receive directions and notices hereunder; and (iii) to make all determinations that may be required or that he deems appropriate under this Agreement.

      (b)  Until notified in writing by the Stockholders’ Agent that he has resigned or by a majority in interest of the O/W Holders that he has been removed, the Escrow Agent may act upon the directions, instructions and notices of the Stockholders’ Agent named above and, thereafter, upon the directions, instructions and notices of any successor named in a writing executed by a majority-in-interest of the O/W Holders filed with the Escrow Agent.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties have executed this Escrow Agreement under seal as of                            , 2000.

VISUAL NETWORKS, INC.

By:

Name:

Title:

AVESTA TECHNOLOGIES, INC.

By:

Name:

Title:

STOCKHOLDERS’ AGENT

By:

Name:

Title: Stockholder’s Agent

STATE STREET BANK AND TRUST COMPANY,

as Escrow Agent and not in its individual corporate capacity
By:

Name:

Title:

APPENDIX F

AVESTA TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

Together With Auditors’ Report

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of

Avesta Technologies, Inc. and Subsidiaries:

      We have audited the accompanying consolidated balance sheets of Avesta Technologies, Inc. and Subsidiaries (the “Company”) as of December 31, 1998 and 1999, and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for each of the three years in the period ended December 31, 1999 (as restated for 1997 and 1998 — see Note 2). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.   An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Avesta Technologies, Inc. and Subsidiaries as of December 31, 1998 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Vienna, Virginia

March 10, 2000

AVESTA TECHNOLOGIES, INC.

TABLE OF CONTENTS

Page

Consolidated Balance Sheets

As of December 31, 1998 and 1999	F-4

Consolidated Statements of Operations

For the Years Ended December 31, 1997, 1998 and 1999	F-5

Consolidated Statements of Changes in Stockholders’ Deficit

For the Years Ended December 31, 1997, 1998 and 1999	F-6

Consolidated Statements of Cash Flows

For the Years Ended December 31, 1997, 1998 and 1999	F-7

Notes to Consolidated Financial Statements	F-8

AVESTA TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

As of December 31, 1998 and 1999
(in thousands, except share data)

	1998	1999

	(Note 2)

Assets

Current assets:

Cash and cash equivalents	$3,667	$6,281

Short-term investments	—	5,777

Accounts receivable, net of allowance of $100 and $430, respectively	643	2,228

Prepaid expenses and other current assets	307	770

Total current assets	4,617	15,056

Property and equipment, net	638	1,015

Intangible assets	878	6,025

Other assets	637	580

Total assets	$6,770	$22,676

Liabilities and Stockholders’ Deficit

Current liabilities:

Accounts payable and accrued expenses	$1,005	$5,184

Deferred revenue	296	3,729

Line of credit	620	1,540

Current portion of capital lease obligations	59	60

Total current liabilities	1,980	10,513

Capital lease obligations, net of current portion	64	28

Deferred rent	452	444

Deposit in connection with preferred stock issuance	2,461	—

Total liabilities	4,957	10,985

Commitments and contingencies (Note 8)

Redeemable convertible preferred stock:

Series A, Series B, Series C, and Series D redeemable convertible preferred stock, $.01 par value, 8,829,997 shares authorized in the aggregate, 3,844,103 and 8,360,819 shares issued and outstanding in the aggregate as of December 31, 1998 and 1999, respectively (stated at aggregate liquidation preference)	13,063	35,386

Stockholders’ deficit:

Common stock, $0.01 par value; 45,000,000 shares authorized, 8,096,547 and 9,306,731 shares issued and outstanding at December 31, 1998 and 1999, respectively	81	93

Additional paid-in capital	921	8,666

Warrants	252	1,721

Deferred compensation	(308)	(3,260)

Other accumulated comprehensive loss	(42)	(135)

Accumulated deficit	(12,154)	(30,780)

Total stockholders’ deficit	(11,250)	(23,695)

Total liabilities and stockholders’ deficit	$6,770	$22,676

The accompanying notes are an integral part of these consolidated balance sheets.

AVESTA TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 1997, 1998 and 1999
(in thousands)

	1997	1998	1999

	(Note 2)	(Note 2)

Revenues:

Software license	$—	$395	$3,058

Service and maintenance	1,554	1,062	3,912

Total revenues	1,554	1,457	6,970

Cost of revenues:

Software license	—	111	467

Service and maintenance	553	1,049	1,330

Total cost of revenues	553	1,160	1,797

Gross profit	1,001	297	5,173

Operating expenses:

Research and development	1,863	2,745	3,627

Sales and marketing	562	2,596	11,805

General and administrative	1,835	3,453	7,633

Total operating expenses	4,260	8,794	23,065

Loss from operations	(3,259)	(8,497)	(17,892)

Other income (expense):

Interest expense	(6)	(56)	(203)

Interest income	125	189	644

Net loss	$(3,140)	$(8,364)	$(17,451)

The accompanying notes are an integral part of these consolidated financial statements.

AVESTA TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the Years Ended December 31, 1997, 1998 and 1999
(in thousands, except share data)

						Other
	Common		Additional			Accumulated
			Paid-In		Deferred	Comprehensive
	Shares	Amounts	Capital	Warrants	Compensation	Loss

Balance, December 31, 1996 (Note 2)	7,994,580	$80	$616	$52	$(616)	$—

Net loss	—	—	—	—	—	—

Accrued dividends on preferred stock	—	—	—	—	—	—

Issuance of warrants	—	—	—	17	—	—

Amortization of deferred compensation	—	—	—	—	154	—

Balance, December 31, 1997 (Note 2)	7,994,580	80	616	69	(462)	—

Translation adjustment	—	—	—	—	—	(42)

Net loss	—	—	—	—	—	—

Comprehensive loss	—	—	—	—	—	—

Accrued dividends on preferred stock	—	—	—	—	—	—

Dividends on preferred stock contributed to the Company	—	—	298	—	—	—

Issuance of warrants	—	—	—	183	—	—

Amortization of deferred compensation	—	—	—	—	154	—

Exercise of stock options	101,967	1	7	—	—	—

Balance, December 31, 1998 (Note 2)	8,096,547	81	921	252	(308)	(42)

Translation adjustment	—	—	—	—	—	(93)

Net loss	—	—	—	—	—	—

Comprehensive loss	—	—	—	—	—	—

Deferred compensation	—	—	3,458	—	(3,458)	—

Amortization of deferred compensation	—	—	—	—	506	—

Issuance of warrants	—	—	—	1,469	—	—

Exercise of stock options	835,634	8	74	—	—	—

Issuance of common stock in TDS transaction	374,550	4	4,213	—	—	—

Balance, December 31, 1999	9,306,731	$93	$8,666	$1,721	$(3,260)	$(135)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Accumulated
	Deficit	Total

Balance, December 31, 1996 (Note 2)	$(158)	$(26)

Net loss	(3,140)	(3,140)

Accrued dividends on preferred stock	(240)	(240)

Issuance of warrants	(17)	—

Amortization of deferred compensation	—	154

Balance, December 31, 1997 (Note 2)	(3,555)	(3,252)

Translation adjustment	—	(42)

Net loss	(8,364)	(8,364)

Comprehensive loss	—	(8,406)

Accrued dividends on preferred stock	(52)	(52)

Dividends on preferred stock contributed to the Company	—	298

Issuance of warrants	(183)	—

Amortization of deferred compensation	—	154

Exercise of stock options	—	8

Balance, December 31, 1998 (Note 2)	(12,154)	(11,250)

Translation adjustment	—	(93)

Net loss	(17,451)	(17,451)

Comprehensive loss	—	(17,544)

Deferred compensation	—	—

Amortization of deferred compensation	—	506

Issuance of warrants	(1,175)	294

Exercise of stock options	—	82

Issuance of common stock in TDS transaction	—	4,217

Balance, December 31, 1999	$(30,780)	$(23,695)

The accompanying notes are an integral part of these consolidated financial statements.

AVESTA TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 1997, 1998 and 1999
(in thousands)

	1997	1998	1999

	(Note 2)	(Note 2)

Operating activities:

Net loss	$(3,140)	$(8,364)	$(17,451)

Adjustments to reconcile net loss to net cash used in operating activities, excluding effects of acquisitions:

Depreciation and amortization	99	570	1,655

Deferred rent	272	180	(8)

Stock-based compensation	154	154	506

Changes in assets and liabilities:

Accounts receivable	(162)	(399)	(1,585)

Prepaid expenses and other current assets	(157)	(30)	(463)

Other assets	—	(10)	164

Accounts payable and accrued expenses	503	327	4,179

Deferred revenue	(83)	281	3,434

Net cash used in operating activities, excluding effects of acquisitions	(2,514)	(7,291)	(9,569)

Investing activities:

Net purchases of marketable securities	—	—	(5,777)

Security deposits, net	(336)	12	(60)

Purchases of fixed assets	(313)	(345)	(1,399)

Acquisitions, net of cash acquired	—	(63)	(1,333)

Net cash used in investing activities	(649)	(396)	(8,569)

Financing activities:

Proceeds from issuance of convertible notes	1,343	—	—

Proceeds from sale of preferred stock	1,050	8,618	19,862

Proceeds from exercise of stock options	—	8	82

Net proceeds from line of credit	—	620	920

Financing costs	—	(49)	(45)

Principal payments under capital lease obligations	(12)	(45)	(67)

Net cash provided by financing activities	2,381	9,152	20,752

Effect of exchange rate changes on cash and cash equivalents	—	(1)	10

Increase (decrease) in cash and cash equivalents	(782)	1,465	2,614

Cash and cash equivalents at beginning of year	2,984	2,202	3,667

Cash and cash equivalents at end of year	$2,202	$3,667	$6,281

Supplemental disclosure of cash flow information:

Cash paid during the year for interest	$6	$56	$18

Supplemental disclosure of non-cash investing and financing activities

Assets acquired under capital leases	$125	$54	$33

The accompanying notes are an integral part of these consolidated financial statements.

AVESTA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Nature of Operations:

      Avesta Technologies, Inc., and Subsidiaries (“Avesta” or the “Company”) provide software that enhances the availability and performance of an organization’s e-business infrastructure. The software enables organizations to discover and understand how their information technology resources work together to provide services to users, then monitors, manages and reports on the availability and performance of those services in real-time.

      The Company’s operations are subject to certain risks and uncertainties, including among others, dependence on significant customers, rapidly changing technology, current and potential competitors with greater financial, technological, and marketing resources, dependence on key management personnel, limited protection of intellectual property and proprietary rights, uncertainty of future profitability and possible fluctuations in financial results.

2.  Summary of Significant Accounting Policies:

Restatement of Financial Statements

      The Company has restated its financial statements for the years ended December 31, 1997 and 1998 to appropriately account for certain transactions under generally accepted accounting principles. The adjustments to the previously reported results relate to revenue recognition on certain software licenses, deferred compensation and the related amortization in connection with certain restricted stock grants and the valuation of warrants in connection with certain financing transactions. The effect of these adjustments for the year ended December 31, 1997 was to increase the net loss by approximately $154,000 due to the amortization of deferred compensation. The effect of these adjustments for the year ended December 31, 1998 was to increase the net loss by approximately $1,450,000, of which approximately $1,296,000 related to reductions in revenue and approximately $154,000 related to the amortization of deferred compensation.

      The Company also restated its financial statements for the nine months ended September 30, 1999. The adjustments for this period relate to revenue recognition on software licenses, deferred compensation and the related amortization in connection with certain option and restricted stock grants and the valuation of warrants in connection with certain financing and sales transactions. The effect of these adjustments for the nine months ended September 30, 1999 was to increase the net loss by approximately $5,654,000. Approximately $5,291,000 of this amount related to reductions in revenue and approximately $363,000 related to the amortization of deferred compensation.

Principles of Consolidation

      The consolidated financial statements include the accounts of Avesta Technologies, Inc. and its wholly owned subsidiaries. All significant intercompany account balances and transactions have been eliminated in consolidation.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

AVESTA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash and Cash Equivalents

      The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. The Company’s cash equivalents consist primarily of commercial paper. At December 31, 1998 and 1999, the Company has substantially all its cash and cash equivalents in one financial institution.

Short-Term Investments

      The Company classifies, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” all of its investments as available for sale. The investments consist primarily of commercial paper and debt securities and are stated at fair value, with unrealized gains and losses, net of tax, reported in other comprehensive income. Realized gains and losses and declines in value, judged to be other than temporary, on available for sale securities are included in other income. The costs of investments sold are determined using the specific identification method. At December 31, 1999, the fair values of the Company’s short-term investments approximated their respective costs. For the year ended December 31, 1999, the unrealized gains and losses were insignificant.

Property and Equipment

      Fixed assets are stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the estimated useful lives of the improvements or the term of the applicable leases.

      Property and equipment consists of the following (in thousands):

	December 31,
			Estimated
	1998	1999	Useful Lives

Furniture and fixtures	$182	$205	5 years

Leasehold improvements	21	50	5 years

Computer equipment and software	924	2,229	3 years

	1,127	2,484

Less — Accumulated depreciation and amortization	(489)	(1,469)

	$638	$1,015

Revenue Recognition

      Software license revenues are recognized upon the shipment of the software provided the fee is fixed and determinable, the arrangement does not involve significant customization of the software and collection of the resulting receivable is probable. The Company’s software license contracts generally do not provide for a right of return. Revenues from resellers are recorded when the related products are sold to end users and collection is probable.

      In October 1997, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position (“SOP”) 97-2, “Software Revenue Recognition.” SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements, such as software products, upgrades, enhancements, post-contract customer support, installation and training, to be allocated to each element based on the relative fair values of the elements. The fair value of an

AVESTA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

element must be based on evidence that is specific to the vendor. The Company adopted SOP 97-2 in 1998 and recognizes software revenue in accordance with SOP 97-2. Effective December 15, 1998, the AICPA issued SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions.” This SOP amends SOP 98-4, “Deferral of Effective Date of a Provision of SOP 97-2,” to extend the deferral of the application of passages of SOP 97-2 provided by SOP 98-4 through fiscal years beginning before March 15, 1999, and provides additional guidance regarding the accounting for multiple element software sales. Amounts allocated to software products are determined using the residual method in accordance with SOP 98-9, whereby the fair value of any undelivered service and support elements is deferred and any remaining amounts are allocated to the software. The revenue allocated to post-contract customer support is recognized ratably over the term of the support, and revenue allocated to service elements is recognized as the services are performed.

      Revenues for consulting and training services are recognized on a time-and-materials basis or using the percentage-of-completion method in accordance with SOP 81-1, “Accounting for Performance of Construction Type and Certain Production Type Contracts.” The percentage-of-completion method generally applies to revenues from fixed-fee service contracts as well as the service component of the multiple element contracts. The Company also applies SOP 81-1 when services provided are critical to the functionality of the software. Such revenues are recognized as a percentage of costs incurred to date to the estimated total costs for each contract. The cumulative revisions in estimates of the percentage to complete is reflected in the period in which the revisions are made. Provisions for estimated losses on uncompleted contracts are made on a contract by contract basis and are recognized in the period in which such losses are determined. Billings in excess of earned revenues are classified as deferred revenues.

Research and Development

      Research and development costs are expensed as incurred.

      In accordance with SFAS No. 86, “Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed,” the Company capitalizes costs incurred to develop new software products upon the determination that technological feasibility has been established for the product, whereas costs incurred prior to the establishment of technological feasibility are charged to expense. The Company has not capitalized any such development costs under SFAS 86, as the costs incurred between the attainment of technological feasibility and the date when such products are available for general release have been immaterial.

Stock-Based Compensation

      The Company accounts for stock option grants in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and, accordingly, recognizes compensation expense only if the fair value of the underlying common stock exceeds the exercise price of the stock option on the date of grant. Deferred compensation is amortized to compensation expense over the vesting period of the underlying options. In October 1995, the FASB issued SFAS No. 123, “Accounting for Stock-Based Compensation,” which provides an alternative to APB Opinion No. 25 in accounting for stock-based compensation. As permitted by SFAS No. 123, the Company continues to account for stock-based compensation in accordance with APB Opinion No. 25 and has elected the pro forma disclosure alternative of SFAS No. 123.

AVESTA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes

      The Company accounts for income taxes in accordance with SFAS No. 109 “Accounting for Income Taxes.” Under SFAS No. 109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. SFAS No. 109 requires that the net deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized.

Foreign Currency and International Operations

      The functional currencies of two of the Company’s subsidiaries are the Canadian and Singapore dollars, respectively. The financial statements of these subsidiaries are translated to U.S. dollars using year-end rates of exchange for assets and liabilities and average rates during the relevant period for revenues and expenses. Translation gains and losses are accumulated as a component of other comprehensive loss in stockholders’ equity.

Comprehensive Loss

      The Company reports comprehensive income (loss) in accordance with SFAS No. 130, “Reporting Comprehensive Income.” SFAS No. 130 establishes rules for the reporting and display of comprehensive income and its components. SFAS No. 130 requires foreign currency translation adjustments and the unrealized gains and losses on marketable securities, net of tax, to be included in other comprehensive income (loss).

Segment Reporting

      The Financial Accounting Standards Board issued SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information.” SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that these enterprises report selected information about operating segments in interim financial reports. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The revenues and assets of the Company’s foreign subsidiaries have not been significant. Effective January 1, 1999, the Company adopted SFAS 131, which did not affect disclosure of segment information as management concluded that operations occur in one segment only.

3.  Convertible Subordinated Notes:

      In December 1997, the Company sold 6 percent Convertible Subordinated Notes (the “Notes”) maturing on June 30, 1998, for $1,343,000 to existing stockholders. In March 1998, the Notes were converted into 309,452 shares of Series B preferred stock and warrants that expire on December 23, 2002 to purchase 61,889 additional shares of Series B preferred stock at an exercise price of $4.34 per share. Approximately $183,000 of the proceeds were allocated to the value of the warrants. The warrants have been valued at their estimated fair value based on the Black-Scholes valuation model. As the Series B preferred stock is immediately convertible into common stock, the discount on the preferred stock (resulting from the allocation of proceeds to the warrants) was fully accreted on the date of issuance and is reflected as a dividend on preferred stock in the accompanying financial statements.

AVESTA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.  Acquisitions:

Caravelle

      In June 1998, the Company acquired all of the outstanding equity of Caravelle Inc. (“Caravelle”), a Canadian software developer, in exchange for 348,747 shares of its Series B preferred stock, valued at approximately $1,513,000. This acquisition has been accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets and liabilities of Caravelle based on their estimated fair values at the date of acquisition. The excess purchase price over the fair value of the net assets acquired was approximately $1,090,000, including approximately $143,000 of acquisition costs, and has been recorded as goodwill, which is being amortized on a straight-line basis over three years. At December 31, 1998 and 1999, the related accumulated amortization amounted to approximately $212,000 and $536,000, respectively. The operating results of Caravelle have been included in the Company’s results of operations from the date of acquisition.

      The pro forma unaudited consolidated results of operations, assuming consummation of the Caravelle acquisition as of January 1, 1997, are as follows (in thousands):

	1997	1998

	(Unaudited)

Total revenue	$1,757	$1,610

Net loss	$(5,248)	$(8,808)

Telecoms Data Systems

      In December 1999, the Company acquired all of the outstanding stock of Telecoms Data Systems SAS (“TDS”) for approximately $1,333,000 in cash and 374,550 shares of common stock. In addition to the purchase price paid at closing, the seller is entitled to additional payments based on a percentage of future TDS software revenues, as defined. The right to receive such cash payments extends for a period of 5 years and payments are due quarterly.

      In the event that the Company does not consummate an initial public offering (“IPO”) within 8 months from the date of closing, the former stockholder of TDS has the right to repurchase the TDS stock and related technology in exchange for the return of the Avesta common stock and approximately $833,000. In the event that such repurchase option is exercised, TDS will enter into a license agreement with the Company providing for the license of TDS products and technology to the Company for a period of at least five years. The $833,000 cash portion of the purchase price will be credited against royalties due under the license agreement. As a result of this repurchase right, the Company has accounted for this arrangement as an option. Accordingly, the consideration paid to the TDS stockholder and the related transaction costs have been included in intangible assets on the accompanying balance sheet as of December 31, 1999. The operating results of TDS have not been included in the Company’s results of operations and will not be included until the expiration of the option.

      In connection with the TDS transaction, the Company also agreed that in the event of an IPO and in the event that the Company’s common stock is traded at a price less than $6.67 per share for a period of 180 days following the IPO, the former stockholder of TDS will have the right to require the Company to repurchase some or all of the Avesta stock issued in the TDS transaction at a price of $6.67 per share.

AVESTA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.  Investment in QHI:

      In September 1998, the Company licensed certain technology rights to Quadrian Holdings, Inc. (“QHI”) in exchange for shares of QHI’s preferred stock. The Company has accounted for this exchange at its historical cost, which was zero. The Company accounts for its investment in QHI under the equity method of accounting. Under the equity method, investments are recorded at cost and are adjusted to recognize the Company’s share of the net earnings or losses of the investees as they occur. Losses are limited to the extent of the Company’s investment in, advances to and guarantees for the investees.

6.  Redeemable Convertible Preferred Stock:

      In 1996 and 1997, the Company sold 1,767,243 shares of Series A Redeemable Convertible Preferred Stock (“Series A”) for $4,050,000, or $2.29 per share. The Series A is convertible into the Company’s common stock on a three-for-one basis, subject to certain anti-dilution privileges, as defined. The purchasers of the Series A also received warrants that expire on December 19, 2001 and February 27, 2002, respectively, to purchase 981,819 and 327,252 shares, respectively, of the Company’s common stock at an exercise price $0.077 per share. Approximately $69,000 of the proceeds were allocated to the value of the warrants. The warrants have been valued at their estimated fair value based on the Black-Scholes valuation model. As the Series A is immediately convertible into common stock, the discount on the preferred stock (resulting from the allocation of proceeds to the warrants) was fully accreted on the date of issuance and is reflected as a dividend on preferred stock in the accompanying financial statements.

      In 1998, the Series A stockholders agreed to forgive and cancel their rights to annual cumulative dividends of 6 percent. Amounts previously accrued by the Company have been reclassified to additional paid-in capital.

      In 1998, the Company sold 1,418,665 shares of Series B Redeemable Convertible Preferred Stock (“Series B”) for $6,157,000, or $4.34 per share. The Series B is convertible into the Company’s common stock on a three-for-one basis, subject to certain anti-dilution privileges, as defined.

      In 1999, the Company reduced the authorized number of its Series B to 2,138,752 from 5,000,000 and, concurrently, authorized 4,060,000 shares of Series C Redeemable Convertible Preferred Stock (“Series C”). In 1999, the Company reduced the authorized number of its Series C to 3,096,335 from 4,060,000 and consummated the sale of 2,669,246 shares of its Series C for approximately $10,837,000, or $4.06 per share. In December 1998, a purchaser of Series C paid for its shares in advance of the Company authorizing the sale. This prepayment was classified as a liability as of December 31, 1998. Purchasers of the Series C also received warrants that expire on January 4, 2004 to purchase 427,089 additional shares of Series C, at an exercise price of $4.06 per share. Approximately $1,175,000 of the proceeds were allocated to the value of the warrants. The warrants have been valued at their estimated fair value based on the Black-Scholes valuation model. As the Series C is immediately convertible into common stock, the discount on the preferred stock (resulting from the allocation of proceeds to the warrants) was fully accreted on the date of issuance and is reflected as a dividend on preferred stock in the accompanying financial statements. During 1999, 19,799 of the above mentioned warrants were exercised.

      In 1999, the Company consummated the sale of 1,827,667 shares of its Series D Convertible Redeemable Preferred Stock (“Series D”) for approximately $11,405,000 or $6.24 per share. The Series C and Series D are convertible into the Company’s common stock on a three-for-two basis, subject to certain anti-dilution privileges, as defined.

AVESTA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The holders of the Series A, Series B, Series C and Series D (collectively “All Series Preferred Stock”) are entitled to a discretionary noncumulative dividend and to the number of votes equal to the number of shares of common stock into which such shares of preferred stock could be converted on the date of the vote. Upon liquidation, the holders of All Series Preferred Stock are due, prior and in preference to the holders of common stock, their original investment. At December 31, 1999, the aggregate liquidation preferences are approximately $4,050,000 for Series A, $9,013,000 for Series B, $10,918,000 for Series C and $11,405,000 for Series D. Holders of All Series Preferred Stock also may elect to have the Company redeem one-third of their investment on each of December 31, 2001, 2002 and 2003. The redemption value is equal to the liquidation preference.

      The following table details all of the outstanding preferred stock (in thousands, except share data):

	Series A		Series B		Series C		Series D		Total

	Shares	Amounts	Shares	Amounts	Shares	Amounts	Shares	Amounts	Shares

Balance at December 31, 1996	1,309,090	$3,006	—	$—	—	$—	—	$—	1,309,090

Sale of Series A preferred stock	458,153	1,050	—	—	—	—	—	—	458,153

Accrual of cumulative dividends to preferred stockholders	—	240	—	—	—	—	—	—	—

Balance at December 31, 1997	1,767,243	4,296	—	—	—	—	—	—	1,767,243

Sale of Series B preferred stock	—	—	1,418,665	6,157	—	—	—	—	1,418,665

Conversion of notes for Series B preferred stock	—	—	309,452	1,343	—	—	—	—	309,452

Accrual of cumulative dividends to preferred stockholders	—	52	—	—	—	—	—	—	—

Dividends on preferred stock contributed to the Company	—	(298)	—	—	—	—	—	—	—

Issuance of Series B preferred stock for Caravelle acquisition	—	—	348,747	1,513	—	—	—	—	348,747

Balance at December 31, 1998	1,767,243	4,050	2,076,864	9,013	—	—	—	—	3,844,107

Sale of Series C preferred stock	—	—	—	—	2,669,246	10,838	—	—	2,669,246

Exercise of warrants	—	—	—	—	19,799	80	—	—	19,799

Sale of Series D preferred stock	—	—	—	—	—	—	1,827,667	11,405	1,827,667

Balance at December 31, 1999	1,767,243	$4,050	2,076,864	$9,013	2,689,045	$10,918	1,827,667	$11,405	8,360,819

[Additional columns below]

[Continued from above table, first column(s) repeated]

Total

Amounts

Balance at December 31, 1996	$3,006

Sale of Series A preferred stock	1,050

Accrual of cumulative dividends to preferred stockholders	240

Balance at December 31, 1997	4,296

Sale of Series B preferred stock	6,157

Conversion of notes for Series B preferred stock	1,343

Accrual of cumulative dividends to preferred stockholders	52

Dividends on preferred stock contributed to the Company	(298)

Issuance of Series B preferred stock for Caravelle acquisition	1,513

Balance at December 31, 1998	13,063

Sale of Series C preferred stock	10,838

Exercise of warrants	80

Sale of Series D preferred stock	11,405

Balance at December 31, 1999	$35,386

7.  Stockholders’ Deficit:

      In December 1996 and in connection with the issuance of Series A Preferred Stock, vested common shares owned by the original founders of the Company were exchanged for unvested shares. Deferred compensation aggregating $616,000 has been recorded at the date of exchange and is being amortized into expense over the 48-month vesting period ending December 2000.

      On March 23, 1998, the Company effected a two-for-one stock split. On December 17, 1999, the Company’s stockholders’ approved a three-for-two split of the outstanding shares of common stock which was effectuated as a stock dividend, and on December 22, 1999, the Company filed an amended and restated certificate of incorporation increasing the number of authorized shares of common stock from 25,000,000 to 45,000,000. Retroactive effect has been given to these stock splits. All common share and per share data have been restated to reflect the stock splits.

AVESTA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In December 1998, the Company entered into an agreement with one of its customers whereby the Company would issue warrants to purchase a certain number of shares of the Company’s common stock if the customer met certain purchase volume targets. In June 1999, the Company issued the customer warrants that expire in June 2003 to purchase 67,500 shares of the Company’s common stock at an exercise price of $2.70 per share, as certain purchase volume targets were met during 1999. The Company recorded the fair value of the warrants as a sales discount during the year ended December 31, 1999. In December 1999, the Company entered into an agreement with another customer that provides for the issuance of up to 5,000 warrants to purchase common stock during 2000 upon the achievement of certain sales levels. No such warrants were earned by the customer in 1999.

8.  Commitments and Contingencies:

Capital Leases

      In 1997, 1998 and 1999, the Company entered into various capital lease agreements for equipment. The agreements provide for monthly payments through January 2002, including interest at rates ranging from 12.3 to 15.5 percent.

      The following is a schedule of future minimum lease payments under capital leases as of December 31, 1999, together with the present value of the net minimum lease payments (in thousands):

2000	$69

2001	30

2002	1

Total minimum lease payments	100

Less — Amount representing interest	(12)

Present value of net minimum lease payments	$88

Operating Leases

      The Company is obligated to make payments under noncancelable operating leases through 2008. The minimum annual rental commitments under these noncancelable operating leases as of December 31, 1999, are approximately as follows (in thousands):

2000	$864

2001	846

2002	841

2003	713

2004	710

Thereafter	2,325

$6,299

      Total rent expense on real estate charged to operations was $294,000, $394,000, and $403,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

Litigation

      In October 1997, a lawsuit was filed against the Company and one of its employees that alleges patent infringement, unfair competition, breach of contract and interference with contractual

AVESTA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

relations resulting in unjust enrichment. The Company answered the complaint, denying all allegations, and also asserted counterclaims against the plaintiff for patent misuse, unfair competition and interference with business and patent invalidity. The Company intends to vigorously defend itself against these allegations and management believes that they acted appropriately in connection with the matters at issue. The Company cannot presently determine the ultimate outcome of this action and the effect, if any, on the accompanying financial statements. A negative outcome could have a material adverse effect on the Company’s financial position. Failure to prevail in the litigation could result in one or more of the following: (i) the payment of substantial monetary and punitive damages; (ii) the reimbursement of the plaintiff’s legal costs; (iii) the requirement to stop selling one of the Company’s major products in its current form; (iv) the redesign of that product; (v) the requirement to license certain technology from the plaintiff, which could include significant royalty payments; and (vi) the indemnification of certain customers against any losses they may incur due to the alleged infringement. In addition, the Company has incurred approximately $2,100,000 in legal costs related to this litigation since its inception and expects to incur substantial additional costs. The Company expenses these costs as incurred.

9.  Stock Option Plan:

      In 1996, the Company established the Avesta Technologies 1996 Stock Option Plan, as amended (“1996 Stock Plan”), for employees, directors and consultants of the Company to purchase shares of common stock. The compensation committee of the Company’s Board of Directors is responsible for determining the type of awards, when and to whom awards are granted, the number of shares and terms of the awards and the exercise price. The options are exercisable for a period not to exceed ten years from the date of the grant and vest 25 percent after the completion of one year of employment at the Company, and 25 percent annually thereafter on a monthly basis.

      Activity in the 1996 Stock Plan is summarized as follows:

		Weighted Average
	Shares	Exercise Price

Outstanding at December 31, 1996	741,264	$0.077

Granted in 1997	1,862,400	0.077

Outstanding at December 31, 1997	2,603,664	0.077

Granted in 1998	1,604,928	0.255

Exercised	(101,970)	0.077

Canceled and expired	(114,652)	0.093

Outstanding at December 31, 1998	3,991,970	0.135

Granted in 1999	1,885,600	4.560

Exercised	(835,633)	0.098

Canceled and expired	(504,936)	0.860

Outstanding at December 31, 1999	4,537,001	0.634

Exercisable at December 31, 1999	1,256,806	0.174

AVESTA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Information regarding the options outstanding under the 1996 Stock Plan at December 31, 1999, is as follows:

	Number of
	Options
	Currently	Weighted-Average	Number
Exercise Price	Outstanding	Remaining Life	Exercisable

$0.077	1,585,412	7.5 years	717,429
$0.147	307,239	8.4 years	147,118
$0.293	888,650	8.8 years	339,711
$0.800	89,250	9.1 years	52,548
$1.353	295,350	9.2 years	—
$1.760	253,200	9.4 years	—
$3.330	200,775	9.7 years	—
$4.160	439,125	9.8 years	—
$7.330	40,875	9.9 years	—
$10.400	437,125	10.0 years	—

	4,537,001		1,256,806

      In connection with the grant of stock options in 1999, the Company recorded deferred compensation of approximately $3,458,000. Deferred compensation is amortized for financial reporting purposes over the vesting period of the options. The amount recognized as expense for the year ended December 31, 1999 was approximately $352,000.

      Pro forma information regarding net income (loss) is required by SFAS No. 123, “Accounting for Stock-Based Compensation,” and has been determined as if the Company had accounted for its employees’ stock options under the fair value method provided by SFAS 123.

      For purposes of pro forma disclosures, the estimated fair value of the options under SFAS 123 is amortized to expense over the options’ vesting period. Had compensation cost for the Company’s 1996 Stock Plan been determined based upon the fair value at the grant date for awards under the 1996 Stock Plan, consistent with the methodology prescribed under SFAS 123, the impact on the pro forma net loss would have been immaterial for the years ended December 31, 1997, 1998 and 1999. The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants during the years ended December 31, 1997, 1998 and 1999: no dividend yield, no volatility, risk-free interest rates of approximately 6 percent and an expected term of 4 years.

10.  Significant Customers:

      In 1997, three customers accounted for approximately 64, 18, and 11 percent, respectively, of revenues. In 1998, two customers accounted for approximately 43 and 38 percent, respectively, of revenues. In 1999, three customers accounted for approximately 29, 17 and 11 percent, respectively, of revenues.

      At December 31, 1997, three customers accounted for all of the Company’s accounts receivable balance. At December 31, 1998, two customers accounted for 43 and 16 percent, respectively, of the Company’s accounts receivable balance. At December 31, 1999, two customers accounted for 34 and 32 percent, respectively, of the Company’s accounts receivable balance.

11.  Credit Facilities:

      In October 1998, the Company entered into a one-year, $3,000,000 revolving line of credit agreement with a financial institution (the “Facility”). Borrowings under the Facility cannot exceed 85 percent of outstanding eligible accounts receivable, as defined, and bear interest at the bank’s

AVESTA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

prime rate plus 2 percent. Borrowings under the Facility are secured by all of the Company’s assets, including its intellectual property, and the payments of cash dividends are restricted.

      In connection with the Facility, the Company issued the financial institution warrants that expire in October 2003 to purchase 45,000 shares of the Company’s common stock at an exercise price of $2.89 per share. The fair value of these warrants was immaterial. The Company incurred approximately $49,000 of fees in connection with the Facility. Such fees were capitalized as deferred financing costs and were amortized over the term of the Facility.

      In October 1999, the financial institution renewed the Facility and increased the amounts available under the Facility to $7,500,000, maturing in October 2000. The terms of the borrowings remain substantially as described above. In connection with the extension of the Facility, the Company issued the financial institution additional warrants that expire in October 2004 to purchase 21,428 shares of the Company’s common stock at an exercise price of $4.16 per share. The resulting deferred financing cost based on the fair value of the warrants of approximately $125,000, along with $45,000 in fees, will be amortized to expense over the term of the Facility. At December 31, 1998 and 1999, borrowings under the Facility were approximately $620,000 and $1,540,000, respectively. At December 31, 1999, the interest rate on outstanding borrowings was 10.5 percent.

      In February 1997, and renewed annually thereafter, the Company entered into a $300,000 letter of credit facility bearing interest at prime rate plus 1 percent. The letter of credit facility was unused at December 31, 1999.

12.  Income Taxes:

      There has been no provision for federal, state and local income taxes as the Company has incurred losses since inception. For the years ended December 31, 1997, 1998 and 1999, the tax provision was comprised primarily of a deferred tax benefit which was offset by a valuation allowance of the same amount. The tax provision for the years ended December 31, 1997, 1998 and 1999 differed from the expected tax benefit, computed by applying the U.S. Federal statutory rate, principally due to the effect of increases in the valuation allowance related to operating losses for which no benefit was provided.

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities consist of the following (in thousands):

	December 31,

	1998	1999

Deferred tax assets:

Net operating loss carryforwards	$4,031	$12,537

Deferred rent	209	205

Bad debts	43	199

Other	47	47

Gross deferred tax assets	4,330	12,988

Deferred tax liabilities:

Depreciation and amortization	(21)	(25)

Valuation allowance	(4,309)	(12,963)

Net deferred tax assets	$—	$—

AVESTA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      At December 31, 1999, the Company has approximately $27,147,000 of net operating loss carryforwards (“NOLs”) for Federal income tax purposes, which begin to expire in 2012. Under the provisions of the Tax Reform Act of 1986, when there has been a change in an entity’s ownership of 50 percent or greater, utilization of NOLs may be limited. As a result of the Company’s equity transactions, the Company’s NOLs may be subject to such limitations and may not be available to offset future income for tax purposes.

      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which the NOLs can be utilized and the temporary differences becoming deductible. Since the Company has incurred losses since inception, the Company has established a valuation allowance for its net deferred tax asset.

13.  Related-Party Transactions:

      During 1999, the Company recorded sales in the amount of approximately $277,000 to customers whose executives are members of the Company’s Board of Directors.

14.  Retirement Plan:

      The Company has a 401(k) plan covering substantially all its domestic employees. The plan does not require a matching contribution by the Company.

15.  Subsequent Event:

      On February 7, 2000, the Company entered into an agreement and plan of merger (the “Merger”) with Visual Networks, Inc. (“Visual”) in which Visual will acquire all of the outstanding preferred and common stock of the Company. In addition, all of the Company’s outstanding stock options and warrants will be converted into options and warrants to purchase shares of Visual common stock. At closing, Avesta equity holders will receive an aggregate of 6,532,554 Visual options, warrants and shares of common stock. In addition, Avesta equity holders will be entitled to receive up to 2,000,000 shares of Visual common stock as additional consideration if certain annual sales goals are achieved in 2000. The Boards of Directors of Visual and Avesta and the stockholders of Avesta have approved the Merger. The Merger will become effective subject to approval by Visual stockholders and regulatory approval. In connection with the Merger, the Company entered into severance agreements with certain executives that provide for severance payments and the immediate vesting of stock options upon each executive’s termination.

APPENDIX G

VOTING AGREEMENT

VOTING AGREEMENT

      This Voting Agreement (“Agreement”) is made and entered into as of February 7, 2000 between Avesta Technologies, Inc., a Delaware corporation (the “Company”), and the undersigned stockholder ( “Stockholder”) of Visual Networks, Inc., a Delaware corporation (“Buyer”).

RECITALS

      A.  Concurrently with the execution of this Agreement, Buyer, the Company, and Visual Acquisitions Three, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer ( “Merger Sub”), have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, shares of capital stock of the Company will be converted into the right to receive shares of common stock of Buyer in the manner set forth in the Merger Agreement.

      B.  The Stockholder is the record holder and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act” )) of such number of shares of the outstanding Common Stock of Buyer as is indicated on the final page of this Agreement (the “Shares”).

      C.  As a material inducement to enter into the Merger Agreement, the Company desires the Stockholder to agree, and the Stockholder is willing to agree to vote the Shares and any other such shares of capital stock of Buyer so as to facilitate consummation of the Merger.

      NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, the parties agree as follows:

1. Agreement to Vote Shares. At every meeting of the stockholders of Buyer called with respect to, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of Buyer with respect to, approval of the Merger Agreement, Stockholder shall vote the Shares in favor of approval of the Merger Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger.

2. Representations, Warranties and Covenants of the Stockholder. Stockholder hereby represents, warrants and covenants to the Company that Stockholder (i) is the beneficial owner of the Shares, and (ii) has full power and authority to make, enter into and carry out the terms of this Agreement.

3. Termination. This Agreement delivered in connection herewith shall terminate and shall have no further force or effect as of the Effective Date (as defined in the Merger Agreement) or the Merger Agreement is terminated in accordance with its terms.

4. Miscellaneous.

4.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

4.2 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

4.3 Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreement of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Company upon any such violation, the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Company at law or in equity.

4.4 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

4.5 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

4.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

4.7 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

4.8 Additional Purchase. The Stockholder agrees that any shares of Common Stock of Buyer acquired by the Stockholder on or after the date of this Agreement shall be subject to the terms of this Agreement.

[Remainder of This Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed on the date and year first above written.

AVESTA TECHNOLOGIES, INC.

By:

Name:

Title:

STOCKHOLDER

Name:
Name of Stockholder

Stockholder’s Address for Notice:

Number of Shares Beneficially Owned:

Shares of Common Stock

APPENDIX H

SECTION 262 OF THE

DELAWARE GENERAL CORPORATION LAW

      (a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d)  Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h)  After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX I

REGISTRATION RIGHTS AGREEMENT

AMONG

CERTAIN STOCKHOLDERS OF

AVESTA TECHNOLOGIES, INC.

AND

VISUAL NETWORKS, INC.

            , 2000

REGISTRATION RIGHTS AGREEMENT

      THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) dated as of                            , 2000, by and among VISUAL NETWORKS, INC., a Delaware corporation (the “Company”), the holders whose names, addresses and number of shares of Merger Shares are listed on Schedule A-1 attached hereto (the “Holders”).

      WHEREAS, pursuant to an Agreement and Plan of Merger dated as of February 6, 2000 by and among the Company, Visual Acquisitions Three, Inc., and Avesta Technologies Inc. (“Avesta”) (the “Merger Agreement”), the Holders may acquire an aggregate of up to                shares (the “Merger Shares”) of the Company’s Common Stock and are affiliates of Avesta; and

      WHEREAS, the execution and delivery of this Agreement is a condition to the Closing of the Merger Agreement; and

      WHEREAS, Holders desire to have the Merger Shares be subject to the rights described herein.

      NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties hereto, intending to be legally bound, agree as follows:

1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement. Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:

(a) “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(b) “Common Stock” shall mean the common stock of the Company, par value $.01 per share.

(c) “Participating Holder” shall mean any Holder participating in a registration pursuant to Section 2.

(d) “Person” shall include an individual, corporation, partnership, limited liability company, joint venture, association, trust, or any other entity or organization.

(e) The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement by the Commission.

(f) “Registrable Securities” shall mean the Merger Shares, including Merger Shares issued upon the exercise of outstanding options and warrants, as well as any securities issued as a dividend or other distribution with respect to, or in exchange or in replacement of, the securities referred to above.

(g) “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute enacted hereafter, and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

(h) “Transfer” as to any shares of Merger Shares, shall mean to sell, or in any other way directly or indirectly, to transfer, assign, distribute, encumber, pledge, hypothecate or otherwise dispose of, either voluntarily or involuntarily (or a sale, or any other direct or indirect transfer, assignment, distribution, encumbrance or other voluntary or involuntary disposition) (as the case may be).

(i) “1934 Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute enacted hereafter, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

2. Registration Rights.

(a) Registration on Form S-3. As promptly as possible after the execution of this Agreement (but in no event later than 30 days after the Closing Date), the Company shall prepare and file with the Commission a registration statement on Form S-3 or another appropriate form (the “Registration Statement”) under the Securities Act covering the registration of all of the Registrable Securities, and the Company shall use its best efforts to have the Registration Statement declared effective as soon as practicable after the filing. The Company shall keep the Registration Statement effective until the earlier of: (i) two years after its effective date; (ii) all Registrable Securities have been sold thereunder; or (iii) the Registrable Securities may be sold without registration and without restriction under the Securities Act.

(b) Piggyback Registration. The Company agrees that, subject to Section 2(e) hereof, if at any time the Company proposes to register any of its securities under the Securities Act, for its own account or for the account of others in connection with the public offering of such securities solely for cash, on a registration form that would also permit the registration of Registrable Securities and other than: (i) a registration pursuant to Section 2(a); (ii) a registration relating solely to employee benefit plans; (iii) a registration relating solely to a Commission Rule 145 transaction; (iv) a registration statement on Form S-3 or S-4 (or successor form) related to shares issued by the Company solely in connection with an acquisition (a “Subsequent Acquisition”); or (v) a registration on any registration form which does not permit secondary sales; the Company shall, each such time, promptly give each Holder written notice of such proposal. Upon the written request of each Holder given within thirty (30) days after mailing of any such notice by the Company, subject to Section 2(e) hereof, the Company shall cause to be included in such registration under the Securities Act all Registrable Securities that each Holder has requested be registered, provided that the Company shall have the right to postpone or withdraw any proposed registration of its securities without obligation to any Holder. The Company, upon written notice to such Holders, shall have the right to limit such Registrable Securities to be registered, if any, to the largest number which would not, in the written opinion of the Company’s investment banker engaged by the Company in connection with such offering, result in such interference or detriment or, if any number would result in such interference or detriment, to exclude from such registration all such Registrable Securities. No Registrable Securities excluded from the registration by reason of the immediately prior sentence shall be included in such registration. Such limitation shall be applied to each such Holder pro rata in respect of the number of shares subject to such request or proposed for registration, as the case may be. The obligations of the Company pursuant to this Section 2(b) shall terminate upon the earlier of (1) the first anniversary of the Closing under the Merger Agreement and (2) the registration of the Company’s securities under the Securities Act for its own account in connection with an underwritten public offering of such securities solely for cash, on a registration form that would also permit the registration of Registrable Securities and the holders of Registrable Securities have been permitted to participate in such registration.

(c) Obligation of the Company. Whenever required under this Agreement to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(i) Prepare and file with the Commission a registration statement covering such Registrable Securities and use its best efforts to cause such registration statement to be declared effective by the Commission and to keep such registration effective until the earlier of (1) the date when all Registrable Securities covered by the registration statement have been sold or (2) in the case of a registration pursuant to Section 2(a) hereof, the period set forth in such Section. The Company will furnish to each

Participating Holder and the underwriters, if any, copies of all such documents, proposed to be filed (excluding exhibits, unless any such person shall specifically request exhibits), which documents will be subject to the review of each Participating Holder and underwriters, and the Company will not file such registration statement or any amendment thereto or any prospectus or any supplement thereto (including any documents incorporated by reference therein) with the Commission if (1) any Participating Holder or the underwriters, if any, shall reasonably object to such filing or (2) information in such registration statement or prospectus concerning any Participating Holder has changed and any Participating Holder or the underwriters, if any, shall reasonably object. The Company shall take all reasonable steps necessary to ensure that such registration statement as of its effective date, or any final prospectus (as from time to time amended or supplemented by the Company), does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided that the Company shall not be responsible for the accuracy and completeness of information furnished by the Holders in writing expressly for inclusion in such registration statement).

(ii) Prepare and file with the Commission such amendments and post-effective amendments to such registration statement as may be necessary to keep such registration statement effective during the period referred to in Section 2(c)(i) hereof and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement, and cause the prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed with the Commission pursuant to Rule 424 under the Securities Act.

(iii) Furnish to each Participating Holder such numbers of copies of such registration statement, each amendment thereto, the prospectus included in such registration statement (including each preliminary prospectus), each supplement thereto and such other documents as the Participating Holder may reasonably request in order to facilitate the disposition of Registrable Securities owned by it.

(iv) Use its best efforts to register and qualify the Registrable Securities under such other securities laws of such jurisdictions as shall be reasonably requested by each Participating Holder and do any and all other acts and things which may be reasonably necessary or advisable to enable each Participating Holder to consummate the disposition of the Registrable Securities in such jurisdictions; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify generally to transact business in any such states or jurisdictions.

(v) Promptly notify each Participating Holder at any time when a prospectus relating to Registrable Securities is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits to state any fact necessary to make the statements therein not misleading and, at the request of any Participating Holder, the Company will, as promptly as possible, but in any event within 10 business days, provided, however, if the disclosure required would have a material adverse effect upon the Company or materially impair the activities of the Company, then the Company shall have an additional 10 business days, prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading.

(vi) Make available for inspection by each Participating Holder, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any Participating Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the officers, directors, employees and independent accountants of the Company to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement, which information shall be subject to reasonable restrictions concerning confidentiality and non-disclosure.

(vii) Notify each Participating Holder and the underwriters, if any, of the following events and (if requested by any such person) confirm such notification in writing: (1) the filing of the prospectus or any prospectus supplement and the registration statement and any amendment or post-effective amendment thereto and, with respect to the registration statement and any amendment or post-effective amendment thereto and, with respect to the registration statement or any post-effective amendment thereto, the declaration of the effectiveness of such documents; (2) any requests by the Commission for amendments or supplements to the registration statement or the prospectus or for additional information; (3) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose; and (4) the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threat of initiation of any proceeding for such purpose.

(viii) Make every reasonable effort to (1) prevent the entry of any order suspending the effectiveness of the registration statement and (2) obtain the withdrawal of any such order, if entered.

(ix) If reasonably requested by any underwriter or any Participating Holder in connection with any underwritten offering, incorporate in a prospectus supplement or post-effective amendment such information as the underwriters and the Participating Holders agree should be included therein relating to the sale of the Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being sold to such underwriters, the purchase price being paid therefor by such underwriters and any other terms of the underwritten (or best efforts underwritten) offering of the Registrable Securities to be sold in such offering, and make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment.

(x) Cooperate with the Participating Holders and the underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends, and enable such Registrable Securities to be in such lots and registered in such names as the underwriters may request at least two (2) business days prior to any delivery of Registrable Securities to the underwriters.

(xi) Provide a CUSIP number for all Registrable Securities not later than the effective date of the registration statement.

(xii) Prior to the effectiveness of the registration statement and any post-effective amendment thereto and at each closing of an underwritten offering: (1) make such representations and warranties to each Participating Holder and the underwriters, if any, with respect to the Registrable Securities and the underwriters, if any, with respect to the Registrable Securities and the registration statement as are customarily made by issuers to underwriters in primary underwritten offerings; (2) obtain opinions of counsel to the Company and updates thereof (which opinions shall be reasonably satisfactory to the underwriters, if any, and to the Major Holders which are Participating Holders) addressed to each Participating Holder and the underwriters, if any, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by the Major Holders who are Participating Holders and underwriters or their counsel; (3) obtain “cold comfort” letters and updates thereof from the Company’s independent certified public accountants addressed to each Participating Holder and the underwriters, if any, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters by underwriters in connection with primary underwritten offerings; and (4) deliver such documents and certificates as may be reasonably requested by the Major Holders which are Participating Holders and by the underwriters, if any, to evidence compliance with clause (1) above and with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company.

(xiii) Otherwise use its best efforts to comply with all applicable rules and regulations of the Commission.

(e) Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 that each Participating Holder shall furnish to the Company such information regarding it, the Registrable Securities held by it, and the intended method of disposition of such Registrable Securities as the Company shall reasonably request and as shall be required in connection with the action to be taken by the Company.

(f) Suspension of Disposition of Registrable Securities. Each Participating Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2(c)(v) hereof (a “Suspension Notice”), such Holder will forthwith discontinue disposition of Registrable Securities until such Holder’s receipt of copies of a supplemented or amended prospectus contemplated by Section 2(c)(v) hereof, or until it is advised in writing (the “Advice”) by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the prospectus, and, if so directed by the Company, each Participating Holder will deliver to the Company (at the expense of the Company) all copies, other than permanent file copies then in each Participating Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such Suspension Notice. In the event the Company shall give any such Suspension Notice, the time periods mentioned in Section 2(c)(i) hereof shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 2(c)(v) hereof to and including the date when each Participating Holder shall have received the copy of the supplemented or amended prospectus contemplated by Section 2(c)(v) hereof or the Advice. The Company shall not deliver more than three Suspension Notices in any twelve month period.

(g) Expenses of Registration. All expenses incurred in connection with a registration pursuant to Section 2(a) and Section 2(b) hereof (excluding underwriters’ discounts and commissions), including, without limitation all registration and qualification fees, fees and disbursements of counsel for the Company, and, with respect to a registration pursuant to Section 2(a) hereof, the reasonable fees and disbursements of one counsel chosen by the Participating Holders, shall be borne by the Company.

(h) Underwriting Requirements; Priorities.

(i) The Company will have the right to select the investment banker(s) and manager(s) to administer any offering to which Section 2(b) hereof is applicable.

(ii) No Person may participate in any underwritten registration hereunder unless such Person (1) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (2) completes and executes all reasonable questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the term of such underwriting arrangements.

(i) Lockup Agreement. Each Holder agrees in connection with any registration of the Company’s securities in which such Holder participates pursuant to Section 2(b) above, upon the request of the Company or the underwriter(s) managing any underwritten offering of the Company’s securities, not to sell, make any short sale of, grant any option for the purchase of or otherwise dispose of any Registrable Securities (other than those included in the registration) without the prior written consent of the Company or such underwriter(s), as the case may be, which consent shall not be unreasonably withheld, for such period of time not to exceed 90 days from the effective date of such registration as the Company or the underwriter(s) may specify.

(j) Transfer of Registration Rights. Subject to the provisions hereunder, provided that the Company is given written notice by such Holder at the time of such transfer stating the name and address of the transferee and identifying the securities with respect to which the rights under this Section 2 hereof are being assigned, the registration rights under this Section 2 hereof may be transferred to any affiliate of such Holder, to another Holder or to any person acquiring at least fifty percent (50%) of the Registrable Securities or all of such Holder’s Registrable Securities. Any transferee to whom rights under this Section 2 are transferred shall, as a condition to such transfers, deliver to the Company a written instrument by which such transferee agrees to be bound to the obligations imposed upon the Holders under this Section 2.

(k) Indemnification. In the event any Registrable Securities are included in a registration statement under Section 2 hereof:

(i) To the full extent permitted by law, the Company will, and hereby does indemnify and hold harmless each Holder, each director, officer, partner, employee, or agent for each Holder, any underwriter (as defined in the Act) for each Holder, and each Person, if any, who controls each Holder or underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Securities Act and applicable state securities laws insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein in light of the circumstances under which they were made or necessary to make the statements therein not misleading or arise out of any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and will reimburse each such Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 2(l)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld) nor shall the Company be liable to a Holder, underwriter or controlling Person for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or an alleged untrue statement or omission or alleged omission made in connection with such registration statement, preliminary prospectus, final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by or on behalf of such Holder, underwriter or controlling Person.

(ii) To the full extent permitted by law, each Holder will, severally and not jointly, indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, and any underwriter for the Company (within the meaning of the Act), against any losses, claims, damages or liabilities, joint or several, to which the Company or any such director, officer, controlling Person or underwriter may become subject, under the Securities Act and applicable state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person or underwriter in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2(l)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld).

In no event shall the liability of any Holder under this Section 2(l) be greater than the lesser of (a) their pro rata portion of any liability based on the total liability of all Participating Holders similarly situated, or (b) the dollar amount of the gross proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(iii) Promptly after receipt by an indemnified party under this Section 2(l) of notice of the commencement of any action or knowledge of a claim that would, if asserted, give rise to a claim for indemnity hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2(l), notify the indemnifying party in writing of the commencement thereof or knowledge thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties. The failure to notify an indemnifying party promptly of the commencement of any such action or of the knowledge of any such claim, if materially prejudicial to his ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2(l), but the omission so to notify the indemnifying party will not relieve him of any liability that he may have to any indemnified party otherwise than under this Section.

(iv) If the indemnification provided for in this Section 2(l) is for any reason, other than pursuant to the terms thereof, held to be unavailable to an indemnified party in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Company and each Holder in connection with the statements or omission which resulted in such losses, claims, damages, liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact relates to information supplied by the Company or each Holder and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and each Holder agree that it would not be just and equitable if contribution pursuant to this subsection (iv) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (iv). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (iv) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim, but shall be subject, in the case of a Holder, to the limitation of the second paragraph of Section 2(l)(ii) above. No person guilty of fraudulent misrepresentation within the meaning of Section 11(d) of the Securities Act shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

3. Legend on Stock Certificates. Each certificate representing shares of Common Stock held by any Holder shall bear the following legend until such time as the shares represented thereby are no longer subject to the provisions hereof:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A REGISTRATION RIGHTS AGREEMENT, DATED SEPTEMBER , 1999, AMONG VISUAL NETWORKS, INC. (THE “COMPANY”) AND THE RECORD HOLDER OF THIS CERTIFICATE. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE COMPANY.”

4. Remedies. In case any one or more of the covenants and/or agreements set forth in this Agreement shall have been breached by the Company or the Holders, any of the Holders or the Company (as the case may be) may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance or injunctive relief with respect to any such covenant or agreement contained in this Agreement.

5. Notices. All notices or requests provided for or permitted to be given pursuant to this Agreement must be in writing. All notices and other communications shall be effective upon the earlier of actual receipt thereof by the person to whom notice is directed or (i) in the case of notices and communications sent by personal delivery or telecopy, on the day such notice or communication arrives at the applicable address or was successfully sent to the applicable telecopy number (or, if the notice or communication arrives or was successfully sent after 5:00 p.m. on that day, then on the following business day), (ii) in the case of notices and communications sent by overnight delivery service, on the first business day following the day such notice or communication was sent, and (iii) in the case of notices and communications sent by United States mail, three business days after such notice or communication shall have been deposited in the United States mail. The addresses of the parties hereto for all purposes of this Agreement are:

Company	Visual Networks, Inc.

Major Holders	See Schedule A-1 attached hereto

Minor Holders	See Schedule A-2 attached hereto

By giving to the other parties at least five (5) days’ written notice thereof, any party hereto shall have the right from time to time and at any time during the term of this Agreement to change his respective address and each party shall have the right to specify as his address any other address within the United States of America.

6. Grant of Other Registration Rights. From time to time, the Company may grant registration rights to any other holder of any of the capital stock of the Company, provided, that, if any of such rights include piggyback registration rights, such registration rights are pari passu or subordinate with respect to the rights granted to Holders pursuant to Section 2(b).

7. Binding Agreement. This Agreement and each provision herein shall be binding upon and applicable to, and shall inure to the benefit of, the Holders, their permitted assigns and legal representatives.

8. Consents and Waivers. No consent or waiver, express or implied, by any party hereto of the breach, default or violation by any other party hereto of his obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach, default or violation of the same or any other obligations of such party hereunder. Failure on the part of any party hereto to complain of any act of any of the other parties or to declare any of the other parties hereto in default, irrespective or how long such failure continues, shall not constitute a waiver by such party of his rights hereunder.

9. Applicable Law. This Agreement and all questions relating to its validity, interpretation and performance shall be governed by and construed in accordance with the laws of the State of Delaware.

10. Prior Agreements; Amendments. This Agreement supersedes any prior or contemporaneous understanding or agreement among the parties respecting the subject matter hereof. There are no arrangements, understandings or agreements, oral or written, among the parties hereto relating to the subject matter of this Agreement, except those fully expressed herein or in documents executed contemporaneously herewith. No change or modification of this Agreement shall be valid or binding upon the parties hereto unless such change or modification or waiver shall be in writing and signed by the Major Holders, and such change or modification shall be binding on all holders of Registrable Securities.

11. Counting of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or holiday.

12. Captions. The captions used in this Agreement are for convenience only and shall not be construed in interpreting this Agreement. Whenever the context so required, the neuter shall include the feminine and masculine, and the singular shall include the plural, and conversely.

13. Headings. All section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

14. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original for all purposes, but all of which taken together shall constitute only one agreement. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

VISUAL NETWORKS, INC.

By:

Scott Stouffer, President

HOLDER:

Name:

Address:

Number of Merger Shares:

APPENDIX J

CERTIFICATE OF AMENDMENT

TO
AMENDED AND RESTATED CERTIFICATE
OF INCORPORATION
OF
VISUAL NETWORKS, INC.

J-1

CERTIFICATE OF AMENDMENT

TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VISUAL NETWORKS, INC.

Pursuant to Section 242

of the General Corporation Law of
the State of Delaware

      Visual Networks, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

      At a meeting of the Board of Directors of the Corporation a resolution was duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the amended and restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment by the affirmative vote of the holders of at least a majority of the Common Stock present at the Annual Meeting of Stockholders in accordance with Sections 211 and 242 of the General Corporation Law of the State of Delaware. The resolutions setting forth the amendment are as follows:

      RESOLVED:

FIRST: That the first paragraph of Article FOUR of the Restated Certificate of Incorporation of the Corporation be deleted in its entirety and the following paragraph shall be inserted in lieu thereof:

“4. Authorized Capital. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 205,000,000 shares, of which (i) 200,000,000 shall be shares of common stock, par value $0.01 per share (the “Common Stock”), and (ii) 5,000,000 shall be shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).”

SECOND: This amendment to the Amended and Restated Certificate of Incorporation shall be effective as of the date set forth below.

      IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Scott E. Stouffer, President, this   day of           , 2000.

Name: Scott E. Stouffer
Title: President

J-2

APPENDIX K

VISUAL NETWORKS 2000 STOCK INCENTIVE PLAN

VISUAL NETWORKS, INC.

2000 STOCK INCENTIVE PLAN

1. Establishment, Purpose and Types of Awards

      Visual Networks, Inc., a Delaware corporation (the “Company”), hereby establishes the VISUAL NETWORKS, INC. 2000 STOCK INCENTIVE PLAN (the “Plan”). The purpose of the Plan is to promote the long-term growth and profitability of the Company by (i) providing key people with incentives to improve stockholder value and to contribute to the growth and financial success of the Company, and (ii) enabling the Company to attract, retain and reward the best-available persons.

      The Plan permits the granting of stock options (including incentive stock options qualifying under Code section 422 and nonqualified stock options), stock appreciation rights, restricted or unrestricted stock awards, phantom stock, performance awards, other stock-based awards, or any combination of the foregoing. The Plan also provides a formula for granting certain stock options to directors of the Company who are not employees of the Company or any Affiliate.

2. Definitions

      Under this Plan, except where the context otherwise indicates, the following definitions apply:

      (a)  “Affiliate” shall mean any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, and partnerships). For this purpose, “control” shall mean ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the entity.

      (b)  “Award” shall mean any stock option, stock appreciation right, stock award, phantom stock award, performance award, or other stock-based award.

      (c)  “Board” shall mean the Board of Directors of the Company.

      (d)  “Code” shall mean the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

      (e)  “Common Stock” shall mean shares of common stock of the Company, par value of one cent ($0.01) per share.

      (f)  “Eligible Director” shall mean a director of the Company who is not an employee of the Company or any Affiliate.

      (g)  “Fair Market Value” shall mean, with respect to a share of the Company’s Common Stock for any purpose on a particular date, the value determined by the Administrator in good faith. However, if the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and listed for trading on a national exchange or market, “Fair Market Value” shall mean, as applicable, (i) either the closing price or the average of the high and low sale price on the relevant date, as determined in the Administrator’s discretion, quoted on the New York Stock Exchange, the American Stock Exchange, or the Nasdaq National Market; (ii) the last sale price on the relevant date quoted on the Nasdaq Small Cap Market; (iii) the average of the high bid and low asked prices on the relevant date quoted on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Inc. or a comparable service as determined in the Administrator’s discretion; or (iv) if the Common Stock is not quoted by any of the above, the average of the closing bid and asked prices on the relevant date furnished by a professional market maker for the Common Stock, or by such other source, selected by the Administrator. If no public trading of the Common Stock occurs on the relevant date, then Fair Market Value shall be determined as of the next preceding date on which trading of the Common Stock does occur. For all purposes under this Plan, the term “relevant date” as used in this Section 2.1(g) shall mean either the date as of which Fair Market Value is to be determined or the next preceding date on which public trading of the Common Stock occurs, as determined in the Administrator’s discretion.

      (h)  “Grant Agreement” shall mean a written document memorializing the terms and conditions of an Award granted pursuant to the Plan and shall incorporate the terms of the Plan.

3. Administration

      (a)  Administration of the Plan. The Plan shall be administered by the Board or by such committee or committees as may be appointed by the Board from time to time (the Board, committee or committees hereinafter referred to as the “Administrator”).

      (b)  Powers of the Administrator. The Administrator shall have all the powers vested in it by the terms of the Plan, such powers to include authority, in its sole and absolute discretion, to grant Awards under the Plan, prescribe Grant Agreements evidencing such Awards and establish programs for granting Awards.

      The Administrator shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to: (i) determine the eligible persons to whom, and the time or times at which Awards shall be granted; (ii) determine the types of Awards to be granted; (iii) determine the number of shares to be covered by or used for reference purposes for each Award; (iv) impose such terms, limitations, restrictions and conditions upon any such Award as the Administrator shall deem appropriate; (v) modify, amend, extend or renew outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards (provided however, that, except as provided in Section 7(d) of the Plan, any modification that would materially adversely affect any outstanding Award shall not be made without the consent of the holder); (vi) accelerate or otherwise change the time in which an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following termination of any grantee’s employment or other relationship with the Company; and (vii) establish objectives and conditions, if any, for earning Awards and determining whether Awards will be paid after the end of a performance period.

      The Administrator shall have full power and authority, in its sole and absolute discretion, to administer and interpret the Plan and to adopt and interpret such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable.

      Awards to Eligible Directors as provided in Section 6(a)(ii) shall be automatic and nondiscretionary to the extent provided in Section 6(a)(ii).

      (c)  Non-Uniform Determinations. With the exception of Awards to Eligible Directors pursuant to Section 6(a)(ii), the Administrator’s determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Grant Agreements evidencing such Awards) need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

      (d)  Limited Liability. To the maximum extent permitted by law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

      (e)  Indemnification. To the maximum extent permitted by law and by the Company’s charter and by-laws, the members of the Administrator shall be indemnified by the Company in respect of all their activities under the Plan.

      (f)  Effect of Administrator’s Decision. All actions taken and decisions and determinations made by the Administrator on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Administrator’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Company, its stockholders, any participants in the Plan and any other employee, consultant, or director of the Company, and their respective successors in interest.

4. Shares Available for the Plan; Maximum Awards

      Subject to adjustments as provided in Section 7(d) of the Plan, the shares of Common Stock that may be issued with respect to Awards granted under the Plan shall not exceed an aggregate of 7,000,000 shares of Common Stock. The Company shall reserve such number of shares for Awards under the Plan, subject to adjustments as provided in Section 7(d) of the Plan. If any Award, or portion of an Award, under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of Common Stock are surrendered to the Company in connection with any Award (whether or not such surrendered shares were acquired pursuant to any Award), or if any shares are withheld by the Company, the shares subject to such Award and the surrendered and withheld shares shall thereafter be available for further Awards under the Plan; provided, however, that any such shares that are surrendered to or withheld by the Company in connection with any Award or that are otherwise forfeited after issuance shall not be available for purchase pursuant to incentive stock options intended to qualify under Code section 422.

      Subject to adjustments as provided in Section 7(d) of the Plan, the maximum number of shares of Common Stock subject to Awards of any combination that may be granted during any one fiscal year of the Company to any one individual under this Plan shall be limited to 500,000. Such per-individual limit shall not be adjusted to effect a restoration of shares of Common Stock with respect to which the related Award is terminated, surrendered or canceled.

5. Participation

      Participation in the Plan shall be open to all employees, officers, and directors of, and other individuals providing bona fide services to or for, the Company, or of any Affiliate of the Company, as may be selected by the Administrator from time to time.

6.  Awards

      The Administrator, in its sole discretion, establishes the terms of all Awards granted under the Plan. Awards may be granted individually or in tandem with other types of Awards. All Awards are subject to the terms and conditions provided in the Grant Agreement. The Administrator may permit or require a recipient of an Award to defer such individual’s receipt of the payment of cash or the delivery of Common Stock that would otherwise be due to such individual by virtue of the exercise of, payment of, or lapse or waiver of restrictions respecting, any Award. If any such payment deferral is required or permitted, the Administrator shall, in its sole discretion, establish rules and procedures for such payment deferrals.

      (a)  Stock Options. (i) The Administrator may from time to time grant to eligible participants Awards of incentive stock options as that term is defined in Code section 422 or nonqualified stock options; provided, however, that Awards of incentive stock options shall be limited to employees of the Company or of any current or hereafter existing “parent corporation” or “subsidiary corporation,” as defined in Code sections 424(e) and (f), respectively, of the Company. Options intended to qualify as incentive stock options under Code section 422 must have an exercise price at least equal to Fair Market Value as of the date of grant, but nonqualified stock options may be granted with an exercise price less than Fair Market Value. No stock option shall be an incentive stock option unless so designated by the Administrator at the time of grant or in the Grant Agreement evidencing such stock option.

      (ii)  Notwithstanding anything in the Plan to the contrary, at such time and to the extent that there is an insufficient number of shares remaining for Awards under the 1997 Directors’ Stock Option Plan, options shall be granted automatically under this Plan to Eligible Directors as follows: (A) each person who becomes an Eligible Director after the effective date of the Plan shall be granted an option to purchase 24,000 shares of Common Stock (the “Initial Grant”) on the close of business on the date of his or her initial election or appointment to the Board; and (B) each Eligible Director shall be granted an additional option to purchase 6,000 shares of Common Stock (an “Annual Grant”) on the date of each annual stockholders’ meeting, including the meeting at which such Eligible Director is initially elected, provided he or she is serving as an Eligible Director immediately after such meeting. The exercise price per share for each option granted under this Section 6(a)(ii) shall be the closing price per share of the Company’s Common Stock on the Nasdaq National Market, or the principal exchange on which the Common Stock is then listed, on the date of grant, and if no such price is reported on such date, such price as reported on the nearest preceding date on which such price is reported.

      Each Initial Grant shall become vested and exercisable with respect to one-fourth of the shares upon the first anniversary of the date on which such option was granted, and the remaining three-fourths shall vest in 36 equal, monthly installments thereafter. Each Annual Grant shall become vested and exercisable with respect to one-twelfth of the shares on a monthly basis and shall be fully vested and exercisable no later than the date of the annual meeting of stockholders next following the grant date. No option granted to an Eligible Director under this Section 6(a)(ii) shall become vested and exercisable with respect to any shares of Common Stock after the date on which such Eligible Director ceases to serve as a member of the Board. To the extent vested and exercisable, an option granted to an Eligible Director under this Section 6(a)(ii) may be exercised from time to time, in whole or in part, prior to the earlier of (x) 60 days after a grantee ceases to serve as a Director (180 days if the grantee ceased to serve because of his or her death or permanent disability) or (y) the seventh anniversary of the date of grant.

      In the event of a “Change in Control of the Company” (as defined below), any outstanding options granted pursuant to this Section 6(a)(ii) prior to the date of such Change in Control of the Company shall be 100% vested and be exercisable on the date of such Change in Control of the Company. For purposes of this Section 6(a)(ii), a “Change in Control of the Company” shall occur or be deemed to have occurred only if:

(1) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(2) during any period of two consecutive years ending during the term of the Plan, individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect any transaction described in clause (1), (3) or (4) of this Section 6(a)(ii)) whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were either directors at the beginning of the period or whose election or whose nomination for election was previously so approved (collectively, the

“Disinterested Directors”), cease for any reason to constitute a majority of the Board of Directors;

(3) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as herein above defined) acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

(4) the stockholders of the Company approve a plan of complete liquidation of the Company or the sale of all or substantially all of the Company’s assets which, in either case, has not previously been approved by a majority of the Disinterested Directors.

      Options granted under this Section 6(a)(ii) may be exercised only by written notice (in a form prescribed by or acceptable to the Company) to the Company at its principal office. Payment of the exercise price may be made by delivery of cash or check to the order of the Company in an amount equal to the exercise price, or, to the extent permitted by the Company, by delivery to the Company of shares of Common Stock of the Company already owned and held by the grantee for at least six months and having a Fair Market Value equal in amount to the exercise price of the option being exercised.

      (b)  Stock Appreciation Rights. The Administrator may from time to time grant to eligible participants Awards of Stock Appreciation Rights (“SAR”). An SAR entitles the grantee to receive, subject to the provisions of the Plan and the Grant Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Common Stock over (B) the base price per share specified in the Grant Agreement, times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised. Payment by the Company of the amount receivable upon any exercise of an SAR may be made by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Administrator. If upon settlement of the exercise of an SAR a grantee is to receive a portion of such payment in shares of Common Stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Common Stock on the exercise date. No fractional shares shall be used for such payment and the Administrator shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

      (c)  Stock Awards. The Administrator may from time to time grant restricted or unrestricted stock Awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. A stock Award may be paid in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator.

      (d)  Phantom Stock. The Administrator may from time to time grant Awards to eligible participants denominated in stock-equivalent units (“phantom stock”) in such amounts and on such terms and conditions as it shall determine. Phantom stock units granted to a participant shall be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of the Company’s assets. An Award of phantom stock may be settled in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator. Except as otherwise provided in the applicable Grant Agreement, the grantee shall not have the rights of a stockholder with respect to any shares of Common Stock represented by a phantom stock unit solely as a result of the grant of a phantom stock unit to the grantee.

      (e)  Performance Awards. The Administrator may, in its discretion, grant performance awards which become payable on account of attainment of one or more performance goals established by the Administrator. Performance awards may be paid by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Administrator. Performance goals established by the Administrator may be based on the Company’s or an Affiliate’s operating income or one or more other business criteria selected by the Administrator that apply to an individual or group of individuals, a business unit, or the Company or an Affiliate as a whole, over such performance period as the Administrator may designate.

      (f)  Other Stock-Based Awards. The Administrator may from time to time grant other stock-based awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. Other stock-based awards may be denominated in cash, in Common Stock or other securities, in stock-equivalent units, in stock appreciation units, in securities or debentures convertible into Common Stock, or in any combination of the foregoing and may be paid in Common Stock or other securities, in cash, or in a combination of Common Stock or other securities and cash, all as determined in the sole discretion of the Administrator.

7.  Miscellaneous

      (a)  Withholding of Taxes. Grantees and holders of Awards shall pay to the Company or its Affiliate, or make provision satisfactory to the Administrator for payment of, any taxes required to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company or its Affiliate may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the grantee or holder of an Award. In the event that payment to the Company or its Affiliate of such tax obligations is made in shares of Common Stock, such shares shall be valued at Fair Market Value on the applicable date for such purposes.

      (b)  Loans. The Company or its Affiliate may make or guarantee loans to grantees to assist grantees in exercising Awards (other than Awards granted to Eligible Directors under Section 6(a)(ii)) and satisfying any withholding tax obligations.

      (c)  Transferability. Except as otherwise determined by the Administrator, and in any event in the case of an incentive stock option or a stock appreciation right granted with respect to an incentive stock option, no Award granted under the Plan shall be transferable by a grantee otherwise than by will or the laws of descent and distribution. However, Eligible Directors may transfer Awards granted under Section 6(a)(ii) to family members, to trusts established for the benefit of family members or to partnerships or corporations owned by family members. Unless otherwise determined by the Administrator in accord with the provisions of the immediately preceding sentence, an Award may be exercised during the lifetime of the grantee, only by the grantee or, during the period the grantee is under a legal disability, by the grantee’s guardian or legal representative.

      (d)  Adjustments; Business Combinations. In the event of changes in the Common Stock of the Company by reason of any stock dividend, split-up, recapitalization, merger, consolidation, business combination or exchange of shares and the like, (1) the Administrator shall make appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which Awards may be granted under the Plan as provided in Section 4 of the Plan, the maximum number of shares subject to Awards which may be granted to any individual in any one fiscal year under the Plan as provided in Section 4 of the Plan, and the number, kind and price of shares covered by Awards to be granted to Eligible Directors pursuant to Section 6(a)(ii) of the Plan, and (2) the Administrator, in its discretion and without the consent of holders of Awards, may make any other adjustments in Awards or in any other matters which relate to Awards as the Administrator, shall, in its sole discretion, determine to be necessary or appropriate.

      Notwithstanding anything in the Plan to the contrary and without the consent of holders of Awards, the Administrator, in its sole discretion, may make any modifications to any Awards, including but not limited to cancellation, forfeiture, surrender or other termination of the Awards, in whole or in part regardless of the vested status of the Award, in order to facilitate any business combination that is authorized by the Board to comply with requirements for treatment as a pooling of interests transaction for accounting purposes under generally accepted accounting principles.

      The Administrator is authorized to make, in its discretion and without the consent of holders of Awards, adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

      (e)  Substitution of Awards in Mergers and Acquisitions. Awards may be granted under the Plan from time to time in substitution for Awards held by employees, officers, consultants or directors of entities who become or are about to become employees, officers, consultants or directors of the Company or an Affiliate as the result of a merger or consolidation of the employing entity with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of the assets or stock of the employing entity.

      The terms and conditions of any substitute Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the substitute Awards to the provisions of the awards for which they are substituted.

      (f)  Termination, Amendment and Modification of the Plan. The Board may terminate, amend or modify the Plan or any portion thereof at any time.

      (g)  Non-Guarantee of Employment or Service. Nothing in the Plan or in any Grant Agreement thereunder shall confer any right on an individual to continue in the service of the Company or shall interfere in any way with the right of the Company to terminate such service at any time with or without cause or notice.

      (h)  No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a grantee or any other person. To the extent that any grantee or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

      (i)  Governing Law. The validity, construction and effect of the Plan, of Grant Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Grant Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Delaware, without regard to its conflict of laws principles.

      (j)  Effective Date; Termination Date. The Plan is effective as of the date on which the Plan is adopted by the Board, subject to approval of the stockholders within twelve months before or after such date. No Award shall be granted under the Plan after the close of business on the day immediately preceding the tenth anniversary of the effective date of the Plan, or if earlier, the tenth anniversary of the date this Plan is approved by the stockholders. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

PART II

INFORMATION NOT REQUIRED IN INFORMATION STATEMENT/ PROXY

STATEMENT/ PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law (“Section 145”) permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. The Registrant’s Bylaws include provisions to require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary. Section 145 also empowers the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

      At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Item 21.  Exhibits and Financial Statements.

Exhibit No.	Description

2.1**	Merger Agreement, dated February 7, 2000, among Visual Networks, Inc., Visual Acquisitions Three, Inc. and Avesta Technologies, Inc. (included as Appendix A to the information statement/proxy statement/prospectus).
3.1(4)	Amended and Restated Certificate of Incorporation of Visual Networks, Inc.
3.1.1**	Certificate of Amendment to Amended and Restated Certificate of Incorporation (included as Appendix J to the information statement/ proxy statement/ prospectus).
3.2(1)	Restated By-Laws of Visual Networks, Inc.
5.1**	Opinion of Piper Marbury Rudnick & Wolfe LLP re: legality.
8.1**	Opinion of Piper Marbury Rudnick & Wolfe LLP re: tax matters.
10.1(1)	1994 Stock Option Plan.
10.2(1)	1997 Omnibus Stock Plan, as amended.
10.3(1)	Amended and Restated 1997 Directors’ Stock Option Plan.
10.4**	2000 Stock Incentive Plan (included as Appendix K to this information statement/proxy statement/prospectus).
10.5(1)(10)	Reseller/ Integration Agreement, dated August 29, 1997, by and between Visual Networks and MCI Telecommunications Corporation.
10.5.1(3)(11)	Second Amendment to the Reseller/ Integration Agreement, dated November 4, 1998, by and between Visual Networks and MCI Telecommunications Corporation (relating to Exhibit 10.5).
10.6(1)(10)	Master Reseller Agreement, dated as of August 23, 1996, between Sprint/ United Management Company and Visual Networks.
10.6.1(7)	Amendment No. 7 to Agreement between Visual Networks and Sprint/ United Management Company, dated as of March 23, 2000 (relating to Exhibit 10.6).
10.7(1)(10)	General Agreement for the Procurement of Equipment, Services and Supplies between Visual Networks and AT&T Corp.
10.8(1)	Lease Agreement, dated December 12, 1996, by and between Visual Networks and The Equitable Life Assurance Society of The United States.

Exhibit No.	Description

10.8.1(1)	Lease Amendment, dated September 2, 1997, by and between Visual Networks and The Equitable Life Assurance Society of The United States (relating to Exhibit 10.8).
10.8.2(3)	Second Lease Amendment, dated February 8, 1999, by and between Visual Networks and TA/ Western, LLC, successor to The Equitable Life Assurance Society of the United States (relating to Exhibit 10.8).
10.8.3(7)	Third Lease Amendment, dated January 10, 2000, by and between Visual Networks and TA/ Western, LLC, successor to The Equitable Life Assurance Society of the United States (relating to Exhibit 10.8).
10.9(7)	Sublease between Visual Networks, Inc. and Micron Technology, Inc. dated October 1, 1999.
10.10(1)	Employment Agreement, dated December 15, 1994, by and between Visual Networks and Scott E. Stouffer, as amended.
10.12(1)	Terms of Employment, dated June 11, 1997, by and between Visual Networks and Peter J. Minihane, as amended.
10.13(7)	Employment Agreement, dated September 15, 1999, between Inverse Network Technology and Michael Watters.
10.15(8)	Loan and Security Agreement, dated April 5, 1999, by and between Silicon Valley Bank and Visual Networks.
10.15.1(8)	Revolving Promissory Note issued by Visual Networks on April 5, 1999, to Silicon Valley Bank (relating to Exhibit 10.15).
10.15.2(8)	Equipment Term Note No. 1 of 2 issued by Visual Networks on April 5, 1999, to Silicon Valley Bank (relating to Exhibit 10.15).
10.15.3(8)	Equipment Term Note No. 2 of 2 issued by Visual Networks on April 5, 1999, to Silicon Valley Bank (relating to Exhibit 10.15).
10.17(2)	Net2Net 1994 Stock Option Plan.
10.20(9)	1999 Employee Stock Purchase Plan.
10.21(5)	Agreement and Plan of Merger, dated September 15, 1999, by and among Visual Networks, Visual Acquisitions Two, Inc. and Inverse Network Technology.
10.22(6)	Inverse Network Technology 1996 Stock Option Plan.
16.1(1)	Letter regarding change in certified accountants.
16.2	Letter regarding change in certified accountants.
21.1(7)	List of subsidiaries of Visual Networks, Inc.
23.1**	Consent of Arthur Andersen LLP. (audit report of Visual Networks, Inc.)
23.2**	Consent of Arthur Andersen LLP. (audit report of Avesta Technologies, Inc.)
23.3**	Consent of Piper Marbury Rudnick & Wolfe LLP (included in Exhibits 5.1 and 8.1 hereto).
23.4*	Consent of Goldman, Sachs & Co.
24.1	Powers of Attorney (included in signature page).
99.1	Form of proxy card for the stockholders of Visual Networks, Inc.
99.3*	Opinion of Goldman, Sachs & Co. (included as Appendix C to the information statement/ proxy statement/ prospectus).

  *  To be filed by amendment.

  **  Filed on April 4, 2000.

(1)	Incorporated herein by reference to Registration Statement on Form S-1, No. 333-41517.

(2)	Incorporated herein by reference to Exhibit 10.1 to Registration Statement on Form S-8, No. 333-53153.
(3)	Incorporated herein by reference to the Annual Report of Visual Networks, Inc. on Form 10-K for the year ended December 31, 1998.

(4)	Incorporated herein by reference to Exhibit 3.1 to the Quarterly Report of Visual Networks on Form 10-Q for the three months ended June 30, 1999.

(5)	Incorporated herein by reference to Exhibit 2.1 to the Current Report of Visual Networks on Form 8-K dated October 8, 1999.

(6)	Incorporated herein by reference to Exhibit 10.1 to Registration Statement on Form S-8, No. 333-88719.

(7)	Incorporated herein by reference to the Annual Report of Visual Networks, Inc. on Form 10-K for the year ended December 31, 1999.

(8)	Incorporated herein by reference to Registration Statement on Form S-3, No. 333-90105.

(9)	Incorporated herein by reference to the Definitive Proxy Statement of Visual Networks, Inc. on Schedule 14A filed April 30, 1999.

(10)	Portions of these Exhibits were omitted and have been filed separately with the Secretary of the SEC pursuant to our Applications Requesting Confidential Treatment under Rule 406 of the Act, filed on December 22, 1997, January 28, 1998 and February 4, 1998.

(11)	Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to our Application Requesting Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Item 22.  Undertakings.

      The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      The registrant undertakes that every prospectus: (1) that is filed pursuant to the paragraph immediately preceding this sentence, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Pre-Effective Amendment No. 1 to Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on April 18, 2000.

VISUAL NETWORKS, INC.

By:	/s/ SCOTT E. STOUFFER

Scott E. Stouffer
Chief Executive Officer and President

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated. Each person whose signature appears below in so signing also makes, constitutes and appoints Scott E. Stouffer, Peter J. Minihane and Nancy A. Spangler, and each of them, his or her true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the SEC any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ SCOTT E. STOUFFER Scott E. Stouffer	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	April 18, 2000
PETER J. MINIHANE* Peter J. Minihane	Director, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	April 18, 2000
GRANT G. BEHRMAN* Grant G. Behrman	Director	April 18, 2000
MARC F. BENSON* Marc F. Benson	Director	April 18, 2000
THEODORE R. JOSEPH* Theodore R. Joseph	Director	April 18, 2000
TED H. MCCOURTNEY* Ted H. McCourtney	Director	April 18, 2000
THOMAS A. SMITH* Thomas A. Smith	Director	April 18, 2000
WILLIAM J. SMITH* William J. Smith	Director	April 18, 2000

* /s/ SCOTT E. STOUFFER Scott E. Stouffer, President